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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182172

PROSPECTUS

Offer To Exchange
Up To $500,000,000 of
7 3/8% Senior Notes Due 2022,
That Have Not Been Registered Under
The Securities Act of 1933
For
Up To $500,000,000 of
7 3/8% Senior Notes Due 2022,
That Have Been Registered
Under The Securities Act of 1933

Terms of the New 7 3/8% Senior Notes due 2022 Offered in the Exchange Offer:

  •
  The terms of the new notes are identical to the terms of the old notes that were issued on April 27, 2012, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

  •
  We are offering to exchange up to $500,000,000 of old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

  •
  We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on July 31, 2012, unless extended.

  •
  Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

  •
  Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

  •
  Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

        You should carefully consider the risk factors beginning on page 15 of this prospectus and the other risk factors discussed in Laredo Petroleum Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated herein by reference, before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2012.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). In making your investment decision, you should rely only on the information contained in, or incorporated by reference into, this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

        In this prospectus, we refer to the notes to be issued in the exchange offer as the "new notes," and we refer to the $500 million principal amount of our 7 3/8% senior notes due 2022 issued on April 27, 2012 as the "old notes." We refer to the new notes and the old notes collectively as the "notes." References to the "issuer" refer to Laredo Petroleum, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent Guarantor. References to the "Parent Guarantor" refer to Laredo Petroleum Holdings, Inc., a Delaware corporation. References to "subsidiaries" refer to the Parent Guarantor's subsidiaries: Laredo Petroleum, Inc., Laredo Petroleum—Dallas, Inc., a Delaware corporation, Laredo Gas Services, LLC, a Delaware limited liability company, and Laredo Petroleum Texas, LLC, a Texas limited liability company. References to "Laredo," "we," "us" or "our" refer to Laredo Petroleum, LLC, a Delaware limited liability company, together with its subsidiaries, including the issuer, for periods prior to our corporate reorganization in December 2011, and to the Parent Guarantor together with its subsidiaries, including the issuer, for periods after our corporate reorganization, unless otherwise indicated or the context otherwise requires. References to "guarantors" refer to the Parent Guarantor and each of its subsidiaries that guarantee amounts outstanding on the notes on a joint and several basis.

        In this prospectus, the consolidated and historical financial information, operational data and reserve information for Laredo and our acquired subsidiary Broad Oak Energy, Inc., a Delaware corporation ("Broad Oak" and subsequently renamed Laredo Petroleum—Dallas, Inc.), present the assets and liabilities of Laredo Petroleum Holdings, Inc. and its subsidiaries and Broad Oak at historical carrying values and their operations as if they were consolidated for all periods presented prior to July 1, 2011. Although the financial and other information is reported on a consolidated basis, such presentation is not necessarily indicative of the results that would have been obtained if Laredo had owned and operated Broad Oak from its inception.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Laredo Petroleum, Inc., 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, Attention: Investor Relations (Telephone (918) 513-4570). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project," "may," "will," "should," "plan," "predict," "potential," "foresee," "goal," "pursue," "target," "continue," "suggest" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Among the factors that significantly impact our business and could impact our business in the future are:

  •
  the ongoing instability and uncertainty in the U.S. and international financial and consumer markets that is adversely affecting the liquidity available to us and our customers and is adversely affecting the demand for commodities, including crude oil and natural gas;

  •
  volatility of oil and natural gas prices;

ii

  •
  the possible introduction of regulations that prohibit or restrict our ability to apply hydraulic fracturing to our oil and natural gas wells;

  •
  discovery, estimation, development and replacement of oil and gas reserves, including our expectations that estimates of our proved reserves will increase;

  •
  competition in the oil and gas industry;

  •
  availability and costs of drilling and production equipment, labor, and oil and gas processing and other services;

  •
  changes in domestic and global demand for oil and natural gas;

  •
  the availability of sufficient pipeline and transportation facilities;

  •
  uncertainties about the estimates of our oil and natural gas reserves;

  •
  changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions;

  •
  successful results from our identified drilling locations;

  •
  our ability to execute our strategies;

  •
  our ability to recruit and retain the qualified personnel necessary to operate our business;

  •
  our ability to comply with federal, state and local regulatory requirements;

  •
  evolving industry standards and adverse changes in global economic, political and other conditions;

  •
  restrictions contained in our debt agreements, including our senior secured credit facility and the indenture governing the notes, as well as debt that could be incurred in the future; and

  •
  our ability to generate sufficient cash to service our indebtedness and to generate future profits.

        These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under "Risk Factors," in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus, as well as the risk factors set forth in Laredo Petroleum Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 (the "2011 Annual Report"), Laredo Petroleum Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (the "Quarterly Report") and those set forth from time to time in our filings with the SEC. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in the notes.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

        These forward-looking statements speak only as of the date of this prospectus, and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable securities laws.

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus, the documents incorporated by reference and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk Factors" beginning on page 15 of this prospectus and discussed in the 2011 Annual Report and Quarterly Report, and the other cautionary statements described in this prospectus. In addition, certain statements include forward looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

Company Overview

        We are an independent energy company focused on the exploration, development and acquisition of oil and natural gas in the Permian and Mid-Continent regions of the United States. Our activities are primarily focused in the Wolfberry and deeper horizons of the Permian Basin in West Texas and the Anadarko Granite Wash in the Texas Panhandle and Western Oklahoma, where we have assembled 174,608 net acres and 37,320 net acres, respectively, as of March 31, 2012. The oil and liquids-rich Permian Basin and the liquids-rich Anadarko Granite Wash are characterized by multiple target horizons, extensive production histories, long-lived reserves, high drilling success rates and significant initial production rates.

        Since our inception, we have rapidly grown our cash flow, production and reserves through our drilling program. We also seek acquisition opportunities that are complementary to our assets and provide upside potential that is competitive with our existing property portfolio. On July 1, 2011, we completed the acquisition of Broad Oak for a combination of equity and cash. This acquisition provided us incremental scale and significant additional exposure to attractive vertical and horizontal oil and liquids-rich natural gas opportunities. The acquired properties are concentrated on a contiguous land position located in the Permian Basin, primarily in Reagan County, and are being drilled targeting Wolfberry production. This acreage, totaling approximately 64,000 net acres, approximately doubled our Permian Basin position and is immediately south of and on trend with our legacy Permian Basin properties in Glasscock and Howard Counties. We believe the success Laredo has achieved to date in drilling our vertical and horizontal wells may add significant value to this acquired acreage. In December 2011, we completed a corporate reorganization and initial public offering of Laredo Petroleum Holdings, Inc.'s common stock (the "IPO"). See "—Corporate History and Structure."

        Our net average daily production for the three months ended March 31, 2012 was approximately 27,995 BOE/D, and our net proved reserves were an estimated 156,453 MBOE as of December 31, 2011. From our formation in 2006 through May 31, 2012, we have drilled over 900 gross vertical and horizontal wells with a success rate of approximately 99%. Our drilling activity has been and will continue to be focused on liquids-rich opportunities in the Permian Basin and Anadarko Granite Wash, where we see liquids-rich natural gas that ranges from 1,225 to 1,460 Btu per cubic foot and 1,115 to 1,230 Btu per cubic foot, respectively. Pursuant to our existing percentage of proceeds contracts during March 31, 2012, our natural gas liquids yield was 130 Bbls/MMcf in the Permian Basin and 69 Bbls/MMcf in the Anadarko Granite Wash.

        We maintain a conservative financial profile in order to preserve operational flexibility and financial stability. At March 31, 2012, on a pro forma basis, after giving effect to the offering of $500 million of old notes on April 27, 2012 and the application of the proceeds therefrom, we would have had approximately $785 million available for borrowings under the issuer's senior secured credit facility (giving effect to the increase in the borrowing base) and total debt of approximately $1.05 billion, which is 2.3 times our annualized Adjusted EBITDA, a non-GAAP financial measure, for the first three months of 2012. We believe that our operating cash flow and the aforementioned liquidity sources provide us with the ability to implement our planned exploration and development activities.

Recent Developments

        Credit Agreement Amendment.    On April 24, 2012, we amended the issuer's $1.0 billion senior secured credit facility to increase our ability to issue senior notes from up to $550 million to up to $1.05 billion. On April 27, 2012, we further amended the senior secured credit facility to increase the facility capacity to $2.0 billion and the borrowing base under the facility to $785 million.

Corporate History and Structure

        Laredo Petroleum, Inc. was founded in October 2006 by Randy A. Foutch, our Chairman and Chief Executive Officer, and other members of our management team to acquire, develop and operate oil and gas properties in the Permian and Mid-Continent regions of the United States. In 2007, affiliates of Warburg Pincus LLC (``Warburg Pincus"), our institutional investor, and Laredo Petroleum, Inc.'s management formed Laredo Petroleum, LLC as a holding company and entered into a limited liability company agreement, which provided for Laredo Petroleum, LLC's initial funding with an equity commitment of $300 million from Warburg Pincus, certain members of our management team and our independent directors. The stockholders of Laredo Petroleum, Inc. contributed their common stock in Laredo Petroleum, Inc. to Laredo Petroleum, LLC in return for equity units in Laredo Petroleum, LLC, and Laredo Petroleum, Inc. became a wholly-owned subsidiary of Laredo Petroleum, LLC. In October 2008, Laredo Petroleum, LLC's limited liability company agreement was amended and a new series of equity units was created to provide for an additional $300 million equity program.

        On July 1, 2011, we completed the acquisition of Broad Oak, which became a wholly-owned subsidiary of Laredo Petroleum, Inc. Broad Oak was formed in 2006 with financial support from its management and Warburg Pincus. On July 19, 2011, we changed the name of Broad Oak to Laredo Petroleum—Dallas, Inc.

        Laredo Petroleum Holdings, Inc. was incorporated on August 12, 2011 pursuant to the laws of the State of Delaware for purposes of a corporate reorganization and IPO. The corporate reorganization, pursuant to which Laredo Petroleum, LLC was merged with and into Laredo Petroleum Holdings, Inc., with Laredo Petroleum Holdings, Inc. surviving the merger, was completed on December 19, 2011 (the "Corporate Reorganization"). In the Corporate Reorganization, all of the outstanding preferred and certain series of the incentive equity interests in Laredo Petroleum, LLC were exchanged for shares of common stock of Laredo Petroleum Holdings, Inc. Laredo Petroleum Holdings, Inc. completed an IPO on December 20, 2011. Our business continues to be conducted through Laredo Petroleum, Inc., a wholly-owned subsidiary of Laredo Petroleum Holdings, Inc., and through Laredo Petroleum, Inc.'s subsidiaries.

        Laredo Petroleum, Inc. has three wholly-owned subsidiaries: Laredo Petroleum Texas, LLC, a Texas limited liability company formed in March 2007; Laredo Gas Services, LLC, a Delaware limited liability company formed in November 2007; and Laredo Petroleum—Dallas, Inc., a Delaware corporation formed in May 2006, formerly known as Broad Oak Energy, Inc.

        Laredo Petroleum, Inc. is the borrower under its senior secured credit facility as well as the issuer of the notes and the 9 1/2% senior notes due 2019, which we refer to as the 2019 senior notes. Laredo Petroleum Holdings, Inc. and all of its subsidiaries (other than Laredo Petroleum, Inc.) are guarantors of the obligations under the senior secured credit facility, the notes and the 2019 senior notes.

        The following diagram indicates our current ownership structure.

Our Offices

        Our executive offices are located at 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, and the phone number at this address is (918) 513-4570. For additional information regarding our business properties and financial condition, please refer to the documents referenced in the section entitled "Where You Can Find More Information."

The Exchange Offer

        On April 27, 2012, we completed a private offering of $500 million aggregate principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with this offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 365 days after the date of the initial issuance of the old notes issued on April 27, 2012.

Old Notes	On April 27, 2012, we issued $500 million aggregate principal amount of 7 3/8% senior notes due 2022.
Exchange Offer	We are offering to exchange up to $500 million aggregate principal amount of the new notes for an equal amount of the old notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 31, 2012, unless we decide to extend it.
Conditions to the Exchange Offer

The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call "DTC," for tendering notes held in book-entry form. These procedures, which we call "ATOP," require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through DTC's automated tender offer program, and (ii) DTC confirms that:

• DTC has received your instructions to exchange your notes, and
• You agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer," "Exchange Offer—Procedures for Tendering" and "Description of the Notes—Book-Entry, Delivery and Form."

Guaranteed Delivery Procedures	None.
Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer—Withdrawal of Tenders."

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer—Terms of the Exchange Offer."

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Old Notes

If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material United States Federal Income Tax Consequences."

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:
By registered & certified mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC : N9303-121 P.O. Box 1517 Minneapolis, MN 55480
By regular mail or overnight courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC : N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479
In person by hand only: WELLS FARGO BANK, N.A. Corporate Trust Services Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402
Eligible institutions may make requests by facsimile at (612) 667-6282 and may confirm facsimile delivery by calling (800) 344-5128.

Terms of the New Notes

        The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

        The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled "Description of the Notes" in this prospectus.

Issuer	Laredo Petroleum, Inc., a direct wholly-owned subsidiary of Laredo Petroleum Holdings, Inc.
New Notes Offered

$500 million aggregate principal amount of 7 3/8% senior notes due 2022, registered under the Securities Act. The old notes and the new notes will be treated as a single class of securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.

Maturity Date	May 1, 2022.
Interest

The new notes will bear interest at a rate of 7 3/8% per annum, payable semi-annually, in cash in arrears, on May 1 and November 1 of each year, commencing on the first such date next following the date on which the exchange offer is consummated.

Guarantees

Each of Laredo Petroleum Holdings, Inc. and its existing subsidiaries (other than the issuer) will fully and unconditionally guarantee, jointly and severally, the new notes initially and (except for Laredo Petroleum Holdings, Inc.) so long as such entity guarantees the issuer's senior secured credit facility or other debt in excess of $5 million. Not all of Laredo Petroleum Holdings, Inc.'s future subsidiaries will be required to become guarantors. If the issuer cannot make payments on the new notes when they are due, the guarantors must make them instead. Please read "Description of the Notes—Guarantees."

Each guarantee will rank:
• senior in right of payment to any future subordinated indebtedness of the guarantor;
• equally in right of payment to all existing and future senior unsecured indebtedness of the guarantor, including the guarantee of the 2019 senior notes; and

•

effectively subordinate in right of payment to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness.

As of March 31, 2012, on a pro forma basis after giving effect to the offering of $500 million of old notes on April 27, 2012 and the application of the net proceeds therefrom, the guarantees of the notes would have been effectively subordinated to $0 of secured indebtedness, with the issuer having approximately $785 million of borrowing capacity available under our senior secured credit facility (giving effect to the increase in the borrowing base), subject to compliance with financial covenants, the guarantees of which would be effectively senior to the guarantees of the notes (to the extent of the value of the assets securing such indebtedness).

Ranking	The new notes will be the issuer's unsecured senior obligations. Accordingly, they will rank:
• senior in right of payment to all the issuer's existing and future subordinated indebtedness;
• equally in right of payment to all of the issuer's existing and future senior indebtedness, including the 2019 senior notes;

•

effectively subordinate in right of payment to all of the issuer's existing and future secured indebtedness, including indebtedness under the issuer's senior secured credit facility, to the extent of the value of the assets securing such indebtedness; and

• effectively subordinate to all indebtedness and other liabilities of any future non-guarantor subsidiaries.

As of March 31, 2012, on a pro forma basis after giving effect to the offering of $500 million of old notes on April 27, 2012 and the application of the net proceeds therefrom, the notes would have been effectively subordinated to $0 of secured indebtedness, with the issuer having approximately $785 million of borrowing capacity available under our senior secured credit facility (giving effect to the increase in the borrowing base), subject to compliance with financial covenants, all of which would be effectively senior to the notes (to the extent of the value of the assets securing such indebtedness).

Optional Redemption

The issuer will have the option to redeem the new notes, in whole or in part, at any time on or after May 1, 2017, at the redemption prices described in this prospectus under the heading "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before May 1, 2017, the issuer may redeem all or any part of the notes at the make-whole price set forth under "Description of the Notes—Optional Redemption." In addition, before May 1, 2015, the issuer may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of a public or private equity offering at a redemption price of 107.375% of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture governing the notes remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. If a change of control occurs prior to May 1, 2013, the issuer may redeem all, but not less than all, of the notes at a redemption price equal to 110% of the principal amount of the notes plus any accrued and unpaid interest to, but not including, the date of redemption.

Change of Control

If a change of control event occurs, each holder of new notes may require the issuer to repurchase all or a portion of its new notes for cash at a price equal to 101% of the aggregate principal amount of such new notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Other Covenants	The indenture contains covenants that limit, among other things, the ability of Laredo Petroleum Holdings, Inc. and some of its subsidiaries (including the issuer) to:
• pay distributions or dividends on, or purchase, redeem or otherwise acquire, equity interests;
• make certain investments;
• incur additional indebtedness or liens;
• sell certain assets or merge with or into other companies;
• engage in transactions with affiliates; and
• enter into sale and leaseback transactions.

These covenants are subject to a number of important qualifications and limitations. In addition, substantially all of the covenants will be suspended before the new notes mature if both of two specified ratings agencies assign the new notes an investment grade rating in the future and no event of default exists under the indenture governing the new notes. See "Description of the Notes—Certain Covenants."

Transfer Restrictions, Absence of a Public Market for the New Notes

The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development of liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors

Investing in the new notes involves risks. See "Risk Factors" beginning on page 15 of this prospectus and in the 2011 Annual Report and the Quarterly Report for a discussion of certain factors you should consider in evaluating whether or not to tender your old notes.

Form of Exchange Notes	The new notes will be represented initially by one or more global notes. The global new notes will be deposited with the trustee, as custodian for DTC.
Trustee, Registrar and Exchange Agent	Wells Fargo Bank, National Association.
Governing Law	The new notes and the indenture governing the new notes will be governed by and construed in accordance with the laws of the State of New York.
Same-Day Settlement

The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book entry form by DTC and its direct and indirect participants. The new notes are expected to trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds.

 Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the three months ended March 31,			For the years ended December 31,
	Pro forma 2012		2012	Pro forma 2011		2011	2010	2009		2008		2007
Ratio of earnings to fixed charges (1)	2.3x	(2)	3.6x	2.4x	(3)	4.2x	4.2x	—	(4)	—	(4)	—	(4)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income (loss) plus fixed charges less interest capitalized. "Fixed charges" represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(2)
Because the net proceeds of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our earnings to cover fixed charges to change by greater than 10% for the three months ended March 31, 2012. At March 31, 2012, we had approximately $230.0 million of borrowings outstanding under our senior secured credit facility and $550.0 million in 2019 senior notes. The weighted average interest rate paid on amounts outstanding under our senior secured credit facility for the three months ended March 31, 2012 was 0.55% and under the 2019 senior notes was 2.37% (excluding the impact of our interest rate swaps).

(3)
Because the net proceeds of the offering of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our earnings to cover fixed charges to change by greater than 10% for the year ended December 31, 2011. At December 31, 2011, we had approximately $85.0 million of borrowings outstanding under our senior secured credit facility and $550.0 million in 2019 senior notes. For the year ended December 31, 2011, the weighted average interest rates paid on amounts outstanding under our senior secured credit facility, the term loan, the Broad Oak credit facility and the 2019 senior notes was 2.07%, 0.51%, 3.07% and 8.98% (excluding the impact of our interest rate swaps).

(4)
Due to our net operating losses for each of the years ended December 31, 2009, 2008 and 2007, the respective ratios of coverage were less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $258.5 million, $245.8 million, and $7.5 million, respectively.

 Summary Historical Consolidated Financial Data

        The following summary historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and our unaudited consolidated financial statements and condensed notes thereto and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We believe that the assumptions underlying the preparation of our financial statements are reasonable. The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

        Presented below is our summary historical consolidated financial data for the periods and as of the dates indicated. The summary historical consolidated financial data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheets as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2012 and 2011 and the consolidated balance sheet as of March 31, 2012 are derived from our unaudited consolidated financial statements and the condensed notes thereto included elsewhere in this prospectus. The summary historical consolidated financial data for the year ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2009 and 2008 are derived from our audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial data for the year ended December 31, 2007 and the consolidated balance sheet data as of December 31, 2007 are derived from our unaudited consolidated financial statements not included in this prospectus.

	For the three months ended March 31,		For the years ended December 31,
(in thousands, except per share data)	2012	2011	2011	2010	2009	2008(1)	2007(2)
	(unaudited)						(unaudited)
Statement of operations data:
Total revenues	$150,348	$107,111	$510,270	$242,000	$96,574	$74,187	$9,628
Total costs and expenses	94,959	57,949	308,371	169,018	350,103	350,653	17,251
Operating income (loss)	55,389	49,162	201,899	72,982	(253,529)	(276,466)	(7,623)
Non-operating income (expense), net	(14,397)	(41,895)	(36,971)	(12,546)	(4,972)	30,702	167
Income (loss) before income taxes	40,992	7,267	164,928	60,436	(258,501)	(245,764)	(7,456)
Net income (loss)	26,235	4,670	105,554	86,248	(184,495)	(192,047)	(6,051)
Net income per common share:
Basic	$0.21		$0.98
Diluted	$0.20		$0.98

(1)
The year ended December 31, 2008 contains the results of operations for the acquisition of properties from Linn Energy beginning August 15, 2008, the closing date of the property acquisition.

(2)
The year ended December 31, 2007 contains the results of operations for the acquisition of properties from Jones Energy beginning June 5, 2007, the closing date of the property acquisition.

		As of December 31,
	As of March 31, 2012
(in thousands)		2011	2010	2009	2008	2007
	(unaudited)					(unaudited)
Balance sheet data:
Cash and cash equivalents	$12,212	$28,002	$31,235	$14,987	$13,512	$6,937
Net property and equipment	1,556,449	1,378,509	809,893	396,100	350,702	137,852
Total assets	1,798,482	1,627,652	1,068,160	625,344	578,387	171,799
Current liabilities	205,948	214,361	150,243	79,265	101,864	16,809
Long-term debt	781,913	636,961	491,600	247,100	148,600	44,500
Stockholders'/unit holders' equity	788,495	760,013	411,099	289,107	318,364	109,707

	For the three months ended March 31,		For the years ended December 31,
(in thousands)	2012	2011	2011	2010	2009	2008	2007
	(unaudited)						(unaudited)
Other financial data:
Net cash provided by operating activities	$91,402	$75,988	$344,076	$157,043	$112,669	$25,332	$5,019
Net cash used in investing activities	(252,192)	(192,360)	(706,787)	(460,547)	(361,333)	(490,897)	(131,153)
Net cash provided by financing activities	145,000	100,890	359,478	319,752	250,139	472,140	126,726

	For the three months ended March 31,		For the years ended December 31,
(in thousands, unaudited)	2012	2011	2011	2010	2009	2008	2007
Adjusted EBITDA(1)	$113,883	$82,854	$388,446	$194,502	$104,908	$49,305	$(1,522)

(1)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) see "Selected Historical Consolidated Financial Data—Non-GAAP Financial Measures and Reconciliations."

 Summary Historical Reserve Data

        The following table sets forth certain unaudited information concerning our proved oil and natural gas reserves as of December 31, 2011 based on estimates in a reserve report prepared by Ryder Scott Company, L.P. ("Ryder Scott"), our independent reserve engineers. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes.

	December 31, 2011
	Reserve category
	PDP	PDNP	PUD	Total
Proved Reserves:
Oil and condensate (MBbls)	20,882	880	34,505	56,267
Natural gas (MMcf)	232,495	16,103	352,519	601,117
Oil equivalents(1) (MBOE)	59,631	3,564	93,258	156,453
% Oil and condensate	35%	25%	37%	36%
% Natural gas	65%	75%	63%	64%

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the information in this prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-Looking Statements" and the risks below, as well as those discussed in the 2011 Annual Report and the Quarterly Report, together with all of the other information included in, or incorporated by reference into, this prospectus, before participating in the exchange offer.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. As a result of concern about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased for certain companies as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and reduced and, in some cases, ceased to provide funding to borrowers.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and the bank markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facility, the indenture governing the 2019 senior notes and the indenture governing the notes currently restrict our ability to dispose of assets and use the proceeds from such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        Our borrowing base is scheduled for semi-annual redetermination on May 1 and November 1 of each year and currently is $785 million. As of June 28, 2012, we had no outstanding debt under the senior secured credit facility. In the future, we may not be able to access adequate funding under our senior secured credit facility as a result of a decrease in our borrowing base due to the issuance of new indebtedness, the outcome of a subsequent semi-annual borrowing base redetermination or an unwillingness or inability on the part of our lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover the defaulting lender's portion. Declines in commodity prices could result in a determination to lower the borrowing base in the future and, in such a case, we could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, we may be unable to implement our drilling and development plan, make acquisitions or otherwise carry out our business plan, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service the notes.

Despite our indebtedness level, we still may be able to incur significant additional amounts of debt.

        As of March 31, 2012, on a pro forma basis after giving effect to the offering of old notes and the application of the net proceeds therefrom, we would have had approximately $1.05 billion of indebtedness outstanding, represented by $500 million aggregate principal amount of the old notes, $550 million aggregate principal amount of 2019 senior notes and $0 in loans outstanding under our senior secured credit facility, as well as approximately $785 million of additional borrowing capacity available under our senior secured credit facility (giving effect to the increase in the borrowing base), subject to compliance with financial covenants. We may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. The restrictions on the incurrence of additional indebtedness contained in the indenture governing the notes, the indenture governing the 2019 senior notes and our senior secured credit facility are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness, including secured indebtedness, that could be incurred in compliance with these restrictions could be substantial.

        If new debt is added to our existing debt levels, the related risks that we face would increase and may make it more difficult to satisfy our existing financial obligations, including those relating to the notes. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness under the indenture. See "Description of Other Indebtedness—Senior Secured Credit Facility" and "Description of the Notes."

        If we incur any additional indebtedness or other obligations, including trade payables, that rank equally with the notes, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

        The indenture governing the notes, the indenture governing the 2019 senior notes and our senior secured credit facility each contain, and any future indebtedness we incur may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        As a result of these covenants, we are limited in the manner in which we may conduct our business and we may be unable to engage in favorable business activities or finance future operations or our capital needs. In addition, the covenants in our senior secured credit facility require us to maintain a minimum working capital ratio and minimum interest coverage ratio and also limit our capital expenditures. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of our senior secured credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of the borrowings thereunder, the proceeds from the sale of or foreclosure upon such assets will first be used to repay debt under our senior secured credit facility, and we may not have sufficient assets to repay our unsecured indebtedness thereafter, including the notes.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and could impair our ability to make principal and interest payments on the notes.

        If we are unable to comply with the restrictions and covenants in the indenture governing the notes, in the indenture governing the 2019 senior notes, in our senior secured credit facility, or in any future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these financial ratios or tests. Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, the indenture governing the 2019 senior notes or the indenture governing the notes, that is not waived by the requisite number of lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facility), we could be in default under the terms of these agreements. In the event of such default:

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility or any other indebtedness to avoid being in default. If we breach our covenants under our senior secured credit facility or any other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders on terms that are acceptable to us, if at all. If this occurs, we would be in default under our senior secured credit facility or any other indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees are unsecured and effectively subordinated to our secured indebtedness and to the debt of any non-guarantor subsidiaries.

        The notes and the guarantees will be general unsecured senior obligations of Laredo Petroleum, Inc. and each guarantor and will rank effectively junior to all of Laredo Petroleum, Inc.'s and each guarantor's existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness. As of March 31, 2012, Laredo Petroleum, Inc. and the guarantors had approximately $230 million of secured indebtedness. As of March 31, 2012, on a pro forma basis after giving effect to the offering of old notes and the application of the net proceeds therefrom, Laredo Petroleum, Inc. and the guarantors would have had approximately $0 of secured indebtedness and approximately $785 million of additional undrawn availability under our senior secured credit facility (giving effect to the increase in the borrowing base). The notes and the guarantees will also be effectively subordinated to any indebtedness of any future non-guarantor subsidiaries to the extent of the assets of those subsidiaries.

        If we were unable to repay indebtedness under our senior secured credit facility, the lenders under that facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor in a transaction permitted under the terms of the indenture governing the notes, then such subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of such assets or by the equity interests in any such subsidiary guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

        If Laredo Petroleum, Inc. or any guarantor is declared bankrupt, becomes insolvent or is liquidated, dissolved or reorganized, any of its secured indebtedness will be entitled to be paid in full from its assets or the assets of any guarantor securing that indebtedness before any payment may be made with respect to the notes or the affected guarantees, and creditors of any non-guarantor subsidiaries would be paid before you receive any amounts due under the notes to the extent of the value of our equity interests in such subsidiaries. Holders of the notes will participate ratably in the remaining assets of Laredo Petroleum, Inc. and the guarantors with all holders of any unsecured indebtedness of Laredo Petroleum, Inc. and the guarantors that do not rank junior in right of payment to the notes, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes or the guarantees. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness and holders of debt of any future non-guarantor subsidiaries.

Repayment of our debt, including the notes, is partially dependent on cash flow generated by our subsidiaries.

        Repayment of our indebtedness, including the notes, is partially dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Future non-guarantor subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from future non-guarantor subsidiaries. While the indenture governing the notes will limit the ability of our non-guarantor subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from any future non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

A financial failure by Laredo Petroleum Holdings, Inc. or its subsidiaries (including the issuer) may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

        A financial failure by Laredo Petroleum Holdings, Inc. or its subsidiaries (including the issuer) could affect payment of the notes if a bankruptcy court were to substantively consolidate Laredo

Petroleum Holdings, Inc. and its subsidiaries (including the issuer). If a bankruptcy court substantively consolidated Laredo Petroleum Holdings, Inc. and its subsidiaries (including the issuer), the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the "cram-down" provisions of the U.S. bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

We may not be able to repurchase the notes in certain circumstances.

        Under the terms of the indenture governing the 2019 senior notes and the indenture governing the notes, we may be required to repurchase all or a portion of the 2019 senior notes and your notes if we sell certain assets or in the event of a change of control of Laredo Petroleum Holdings, Inc. In such event, we may not have enough funds to pay the repurchase price on a purchase date. The senior secured credit facility provides, and any future credit facilities or other debt agreements to which we become a party may provide, that our obligation to repurchase the 2019 senior notes and the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing such notes. If we are prohibited from repurchasing such notes, we could seek the consent of our then-existing lenders to repurchase such notes, or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain any such consent or refinance such borrowings, we would not be able to repurchase such notes. Our failure to repurchase tendered notes would constitute a default under the indenture governing the 2019 senior notes and the indenture governing the notes and would constitute a default under the terms of our existing, or might constitute a default under the terms of our future, indebtedness.

        The definition of "change of control" includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of "all or substantially all" of the assets of Laredo Petroleum, Inc., Laredo Petroleum Holdings, Inc. and their restricted subsidiaries, taken as a whole. Thus, only asset dispositions constituting a "series of related transactions" are aggregated in determining whether a "change of control" arising from the sale of "substantially all" of the assets has taken place. Moreover, although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, whether assets are disposed of in a single transaction or a series of related transactions, your ability to require us to repurchase your notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Laredo Petroleum, Inc., Laredo Petroleum Holdings, Inc. and their restricted subsidiaries to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the change of control as a result of a change in the composition of our board of directors. Accordingly, your ability to require us to repurchase your notes as a result of a change in the composition of the directors on our board of directors may be uncertain.

        The term "change of control" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the 2019 senior notes or the notes upon a change of control would not necessarily afford holders of such notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. In addition, holders of such notes may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of Laredo Petroleum Holdings, Inc.'s board of directors, including in connection with a proxy contest in which Laredo Petroleum Holdings, Inc.'s board of directors does not endorse or recommend a dissident slate of directors but approves them as directors for purposes of the "change of control" definition in the indenture. See "Description of the Notes—Change of Control."

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if the court found that (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than the reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay such debts as they mature; or

  •
  we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors' other debt. Generally, however, an entity would be considered insolvent at the time it incurred indebtedness if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

        Although each guarantee will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee of limited value or worthless.

        In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent transfers. If a court were to rely on this case as precedent in litigation under the indenture, the risk that the guarantees will be found to be fraudulent transfers will be significantly increased.

        Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes and the guarantees to the claims of other creditors under the principle of equitable subordination if the court determines that: (1) the holder of the notes engaged in inequitable conduct to the detriment of other creditors; (2) such inequitable conduct resulted in injury to our or the applicable guarantor's other creditors or conferred an unfair advantage upon the holder of the notes; and (3) equitable subordination is not inconsistent with the provisions of applicable bankruptcy law.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        We cannot assure you that, even following registration or exchange of the old notes for new notes, an active trading market for the notes will exist, and we will have no obligation to create such a market. At the time of the offering of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

        The liquidity of any trading market for the notes and the market prices quoted for the notes depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

The market value of the notes may be subject to substantial volatility.

        Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes or the new notes will be free from similar disruptions or that any such disruptions will not adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (1) large or sustained sales by major investors in high-yield debt, (2) a default by a high profile issuer or (3) a change in investors' psychology regarding high-yield debt. A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or the notes, the market value of such notes will likely decline. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive will be favorable.

Many of the covenants contained in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc.

        Many of the covenants in the indenture governing the notes will be suspended for so long as the notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc., provided at such time no event of default under the indenture governing the notes has occurred and is continuing. These covenants will be reinstated if the rating assigned by either rating agency declines below investment grade. These covenants will restrict, among other things, our ability to pay dividends, to incur indebtedness and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See "Description of the Notes—Certain Covenants—Covenant Suspension."

The guarantee of the notes by Laredo Petroleum Holdings, Inc. does not provide significant additional assurance of payment on the notes.

        The notes are guaranteed by Laredo Petroleum Holdings, Inc. However, Laredo Petroleum Holdings, Inc. is a holding company and has no operations separate from its investment in Laredo Petroleum, Inc. and Laredo Petroleum, Inc.'s subsidiaries. Therefore, if Laredo Petroleum, Inc. and the other guarantors should be unable to meet our payment obligations with respect to the notes, it is unlikely that Laredo Petroleum Holdings, Inc. would be able to do so either.

Variable rate indebtedness subjects us to the risk of higher interest rates, which could cause our debt service obligations to increase significantly.

        Certain of our current borrowings are, and future borrowings (including borrowings under our senior secured credit facility) may be, at variable rates of interest, and, therefore, expose us to the risk of increased interest rates. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even if our outstanding indebtedness remained the same, thereby causing our net income and cash available for servicing our indebtedness to be lower than it would have been had interest rates not increased. For example, as of June 28, 2012, we had approximately $785 million of additional borrowing capacity under the senior secured credit facility, subject to compliance with financial covenants. The impact of a 1.0% increase in interest rates on an assumed borrowing of the full $785 million currently available under the senior secured credit facility would result in increased annual interest expense of approximately $7.9 million and a corresponding decrease in our net income before the effects of increased interest rates on the value of our interest rate contracts.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

        The issuer will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

        If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities

Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the old notes outstanding.

The consummation of the exchange offer may not occur.

        We are not obligated to complete the exchange offer under certain circumstances. See "Exchange Offer—Conditions to the Exchange Offer." Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

        If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

  •
  file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

  •
  use commercially reasonable efforts to have the exchange offer completed by the 365th day following the date of the issuance of the notes (April 27, 2012).

        We agreed to offer the new notes in exchange for surrender of the old notes upon the SEC's declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days after the date we mail notice of the exchange offer to the holders of the old notes.

        For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from April 27, 2012. The registration rights agreement also contains agreements to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

        The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

  •
  will not be able to rely on the interpretation of the staff of the SEC,

  •
  will not be able to tender its new notes in the exchange offer, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under "—Procedures for Tendering—Your Representations to Us."

        We further agreed to file with the SEC a shelf registration statement to register for public resale old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

  •
  the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not for any reason completed by the 365th day following the date of the issuance of the notes (April 27, 2012), or

  •
  prior to the completion of the exchange offer, (a) with respect to a holder of old notes that is not our or one of the guarantors' affiliates, such holder notifies us that (i) it is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus forming part of this registration statement is not appropriate or available for such resales, or (iii) it is a broker-dealer and holds old notes acquired directly from us, or (b) in the case of an initial purchaser, such initial purchaser notifies us that it will not receive freely tradable new notes in exchange for old notes constituting any portion of such initial purchaser's unsold allotment.

        We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the "shelf effectiveness period."

        The registration rights agreement provides that if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective or does not automatically become effective when required) on or before the 365th day following the date of the issuance of the notes (April 27, 2012) (or the date the shelf registration statement is required to be declared effective or automatically becomes effective, as the case may be) then additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective (subject to certain exceptions), again becomes effective or until the second anniversary of the issue date of the old notes, unless such period is extended, as described in the registration rights agreement.

        Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.

        If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any old notes.

        This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

        Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "—Consequences of Failure to Exchange."

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to DTC, the sole registered holder of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

        We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on July 31, 2012, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving notice of such extension to their holders via a press release or other public announcement. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        If we extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify the registered holders of old notes of any such extension via a press release or other public announcement issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" occur, we reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any old notes, or

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent before 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by notice thereof via a press release or other public announcement to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

        In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt written notice of any extension, amendment, non-acceptance or termination to the exchange agent.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to expiration of the exchange offer.

Procedures for Tendering

        In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and neither we nor the exchange agent are required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in "Prospectus Summary—The Exchange Offer—Exchange Agent."

        All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

        In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives prior to 5:00 p.m., New York City time, on the expiration date:

  •
  a book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Such new notes will be issued promptly following the expiration or termination of the offer.

Return of Old Notes Not Accepted or Exchanged

        If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

        By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any new notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act;

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes; and

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under "—Procedures for Tendering" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  all registration and filing fees and expenses;

  •
  all fees and expenses of compliance with federal securities and state "blue sky" or securities laws;

  •
  accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount or plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the three months ended March 31,			For the years ended December 31,
	Pro forma 2012		2012	Pro forma 2011		2011	2010	2009		2008		2007
Ratio of earnings to fixed charges(1)	2.3x	(2)	3.6x	2.4x	(3)	4.2x	4.2x	—	(4)	—	(4)	—	(4)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income (loss) plus fixed charges less interest capitalized. "Fixed charges" represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(2)
Because the net proceeds of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our earnings to cover fixed charges to change by greater than 10% for the three months ended March 31, 2012. At March 31, 2012, we had approximately $230.0 million of borrowings outstanding under our senior secured credit facility and $550.0 million in 2019 senior notes. The weighted average interest rate paid on amounts outstanding under our senior secured credit facility for the three months ended March 31, 2012 was 0.55% and under the 2019 senior notes was 2.37% (excluding the impact of our interest rate swaps).

(3)
Because the net proceeds of the offering of the old notes were used to repay indebtedness, the pro forma impact on the amount of fixed charges causes our earnings to cover fixed charges to change by greater than 10% for the year ended December 31, 2011. At December 31, 2011, we had approximately $85.0 million of borrowings outstanding under our senior secured credit facility and $550.0 million in 2019 senior notes. For the year ended December 31, 2011, the weighted average interest rates paid on amounts outstanding under our senior secured credit facility, the term loan, the Broad Oak credit facility and the 2019 senior notes was 2.07%, 0.51%, 3.07% and 8.98% (excluding the impact of our interest rate swaps).

(4)
Due to our net operating losses for each of the years ended December 31, 2009, 2008 and 2007, the respective ratios of coverage were less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $258.5 million, $245.8 million, and $7.5 million, respectively.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and condensed notes thereto and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. We believe that the assumptions underlying the preparation of our financial statements are reasonable. The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

        Presented below is our historical consolidated financial data for the periods and as of the dates indicated. The historical consolidated financial data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheets as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The historical consolidated financial data for the three months ended March 31, 2012 and 2011 and the consolidated balance sheet as of March 31, 2012 are derived from our unaudited consolidated financial statements and the condensed notes thereto included elsewhere in this prospectus. The historical consolidated financial data for the year ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2009 and 2008 are derived from our audited consolidated financial statements not included in this prospectus. The historical consolidated financial data for the year ended December 31, 2007 and the consolidated balance sheet data as of December 31, 2007 are derived from our unaudited consolidated financial statements not included in this prospectus.

	For the three months ended March 31,		For the years ended December 31,
(in thousands, except per share data)	2012	2011	2011	2010	2009	2008(1)	2007(2)
	(unaudited)						(unaudited)
Statement of operations data:
Total revenues	$150,348	$107,111	$510,270	$242,000	$96,574	$74,187	$9,628
Total costs and expenses	94,959	57,949	308,371	169,018	350,103	350,653	17,251
Operating income (loss)	55,389	49,162	201,899	72,982	(253,529)	(276,466)	(7,623)
Non-operating income (expense), net	(14,397)	(41,895)	(36,971)	(12,546)	(4,972)	30,702	167
Income (loss) before income taxes	40,992	7,267	164,928	60,436	(258,501)	(245,764)	(7,456)
Net income (loss)	26,235	4,670	105,554	86,248	(184,495)	(192,047)	(6,051)
Pro forma net income per common share:
Basic	$0.21		$0.98
Diluted	$0.20		$0.98

(1)
The year ended December 31, 2008 contains the results of operations for the acquisition of properties from Linn Energy beginning August 15, 2008, the closing date of the property acquisition.

(2)
The year ended December 31, 2007 contains the results of operations for the acquisition of properties from Jones Energy beginning June 5, 2007, the closing date of the property acquisition.

	As of March 31,	As of December 31,
(in thousands)	2012	2011	2010	2009	2008	2007
	(unaudited)					(unaudited)
Balance sheet data:
Cash and cash equivalents	$12,212	$28,002	$31,235	$14,987	$13,512	$6,937
Net property and equipment	1,556,449	1,378,509	809,893	396,100	350,702	137,852
Total assets	1,798,482	1,627,652	1,068,160	625,344	578,387	171,799
Current liabilities	205,948	214,361	150,243	79,265	101,864	16,809
Long-term debt	781,913	636,961	491,600	247,100	148,600	44,500
Stockholders'/ unit holders' equity	788,495	760,013	411,099	289,107	318,364	109,707

	For the three months ended March 31,		For the years ended December 31,
(in thousands)	2012	2011	2011	2010	2009	2008	2007
	(unaudited)						(unaudited)
Other financial data:
Net cash provided by operating activities	$91,402	$75,988	$344,076	$157,043	$112,669	$25,332	$5,019
Net cash used in investing activities	(252,192)	(192,360)	(706,787)	(460,547)	(361,333)	(490,897)	(131,153)
Net cash provided by financing activities	145,000	100,890	359,478	319,752	250,139	472,140	126,726

	For the three months ended March 31,		For the years ended December 31,
(in thousands, unaudited)	2012	2011	2011	2010	2009	2008	2007
Adjusted EBITDA(1)	$113,883	$82,854	$388,446	$194,502	$104,908	$49,305	$(1,522)

(1)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) see "—Non-GAAP Financial Measures and Reconciliations" below.

Non-GAAP Financial Measures and Reconciliations

        Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate derivatives, non-cash equity and stock-based compensation and income tax expense or benefit. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating activities, used in investing activities and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management team believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

  •
  is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

  •
  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

  •
  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

        There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

        The following presents a reconciliation of net income (loss) to Adjusted EBITDA:

	For the three months ended March 31,		For the years ended December 31,
(in thousands, unaudited)	2012	2011	2011	2010	2009	2008	2007
Net income (loss)	$26,235	$4,670	$105,554	$86,248	$(184,495)	$(192,047)	$(6,051)
Plus:
Interest expense	14,684	10,516	50,580	18,482	7,464	4,410	2,046
Depreciation, depletion and amortization	51,523	32,478	176,366	97,411	58,005	33,102	4,986
Impairment of long-lived assets	—	206	243	—	246,669	282,587	—
Write-off of deferred loan costs	—	3,246	6,195	—	—	—	—
Loss on disposal of assets	—	17	40	30	85	2	—
Unrealized losses (gains) on derivative financial instruments	3,334	27,504	(20,890)	11,648	46,003	(27,174)	(1,098)
Realized losses on interest rate derivatives	1,103	1,301	4,873	5,238	3,764	278	—
Non-cash equity and stock-based compensation	2,247	319	6,111	1,257	1,419	1,864	—
Income tax expense (benefit)	14,757	2,597	59,374	(25,812)	(74,006)	(53,717)	(1,405)

Adjusted EBITDA	$113,883	$82,854	$388,446	$194,502	$104,908	$49,305	$(1,522)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains "forward-looking statements" that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from our expectations include changes in oil and gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, potential failure to achieve production from development projects, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business, as well as those factors discussed below and elsewhere in this prospectus, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See "Cautionary Statement Regarding Forward-Looking Statements" on page ii of this prospectus and "Risk Factors" in the 2011 Annual Report and the Quarterly Report, which are incorporated by reference into this prospectus.

Overview

        We are an independent energy company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States. Laredo was founded in October 2006 to explore, develop and operate oil and natural gas properties and has grown rapidly through its drilling program and by making strategic acquisitions and joint ventures. On July 1, 2011, we completed the acquisition of Broad Oak, whereby Broad Oak became a wholly-owned subsidiary of Laredo Petroleum, Inc. This acquisition was considered a combination of entities under common control and the historical and financial operating data presented herein are shown on a consolidated basis. In December 2011, we completed the Corporate Reorganization and IPO.

        Our financial and operating performance for the three months ended March 31, 2012 included the following:

  •
  Oil and natural gas sales of approximately $149.0 million, compared to approximately $105.8 million for the three months ended March 31, 2011;

  •
  Average daily production of 27,995 BOE/D, compared to 21,048 BOE/D for the three months ended March 31, 2011 and 26,270 BOE/D for the three months ended December 31, 2011; and

  •
  Adjusted EBITDA (a non-GAAP financial measure) of $113.9 million compared to $82.9 million for the three months ended March 31, 2011.

Mergers and Acquisitions

        Our use of capital for development and acquisitions allows us to direct our capital resources toward what we believe to be the most attractive opportunities as market conditions evolve. We have historically developed properties that we believe will meet or exceed our rate of return criteria. For acquisitions of properties with additional development and exploration potential, we have focused on acquiring properties that we expect to operate so that we can control the timing and implementation of capital spending. We also make acquisitions in core, mature areas where management can leverage knowledge and experience to identify upsides in assets.

        On May 30, 2008 and August 6, 2008, we entered into purchase and sale agreements with Linn Energy to acquire ownership interests in oil and gas properties located in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma, for a total purchase price of $185.0 million, subject to certain adjustments. The first purchase and sale agreement had an effective date of July 1, 2008, and was closed on August 15, 2008. The second purchase and sale agreement completed the acquisition of the remaining property, had an effective date of July 1, 2008 and was closed on August 7, 2008. There were no significant acquisitions during 2009 and 2010.

        As noted above, on July 1, 2011, we consummated the acquisition of Broad Oak for consideration consisting of (i) cash payments totaling $82.0 million to certain members of management and employees, (ii) equity issuances of 86.5 million preferred Laredo Petroleum, LLC units to Warburg Pincus, (iii) equity issuances of 2.4 million preferred Laredo Petroleum, LLC units to certain directors and management of Broad Oak and (iv) repayment of the $265.4 million of outstanding debt under the Broad Oak credit facility. Immediately following the consummation of such transaction, Laredo Petroleum, LLC assigned 100% of its ownership interest in Broad Oak to Laredo Petroleum, Inc. as a contribution to capital. Refer to Note A to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the Broad Oak acquisition.

Core Areas of Operations

        Our activities are primarily focused in the Wolfberry and deeper horizons of the Permian Basin in West Texas and the Anadarko Granite Wash in the Texas Panhandle and Western Oklahoma. The oil and liquids-rich Permian Basin and the liquids-rich Anadarko Granite Wash are characterized by multiple target horizons, extensive production histories, long-lived reserves, high drilling success rates and significant initial production rates. As of March 31, 2012, we had an interest in 1,212 gross producing wells.

        Additionally, as of March 31, 2012, we have accumulated 378,420 net acres. Through December 31, 2011, we have identified over 6,000 gross potential drilling locations on our existing acreage. We intend to continue to explore and develop this large acreage position to increase our cash flow, production and reserves through continued vertical and horizontal drilling programs.

Reserves and Pricing

        Our results of operations are heavily influenced by commodity prices. Prices for oil and natural gas can fluctuate widely in response to relatively minor changes in the global and regional supply of and demand for oil and natural gas, market uncertainty, economic conditions and a variety of additional factors. Since the inception of our oil and natural gas activities, commodity prices have experienced significant fluctuations, and additional changes in commodity prices may significantly affect the economic viability of drilling projects, as well as the economic valuation and economic recovery of oil and gas reserves. From the year ended December 31, 2009 through the three months ended March 31, 2012, West Texas Intermediate Light Sweet Crude Oil prices have been in a range between $39.00 and $110.00 per Bbl and the NYMEX Henry Hub spot prices have been in a range between $1.98 and $2.98 per MMBtu.

        The unweighted arithmetic average first-day-of-the-month index prices for the prior 12 months used to value our reserves were $94.65 per Bbl for oil and $3.58 per MMBtu for natural gas at March 31, 2012, and $80.04 per Bbl for oil and $3.89 per MMBtu for natural gas at March 31, 2011. The prices used to estimate proved reserves for all periods did not give effect to derivative transactions, were held constant throughout the life of the properties and have been adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. Our reserves are reported in two streams: crude oil and liquids-rich natural gas. The economic value of the natural gas liquids in our natural gas is included in the wellhead natural gas price.

        Ryder Scott, our independent reserve engineers, estimated 100% of our proved reserves at December 31, 2011 and 2010. Ryder Scott also estimated the proved reserves for the legacy Laredo properties as of December 31, 2009. Ryder Scott did not perform evaluations of the Broad Oak properties as of December 31, 2009. Our estimates of the proved reserves at December 31, 2009 are a combination of the Ryder Scott reports on the legacy Laredo properties and Laredo's internal proved reserve estimates of the Broad Oak properties. Based upon such reserve estimates we calculated for Broad Oak, we believe the legacy Laredo properties represented 92% of such combined proved reserves at year end 2009. As of December 31, 2011, we had 156,453 MBOE of estimated net proved reserves as compared to 136,560 MBOE of estimated net proved reserves at December 31, 2010 and 52,519 MBOE of estimated net proved reserves at December 31, 2009. The unweighted arithmetic average first-day-of-the-month index prices for the prior 12 months were $92.71 per Bbl for oil and $3.99 per MMBtu for natural gas at December 31, 2011, $75.96 per Bbl for oil and $4.15 per MMBtu for natural gas at December 31, 2010, and $57.04 per Bbl for oil and $3.15 per MMBtu for natural gas at December 31, 2009. The prices used to estimate proved reserves for all periods did not give effect to derivative transactions, were held constant throughout the life of the properties and have been adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

        We have entered into a number of commodity derivatives, which have allowed us to offset a portion of the changes caused by price fluctuations on our oil and gas production as discussed in "—Hedging" below.

Sources of Our Revenue

        Our revenues are derived from the sale of oil and natural gas within the continental United States and do not include the effects of derivatives. For the three months ended March 31, 2012, our revenues are comprised of sales of approximately 69% oil, 30% gas and 1% for transportation, gathering, drilling and production. Our revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices.

Hedging

        Due to the inherent volatility in oil and gas prices, we use commodity derivative instruments, such as collars, swaps, puts and basis swaps to hedge price risk associated with a significant portion of our anticipated oil and gas production. By removing a majority of the price volatility associated with future production, we expect to reduce, but not eliminate, the potential effects of variability in cash flow from operations due to fluctuations in commodity prices. We have not elected hedge accounting on these derivatives and, therefore, the unrealized gains and losses on open positions are reflected currently in earnings. At each period end, we estimate the fair value of our commodity derivatives using an independent third party valuation and recognize an unrealized gain or loss. During the three months ended March 31, 2012 and 2011, we recognized unrealized losses on commodity derivatives, based on market price fluctuations compared to prices in our commodity derivative contracts. During the year ended December 31, 2011, we recognized an unrealized gain on commodity derivatives, as market prices generally decreased compared to our derivative contract prices. During the years ended December 31, 2010 and 2009, we recognized unrealized losses as market prices generally increased compared to our derivative contract prices during these periods.

        Subsequent to March 31, 2012, we entered into two additional derivative contracts to hedge the price risk associated with approximately 180,000 and 96,000 barrels of our oil production for the twelve months ending December 31, 2014 and 2015, respectively. These derivative contracts have associated deferred premiums totaling approximately $2.0 million. See Note N to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information regarding these derivative contracts.

        Our open hedging positions as of March 31, 2012 are as follows:

	Remaining Year 2012	Year 2013	Year 2014	Year 2015	Total
Oil(1)
Total volume hedged with ceiling price (Bbls)	1,453,500	1,368,000	726,000	252,000	3,799,500
Weighted average ceiling price ($/Bbl)	$108.81	$110.55	$129.09	$135.00	$115.05
Total volume hedged with floor price (Bbls)	1,957,500	2,448,000	1,086,000	612,000	6,103,500
Weighted average floor price ($/Bbl)	$79.90	$77.19	$75.30	$75.00	$77.50
Natural Gas(2)
Total volume hedged with ceiling price (MMBtu)	7,810,000	7,300,000	6,960,000	—	22,070,000
Weighted average ceiling price ($/MMBtu)	$5.57	$6.75	$7.03	$—	$6.42
Total volume hedged with floor price (MMBtu)	11,050,000	13,900,000	6,960,000	—	31,910,000
Weighted average floor price ($/MMBtu)	$4.63	$3.96	$4.00	$—	$4.20
Natural Gas basis swaps (MMbtu)
Total volume hedged (MMBtu)	2,160,000	1,200,000	—	—	3,360,000
Weighted average price ($/MMBtu)	$0.31	$0.33	$—	$—	$0.31

(1)
The oil derivatives are settled based on the month's average daily NYMEX price of West Texas Intermediate Light Sweet Crude Oil.

(2)
The natural gas derivatives are settled based on NYMEX gas futures, the Northern Natural Gas Co. demarcation price or the Panhandle Eastern Pipe Line spot price of natural gas for the calculation period. The basis swap derivatives are settled based on the differential between the NYMEX gas futures and the West Texas WAHA index gas price.

Principal Components of Our Cost Structure

        Lease operating and natural gas transportation and treating expenses.    These are daily costs incurred to bring oil and gas out of the ground and to the market, together with the daily costs incurred to maintain our producing properties. Such costs also include maintenance, repairs and workover expenses related to our oil and gas properties.

        Production and ad valorem taxes.    Production taxes are paid on produced oil and gas based on a percentage of revenues from products sold at market prices or at fixed rates established by federal, state or local taxing authorities. We take full advantage of all credits and exemptions in our various taxing jurisdictions. In general, the production taxes we pay correlate to the changes in oil and gas revenues. Ad valorem taxes are property taxes assessed based on a flat rate per oil or natural gas equivalent produced on our properties located in Texas.

        Drilling rig fees.    These are costs incurred under short-term drilling contracts for fees paid to various third parties if we terminate our drilling or cease efforts, including for stacked drilling rigs in lieu of drilling.

        Drilling and production.    These are costs incurred to maintain facilities that support our drilling activities.

        General and administrative.    These are costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production and development operations, franchise taxes, audit and other fees for professional services and legal compliance.

        Equity and stock-based compensation.    These are costs incurred for compensation expense related to employee unit awards granted prior to December 19, 2011 and employee stock awards granted on or after December 19, 2011, which have been recognized on a straight-line basis over the vesting period associated with the award.

        Depreciation, depletion and amortization.    Under the full cost accounting method, we capitalize costs within a cost center and then systematically expense those costs on a units of production basis based on proved oil and natural gas reserve quantities. We calculate depletion on the following types of costs: (i) all capitalized costs, other than the cost of investments in unproved properties and major development projects for which proved reserves cannot yet be assigned, less accumulated amortization; (ii) the estimated future expenditures to be incurred in developing proved reserves; and (iii) the estimated dismantlement and abandonment costs, net of estimated salvage values. We calculate depreciation on the cost of fixed assets related to our pipelines and other fixed assets.

        Impairment expense.    This is the cost to reduce proved oil and gas properties to the calculated full cost ceiling value and the write-downs of our materials and supplies inventory, consisting of pipe and well equipment, to the lower of cost or market value at the end of the respective period.

Other Income (Expense)

        Realized and unrealized gain (loss) on commodity derivative financial instruments.    We utilize commodity derivative financial instruments to reduce our exposure to fluctuations in the price of crude oil and natural gas. This amount represents (i) the recognition of unrealized gains and losses associated with our open derivative contracts as commodity prices change and commodity derivative contracts expire or new ones are entered into, and (ii) our realized gains and losses on the settlement of these commodity derivative instruments. We classify these gains and losses as operating activities in our consolidated statements of cash flows.

        Realized and unrealized gain (loss) on interest rate derivative instruments.    We utilize interest rate swaps and caps to reduce our exposure to fluctuations in interest rates on our outstanding debt. This amount represents (i) the recognition of unrealized gains and losses associated with our open interest rate derivative contracts as interest rates change and interest rate contracts expire or new ones are entered into, and (ii) our realized gains and losses on the settlement of these interest rate contracts. We classify these gains and losses as operating activities in our consolidated statements of cash flows.

        Interest expense.    We finance a portion of our working capital requirements, capital expenditures and acquisitions with borrowings under our senior secured credit facility, our senior unsecured notes and, prior to its termination on July 1, 2011, the Broad Oak credit facility. As a result, we incur interest expense that is affected by both fluctuations in interest rates and our financing decisions. We have entered into various interest rate derivative contracts to mitigate the effects of interest rate changes. We do not designate these derivative contracts as hedges and therefore hedge accounting treatment is not applicable. Realized and unrealized gains or losses on these interest rate contracts are included in non-operating income (expense) as discussed above. We reflect interest paid to the lenders and bondholders in interest expense. In addition, we include the amortization of deferred financing costs

(including origination and amendment fees), commitment fees and annual agency fees in interest expense.

        Interest and other income.    This represents the interest received on our cash and cash equivalents as well as other miscellaneous income.

        Income tax expense.    Income taxes in our financial statements are generally presented on a "consolidated" basis. However, in light of the historic ownership structure of Laredo, U.S. tax laws do not allow tax losses of one entity to offset income and losses of another entity until after the consummation of the Broad Oak acquisition on July 1, 2011. As such, the financial accounting for the income tax consequences of each taxable entity is calculated separately for all periods prior to July 1, 2011.

        Laredo Petroleum Holdings, Inc. and its subsidiaries are subject to federal and state corporate income taxes. These income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carry-forwards. Under this method, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. On a quarterly basis, management evaluates the need for and adequacy of valuation allowances based on the expected realization of the deferred tax assets and adjusts the amount of such allowances, if necessary.

Results of Operations

Three months ended March 31, 2012 as compared to the three months ended March 31, 2011

        The following table sets forth selected operating data for the three months ended March 31, 2012 compared to the three months ended March 31, 2011:

	Three months ended March 31,
(in thousands except for production data and average sales prices)	2012	2011
Operating results:
Revenues
Oil	$104,067	$63,864
Natural gas	44,884	41,905
Natural gas transportation and treating	1,397	1,342

Total revenues	150,348	107,111
Costs and expenses
Lease operating expenses	14,984	7,918
Production and ad valorem taxes	8,919	7,102
Natural gas transportation and treating	300	552
Drilling and production	1,438	296
General and administrative	15,284	8,929
Stock-based compensation	2,247	319
Accretion of asset retirement obligations	264	149
Depreciation, depletion and amortization	51,523	32,478
Impairment expense	—	206

Total costs and expenses	94,959	57,949
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	594	(28,034)
Interest rate derivatives, net	(323)	(118)
Interest expense	(14,684)	(10,516)
Interest and other income	16	36
Write-off of deferred loan costs	—	(3,246)
Loss on disposal of assets	—	(17)

Non-operating expense, net	(14,397)	(41,895)
Income tax expense	(14,757)	(2,597)

Net income	$26,235	$4,670

Production data:
Oil (MBbls)	1,067	709
Natural gas (MMcf)	8,882	7,112
Barrels of oil equivalent(1)(3) (MBOE)	2,548	1,894
Average daily production(3) (BOE/D)	27,995	21,048
Average sales prices:
Oil, realized ($/Bbl)	$97.53	$90.08
Oil, hedged(2) ($/Bbl)	$95.37	$86.78
Natural gas, realized ($/Mcf)	$5.05	$5.89
Natural gas, hedged(2) ($/Mcf)	$5.84	$6.31

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(2)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effect includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(3)
The volumes presented for the three months ended March 31, 2012 and March 31, 2011 are based on actual results and are not calculated using the rounded numbers in the table above.

        Oil and gas revenues.    Our oil and gas revenues increased by approximately $43.2 million, or 41%, to $149.0 million during the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Our revenues are a function of oil and gas production volumes sold and average sales prices received for those volumes. Average daily production sold increased by 6,947 BOE/D during the three months ended March 31, 2012 as compared to the same period in 2011. The total increase in revenue of approximately $43.2 million is largely attributable to higher oil and gas production volumes for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Production increased by 358 MBbls for oil and 1,770 MMcf for gas for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The net dollar effect of the increase in prices of approximately $0.5 million (calculated as the change in year-to-year average prices times current year production volumes for oil and gas) and the net dollar effect of the change in production of approximately $42.7 million (calculated as the increase in year-to-year volumes for oil and gas times the prior year average prices) are shown below.

	Change in prices(1)	Production volumes at 3/31/2012(2)	Total net dollar effect of change (in thousands)
Effect of changes in price:
Oil	$7.45	1,067	$7,949
Natural gas	$(0.84)	8,882	$(7,461)

Total revenues due to change in price			$488

	Change in production volumes(2)	Prices at 3/31/2011(1)	Total net dollar effect of change (in thousands)
Effect of changes in volumes:
Oil	358	$90.08	$32,249
Natural gas	1,770	$5.89	$10,425

Total revenues due to change in volumes			$42,674
Rounding differences			$20

Total change in revenues			$43,182

(1)
Prices shown are realized, unhedged $/Bbl for oil and are realized, unhedged $/Mcf for natural gas.

(2)
Production volumes are presented in MBbls for oil and in MMcf for natural gas.

        Lease operating expenses.    Lease operating expenses, which include workover expenses, increased to $15.0 million for the three months ended March 31, 2012 from $7.9 million for the three months ended March 31, 2011, an increase of approximately 90%. The increase was primarily due to an increase in drilling activity, which resulted in additional producing wells during the first three months of 2012 compared to 2011. Additionally, a portion of the increase is due to approximately $2.0 million in additional workover expenses incurred during 2012 as compared to the same period in 2011 resulting largely from costs of approximately $1.6 million incurred for the workover of one well. This workover is not indicative of costs typically incurred for workovers and was fully completed in the first quarter of 2012. On a per-BOE basis, lease operating expenses increased in total to $5.88 per BOE at March 31, 2012 from $4.18 per BOE at March 31, 2011. Excluding the one-time workover expense noted above, lease operating expense per BOE at March 31, 2012 is $5.25 per BOE.

        Production and ad valorem taxes.    Production and ad valorem taxes increased to approximately $8.9 million for the three months ended March 31, 2012 from $7.1 million for the three months ended March 31, 2011, an increase of $1.8 million. This increase was primarily due to the increase in market prices for oil, which were partially offset by a decrease in the market prices for gas, as well as a significant increase in production for the first quarter of 2012 as compared to the same period in 2011. The average realized prices excluding derivatives for the three months ended March 31, 2012 were $97.53 per Bbl for oil and $5.05 per Mcf for gas as compared to $90.08 per Bbl for oil and $5.89 per Mcf for gas for the three months ended March 31, 2011.

        Drilling and production.    Drilling and production costs increased to approximately $1.4 million for the three months ended March 31, 2012 from $0.3 million for the three months ended March 31, 2011 as a result of increased maintenance costs related to the increase in drilling during the first three months of 2012 as compared to the same period in 2011.

        General and administrative ("G&A").    G&A expense increased to approximately $15.3 million for the three months ended March 31, 2012 from $8.9 million for the same period in 2011, an increase of $6.4 million, or 72%. Increases in salaries, benefits and bonuses accounted for approximately $4.1 million of the increase due to the payment of performance bonuses totaling $2.0 million in February 2012 as well as an increase in the number of employees as we continue to grow our business. Professional fees increased by approximately $0.9 million due largely to fees incurred for the preparation and filing of the 2011 Annual Report and proxy materials as a new public reporting company. Additionally, compensation expense related to the issuance of our performance unit liability awards in February 2012 accounted for approximately $0.5 million of the total change. On a per-BOE basis, G&A expense increased to $6.00 per BOE during the three months ended March 31, 2012 from $4.71 per BOE at March 31, 2011.

        Stock-based compensation.    Stock-based compensation increased to approximately $2.2 million for the three months ended March 31, 2012 from $0.3 million for the same period in 2011, an increase of approximately $1.9 million. This increase is due to the issuance of 605,287 restricted stock awards and 602,948 non-qualified restricted stock options to employees in February 2012. The fair value of the restricted stock awards issued during the first quarter of 2012 was calculated based on the value of our stock price on the date of grant in accordance with the applicable generally accepted accounting principles in the United States of America ("GAAP") and is being recognized on a straight-line basis over the three year requisite service period of the awards. The fair value of our non-qualified restricted stock options was determined using a Black-Scholes valuation model in accordance with applicable GAAP accounting and is being recognized on a straight-line basis over the four year requisite service period of the awards. See Note D to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information regarding our stock-based compensation.

        Depreciation, depletion and amortization ("DD&A").    DD&A increased to approximately $51.5 million for the three months ended March 31, 2012 from $32.5 million for the same period in

2011, an increase of $19.0 million, or 59%. The following table provides components of our DD&A expense for the three months ended March 31, 2012 and 2011.

	Three months ended March 31,
(in thousands except for per BOE data)	2012	2011
Depletion of proved oil and natural gas properties	$50,067	$31,431
Depreciation of pipeline assets	733	556
Depreciation of other property and equipment	723	491

Total depletion, depreciation and amortization	$51,523	$32,478

Depletion of proved oil and natural gas properties per BOE	$19.65	$16.59

        The increase in depletion of proved oil and natural gas properties of $18.6 million and the increase in the depletion rate of $3.06 per BOE resulted primarily from (i) increased net book value on new reserves added, (ii) higher total production levels, (iii) increased capitalized costs for new wells completed in 2012 and (iv) a corresponding offset caused by the increase in oil prices and the decrease in natural gas prices between periods used to calculate proved reserves.

        Impairment expense.    Impairment expense decreased to zero for the three months ended March 31, 2012 from $0.2 million for the three months ended March 31, 2011. Impairment expense incurred in the first quarter of 2011 was to reflect our materials and supplies inventory at the lower of cost or market value calculated as of March 31, 2011. It was determined at March 31, 2012 that a lower of cost or market adjustment was not needed for materials and supplies.

        We evaluate the impairment of our oil and gas properties on a quarterly basis according to the full cost method prescribed by the SEC. If the carrying amount exceeds the calculated full cost ceiling, we reduce the carrying amount of the oil and gas properties to the calculated full cost ceiling amount, which is determined to be the estimated fair value. At March 31, 2012 and 2011, it was determined that our oil and gas properties were not impaired.

        Commodity derivative financial instruments.    Due to the inherent volatility in oil and gas prices, we use commodity derivative instruments, including puts, swaps, collars and basis swaps to hedge price risk associated with a significant portion of our anticipated oil and gas production. At each period end, we estimate the fair value of our commodity derivatives using a valuation prepared by an independent third party and recognize an unrealized gain or loss. We have not elected hedge accounting on these derivatives, and therefore, the unrealized gains and losses on open positions are reflected in current earnings. For the three months ended March 31, 2012 and 2011, our commodity derivatives resulted in realized gains of $4.7 million and $0.7 million, respectively. For the three months ended March 31, 2012 and 2011, our commodity derivatives resulted in unrealized losses of $4.1 million and $28.7 million, respectively. At March 31, 2012, we had 16 commodity derivatives contracts with associated deferred premiums totaling approximately $25.5 million. The estimated fair value of our total deferred premiums was approximately $23.1 million at March 31, 2012. The fair market value of these premiums is deducted from our unrealized gain or loss at each period end and lead to the overall unrealized loss of $4.1 million for the three months ended March 31, 2012 as noted above.

        Interest expense and realized and unrealized gains and losses on interest rate swaps.    Interest expense increased to approximately $14.7 million for the three months ended March 31, 2012 from $10.5 million for the three months ended March 31, 2011, largely due to the issuance of our 9 1/2% senior unsecured notes due in 2019 during January and October of 2011 as shown in the table below. Additionally, we had approximately $0.9 million in amortized deferred loan costs and $0.1 million in deferred option premium and deferred senior notes premium amortization that were charged to interest expense for the three months ended March 31, 2012 as compared to $0.9 million in amortized deferred loan costs and

$0.3 million in other interest expense, fees and deferred option premium amortization for the three months ended March 31, 2011. For the three months ended March 31, 2012, we capitalized approximately $0.4 million in interest costs related to capital expenditures on undeveloped properties compared to zero capitalized interest for the three months ended March 31, 2011.

	Three months ended March 31, 2012		Three months ended March 31, 2011
(in thousands except for percentages)	Weighted average principal	Weighted average interest rate(3)	Weighted average principal	Weighted average interest rate(3)
Senior secured credit facility	$167,198	0.55%	$177,500	0.20%
2019 senior notes	550,000	2.37%	350,000	1.85%
Term loan(1)	—	—	100,000	0.51%
Broad Oak credit facility(2)	—	—	58,363	3.29%

(1)
The term loan was entered into on July 7, 2010 and was paid-in-full and terminated on January 20, 2011.

(2)
The Broad Oak credit facility was paid-in-full and terminated on July 1, 2011 in connection with the Broad Oak acquisition.

(3)
Interest rates presented are annual rates which have been prorated to reflect the portion of the year for which they have been incurred.

        We have entered into certain variable-to-fixed interest rate swaps that hedge our exposure to interest rate variations on our variable interest rate debt. At March 31, 2012, we had interest rate swaps outstanding for a notional amount of $260.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring through September 2013. At March 31, 2011, we had interest rate swaps outstanding for a notional amount of $300.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring through September 2013. We realized losses on interest rate swaps of $1.1 million and $1.3 million for the three months ended March 31, 2012 and 2011, respectively. Additionally, we recorded unrealized gains on interest rate swaps of $0.8 million and $1.2 million for the three months ended March 31, 2012 and March 31, 2011, respectively. At March 31, 2012, the estimated fair value of our interest rate swaps was in a net liability position of $1.2 million compared to $2.0 million at December 31, 2011.

        Write-off of deferred loan costs.    In January 2011, we used a portion of the net proceeds of the issuance of the 2019 senior notes to pay in full and retire our term loan. Additionally, concurrent with the issuance of the 2019 senior notes, the borrowing base on our senior secured credit facility during January 2011 was lowered from $220.0 million to $200.0 million. As a result, we took a charge to expense for the debt issuance costs attributable to our term loan and a proportionate percentage of the costs incurred for our senior secured credit facility, which totaled $2.9 million and $0.3 million, respectively.

        Income tax expense.    We prepared separate tax returns for Laredo Petroleum, LLC, Laredo Petroleum, Inc. and Broad Oak for the period prior to July 1, 2011. We recorded a deferred income tax expense of $14.8 million for the three months ended March 31, 2012, compared to a deferred income tax expense of $2.6 million for the three months ended March 31, 2011. The estimated annual effective tax rate was 36% for the three months ended March 31, 2012 and 2011, respectively. Our effective tax rate is based on our estimated annual permanent tax differences and estimated annual pre-tax book income. Our estimates involve assumptions we believe to be reasonable at the time of the estimation.

Year ended December 31, 2011 as compared to the year ended December 31, 2010

        The following table sets forth selected operating data for the year ended December 31, 2011 compared to the year ended December 31, 2010:

	Years ended December 31,
(in thousands except for production data and average sales prices)	2011	2010
Operating results:
Revenues
Oil	$306,481	$126,891
Natural gas	199,774	112,892
Natural gas transportation and treating	4,015	2,217

Total revenues	510,270	242,000
Costs and expenses
Lease operating expenses	43,306	21,684
Production and ad valorem taxes	31,982	15,699
Natural gas transportation and treating	977	2,501
Drilling and production	3,817	340
General and administrative	44,953	29,651
Equity and stock-based compensation	6,111	1,257
Accretion of asset retirement obligations	616	475
Depreciation, depletion and amortization	176,366	97,411
Impairment expense	243	—

Total costs and expenses	308,371	169,018
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	21,047	11,190
Interest rate derivatives, net	(1,311)	(5,375)
Interest expense	(50,580)	(18,482)
Interest and other income	108	151
Write-off of deferred loan costs	(6,195)	—
Loss on disposal of assets	(40)	(30)

Non-operating expense, net	(36,971)	(12,546)
Income tax expense	(59,374)	25,812

Net income	$105,554	$86,248

Production data:
Oil (MBbls)	3,368	1,648
Natural gas (MMcf)	31,711	21,381
Barrels of oil equivalent(1)(3) (MBOE)	8,654	5,212
Average daily production(3) (BOE/D)	23,709	14,278
Average sales prices:
Oil, realized ($/Bbl)	$91.00	$77.00
Oil, hedged(2) ($/Bbl)	$88.62	$77.26
Natural gas, realized ($/Mcf)	$6.30	$5.28
Natural gas, hedged(2) ($/Mcf)	$6.67	$6.32

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(2)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effect includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(3)
The volumes presented for the year ended December 31, 2011 are based on actual results and are not calculated using the rounded numbers in the table above.

        Oil and gas revenues.    Our oil and gas revenues increased by approximately $266.5 million, or 111%, to $506.3 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Our revenues are a function of oil and gas production volumes sold and average sales prices received for those volumes. Average daily production sold increased by 9,431 BOE/D during the year ended December 31, 2011 as compared to the same period in 2010. The total increase in revenue of approximately $266.5 million is largely attributable to higher oil and gas production volumes as well as an increase in oil prices being realized for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Production increased by 1,720 MBbls for oil and 10,330 MMcf for gas for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The net dollar effect of the increase in prices of approximately $79.5 million (calculated as the change in year-to-year average prices times current year production volumes for oil and gas) and the net dollar effect of the change in production of approximately $187.0 million (calculated as the increase in year-to-year volumes for oil and gas times the prior year average prices) are shown below.

	Change in prices(1)	Production volumes at December 31, 2011(2)	Total net dollar effect of change (in thousands)
Effect of changes in price:
Oil	$14.00	3,368	$47,152
Natural gas	$1.02	31,711	$32,345

Total revenues due to change in price			$79,497

	Change in production volumes(2)	Prices at December 31, 2010(1)	Total net dollar effect of change (in thousands)
Effect of changes in volumes:
Oil	1,720	$77.00	$132,440
Natural gas	10,330	$5.28	$54,542

Total revenues due to change in volume			$186,982
Rounding differences			$(7)

Total change in revenues			$266,472

(1)
Prices shown are realized, unhedged $/Bbl for oil and are realized, unhedged $/Mcf for natural gas.

(2)
Production volumes are presented in MBbls for oil and in MMcf for natural gas.

        Natural gas transportation and treating.    Our revenues related to natural gas transportation and treating increased by $1.8 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was due to the sale of oil condensate from our pipeline assets during 2011, which occurs on an infrequent basis, as well as an increase in the volumes transported through our pipeline.

        Lease operating expenses.    Lease operating expenses, which include workover expenses, increased to $43.3 million for the year ended December 31, 2011 from $21.7 million for the year ended December 31, 2010, an increase of approximately 100%. The increase was primarily due to an increase in drilling activity, which resulted in additional producing wells during 2011 compared to 2010. On a per-BOE basis, lease operating expenses increased in total to $5.00 per BOE at December 31, 2011 from $4.16 per BOE at December 31, 2010. The majority of the increase is due to approximately $3.5 million in additional workover expenses incurred during 2011 as compared to the same period in 2010 as market conditions for oil and gas became more favorable.

        Production and ad valorem taxes.    Production and ad valorem taxes increased to approximately $32.0 million for the year ended December 31, 2011 from $15.7 million for the year ended December 31, 2010, an increase of $16.3 million, or approximately 104%, primarily due to the increase in market prices (not including the effects of hedging), as well as a significant increase in production for 2011 as compared to the same period in 2010. The average realized prices excluding derivatives for the year ended December 31, 2011 were $91.00 per Bbl for oil and $6.30 per Mcf for gas as compared to $77.00 per Bbl for oil and $5.28 per Mcf for gas for the year ended December 31, 2010.

        Drilling and production.    Drilling and production costs increased to approximately $3.8 million for the year ended December 31, 2011 from $0.3 million for the year ended December 31, 2010 as a result of increased maintenance costs related to the increase in drilling during 2011 as compared to 2010.

        General and administrative ("G&A").    G&A expense increased to approximately $45.0 million at December 31, 2011 from $29.7 million at December 31, 2010, an increase of $15.3 million, or 52%. Increases in professional fees incurred relating to the issuance of the 2019 senior notes, the Broad Oak acquisition, the filing of a registration statement relating to the 2019 senior notes with the SEC and other matters accounted for approximately $7.4 million, or 48%, of the change in G&A, as well as approximately $7.2 million in additional salary, benefits and bonus expenditures due to the Broad Oak acquisition and the growth of our business and employee base. On a per-BOE basis, G&A expense decreased to $5.19 per BOE during the year ended December 31, 2011 from $5.69 per BOE at December 31, 2010. This decrease was a result of a significant increase in production during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Additionally, on a per-BOE basis, excluding the costs of the Broad Oak acquisition G&A expense was approximately $4.22 per BOE for the year ended December 31, 2011.

        Equity and stock-based compensation.    Equity and stock-based compensation increased to approximately $6.1 million at December 31, 2011 from $1.3 million at December 31, 2010, an increase of approximately $4.8 million. Approximately $4.1 million of this increase was attributed largely to new series of units issued in conjunction with the Broad Oak acquisition in the third quarter of 2011. On December 19, 2011, as a result of our Corporate Reorganization, the outstanding units in Laredo Petroleum, LLC that had been previously issued to management, directors and employees were exchanged for 2,500,807 vested and 912,038 unvested shares of common stock in Laredo Petroleum Holdings, Inc. The fair value of the unit awards immediately prior to the exchange was determined to be equal to the fair value of the common shares immediately after the exchange and as such, the basis in the former unvested units was carried over to the unvested shares of common stock. This resulted in no additional incremental compensation cost being recognized at the date of conversion.

        We have a 2011 Omnibus Equity Incentive Plan, which allows for the issuance of restricted stock awards, stock options and performance units to current and prospective directors, officers, employees, consultants and advisors. There were no issuances under the plan of restricted stock awards, stock options or performance units during the year ended December 31, 2011. In February 2012, we issued 593,939 restricted stock awards, 602,948 stock options and 49,244 performance units to employees and officers and will record compensation expense related to these issuances in accordance with GAAP in future periods. See Note O to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

        Depreciation, depletion and amortization ("DD&A").    DD&A increased to approximately $176.4 million at December 31, 2011 from $97.4 million at December 31, 2010, an increase of $79.0 million, or 81%. The following table provides components of our DD&A expense for the years ended December 31, 2011 and 2010.

	Years ended December 31,
	2011	2010
Depletion of proved oil and natural gas properties	$171,517	$93,815
Depreciation of pipeline assets	2,466	1,982
Depreciation of other property and equipment	2,383	1,614

Total depletion, depreciation and amortization	$176,366	$97,411

Depletion of proved oil and natural gas properties per BOE	$19.82	$18.00

        The increase in depletion of proved oil and natural gas properties of $77.7 million and the increase in the depletion rate of $1.82 per BOE resulted primarily from (i) increased net book value on new reserves added, (ii) higher total production levels, (iii) increased capitalized costs for new wells completed in 2011 and (iv) a corresponding offset caused by the increase in oil and natural gas prices between periods used to calculate proved reserves.

        The increase in depreciation for pipeline and gas gathering assets of $0.5 million was primarily due to the expansion of our gas gathering system.

        The increase in depreciation for other fixed assets of $0.8 million was primarily due to an increase in fixed asset additions as we continued to grow our business.

        Impairment expense.    Impairment expense increased to $0.2 million for the year ended December 31, 2011 from zero for the year ended December 31, 2010. This increase is due to a write-down of our materials and supplies inventory to reflect the balance at the lower of cost or market value calculated as of December 31, 2011. It was determined at December 31, 2010 that a lower of cost or market adjustment was not needed for materials and supplies.

        We evaluate the impairment of our oil and gas properties on a quarterly basis according to the full cost method prescribed by the SEC. If the carrying amount exceeds the calculated full cost ceiling, we reduce the carrying amount of the oil and gas properties to the calculated full cost ceiling amount, which is determined to be their estimated fair value. For the years ended December 31, 2011 and 2010, it was determined that our oil and gas properties were not impaired.

        Commodity derivative financial instruments.    Due to the inherent volatility in oil and gas prices, we use commodity derivative instruments, including puts, swaps, collars and basis swaps to hedge price risk associated with a significant portion of our anticipated oil and gas production. At each period end, we estimate the fair value of our commodity derivatives and recognize an unrealized gain or loss. We have not elected hedge accounting on these derivatives, and therefore, the unrealized gains and losses on open positions are reflected in current earnings. For the years ended December 31, 2011 and 2010, our commodity derivatives resulted in realized gains of $3.7 million and $22.7 million, respectively. For the years ended December 31, 2011 and 2010, our commodity derivatives resulted in an unrealized gain of $17.3 million and an unrealized loss of $11.5 million, respectively. During the fourth quarter ended December 31, 2009 and the years ended December 31, 2010 and 2011, we entered into a number of new commodity derivatives of which twelve had associated deferred premiums totaling approximately $19.8 million. The estimated fair value of our total deferred premiums was approximately $18.9 million at December 31, 2011. The fair market value of these premiums is deducted from our unrealized gains at December 31, 2011. The overall gain at December 31, 2011 is largely due to the decrease in market prices to levels lower than those specified in our fixed price commodity derivative contracts during the year ended December 31, 2011.

        Interest expense and realized and unrealized gains and losses on interest rate swaps.    Interest expense increased to approximately $50.6 million for the year ended December 31, 2011 from $18.5 million for the year ended December 31, 2010, largely due to higher weighted average interest rates and higher weighted average outstanding debt balances on our senior secured credit facility and due to the issuance of the 2019 senior notes during 2011 as compared to 2010 as shown in the table below. Additionally, we had approximately $3.5 million in amortized deferred loan costs and $0.7 million in other fees and deferred option premium amortization that were charged to interest expense for the year ended December 31, 2011 as compared to $2.0 million in amortized deferred loan costs and $0.4 million in other fees and deferred option premium amortization for the year ended December 31, 2010.

	Year ended December 31, 2011		Year ended December 31, 2010
(in thousands except for percentages)	Weighted average principal	Weighted average interest rate	Weighted average principal	Weighted average interest rate
Senior secured credit facility	$299,502	2.07%	$180,788	3.38%
2019 senior notes	392,319	8.98%	—	—
Term loan(1)	100,000	0.51%	100,000	4.49%
Broad Oak credit facility(2)	122,904	3.07%	123,782	4.27%

(1)
The term loan was entered into on July 7, 2010 and was paid-in-full and terminated on January 20, 2011.

(2)
The Broad Oak credit facility was paid-in-full and terminated on July 1, 2011 in connection with the Broad Oak acquisition.

        During 2010, we entered into certain variable-to-fixed interest rate swaps that hedge our exposure to interest rate variations on our variable interest rate debt. At December 31, 2011, we had interest rate swaps outstanding for a notional amount of $260.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring through September 2013. At December 31, 2010, we had interest rate swaps outstanding for a notional amount of $300.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring through September 2013. We realized losses on interest rate swaps of $4.9 million and $5.2 million for the years ended December 31, 2011 and 2010, respectively. Additionally, we recorded an unrealized gain on interest rate swaps of $3.6 million as of December 31, 2011 compared to an unrealized loss of $0.1 million at December 31, 2010. At December 31, 2011, the estimated fair value of our interest rate swaps was in a net liability position of $2.0 million compared to $5.5 million at December 31, 2010.

        Write-off of deferred loan costs.    In January 2011, we used a portion of the net proceeds of the issuance of the 2019 senior notes to pay in full and retire our term loan. Additionally, concurrent with the issuance of the 2019 senior notes, the borrowing base on our senior secured credit facility was lowered from $220.0 million to $200.0 million. As a result, we took a charge to expense for the debt issuance costs attributable to our term loan and a proportionate percentage of the costs incurred for our senior secured credit facility, which totaled $2.9 million and $0.3 million, respectively. As of December 31, 2011, the borrowing base on our senior secured credit facility is $712.5 million. On July 1, 2011, in connection with the Broad Oak acquisition, the Broad Oak credit facility was paid in full and terminated and the related debt issuance costs of $2.9 million were charged to expense.

        Income tax expense.    We prepared separate tax returns for Laredo Petroleum, LLC, Laredo Petroleum, Inc. and Broad Oak for the period prior to July 1, 2011. We recorded a deferred income tax expense of $59.4 million for the year ended December 31, 2011, compared to a deferred income tax benefit of $25.8 million for the year ended December 31, 2010. The estimated annual effective tax rates were 36% and 37% for the years ended December 31, 2011 and 2010, respectively; however, during the first nine months of 2010, Broad Oak had a valuation allowance against its net deferred federal tax asset which decreased our deferred income tax expense for the year ended December 31, 2010. Our effective tax rate is based on our estimated annual permanent tax differences and estimated annual pre-tax book income. Our estimates involve assumptions we believe to be reasonable at the time of the estimation.

Year ended December 31, 2010 as compared to year ended December 31, 2009

        The following table sets forth selected operating data for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Years ended December 31,
(in thousands except for production data and average sales prices)	2010	2009
Operating results:
Revenues
Oil	$126,891	$29,946
Natural gas	112,892	64,401
Natural gas transportation and treating	2,217	2,227

Total revenues	242,000	96,574
Costs and expenses
Lease operating expenses	21,684	12,531
Production and ad valorem taxes	15,699	6,129
Natural gas transportation and treating	2,501	1,416
Drilling rig fees	—	1,606
Drilling and production	340	758
General and administrative	29,651	21,164
Equity and stock-based compensation	1,257	1,419
Accretion of asset retirement obligations	475	406
Depreciation, depletion and amortization	97,411	58,005
Impairment expense	—	246,669

Total costs and expenses	169,018	350,103
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	11,190	5,744
Interest rate derivatives, net	(5,375)	(3,394)
Interest expense	(18,482)	(7,464)
Interest and other income	151	227
Loss on disposal of assets	(30)	(85)

Non-operating expense, net	(12,546)	(4,972)
Income tax benefit	25,812	74,006

Net income (loss)	$86,248	$(184,495)

Production data:
Oil (MBbls)	1,648	513
Natural gas (MMcf)	21,381	18,302
Barrels of oil equivalent(1) (MBOE)	5,212	3,563
Average daily production (BOE/D)	14,278	9,762
Average sales prices:
Oil, realized ($/Bbl)	$77.00	$58.37
Oil, hedged(2) ($/Bbl)	$77.26	$65.42
Natural gas, realized ($/Mcf)	$5.28	$3.52
Natural gas, hedged(2) ($/Mcf)	$6.32	$6.17

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(2)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effect includes realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

        Oil and gas revenues.    Our oil and gas revenues increased by approximately $145.4 million, or 154%, to approximately $239.8 million during the year ended December 31, 2010 as compared to the year ended December 31, 2009. Our revenues are a function of oil and gas production volumes sold and average sales prices received for those volumes. Average daily production increased by 4,516 BOE/D during the year ended December 31, 2010 as compared to the year ended December 31, 2009. The total increase in revenue of approximately $145.4 million is largely attributable to an increase in oil and gas production volumes as well as an increase in oil and gas prices realized for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Production increased by 1,135 MBbls for oil and by 3,079 MMcf for gas during 2010 as compared to 2009. The net dollar effect of the increase in prices of approximately $68.3 million (calculated as the change in year-to-year average prices times current year production volumes for oil and gas) and the net dollar effect of the change in production of approximately $77.1 million (calculated as the change in year-to-year volumes for oil and gas times the prior year average prices) are shown below.

	Change in prices(1)	Production volumes at December 31, 2010(2)	Total net dollar effect of change (in thousands)
Effect of changes in price:
Oil	$18.63	1,648	$30,702
Natural gas	$1.76	21,381	$37,631

Total revenues due to change in price			$68,333

	Change in production volumes(2)	Prices at December 31, 2009(1)	Total net dollar effect of change (in thousands)
Effect of changes in volumes:
Oil	1,135	$58.37	$66,250
Natural gas	3,079	$3.52	$10,838

Total revenues due to change in volumes			$77,088
Rounding differences			$15

Total change in revenues			$145,436

(1)
Prices shown are realized, unhedged $/Bbl for oil and are realized, unhedged $/Mcf for gas.

(2)
Production volumes are presented in MBbls for oil and in MMcf for natural gas.

        Lease operating expenses.    Lease operating expenses increased to approximately $21.7 million for the year ended December 31, 2010 from $12.5 million for the year ended December 31, 2009, an increase of 74%, primarily due to the increase in the number of owned properties during 2010 as compared to 2009. On a per-BOE basis, lease operating expenses increased in total to $4.16 per BOE at December 31, 2010 from $3.52 per BOE at December 31, 2009. This increase was largely a result of lower production for the first nine months of 2010 as we scaled back our drilling program in response to lower oil and gas prices, while continuing to incur lease operating expenses on properties with normal declining production.

        Production and ad valorem taxes.    Production and ad valorem taxes increased to approximately $15.7 million for the year ended December 31, 2010 from $6.1 million for the year ended December 31, 2009, an increase of $9.6 million, or 157%, primarily due to the increase in market prices (not including the effects of hedging) for 2010 as compared to 2009. The average realized prices excluding derivatives for the year ended December 31, 2010 were $77.00 per Bbl for oil and $5.28 per Mcf for natural gas as compared to $58.37 per Bbl for oil and $3.52 per Mcf for natural gas for the year ended December 31, 2009.

        Drilling rig fees.    We have committed to several short-term drilling contracts with various third parties to complete our drilling projects. The contracts contain an early termination clause that requires us to pay significant penalties to the third parties if we cease drilling efforts. For the year ended December 31, 2009, we incurred approximately $1.6 million in stacked rig fees. In 2010, we did not incur any stacked rig fees related to our drilling rig contracts.

        Drilling and production.    Drilling and production costs decreased to approximately $0.3 million at December 31, 2010 from $0.8 million at December 31, 2009 as a result of improved cost control measures related to our activities.

        General and administrative ("G&A").    G&A expense increased to approximately $29.7 million at December 31, 2010 from $21.2 million at December 31, 2009, an increase of $8.5 million, or 40%. Increases in salaries, benefits and bonus expense (net of capitalized salary and benefits) accounted for approximately $5.4 million, or 64%, of the change in G&A expense as we continued to grow our employee base during 2010. The remainder of the increase largely consisted of additional expenditures for technology, travel costs and professional fees. On a per-BOE basis, G&A expense decreased to $5.69 per BOE during the year ended December 31, 2010 from $5.94 per BOE at December 31, 2009. This decrease was a result of a larger overall increase in production volumes between the two periods.

        Equity and stock-based compensation.    Equity and stock-based compensation decreased to approximately $1.3 million at December 31, 2010 from $1.4 million at December 31, 2009 due largely to a lower average grant date fair value and number of awards granted and vested during 2010 as compared to 2009.

        Depreciation, depletion and amortization ("DD&A").    DD&A increased to approximately $97.4 million at December 31, 2010 from $58.0 million at December 31, 2009, an increase of $39.4 million, or 68%. The following table provides components of our DD&A expense for the years ended December 31, 2011 and 2010.

	Years ended December 31,
	2010	2009
Depletion of proved oil and natural gas properties	$93,815	$55,399
Depreciation of pipeline assets	1,982	1,461
Depreciation of other property and equipment	1,614	1,145

Total depletion, depreciation and amortization	$97,411	$58,005

Depletion of proved oil and natural gas properties per BOE	$18.00	$15.54

        The increase in depletion of proved oil and natural gas properties of approximately $38.4 million and the increase in the depletion rate of $2.46 per BOE were due largely to additions to the full cost pool related to our increase in drilling in 2011 as compared to 2010.

        The increase in depreciation for pipeline and gas gathering assets of approximately $0.5 million was primarily due to the expansion of our gas gathering system.

        The increase in depreciation for other fixed assets of approximately $0.5 million was primarily due to an increase in fixed asset additions as we grew the company.

        Impairment expense.    We evaluate the impairment of our oil and gas properties on a quarterly basis according to the full cost method prescribed by the SEC. If the carrying amount exceeds the calculated full cost ceiling, we reduce the carrying amount of the oil and gas properties to the calculated full cost ceiling amount, which is determined to be their estimated fair value.

        Impairment expense at December 31, 2009 reflects the impairment of our oil and gas properties of approximately $245.9 million due to declining market prices for oil and gas, and the write-down to lower of cost of market of our materials and supplies of approximately $0.8 million, consisting of pipe and well equipment, due to declining market prices. For oil and natural gas assets, the full cost ceiling calculation was computed using the unweighted arithmetic average first-day-of-the-month prices for the 12-months ended December 31, 2009 of $57.04 per Bbl for oil and $3.15 per MMBtu for natural gas, adjusted for energy content, transportation fees and regional price differentials. It was determined that oil and natural gas properties were not impaired for the year ended December 31, 2010 as their carrying amount did not exceed the calculated full cost ceiling. Additionally, a write-down of our materials and supplies was not necessary at December 31, 2010 based on our lower of cost or market analysis.

        Commodity derivative financial instruments.    Due to the inherent volatility in oil and gas prices, we use commodity derivative instruments including puts, swaps, collars, and basis swaps to hedge future price risk associated with a significant portion of our anticipated oil and gas production. At each period end, we estimate the fair value of our commodity derivatives and recognize an unrealized gain or loss. We have not elected hedge accounting on these derivatives and, therefore, the unrealized gains and losses on open positions are reflected in current earnings. For the years ended December 31, 2010 and 2009, our hedges resulted in realized gains of approximately $22.7 million and $52.1 million, respectively. For the years ended December 31, 2010 and 2009, our hedges resulted in unrealized losses of approximately $11.5 million and $46.4 million, respectively. During 2009, some of our hedge contracts matured and commodity prices began to recover, creating an unrealized loss at December 31, 2009. During 2010, we entered into a number of new commodity derivatives of which seven had associated deferred premiums totaling approximately $13.4 million. The estimated fair value of our total deferred premiums was approximately $12.5 million at December 31, 2010. The fair market value of these premiums is deducted from our unrealized gains and losses and largely accounts for the overall unrealized loss on commodity derivatives at December 31, 2010.

        Interest expense and realized and unrealized gains and losses on interest rate derivatives.    Interest expense increased to approximately $18.5 million for the year ended December 31, 2010 from $7.5 million for the year ended December 31, 2009, largely due to a higher weighted average interest rate and a higher weighted average outstanding debt balance on the Broad Oak credit facility and due the issuance of our term loan during 2010 as compared to 2009. Additionally, we had approximately $2.0 million in amortized deferred loan costs and $0.4 million in other fees and deferred premium amortization that were charged to interest expense for the year ended December 31, 2010 as compared to $0.6 million in amortized deferred loan costs and an insignificant amount of other fees and amortization for the year ended December 31, 2009.

	Year ended December 31, 2010		Year ended December 31, 2009
(in thousands except for percentages)	Weighted average principal	Weighted average interest rate	Weighted average principal	Weighted average interest rate
Senior secured credit facility	$180,788	3.38%	$154,011	3.67%
Term loan(1)	100,000	4.49%	—	—
Broad Oak credit facility(2)	123,782	4.27%	27,657	4.65%

(1)
The term loan was entered into on July 7, 2010 and was paid-in-full and terminated on January 20, 2011.

(2)
The Broad Oak credit facility was paid-in-full and terminated on July 1, 2011 in connection with the Broad Oak acquisition.

        During 2010 and 2009, we entered into certain variable-to-fixed interest rate derivatives that hedge our exposure to interest rate variations on our variable interest rate debt. At December 31, 2010, we had interest rate swaps and caps outstanding for a notional amount of $300.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring from June 2011 to September 2013 compared to outstanding swaps for a notional amount of $180.0 million with fixed pay rates ranging from 1.60% to 3.41% and terms expiring from June 2011 to June 2012 at December 31, 2009. During the year ended December 31, 2010, we realized a loss on interest rate derivatives of approximately $5.2 million compared to a realized loss of $3.8 million for the year ended December 31, 2009. Additionally, we recorded an unrealized loss on interest rate derivatives of approximately $0.1 million as of December 31, 2010 compared to an unrealized gain of $0.4 million at December 31, 2009. At December 31, 2010, the estimated fair value of our interest rate derivatives was in a net liability position of approximately $5.5 million compared to $5.6 million at December 31, 2009.

        Income tax expense.    We recorded a deferred income tax benefit of approximately $25.8 million for the year ended December 31, 2010, compared to a deferred income tax benefit of approximately $74.0 million for the year ended December 31, 2009. At December 31, 2009, we recognized a deferred income tax benefit for the impairment of our oil and gas properties of approximately $86.1 million.

        Additionally, we recorded a valuation allowance of approximately $0.7 million against our Texas deferred tax asset at December 31, 2010, as we believe it is more likely than not that we will not realize a future benefit for the full amount of our Texas deferred tax asset. The estimated annual effective tax rate was 37% for the year ended December 31, 2010 and 35% for the year ended December 31, 2009. Our annual effective tax rate is based on our estimated annual permanent tax differences and estimated annual pre-tax book income. Our estimates involve assumptions we believe to be reasonable at the time of the estimation.

        During the fourth quarter of 2010, we determined that it was more likely than not that the remaining federal net operating loss carry-forwards and net federal deferred assets would be realized. Consideration given included estimated future net cash flows from oil and gas reserves (including the timing of those cash flows) and the future tax effect of the deferred tax assets and liabilities recorded at December 31, 2010. As a result of this determination, the valuation allowance was released against the deferred tax assets, resulting in a decrease of the valuation allowance by approximately $47.9 million.

        For the year ended December 31, 2009, we increased the valuation allowance against Broad Oak's net federal deferred tax asset by approximately $16.5 million and decreased the valuation allowance against Broad Oak's Louisiana deferred tax by approximately $0.1 million. We believed it was more likely than not that we would not realize a future benefit for the full amount of the federal and Louisiana net deferred tax asset as of December 31, 2009.

Liquidity and Capital Resources

        Our primary sources of liquidity have been capital contributions from affiliates of Warburg Pincus LLC, certain members of our management and our board of directors, borrowings under our senior secured credit facility, the 2019 senior notes, the old notes, borrowings under the prior Broad Oak credit facility, borrowings under our prior term loan facility, proceeds from our IPO and cash flows from operations. Our primary use of capital has been for the exploration, development and acquisition of oil and gas properties. As we pursue reserves and production growth, we continually consider which capital resources, including equity and debt financings, are available to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. Our future ability to grow proved reserves and production will be highly dependent on the capital resources available to us. We continually monitor market conditions and may consider taking on additional debt, which may be in the form of bank debt, debt securities or other sources of financing. We cannot assure you that we will take on any such debt or what the terms of such debt would be. We believe that we have significant liquidity available to us from cash flow from operations and under our senior secured credit facility as well as the remaining proceeds from the April 2012 offering of $500.0 million in old notes for our planned exploration and development activities. As of May 31, 2012, we had approximately $199.9 million in cash on hand. In addition, our hedge positions currently provide relative certainty on a majority of our cash flows from operations through 2012 even with the general decline in the prices of natural gas.

        At March 31, 2012, we had approximately $230.0 million in debt outstanding and approximately $0.03 million of outstanding letters of credit under our senior secured credit facility and $550.0 million in 2019 senior notes, excluding the premium of $2.0 million received on the October 2011 offering of the 2019 senior notes. Additionally, we had approximately $482.5 million available for borrowings under our senior secured credit facility at March 31, 2012. We believe such availability as well as cash flows from operations, cash on hand and the issuance of the old notes in April 2012, provide us with the ability to implement our planned exploration and development activities.

        As of June 28, 2012, we had no outstanding debt under our senior secured credit facility and approximately $785.0 million available for borrowings.

        We expect that, in the future, our commodity derivative positions will help us stabilize a portion of our expected cash flows from operations despite potential declines in the price of oil and gas. Please see "—Quantitative and Qualitative Disclosures About Market Risk" below.

Cash Flows

        Our cash flows for the three months ended March 31, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009 are as follows:

	Three months ended March 31,		Years ended December 31,
(in thousands)	2012	2011	2011	2010	2009
Net cash provided by operating activities	$91,402	$75,988	$344,076	$157,043	$112,669
Net cash used in investing activities	(252,192)	(192,360)	(706,787)	(460,547)	(361,333)
Net cash provided by financing activities	145,000	100,890	359,478	319,752	250,139

Net increase (decrease) in cash	$(15,790)	$(15,482)	$(3,233)	$16,248	$1,475

Cash flows provided by operating activities

        Net cash provided by operating activities was $91.4 million and $76.0 million for the three months ended March 31, 2012 and 2011, respectively. The increase of $15.4 million was largely due to significant increases in revenue due to increased production, as well as an increase in the market price for oil.

        Net cash provided by operating activities was $344.1 million, $157.0 million and $112.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. The increases of $187.1 million from 2010 to 2011 and $44.3 million from 2009 to 2010 were largely due to significant increases in revenue due to our successful drilling program, as well as an increase in the market price for oil.

        Our operating cash flows are sensitive to a number of variables, the most significant of which are production levels and the volatility of oil and gas prices. Regional and worldwide economic activity, weather, infrastructure, capacity to reach markets, costs of operations and other variable factors significantly impact the prices of these commodities. These factors are not within our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see "—Quantitative and Qualitative Disclosures About Market Risk."

Cash flows used in investing activities

        We had cash flows used in investing activities of approximately $252.2 million and $192.4 million for the three months ended March 31, 2012 and 2011, respectively, which is an increase of $59.8 million. A significant portion of our capital expenditures for the three months ended March 31, 2012 reflects expenditures which were accrued for at December 31, 2011 as part of our 2011 capital budget, but due to the timing of when billings were received, were paid during the first quarter of 2012. Additionally, a portion of the increase was due to increasing our drilling efforts in our Permian Basin and Anadarko Granite Wash areas as we continue to explore and develop our identified potential drilling locations.

        We had cash flows used in investing activities of approximately $706.8 million, $460.5 million and $361.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. The increases of $246.3 million from 2010 to 2011 and $99.2 million from 2009 to 2010 are due to increasing our drilling efforts in our Permian Basin and Anadarko Granite Wash areas in order to take advantage of strategic vertical and horizontal drilling and improving commodity prices.

        Our cash used in investing activities for capital expenditures for the three months ended March 31, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009 is summarized in the table below.

	Three months ended March 31,		Years ended December 31,
(in thousands)	2012	2011	2011	2010	2009
Restricted cash	$—	$—	$—	$—	$2,201
Capital expenditures:
Oil and gas properties	(247,280)	(187,576)	(687,062)	(454,161)	(340,636)
Pipeline and gathering assets	(3,859)	(3,424)	(13,368)	(4,277)	(19,995)
Other fixed assets	(1,053)	(1,374)	(6,413)	(2,198)	(3,071)
Proceeds from other asset disposals	—	14	56	89	168

Net cash used in investing activities	$(252,192)	$(192,360)	$(706,787)	$(460,547)	$(361,333)

Capital expenditure budget

        In June 2012, our board of directors approved a revised budget of $900 million for calendar year 2012, excluding acquisitions. We do not have a specific acquisition budget since the timing and size of acquisitions cannot be accurately forecasted.

        The amount, timing and allocation of capital expenditures are largely discretionary and within management's control. If oil and gas prices decline to levels below our acceptable levels, or costs increase to levels above our acceptable levels, we may choose to defer a portion of our budgeted capital expenditures until later periods in order to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flow. We may also increase our capital expenditures significantly to take advantage of opportunities we consider to be attractive. We consistently monitor and adjust our projected capital expenditures in response to success or lack of success in drilling activities, changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Cash flows provided by financing activities

        We had cash flows provided by financing activities of $145.0 million and $100.9 million for the three months ended March 31, 2012 and 2011, respectively.

        Net cash provided by financing activities for the three months ended March 31, 2012 was the result of borrowings on our senior secured credit facility.

        Net cash provided by financing activities for the three months ended March 31, 2011 was largely the result of our first issuance of 2019 senior notes in an aggregate principal amount of $350.0 million in January 2011 as well as borrowings on the former Broad Oak credit facility totaling $38.6 million and payments on our senior secured credit facility of $177.5 million and term loan of $100.0 million. Additionally, we incurred $10.2 million in loan costs for the three months ended March 31, 2011.

        We had cash flows provided by financing activities of $359.5 million, $319.8 million and $250.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Net cash provided by financing activities for the year ended December 31, 2011 was primarily the result of $552.0 million in gross proceeds from the issuance of the 2019 senior notes of $350.0 million on January 20, 2011 and $202.0 million on October 11, 2011, net proceeds from our IPO of $319.4 million, net reductions of our senior secured credit facility and former Broad Oak credit facility totaling $306.6 million, the payment of $100.0 million to pay in full and terminate our term loan and payments of $23.2 million for loan costs. Additionally, we incurred approximately $82.0 million in debt to facilitate the Broad Oak acquisition.

        For the year ended December 31, 2010, net cash from financing activities was the result of capital contributions from Warburg Pincus, certain members of our management and our independent directors totaling $85.0 million, net borrowings on our senior secured credit facility and former Broad Oak credit facility totaling $144.5 million and borrowings on our term loan of $100.0 million, all of which were offset by payments of $9.2 million for loan costs. Following the Corporate Reorganization, we no longer have any commitments from Warburg Pincus or others to contribute any capital to us.

        For the year ended December 31, 2009, net cash from financing activities was primarily the result of capital contributions from Warburg Pincus, certain members of our management and our independent directors of approximately $154.6 million, borrowings on our senior secured credit facility of $75.0 million and net borrowings of approximately $23.5 million on the Broad Oak credit facility.

Debt

        At March 31, 2012, we were a party only to our senior secured credit facility and the indenture governing the 2019 senior notes. The Broad Oak credit facility was terminated on July 1, 2011 in connection with the Broad Oak acquisition. Our term loan facility was paid in full and retired in connection with the closing of the January 2011 offering of the 2019 senior notes.

        Senior secured credit facility.    Laredo Petroleum, Inc. is the borrower under our senior secured credit facility, which had a capacity of $1.0 billion, a borrowing base of $712.5 million and approximately $230.0 million outstanding and $482.5 million available for borrowing at March 31, 2012. Additionally, our senior secured credit facility provides for the issuance of letters of credit, limited in the aggregate to the lesser of $20.0 million and the total availability under the facility. At March 31, 2012, we had one letter of credit outstanding totaling approximately $0.03 million under our senior secured credit facility. Our senior secured credit facility will mature on July 1, 2016.

        We have a choice of borrowing at an Adjusted Base Rate or in Eurodollars. Adjusted Base Rate loans bear interest at the Adjusted Base Rate plus an applicable margin between 0.75% and 1.75%, and Eurodollar loans bear interest at the adjusted London Interbank Offered Rate ("LIBOR") plus an applicable margin between 1.75% and 2.75%. At March 31, 2012, the applicable margin rates were 1.00% for the adjusted base rate advances and 2.00% for the Eurodollar advances. The amount of the senior secured credit facility outstanding at March 31, 2012 was subject to an interest rate of approximately 2.25%. We are also required to pay an annual commitment fee on the unused portion of the bank's commitment of 0.5%.

        Our senior secured credit facility is secured by a first priority lien on our assets (including stock of Laredo Petroleum, Inc.), including oil and natural gas properties constituting at least 80% of the present value of our proved reserves owned now or in the future. At March 31, 2012, we were subject to the following financial and non-financial ratios on a consolidated basis:

  •
  a current ratio at the end of each fiscal quarter, as defined by the agreement, that is not permitted to be less than 1.00 to 1.00; and

  •
  at the end of each fiscal quarter, the ratio of earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses and other non-cash charges ("EBITDAX") for the four fiscal quarters ending on the relevant date to the sum of net interest expense plus letter of credit fees, in each case for such period, is not permitted to be less than 2.50 to 1.00.

        Our senior secured credit facility contains both financial and non-financial covenants. We were in compliance with these covenants at March 31, 2012, December 31, 2011, 2010 and 2009. At September 30, 2009, we were in violation of our current ratio covenant. A covenant waiver was included in the fourth amended senior secured credit facility agreement dated November 5, 2009.

        Our senior secured credit facility contains various covenants that limit our ability to:

  •
  incur indebtedness;

  •
  pay dividends and repay certain indebtedness;

  •
  grant certain liens;

  •
  merge or consolidate;

  •
  engage in certain asset dispositions;

  •
  use proceeds for any purpose other than to finance the acquisition, exploration and development of mineral interests and for working capital and general corporate purposes;

  •
  make certain investments;

  •
  enter into transactions with affiliates;

  •
  engage in certain transactions that violate ERISA or the Internal Revenue Code or enter into certain employee benefit plans and transactions;

  •
  enter into certain swap agreements or hedge transactions;

  •
  incur, become or remain liable under any operating lease which would cause rentals payable to be greater than $10.0 million in a fiscal year;

  •
  acquire all or substantially all of the assets or capital stock of any person, other than assets consisting of oil and natural gas properties and certain other oil and natural gas related acquisitions and investments; and

  •
  repay or redeem our senior unsecured notes, or amend, modify or make any other change to any of the terms in our senior unsecured notes that would change the term, life, principal, rate or recurring fee, add call or pre-payment premiums, or shorten any interest periods.

        As of March 31, 2012, we were in compliance with the terms of our senior secured credit facility. If an event of default exists under our senior secured credit facility, the lenders will be able to accelerate the maturity of our senior secured credit facility and exercise other rights and remedies. As of March 31, 2012, each of the following will be an event of default:

  •
  failure to pay any principal of any note or any reimbursement obligation under any letter of credit when due or any interest, fees or other amount within certain grace periods;

  •
  failure to perform or otherwise comply with the covenants in the senior secured credit facility and other loan documents, subject, in certain instances, to certain grace periods;

  •
  a representation, warranty, certification or statement is proved to be incorrect in any material respect when made;

  •
  failure to make any payment in respect of any other indebtedness in excess of $25.0 million, any event occurs that permits or causes the acceleration of any such indebtedness or any event of default or termination event under a hedge agreement occurs in which the net hedging obligation owed is greater than $25.0 million;

  •
  voluntary or involuntary bankruptcy or insolvency events involving us or our subsidiaries and in the case of an involuntary proceeding, such proceeding remains undismissed and unstayed for the applicable grace period;

  •
  one or more adverse judgments in excess of $25.0 million to the extent not covered by acceptable third party insurers, are rendered and are not satisfied, stayed or paid for the applicable grace period;

  •
  incurring environmental liabilities which exceed $25.0 million to the extent not covered by acceptable third party insurers;

  •
  the loan agreement or any other loan paper ceases to be in full force and effect, or is declared null and void, or is contested or challenged, or any lien ceases to be a valid, first priority, perfected lien;

  •
  failure to cure any borrowing base deficiency in accordance with the senior secured credit facility;

  •
  a change of control, as defined in our senior secured credit facility; and

  •
  notification if an "event of default" shall occur under the indenture governing our senior unsecured notes.

        Additionally, our senior secured credit facility provides for the issuance of letters of credit, limited in the aggregate to the lesser of $20.0 million and the total availability under the facility. At March 31, 2012, we had one letter of credit outstanding totaling approximately $0.03 million under our senior secured credit facility.

        We subsequently entered into the third amendment to our senior secured credit facility on April 24, 2012, which allowed for the issuance of additional senior unsecured notes in the aggregate amount of $500.0 million. Additionally, on April 27, 2012, we entered into the fourth amendment to our senior secured credit facility, which increased the facility capacity to $2.0 billion and the borrowing base to $785 million. Refer to Note N of our unaudited consolidated financial statements included elsewhere in this prospectus for further discussion of these amendments.

        Subsequent to March 31, 2012, we borrowed an additional $50.0 million under our senior secured credit facility on April 5, 2012. As of June 28, 2012, the outstanding balance under our senior secured credit facility was zero as all outstanding amounts were paid with the proceeds of our issuance of the old notes in April 2012 as discussed below.

        Refer to Note C of our audited consolidated financial statements included elsewhere in this prospectus and Note C of our unaudited consolidated financial statements included elsewhere in this prospectus for further discussion of our senior secured credit facility.

        Termination of the Broad Oak credit facility.    At June 30, 2011, Broad Oak had a $600.0 million revolving credit facility under its seventh amendment executed on February 1, 2011 between Broad Oak and certain financial institutions. Under the seventh amendment, the borrowing base was redetermined at $375.0 million. The borrowing base was subject to a semi-annual redetermination. The Broad Oak credit facility term extended to April 11, 2013, at which time the outstanding balance would have been due. As defined in the Broad Oak credit facility, the Adjusted Base Rate Advances and Eurodollar Advances under the facilities bore interest payable quarterly at an Adjusted Base Rate or Adjusted LIBOR plus an applicable margin based on the ratio of outstanding revolving credit to the conforming borrowing base. At June 30, 2011, the applicable margin rates were 1.50% for the Adjusted Base Rate advances and 2.50% for the Eurodollar advances. Additionally, Broad Oak was also required to pay a quarterly commitment fee of 0.5% on the unused portion of the bank's commitment.

        The Broad Oak credit facility was secured by a first priority lien on Broad Oak's oil and gas properties.

        Concurrently with the Broad Oak acquisition on July 1, 2011, the Broad Oak credit facility was paid in full and terminated. Refer to Note A of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the Broad Oak transaction.

        As of December 31, 2010 and 2009, borrowings outstanding under the Broad Oak credit facility totaled approximately $214.1 million and $44.6 million, respectively.

        Senior unsecured notes.    On January 20, 2011 and October 19, 2011, Laredo Petroleum, Inc. completed the offerings of $350 million principal amount and $200 million principal amount, respectively, of 9 1/2% senior notes due 2019. The 2019 senior notes will mature on February 15, 2019 and bear an interest rate of 9 1/2% per annum, payable semi-annually, in cash in arrears on February 15 and August 15 of each year. The 2019 senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Laredo Petroleum Holdings, Inc. and its subsidiaries (other than Laredo Petroleum, Inc.) (collectively, the "guarantors"). The 2019 senior notes were issued under and are governed by an indenture dated January 20, 2011, among Laredo Petroleum, Inc., Wells Fargo Bank, National Association, as trustee, and the guarantors. The indenture governing the 2019 senior notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, entering into transactions with affiliates and limitations on asset sales. Indebtedness under the 2019 senior notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing the 2019 senior notes.

        Laredo Petroleum, Inc. may redeem all or a portion of the 2019 senior notes at any time on or after February 15, 2015, on not less than 30 or more than 60 days' prior notice in amounts of $2,000 or whole multiples of $1,000 in excess thereof, at the redemption prices (expressed as percentages of principal amount) of 104.750% for the twelve-month period beginning on February 15, 2015, 102.375% for the twelve-month period beginning on February 15, 2016 and 100.000% for the twelve-month period beginning on February 15, 2017 and at any time thereafter, together with accrued and unpaid interest, if any, thereon to the applicable date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). In addition, before February 15, 2015, Laredo Petroleum, Inc. may redeem all or any part of the 2019 senior notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). Furthermore, before February 15, 2014, Laredo Petroleum, Inc. may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2019 senior notes (including the principal amount of any additional notes) with the net proceeds of a public or private equity offering at a redemption price of 109.500% of the principal amount of the 2019 senior notes, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), if at least 65% of the aggregate principal amount of the 2019 senior notes (including the principal amount of any additional notes) issued under the indenture governing the 2019 senior notes remains outstanding immediately after such redemption and the redemption occurs no later than 180 days of the closing date of such equity offering. Laredo Petroleum, Inc. may also be required to make an offer to purchase the 2019 senior notes upon a change of control triggering event.

        In connection with the issuance of the 2019 senior notes, Laredo Petroleum, Inc. and the guarantors party thereto entered into registration rights agreements with the initial purchasers of the 2019 senior notes and agreed to file with the SEC a registration statement with respect to an offer to exchange the 2019 senior notes for substantially identical notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) that are registered under the Securities Act. The offer to exchange the 2019 senior notes for substantially identical notes registered under the Securities Act was consummated on January 13, 2012.

        Refer to Note C of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the 2019 senior notes.

        Subsequent to March 31, 2012, and as described in this prospectus, Laredo Petroleum, Inc. completed an offering of $500 million aggregate principal amount of old notes. The old notes will mature on May 1, 2022 and bear an interest rate of 7 3/8% per annum, payable semi-annually, in cash in arrears on May 1 and November 1 of each year, commencing November 1, 2012. The old notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Laredo Petroleum Holdings, Inc. and the guarantors. The net proceeds from the old notes were used (i) to pay in full $280.0 million outstanding under our senior secured credit facility, and (ii) for general working capital purposes. As of June 28, 2012, we had a total of $1.05 billion of senior unsecured notes outstanding.

Obligations and Commitments

        We had the following significant contractual obligations and commitments that will require capital resources at December 31, 2011:

	Payments due
(in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Senior secured credit facility(1)	$—	$—	$85,000	$—	$85,000
Senior unsecured notes	52,250	104,500	104,500	680,625	941,875
Drilling rig commitments(2)	9,631	—	—	—	9,631
Derivative financial instruments(3)	6,218	13,215	240	—	19,673
Asset retirement obligations(4)	1,458	788	1,022	9,806	13,074
Office and equipment leases(5)	1,413	2,550	1,013	—	4,976

Total	$70,970	$121,053	$191,775	$690,431	$1,074,229

(1)
Includes outstanding principal amount at December 31, 2011. This table does not include future commitment fees, interest expense or other fees on our senior secured credit facility because it is a floating rate instrument and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged. As of March 31, 2012, we had approximately $145.0 million outstanding on our senior secured credit facility due in 2016; however this balance was subsequently paid-in-full in April 2012 with the proceeds of the old notes issuance.

(2)
At December 31, 2011, we had several drilling rigs under term contracts which expire during 2012. Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. Therefore, drilling obligations on well-by-well rigs have not been included in the table above. The value in the table represents the gross amount that we are committed to pay. However, we will record our proportionate share based on our working interest in our audited consolidated financial statements as incurred. See Note J to our audited consolidated financial statements included elsewhere in this prospectus for additional discussion of our drilling contract commitments. As of March 31, 2012, our drilling rig commitments total approximately $27.2 million due to increased drilling activity in our Permian and Anadarko Granite Wash regions and are due within one year.

(3)
Represents payments due for deferred premiums on our commodity hedging contracts. As of March 31, 2012, our deferred premiums total approximately $25.5 million. Refer to Note H to our audited consolidated financial statements and Note G to our unaudited consolidated financial statements included elsewhere in this prospectus for additional discussion of our deferred hedging premiums.

(4)
Amounts represent our estimate of future asset retirement obligations. Because these costs typically extend many years into the future, estimating these future costs requires management to make estimates and judgments that are subject to future revisions based upon numerous factors, including the rate of inflation, changing technology and the political and regulatory environment. As of March 31, 2012, our asset retirement obligation totals approximately $14.2 million. See Note B to our audited consolidated financial statements and to our unaudited consolidated financial statements included elsewhere in this prospectus for further discussion of our asset retirement obligation.

(5)
See Note J to our audited consolidated financial statements and Note I to our unaudited consolidated financial statements included elsewhere in this prospectus for a description of our lease obligations.

        In addition to the obligations and commitments noted above, as of March 31, 2012, our contractual obligations included an addition of approximately $5.5 million for the estimated total liability payable for our performance unit awards as of March 31, 2012, which will be payable in December 2014.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our unaudited and audited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our unaudited consolidated financial statements. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements.

        In management's opinion, the more significant reporting areas impacted by our judgments and estimates are the choice of accounting method for oil and natural gas activities, estimation of oil and natural gas reserve quantities and standardized measure of future net revenues, revenue recognition, impairment of oil and gas properties, asset retirement obligations, valuation of derivative financial instruments, valuation of stock-based compensation and performance unit compensation, and estimation of income taxes. Management's judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

Method of accounting for oil and natural gas properties

        The accounting for our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful efforts method and the full cost method. We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities.

        Under the full cost method, capitalized costs are amortized on a composite unit of production method based on proved oil and gas reserves. If we maintain the same level of production year over year, the depreciation, depletion and amortization expense may be significantly different if our estimate of remaining reserves or future development costs changes significantly. Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the relationship between costs and proved reserves, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated. We review all of our unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and otherwise if impairment has occurred.

Oil and natural gas reserve quantities and standardized measure of future net revenue

        Our independent reserve engineers prepare the estimates of oil and gas reserves and associated future net cash flows. The SEC has defined proved reserves as the estimated quantities of oil and gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating oil and gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

Revenue recognition

        Revenue from our interests in producing wells is recognized when the product is delivered, at which time the customer has taken title and assumed the risks and rewards of ownership and collectability is reasonably assured. The sales prices for oil and natural gas are adjusted for transportation and other related deductions. These deductions are based on contractual or historical data and do not require significant judgment. Subsequently, these revenue deductions are adjusted to reflect actual charges based on third party documents. Since there is a ready market for oil and natural gas, we sell the majority of production soon after it is produced at various locations.

Impairment of oil and gas properties

        We review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. For the year ended December 31, 2009, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from our proved reserves, net of related income tax considerations, resulting in a write-down in the carrying value of oil and gas properties of $245.9 million. For the years ended December 31, 2011 and 2010, the result of the ceiling test concluded that the carrying amount of our oil and natural gas properties was significantly below the calculated ceiling test value and as such a write-down was not required. In calculating future net revenues, effective December 31, 2009, current prices are calculated as the average oil and gas prices during the preceding 12-month period prior to the end of the current reporting period, determined as the unweighted arithmetic average first-day-of- the-month prices for the prior 12-month period and costs used are those as of the end of the appropriate quarterly period.

Asset retirement obligations

        In accordance with the Financial Accounting Standard Board's (the "FASB") authoritative guidance on asset retirement obligations ("ARO"), we record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred with the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. For oil and gas properties, this is the period in which the well is drilled or acquired. The ARO represents the estimated amount we will incur to plug, abandon and remediate the properties at the end of their productive lives, in accordance with applicable state laws. The liability is accreted to its present value each period and the capitalized cost is depreciated on the unit of production method. The accretion expense is recorded as a component of depreciation, depletion and amortization in our consolidated statement of operations.

        We determine the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Included in the fair value calculation are assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Derivative financial instruments

        We record all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. We have not designated any derivative instruments as hedges for accounting purposes and we do not enter into such instruments for speculative trading purposes. Realized gains and realized losses from the settlement of commodity derivative instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled commodity derivative instruments are reported under "Other Income (Expense)" in our consolidated statements of operations.

Stock-based compensation

        Under the modified prospective accounting approach, we measure stock-based compensation expense at the grant date based on the fair value of an award and recognize the compensation expense on a straight-line basis over the service period, which is usually the vesting period. The fair value of the awards is based on the value of our common stock on the date of grant. The determination of the fair value of an award requires significant estimates and subjective judgments regarding, among other things, the appropriate option pricing model, the expected life of the award and forfeiture rate assumptions. Beginning in the first quarter of 2012, we utilized the Black-Scholes option pricing model to measure the fair value of stock options granted under our 2011 Omnibus Equity Incentive Plan. As there are inherent uncertainties related to these factors and our judgment in applying them to the fair value determinations, there is risk that the recorded stock compensation may not accurately reflect the amount ultimately earned by the employee. Refer to Note D to our audited consolidated financial statements and our unaudited consolidated financial statements included elsewhere in this prospectus for additional information regarding our equity and stock-based compensation.

Performance unit compensation

        For performance unit awards issued to management in 2012, we utilized a Monte Carlo simulation prepared by an independent third party to determine the fair value of the awards at the date of grant and to re-measure the fair value at the end of each reporting period until settlement in accordance with GAAP. Due to the relatively short trading history for our stock, the volatility criteria utilized in the Monte Carlo simulation is based on the volatilities of a group of peer companies that have been determined to be most representative of our expected volatility. The performance unit awards are classified as liability awards as they have a combination of performance and service criteria and will be settled in cash at the end of the requisite service period based on the achievement of certain performance criteria. The liability and related compensation expense for each period for these awards is recognized by dividing the fair value of the total liability by the requisite service period and recording the pro rata share for the period for which service has already been provided. Compensation expense for the performance units is included in "General and administrative" expense in our consolidated statements of operations with the corresponding liability recorded in the "Other long-term liabilities" section of our consolidated balance sheet. As there are inherent uncertainties related to the factors and our judgment in applying them to the fair value determinations, there is risk that the recorded performance unit compensation may not accurately reflect the amount ultimately earned by the member of management.

Income taxes

        At March 31, 2012, December 31, 2011, 2010 and 2009, we had deferred tax assets of $80.8 million, $95.6 million, $155.0 million and $129.1 million, respectively. At December 31, 2009, our deferred tax asset included a valuation allowance of approximately $48.6 million, of which $47.9 million was subsequently reversed in the fourth quarter of 2010.

        As part of the process of preparing the consolidated financial statements, we are required to estimate the federal and state income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as derivative instruments, depreciation, depletion and amortization, and certain accrued liabilities for tax and financial accounting purposes. These differences and our net operating loss carryforwards result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess, using all available positive and negative evidence, the likelihood that the deferred tax assets will be recovered from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. Generally, to the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must include an expense or reduction of expense within the tax provision in the consolidated statement of operations.

        Under accounting guidance for income taxes, an enterprise must use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists (i) the more positive evidence is necessary and (ii) the more difficult it is to support a conclusion that a valuation allowance is not needed for all or a portion of the deferred tax asset. Among the more significant types of evidence that we consider are:

  •
  our earnings history exclusive of the loss that created the future deductible amount coupled with evidence indicating that the loss is an aberration rather than a continuing condition;

  •
  the ability to recover our net operating loss carryforward deferred tax assets in future years;

  •
  the existence of significant proved oil and gas reserves;

  •
  our ability to use tax planning strategies as well as current price protection utilizing oil and natural gas hedges; and

  •
  future revenue and operating cost projections that indicate we will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures.

        During the first three months of 2012 and in 2011, in evaluating whether it was more-likely-than-not that our deferred tax asset was recoverable from future net income, we considered that in both 2008 and 2009, we had net operating losses due to impairment expense recognized largely as a result of lower oil and natural gas prices experienced during the economic downturn, which led to a full cost ceiling impairment recognized in both 2008 and 2009. Additionally, we considered our strong earnings history exclusive of the loss that created the future temporary difference, and that while a full cost ceiling impairment is possible in the future, we do not believe the impairments recorded in 2008 and 2009 are indicative of future full cost impairments based on the following: (i) the book basis of our oil and gas assets at March 31, 2012 and December 31, 2011, (ii) the net basis differences in our oil and gas properties represented by a net deferred tax liability at March 31, 2012 and December 31, 2011, and (iii) our full cost ceiling cushion at March 31, 2012 and December 31, 2011. We believe it is proper and meaningful when analyzing the negative evidence of our historic three-year results to adjust for items that cannot be expected to occur on a similar basis during the future period allowed to recover the deferred tax asset, such as our full cost impairments noted above. We believe the adjusted three-year results provide less negative evidence than that presented by the unadjusted cumulative losses.

        We also determined through our analysis that our net operating loss carryforward deferred tax asset was recoverable over future years and that we had no material net operating losses expiring prior to 2026. In performing our analysis, we used inputs from third party sources, which came primarily from our reserve reports that were independently estimated by a third party engineer as well as future market pricing as determined by the New York Mercantile Exchange. Based on our forecasted results from multiple analyses, at December 31, 2011 and 2010, future taxable income from our oil and gas reserves is expected to be sufficient to utilize the entire net operating loss carryforward in approximately six to eight years. We believe this analysis provides significant positive evidence that is objectively verifiable, as it uses three-year historical operating results to predict future taxable income. We considered all applicable tax deductions in our analysis which were substantially known and were not subject to significant estimates. Based on this, we determined in the fourth quarter of 2010 that given the proper weight of the positive evidence noted above as compared to the negative evidence of our cumulative net losses, it was more-likely-than-not that our deferred tax asset would be recovered.

        We will continue to assess the need for a valuation allowance against deferred tax assets considering all available evidence obtained in future reporting periods. If our assumptions regarding forecasted production, pricing and margins are not achieved by amounts in excess of our sensitivity analysis, it may have a significant impact on the corresponding taxable income which may require a valuation allowance to be recorded against our deferred tax assets at that time.

        See Note B to our audited consolidated financial statements and our unaudited consolidated financial statements included elsewhere in this prospectus for a discussion of additional accounting policies and estimates made by management.

Recent Accounting Pronouncements

        In December 2011, the FASB issued Accounting Standards Update ("ASU") 2011-11, Disclosures about Offsetting Assets and Liabilities, which requires disclosure of both gross information and net information about derivative instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to master netting arrangements. This information will enable users of an entity's financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments within the scope of the update.

        The update is effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods and is to be applied retrospectively for all comparative periods presented. We do not expect the adoption of this ASU to have a material effect on our financial statements.

Inflation

        Inflation in the U.S. has been relatively low in recent years and did not have a material impact on our results of operations for the period from December 31, 2009 through the three months ended March 31, 2012. Although the impact of inflation has been insignificant in recent years, it continues to be a factor in the U.S. economy and we do experience inflationary pressure on the costs of oilfield services and equipment as drilling activity increases in the areas in which we operate.

Off-balance Sheet Arrangements

        Currently, we do not have any off-balance sheet arrangements other than operating leases, which are included in "—Obligations and Commitments."

Quantitative and Qualitative Disclosures About Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term "market risk" refers to the risk of loss arising from adverse changes in oil and gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

        Commodity price exposure.    For a discussion of how we use financial commodity put, collar, swap and basis swap contracts to mitigate some of the potential negative impact on our cash flow caused by changes in oil and gas prices, see "—Hedging."

        Interest rate risk.    As part of our senior secured credit facility, we have debt which bears interest at a floating rate. At March 31, 2012, the weighted average indebtedness outstanding on our senior secured credit facility bore an annual weighted average interest rate of 2.19%. Based on the total outstanding borrowings under this facility at March 31, 2012 of $230.0 million, a 1.0% increase in each of the average LIBOR rates and federal funds rates would result in increased annual interest expense of $2.3 million before giving effect to interest rate derivatives.

        Through interest rate derivative contracts, we have attempted to mitigate our exposure to changes in interest rates. We have entered into various fixed interest rate swap and cap agreements which hedge our exposure to interest rate variations on our senior secured credit facility. At March 31, 2012, we had interest rate swaps and one interest rate cap outstanding for a notional amount of $260.0 million with fixed pay rates ranging from 1.11% to 3.41% and terms expiring from June 2012 to September 2013.

        Counterparty and customer credit risk.    Our principal exposures to credit risk are through receivables resulting from derivatives contracts (approximately $23.3 million at March 31, 2012), joint interest receivables (approximately $35.3 million at March 31, 2012) and the receivables from the sale of our oil and natural gas production (approximately $53.1 million at March 31, 2012), which we market to energy marketing companies and refineries.

        We are subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. We do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. At March 31, 2012, we had two customers that made up approximately 35% and 11% of our total oil and gas sales accounts receivable. At December 31, 2011, we had four customers that made up approximately 32%, 16%, 14% and 11% of our total oil and gas sales accounts receivable. At December 31, 2010, we had three customers that made up approximately 41%, 16% and 14% of our total oil and gas sales accounts receivable.

        Joint operations receivables arise from billings to entities that own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we intend to drill. We have little ability to control who participates in our wells. At March 31, 2012, we had three customers that made up approximately 24%, 22% and 21% of our total joint operations receivables. At December 31, 2011, we had three customers that made up approximately 30%, 17% and 16% of our total joint operations receivables. At December 31, 2010, we had two customers that made up approximately 77% and 11% of our total joint operations receivables. Refer to Note I of our audited consolidated financial statements included elsewhere in this prospectus for additional disclosures regarding credit risk.

BUSINESS

Overview

        We are an independent energy company focused on the exploration, development and acquisition of oil and natural gas in the Permian and Mid-Continent regions of the United States. Our activities are primarily focused in the Wolfberry and deeper horizons of the Permian Basin in West Texas and the Anadarko Granite Wash in the Texas Panhandle and Western Oklahoma, where we have assembled 174,608 net acres and 37,320 net acres, respectively, as of March 31, 2012. The oil and liquids-rich Permian Basin and the liquids-rich Anadarko Granite Wash are characterized by multiple target horizons, extensive production histories, long-lived reserves, high drilling success rates and significant initial production rates.

        Based upon drilling results from over 750 of our gross vertical wells, we believe our vertical program in these areas has been largely de-risked. Our vertical development drilling activity is complemented by a rapidly emerging horizontal drilling program, which may add significant production and reserves in multiple producing horizons on the same acreage. These drilling programs comprise an extensive, multi-year inventory of exploratory and development opportunities. As of May 31, 2012, we have drilled 42 gross horizontal wells in the Permian and 18 gross horizontal wells in the Anadarko Granite Wash.

        Laredo was founded in October 2006 by our Chairman and Chief Executive Officer Randy A. Foutch, who was later joined by other members of our management team, many of whom have worked together for a decade or more. Prior to founding Laredo, Mr. Foutch formed, built and sold three private oil and gas companies, all of which were focused on the same general areas of the Permian and Mid-Continent regions in which Laredo currently operates. In 1991, Mr. Foutch formed Colt Resources Corporation ("Colt"), with an institutional sponsor. Colt was sold in a private transaction in 1996 for approximately $33 million. In 1997, Mr. Foutch formed Lariat Petroleum, Inc. ("Lariat") with a large institutional sponsor investing approximately $74 million and using approximately $100 million of debt. In 2001, Lariat subsequently was sold for approximately $333 million. Most recently, in 2002, Mr. Foutch and several of our current managers formed Latigo Petroleum, Inc. ("Latigo"), with institutional sponsors investing approximately $160 million, and utilizing an additional approximately $200 million of debt. Latigo was sold in 2006 for approximately $750 million. All of these companies executed the same fundamental business strategy in the same general operating areas that created significant growth in cash flow, production and reserves.

        Since our inception, we have rapidly grown our cash flow, production and reserves through our drilling program. We also seek acquisition opportunities that are complementary to our assets and provide upside potential that is competitive with our existing property portfolio. On July 1, 2011, we completed the acquisition of Broad Oak for a combination of equity and cash. This acquisition provided us incremental scale and significant additional exposure to attractive vertical and horizontal oil and liquids-rich natural gas drilling opportunities. The acquired properties are concentrated on a contiguous land position located in the Permian Basin, primarily in Reagan County, and are being drilled targeting Wolfberry production. This acreage, totaling approximately 64,000 net acres, approximately doubled our Permian Basin position and is immediately south of and on trend with our legacy Permian Basin properties in Glasscock and Howard Counties. We believe the success Laredo has achieved to date in drilling our vertical and horizontal wells may add significant value to this newly acquired acreage. In December 2011, we completed a Corporate Reorganization and IPO. See "—Corporate History and Structure."

        Our net cash provided by operating activities was approximately $91.4 million for the three months ended March 31, 2012. Our net average daily production for the same period was approximately 27,995 BOE/D, and our net proved reserves were an estimated 156,453 MBOE as of December 31, 2011.

        The following table summarizes net acreage and producing wells as of March 31, 2012, total estimated net proved reserves as of December 31, 2011, and average daily production for the three months ended March 31, 2012 in our principal operating regions. Our reserve estimates as of December 31, 2011 are based on a report prepared by Ryder Scott, our independent reserve engineers. Based on such report, we operate wells that represent approximately 97% of the value of our proved developed oil and natural gas reserves as of December 31, 2011. In addition, the table shows our gross identified potential drilling locations and our proved undeveloped locations as of December 31, 2011.

	At December 31, 2011
						Three months ending March 31, 2012 average daily production(6)
				Identified potential drilling locations(4)			At March 31, 2012
	Estimated net proved reserves(1)(2)
								Producing wells
		% of Total reserves			PUD locations(5)		Net acreage
	MBOE(3)		% Oil	Total		(BOE/D)		Gross	Net
Permian	101,441	65%	52%	5,669	872	18,283	174,608	682	646
Anadarko Granite Wash	45,101	29%	8%	335	207	7,286	37,320	179	134
Other(7)	9,911	6%	3%	—	—	2,426	166,492	351	177

Total	156,453	100%	36%	6,004	1,079	27,995	378,420	1,212	957

(1)
Our estimated net proved reserves were prepared by Ryder Scott as of December 31, 2011 and are based on reference oil and natural gas prices. In accordance with applicable rules of the SEC, the reference oil and natural gas prices are derived from the average trailing twelve-month index prices (calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable twelve-month period), held constant throughout the life of the properties. The reference prices were $92.71/Bbl for oil and $3.99/MMBtu for natural gas for the twelve months ended December 31, 2011.

(2)
Our reserves are reported in two streams: crude oil and liquids-rich natural gas. The economic value of the natural gas liquids in our natural gas is included in the wellhead natural gas price. The reference prices referred to above that were utilized in the December 31, 2011 reserve report prepared by Ryder Scott are adjusted for natural gas liquids content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The adjusted reference prices in the Permian area were $7.48/Mcf and $4.88/Mcf in the Anadarko Granite Wash area.

(3)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(4)
See the Glossary of Oil and Natural Gas Terms for the definition of "identified potential drilling locations" and below for more information regarding the processes and criteria through which these potential drilling locations were identified.

(5)
Represents the number of identified potential drilling locations to which proved undeveloped reserves are attributable.

(6)
Our average daily production volumes are reported in two streams: crude oil and liquids-rich natural gas. The economic value of the natural gas liquids in our natural gas is included in the wellhead natural gas price.

(7)
Includes our acreage in the gas prone Eastern Anadarko (30,966 net acres) and Central Texas Panhandle (44,636 net acres), as well as the Dalhart Basin, which is a new exploration effort (90,890 net acres) targeting liquids-rich formations that are less than 7,000 feet in depth.

        We have assembled a multi-year inventory of development drilling and exploitation projects as a result of our early acquisition of technical data, early establishment of significant acreage positions and successful exploratory drilling. We plan to continue our conventional vertical drilling programs, especially in the Permian Basin, and to further de-risk our rapidly emerging horizontal plays in both the Permian and Anadarko Basins. As of May 31, 2012, we have a total of 15 operated drilling rigs running. Twelve of these rigs are working on our properties in the Permian Basin, eight of which are drilling vertical wells and four are drilling horizontal wells. Three rigs are operating on our properties in the Anadarko Granite Wash, all of which are drilling horizontal wells.

        In the drilling and development of hydrocarbon reserves, there are three key factors that can have an effect on our objective of establishing commercial production. Each of these factors must be addressed in order to reduce the risk and uncertainty associated with (or "de-risk") our exploration and production program:

  •
  Does the prospective reservoir underlie our acreage position and can it be defined both vertically and horizontally?

  •
  Are the petro-physics of the reservoir rock such that it contains hydrocarbons that can be recovered?

  •
  Can the hydrocarbons be produced on a commercial basis?

        We carefully assess and monitor all three factors in our drilling and exploration projects. Our drilling activities in areas containing extensive historical industry activity have enabled us to determine whether a prospective reservoir underlies our acreage position, and whether it can be defined both vertically and horizontally. We use a number of proven mapping techniques to understand the physical extent of the targeted reservoir. This includes 2D and 3D seismic data, as well as Laredo-owned and historical public well databases (which in the Anadarko Basin may extend back approximately 50 years and in the Permian basin over 80 years). We also utilize our laboratory and field derived data from whole cores, sidewall cores, well cuttings, mudlogs and open-hole well logs to understand the petro-physics of the rock characteristics prior to the commencement of any completion operations. Finally, after defining the reservoir, our engineers utilize their technical expertise to develop completion programs that we believe will maximize the amount of hydrocarbons that can be recovered. As more wells are completed in the targeted reservoir and additional data becomes available, the process is further refined (and further "de-risked") in order to minimize costs and maximize recoveries.

        As of December 31, 2011, we had identified a total of 6,004 gross potential drilling locations, 5,669 of which underlie our Permian Basin acreage and 335 of which are located in our Anadarko Basin focus area. Both areas have a vertical and horizontal drilling component relative to the types of potential drilling locations. While the Permian and Anadarko areas share some of the same qualifying technical metrics that define a potential location, as a matter of clarification, we consider the Granite Wash area to represent a conventional drilling program, while the potential locations identified in the Permian are characterized as a resource play.

        In the Anadarko Basin, both the Granite Wash horizontal and vertical potential locations have been identified through a series of detailed maps which we have internally generated based on an extensive geological and engineering database. Information incorporated into this process includes both our own proprietary information as well as industry data available in the public domain. Specifically, open hole logging data, production statistics from operated and non-operated wells, petrophysical data describing the reservoir rock as derived from cores and, where appropriate, 3D seismic data provide the technical basis from which we identified the potential locations.

        In the Permian Basin, both the Wolfberry interval (comprised of multiple producing formations) and the individual targeted shale formations are considered a resource play. As such, the mapping of the gross interval for each of the producing formations underlying a majority of our entire acreage position is the main factor we considered in identifying our potential locations. In the general region and immediately around our acreage position, publicly available well data exists from a significant number of vertical wells (in excess of several thousand for the Cline Shale alone) that have allowed us to define the areal extent of each of the producing intervals, whether the whole vertical Wolfberry section or the targeted Cline and Wolfcamp Shales. In addition to this publicly available well data, we have also incorporated our internally generated information from cores, 3D seismic, open hole logging and reservoir engineering data into defining the extent of the targeted intervals, the ability of such intervals to produce commercial quantities of hydrocarbons, and the viability of the potential locations. As with the Granite Wash drilling program, the timing of drilling the identified potential Permian locations will be influenced by several factors, including commodity prices, capital requirements, Texas Railroad Commission ("RRC") well-spacing requirements and a continuation of the positive results from both our the vertical and horizontal development drilling program.

Our Business Strategy

        Our goal is to enhance stockholder value by economically growing our cash flow, production and reserves by executing the following strategy:

        Grow production and reserves through our lower-risk vertical drilling.    We leverage our operating and technical expertise to establish large, contiguous acreage positions. We believe that we have reduced the risk and uncertainty associated with (or "de-risked") our core acreage positions by our vertical development activity, and we intend to generate significant growth in cash flows, production and reserves by drilling our inventory of locations. Our vertical development drilling program provides repeatable, predictable, low-risk production growth but also serves as an efficient way to obtain additional critical sub-surface data to target potential horizontal wells.

        Increase recovery and capital efficiency through our horizontal drilling.    Our horizontal drilling program is designed to further capture the upside potential that may exist on our properties. Horizontal drilling may significantly increase our well performance and recoveries compared to our vertical wells. In addition, horizontal drilling may be economic in areas where vertical drilling is currently not economical or logistically viable. We believe multiple vertically stacked producing horizons may be developed using horizontal drilling techniques in both our Permian and Anadarko Granite Wash plays.

        Apply our technical expertise to reduce risk in our current asset portfolio, optimize our development program and evaluate emerging opportunities.    Our management team has significant experience in successfully identifying opportunities to enhance our cash flow, production and reserves in the basins in which we operate. Our practice is to make a substantial upfront investment to understand the geology, geophysics and reservoir parameters of the rock formations that define our exploration and development programs. Through comprehensive coring programs, acquisition and evaluation of high quality 3D seismic data and advance logging / simulation technologies, we seek to economically de-risk our opportunities to the extent possible before committing to a drilling program.

        Enhance returns through prudent capital allocation and continued improvements in operational and cost efficiencies.    In the current commodity price environment, we have directed our capital spending toward oil and liquids-rich drilling opportunities that provide attractive returns. Our management team is focused on continuous improvement of our operating practices and has significant experience in successfully converting exploration programs into cost-efficient development projects. Operational control allows us to more effectively manage operating costs, the pace of development activities, technical applications, the gathering and marketing of our production and capital allocation. Laredo is the operator in our joint ventures, having drilled 24 wells in the ExxonMobil joint venture and 129 wells under the Linn Energy joint venture as of December 31, 2011.

        Evaluate and pursue value enhancing acquisitions, mergers and joint ventures.    While we believe our multi-year inventory of identified potential drilling locations provides us with significant growth opportunities, we will continue to evaluate strategically compelling asset acquisitions, mergers and joint ventures. Any transaction we pursue will either generally complement our asset base or provide an anticipated competitive economic proposition relative to our existing opportunities or market conditions. Our Laredo operated joint ventures with ExxonMobil and Linn Energy, our 2008 acquisition of properties from Linn Energy and our 2011 acquisition of Broad Oak are examples of this strategy.

        Proactively manage risk to limit downside.    We continually monitor and control our business and operating risks through various risk management practices, including maintaining a conservative financial profile, making significant upfront investment in research and development as well as data acquisition, owning and operating our natural gas gathering systems with multiple sales outlets, minimizing long-term contracts, maintaining an active commodity hedging program and employing prudent safety and environmental practices.

Our Competitive Strengths

        We have a number of competitive strengths that we believe will help us to successfully execute our business strategy:

        Management team with extensive operating experience in core areas of operation.    Our management team has extensive industry experience and a proven record of providing a significant return on investment. Four of our other seven senior officers have worked with Mr. Foutch at one or more of his previous companies. This has resulted in a high degree of continuity among members of our executive management and has enabled us to attract and retain key employees from previous companies as well as other successful exploration and production companies. Each of Mr. Foutch's previous companies focused on the same general areas of the Permian and Anadarko Basins in which Laredo currently operates. Most members of our senior management team have over twenty years of experience and knowledge directly associated with our current primary operating areas. As of May 31, 2012 approximately 56% of our full-time employees are experienced technical employees, including 25 petroleum engineers, 18 geoscientists, 20 landmen and 52 technical support staff.

        Economic, multi-year drilling inventory.    We have assembled a portfolio of approximately 6,000 gross identified potential drilling locations as of December 31, 2011. We believe our focus on data-rich, mature producing basins with well studied geology, engineering practices and concentrated operation, combined with new technologies in the Permian and Anadarko Basins, as well as our disciplined assessment and monitoring of the three factors that we believe help to de-risk our drilling and exploration projects, as described above, significantly decreases the risk profile of our identified drilling locations. As of May 31, 2012, we have approximately 1,908 square miles of 3D seismic data supporting our exploratory and development drilling programs. From our formation in 2006 through May 31, 2012, we have drilled over 900 gross vertical and horizontal wells with a success rate of approximately 99%. Our drilling activity has been and will continue to be focused on liquids-rich opportunities in the Permian Basin and Anadarko Granite Wash, where we see liquids-rich natural gas that ranges from 1,225 to 1,460 Btu per cubic foot and 1,115 to 1,230 Btu per cubic foot, respectively. Pursuant to our existing percentage of proceeds contracts during December 2011, our natural gas liquids yield was 130 Bbls/MMcf in the Permian Basin and 69 Bbls/MMcf in the Anadarko Granite Wash and our ratio of residue natural gas to wellhead natural gas was 69% and 84%, respectively.

        Significant operational control.    We operate wells that represent approximately 97% of the value of our proved developed oil and natural gas reserves as of December 31, 2011, based on a report prepared by Ryder Scott. We believe that maintaining operating control permits us to better pursue our strategies of enhancing returns through operational and cost efficiencies and maximizing ultimate hydrocarbon recoveries from mature producing basins through reservoir analysis and evaluation and continuous improvement of drilling, completion and stimulation techniques. We expect to maintain operation control over most of our identified potential drilling locations.

        Our gathering infrastructure provides secure and timely takeaway capacity and enhanced economics.    Our wholly-owned subsidiary, Laredo Gas Services, LLC, has invested approximately $60 million in over 230 miles of pipeline in our natural gas gathering systems in the Permian and Anadarko Basins as of March 31, 2012. We have also installed over 420 miles of natural gas gathering lines to 63 central delivery points on our Permian acreage in Reagan County. These systems and flow lines provide greater operational efficiency and lower differentials for our natural gas production in our liquids-rich Permian and Anadarko Granite Wash plays and enable us to coordinate our activities to connect our wells to market upon completion with minimal days waiting on pipeline. Additionally, they provide us with multiple sales outlets through interconnecting pipelines, minimizing the risks of shut-ins awaiting pipeline connection or curtailment by downstream pipelines.

        Financial strength and flexibility.    We maintain a conservative financial profile in order to preserve operational flexibility and financial stability. At March 31, 2012, on a pro forma basis, after giving effect to the offering of old notes and the application of the net proceeds described herein, we would have had approximately $785 million available for borrowings under the issuer's senior secured credit facility (giving effect to the increase in the borrowing base) and total debt of approximately $1.05 billion, which is 2.3 times our annualized Adjusted EBITDA for the first three months of 2012. We have diversified our capital sources, including raising $319.4 million through the IPO in December 2011, raising $550 million aggregate principal amount by issuing the 2019 senior notes in January and October 2011 and raising $500 million aggregate principal amount by issuing the old notes in April 2012. We believe that our operating cash flow and the aforementioned liquidity sources provide us with the ability to implement our planned exploration and development activities.

        Strong institutional investor support and corporate governance.    Warburg Pincus is our institutional investor and has many years of relevant experience in financing and supporting exploration and production companies and management teams, having been the lead investor in several such companies. Warburg Pincus has been an institutional investor in two previous companies operated by members of our management team. To date, Warburg Pincus, certain members of our management and our independent directors have together invested a total of $1.2 billion (including through investments in Broad Oak). Warburg Pincus did not sell shares in the IPO and retains a significant interest in Laredo. We believe that our board of directors is exceptionally qualified and represents a significant resource. It is comprised of Laredo management, representatives of Warburg Pincus and independent individuals with extensive industry and business expertise. We actively engage our board of directors on a regular basis for their expertise on strategic, financial, governance and risk management activities.

Focus Areas

        We focus on developing a balanced inventory of quality drilling opportunities that provide us with the operational flexibility to economically develop and produce oil and natural gas reserves from conventional and unconventional formations. Our properties are currently located in the prolific Permian and Mid-Continent regions of the United States, where we leverage our experience and knowledge to identify and exploit additional upside potential. We have been successful in delivering repeatable results through internally generated vertical and horizontal drilling programs.

Permian Basin

        The Permian Basin, located in west Texas and southeastern New Mexico, is one of the most prolific onshore oil and natural gas producing regions in the United States. It is characterized by an extensive production history, mature infrastructure, long reserve life and hydrocarbon potential in multiple intervals. Our Permian activities are centered on the eastern side of the basin approximately

35 miles east of Midland, Texas in Glasscock, Howard, Reagan and Sterling Counties. As of March 31, 2012, we held 174,608 net acres in over 490 sections with an average working interest of 95% in wells drilled to date.

        The overall Wolfberry interval, the principal focus of our drilling activities, is an oil play that also includes a liquids-rich natural gas component. Our production/exploration fairway extends approximately 20 miles wide and 80 miles long. While exploration and drilling efforts in the southern half of our acreage block have been centered on the shallower portion of the Wolfberry (Spraberry, Dean and Wolfcamp formations) the emphasis in the northern half has been on the deeper intervals, including the Wolfcamp, Cline Shale, Strawn and Atoka formations. Considering the geology and the reservoir extent of each contributing formation, we now have identified significant potential throughout our total acreage block for the entire Wolfberry interval from the shallow zones to the deepest.

        As of May 31, 2012 we have drilled and completed approximately 650 gross vertical wells and have defined the productive limits on our acreage throughout the trend. The success of our vertical drilling program, coupled with industry activity, has substantially reduced risks associated with our future drilling programs in the Wolfberry interval.

        We have expanded our drilling program to include a horizontal component targeting the Cline and Wolfcamp Shales. The drilling of the Cline Shale, located in the lower Wolfberry, was initiated after our extensive technical review that included coring and testing the Cline separately in multiple vertical wells. We believe the Cline Shale exhibits similar petrophysical attributes and favorable economics compared to other liquids-rich shale plays operated by other companies, such as in the Eagle Ford and Bakken Shale formations. We have acquired 3D seismic data to assist in fracture analysis and the definition of the structural component within the Cline Shale.

        We have drilled 12 gross horizontal Wolfcamp Shale wells as of May 31, 2012 with encouraging results out of the uppermost interval (the Wolfcamp "A"). The Middle and Lower Wolfcamp Shale intervals also look prospective based on open hole logs and petrophysical data we have gathered through coring. This data, along with industry activity to the south, suggests that multiple, repeatable shale opportunities underlay a majority of our acreage position. As of May 31, 2012, we have drilled a total of 42 gross horizontal wells in the Wolfcamp and Cline formations, of which 30 are in the Cline Shale and 12 in the Wolfcamp Shale.

        We have over 5,600 total gross identified potential drilling locations (both vertical and horizontal) in the Permian, all of which are within the larger Wolfberry interval.

Anadarko Granite Wash

        Straddling the Texas/Oklahoma state line, our Granite Wash play extends over a large area in the western part of the Anadarko Basin. As of March 31, 2012, we held 37,320 net acres in Hemphill County, Texas and Roger Mills County, Oklahoma. Our play consists of vertical and horizontal drilling opportunities targeting the liquids-rich Granite Wash formation. By utilizing the whole core data we obtained early in the exploration process and the subsurface information from our vertical wells, enhanced logging techniques and other wells drilled by the industry, we have developed a detailed regional geologic depositional and engineering understanding. As a result, we have been able to target our current vertical development drilling program in the higher productive areas. As of December 31, 2011, we have drilled and completed approximately 150 gross vertical wells.

        Our horizontal Granite Wash program is in the evaluation phase with our current emphasis on reducing risks through our drilling program and by incorporating practices similar to the industry's successful drilling results in the immediate area. The economic viability of our Anadarko Granite Wash horizontal program has been validated by our recent completions and by the announced success of our competitors in close proximity to our acreage. In addition to the Granite Wash zones tested to date, we believe that additional potential upside exists within the multiple mapped and targeted horizontal Granite Wash zones that remain to be tested. As a result of our and the industry's recent horizontal success, we anticipate the majority of our Granite Wash drilling going forward to be horizontal. As of December 31, 2011, we have approximately 100 gross identified potential drilling locations for the horizontal Granite Wash, which includes both our Texas and Oklahoma acreage.

        In addition to the Granite Wash intervals in this area, there are both shallower and deeper zones that we believe are prospective, including the Cleveland and Morrow channel sands. We have acquired 3D seismic data to help further define the areal extent of these additional formations. Considering the Granite Wash and Upper Morrow intervals identified as of December 31, 2011, we estimate there are approximately 335 gross identified potential vertical and horizontal drilling locations, all of which are in the Granite Wash.

Other Areas

        In addition to our Permian and Anadarko Granite Wash plays, we continue to evaluate opportunities in three other areas within our core operating regions.

        The Dalhart Basin is located on the western side of the Texas Panhandle. As of March 31, 2012, we held 90,890 net acres in the Dalhart Basin. It is characterized by both a conventional Granite Wash play and several potential liquids-rich shale plays that may underlie a significant portion of the entire area. Both targeted intervals are considered oil plays at depths of less than 7,000 feet. Our initial 3D seismic program of approximately 155 square miles was recently completed and is in the final stages of being interpreted. As of May 31, 2012, we have drilled three gross vertical wells in the Dalhart Basin.

        The second area is centrally located in the Central Texas Panhandle, where our operations are currently conducted through our joint venture with ExxonMobil. As of March 31, 2012, we held 44,636 net acres in the Central Texas Panhandle. The prospective zones in this area are relatively shallow (less than 9,500 feet), with a majority being predominately natural gas.

        The third area is located in the eastern end of the Anadarko Basin, in Caddo County, Oklahoma. As of March 31, 2012, we held 30,966 net acres in the Eastern Anadarko. There are multiple targets to drill in this area, varying in depth between 8,000 feet and 22,000 feet, which are predominantly dry natural gas. While our economic metrics require higher natural gas prices to justify additional drilling, the area could play a meaningful role in our future if natural gas prices increase.

        These latter two areas, which represent 12% of our production and 6% of our estimated proved reserves as of December 31, 2011, may become more compelling in the future if natural gas prices increase.

Our Operations

Estimated proved reserves

        Unless otherwise specifically identified in this prospectus, the information with respect to our estimated proved reserves presented below has been prepared by Ryder Scott, our independent reserve engineers, in accordance with the rules and regulations of the SEC applicable to the periods presented. Our net proved reserves are estimated at 156,453 MBOE as of December 31, 2011, 40% of which were classified as proved developed and 36% oil. The following table presents summary data for each of our core operating areas as of December 31, 2011. Our estimated proved reserves at December 31, 2011 assume our ability to fund the capital costs necessary for their development and are impacted by pricing assumptions. In addition, we may not be able to raise the amounts of capital that would be necessary to drill a substantial portion of our proved undeveloped reserves. See "Risk Factors—Risks related to our business—Estimating reserves and future net revenues involves uncertainties. Decreases in oil and natural gas prices, or negative revisions to reserve estimates or assumptions as to future oil and natural gas prices, may lead to decreased earnings, losses or impairment of oil and natural gas assets" in the 2011 Annual Report incorporated by reference into this prospectus.

	At December 31, 2011 Proved Reserves
		% of Total
	(MBOE)(1)
Area:
Permian Basin	101,441	65%
Anadarko Granite Wash	45,101	29%
Other(2)	9,911	6%

Total	156,453	100%

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(2)
Includes Eastern Anadarko, Central Texas Panhandle and Dalhart Basin.

        The following table sets forth more information regarding our estimated proved reserves at December 31, 2011 and 2010. Ryder Scott, our independent reserve engineers, estimated 100% of our proved reserves at December 31, 2010 and December 31, 2011. The reserve estimates at December 31, 2011 and 2010 were prepared in accordance with the SEC's rules regarding oil and natural gas reserve reporting currently in effect. The information in the following table does not give any effect to our commodity hedges.

	At December 31,
	2011	2010
Estimated proved reserves:
Oil and condensate (MBbl)	56,267	44,847
Natural gas (MMCF)	601,117	550,278
Total estimated proved reserves (MBOE)(1)	156,453	136,560
Proved developed producing (MBOE)(1)	59,631	39,300
Proved developed non-producing (MBOE)(1)	3,564	5,533
Proved undeveloped (MBOE)(1)	93,258	91,727
Percent developed	40%	33%

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

        Technology used to establish proved reserves.    Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term "reasonable certainty" implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

        To establish reasonable certainty with respect to our estimated proved reserves, our internal reserve engineers and Ryder Scott, our independent reserve engineers, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, open hole logs, core analyses, geologic maps, available downhole and production data and seismic data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves, material balance calculations or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using pore volume calculations and performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

        Qualifications of technical persons and internal controls over reserves estimation process.    In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and guidelines established by the SEC, Ryder Scott, our independent reserve engineers, estimated 100% of our proved reserve information as of December 31, 2011 and 2010 included in this prospectus. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

        We maintain an internal staff of petroleum engineers and geoscience professionals who work closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to Ryder Scott in their reserves estimation process. Our technical team meets regularly with representatives of Ryder Scott to review properties and discuss methods and assumptions used in Ryder Scott's preparation of the year-end reserves estimates. The Ryder Scott reserve report is reviewed with representatives of Ryder Scott and our internal technical staff before dissemination of the information. Additionally, our senior management reviews the Ryder Scott reserve report.

        John E. Minton, our Senior Vice President of Reservoir Engineering, is the technical person primarily responsible for overseeing the preparation of our reserves estimates. He has over 38 years of practical experience with approximately 34 years of this experience being in the estimation and evaluation of reserves. He has been a registered Professional Engineer in the State of Oklahoma since 1982. He has a Bachelor of Science degree in Mechanical Engineering and is a life member in good standing of the Society of Petroleum Engineers. Mr. Minton reports directly to our President and Chief Operating Officer. Reserve estimates are reviewed and approved by senior engineering staff with final approval by our President and Chief Operating Officer and certain other members of our senior management. Our senior management also reviews our independent engineers' reserve estimates and related reports with senior reservoir engineering staff and other members of our technical staff.

Proved undeveloped reserves

        Our proved undeveloped reserves increased from 91,727 MBOE at December 31, 2010 to 93,258 MBOE at December 31, 2011. 22,844 MBOE of proved undeveloped reserves were added during the year, (i) 15,009 MBOE of which were added from 155 wells in the Permian Basin that were previously unproved locations, but were proved up by drilling offset locations during the year and (ii) 7,835 MBOE of which were added from 47 wells in the Anadarko Granite Wash that became economic based on updated mapping of expected reserves. During 2011, 10,704 MBOE of proved undeveloped reserves were converted to proved developed reserves as a result of drilling 147 locations at a total net cost of approximately $259 million. 142 of these locations were in the Permian Basin and five were in the Anadarko Basin. Negative revisions of 10,609 MBOE of proved undeveloped reserves during 2011 were primarily the result of removing potential Permian Basin and Anadarko Basin locations. Our anticipated capital costs for directionally drilling or obtaining additional surface locations increased for 33 vertical wells in our Anadarko Granite Wash play, making these locations uneconomic to drill at current gas prices. We also decided to drill 149 Permian Basin locations (with proved reserves through the upper Wolfcamp zone) deeper into the non-proved lower Wolfcamp through Atoka zones. The additional capital costs to drill these wells deeper, based on the shallow proved reserves only, made these locations uneconomic as proved locations. During 2011, we drilled 19 wells to test the deeper, unproved horizons, and such testing indicates these zones, combined with the shallower uphole zones, could result in economic completions.

        Estimated total future development and abandonment costs related to the development of proved undeveloped reserves as shown in our December 31, 2011 reserve report are $1.9 billion. Based on this report, the capital estimated to be spent in 2012, 2013, 2014, 2015 and 2016 to develop the proved undeveloped reserves is $202 million, $395 million, $529 million, $702 million and $35 million, respectively. All of the proved undeveloped locations are expected to be drilled within a five year period.

Production, revenues and price history

        The following table sets forth information regarding production, revenues and realized prices and production costs for the three months ended March 31, 2012 and 2011 and for the years ended December 31, 2011, 2010 and 2009. Our reserves and production are reported in two streams: crude oil and liquids-rich natural gas. The economic value of the natural gas liquids in our liquids-rich natural gas is included in the wellhead natural gas price. For additional information on price calculations, see information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the three months ended March 31,		For the years ended December 31,
	2012	2011	2011	2010	2009
Production data:
Oil (MBbls)	1,067	709	3,368	1,648	513
Natural gas (MMcf)	8,882	7,112	31,711	21,381	18,302
Oil equivalents (MBOE)(1)(2)	2,548	1,894	8,654	5,212	3,563
Average daily production (BOE/D)	27,995	21,048	23,709	14,278	9,762
Revenues (in thousands):
Oil	$104,067	$63,864	$306,481	$126,891	$29,946
Natural gas	$44,884	$41,905	$199,774	$112,892	$64,401
Average sales prices without hedges:
Benchmark oil ($/Bbl)(3)	$102.98	$94.07	$95.01	$79.53	$61.79
Realized oil ($/Bbl)(4)	$97.53	$90.08	$91.00	$77.00	$58.37
Benchmark natural gas ($/MMBtu)(3)	$2.32	$4.22	$4.02	$4.39	$3.98
Realized natural gas ($/Mcf)(4)	$5.05	$5.89	$6.30	$5.28	$3.52
Average price ($/BOE)	$58.46	$55.83	$58.50	$46.01	$26.48
Average sales prices with hedges(5):
Oil ($/Bbl)	$95.37	$86.78	$88.62	$77.26	$65.42
Natural gas ($/Mcf)	$5.84	$6.31	$6.67	$6.32	$6.17
Average price ($/BOE)	$60.31	$56.17	$58.93	$50.37	$41.10
Average cost per BOE:
Lease operating expenses	$5.88	$4.18	$5.00	$4.16	$3.52
Production and ad valorem taxes	$3.50	$3.75	$3.70	$3.01	$1.72
Depreciation, depletion and amortization	$20.22	$17.14	$20.38	$18.69	$16.28
General and administrative(6)	$6.00	$4.71	$5.19	$5.69	$5.94

(1)
MBbl equivalents ("MBOE") are calculated using a conversion rate of six MMcf per one MBbl.

(2)
The volumes presented for the three months ended March 31, 2012 and for the year ended December 31, 2011 are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Benchmark oil prices are the simple average of the daily settlement price for NYMEX West Texas Intermediate Light Sweet Crude Oil each month for the period indicated. Benchmark natural gas prices are the simple arithmetic average of the last day settlement price for NYMEX natural gas each month for the period indicated.

(4)
Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for natural gas liquids content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(5)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(6)
General and administrative costs per BOE do not include the effect of stock-based compensation expense. Including stock-based compensation expense, general and administrative costs are approximately $6.88/BOE, $4.88/BOE, $5.90/BOE, $5.93/BOE and $6.34/BOE for the three months ended March 31, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009, respectively.

Productive wells

        The following table sets forth certain information regarding productive wells in each of our core areas at March 31, 2012. We also own royalty and overriding royalty interests in a small number of wells in which we do not own a working interest.

	Total producing wells
	Gross
					Average working interest
	Vertical	Horizontal	Total(1)	Net
Permian	649	33	682	646	95%
Anadarko Granite Wash	163	16	179	134	75%
Other(2)	341	10	351	177	50%

Total	1,153	59	1,212	957	79%

(1)
1,022 of the 1,212 total gross producing wells are Laredo operated.

(2)
Includes Eastern Anadarko, Central Texas Panhandle and Dalhart Basin.

Acreage

        The following table sets forth certain information regarding the developed and undeveloped acreage in which we own an interest as of March 31, 2012 for each of our core operating areas, including acreage held by production ("HBP"). A majority of our developed acreage is subject to liens securing our senior secured credit facility.

	Developed acres		Undeveloped acres		Total acres
	Gross	Net	Gross	Net	Gross	Net	% HBP
Permian	82,063	73,817	144,196	100,791	226,259	174,608	42%
Anadarko Granite Wash	33,725	25,808	20,480	11,512	54,205	37,320	69%
Other(1)	101,882	69,868	130,945	96,624	232,827	166,492	42%

Total	217,670	169,493	295,621	208,927	513,291	378,420	45%

(1)
Includes Eastern Anadarko, Central Texas Panhandle and Dalhart Basin.

Undeveloped acreage expirations

        The following table sets forth the gross and net undeveloped acreage in our core operating areas as of March 31, 2012 that will expire over the next three years unless production is established within the spacing units covering the acreage or the lease is renewed or extended under continuous drilling provisions prior to the primary term expiration dates.

	Remaining 2012		2013		2014		2015
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Permian	12,548	7,551	53,699	37,496	28,933	21,041	31,491	25,712
Anadarko Granite Wash	4,744	1,995	5,337	3,002	5,075	2,718	1,800	180
Other(1)	30,342	30,342	25,884	17,412	33,041	32,702	24,311	15,238

Total	47,634	39,888	84,920	57,910	67,049	56,461	57,602	41,130

(1)
Includes Eastern Anadarko, Central Texas Panhandle and Dalhart Basin.

Drilling activity

        The following table summarizes our drilling activity for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009. Gross wells reflect the sum of all wells in which we own an interest. Net wells reflect the sum of our working interests in gross wells.

	Three months ended March 31, 2012		Years ended December 31,
			2011		2010		2009
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Development wells:
Productive	72	55.9	260	233.2	294	276.6	127	114.7
Dry	1	1.0	0	0.0	2	2.0	2	2.0

Total development wells	73	56.9	260	233.2	296	278.6	129	116.7

Exploratory wells:
Productive	1	1.0	2	1.4	11	9.3	17	13.7
Dry	1	0.9	0	0.0	1	1.0	2	1.3

Total exploratory wells	2	1.9	2	1.4	12	10.3	19	15.0

Corporate History and Structure

        Laredo Petroleum, Inc. was founded in October 2006 by Randy A. Foutch, our Chairman and Chief Executive Officer, and other members of our management team to acquire, develop and operate oil and gas properties in the Permian and Mid-Continent regions of the United States. In 2007, Warburg Pincus, our institutional investor, and Laredo Petroleum, Inc.'s management formed Laredo Petroleum, LLC as a holding company and entered into a limited liability company agreement, which provided for Laredo Petroleum, LLC's initial funding with an equity commitment of $300 million from Warburg Pincus, certain members of our management team and our independent directors. The stockholders of Laredo Petroleum, Inc. contributed their common stock in Laredo Petroleum, Inc. to Laredo Petroleum, LLC in return for equity units in Laredo Petroleum, LLC, and Laredo Petroleum, Inc. became a wholly-owned subsidiary of Laredo Petroleum, LLC. In October 2008, Laredo Petroleum, LLC's limited liability company agreement was amended and a new series of equity units was created to provide for an additional $300 million equity program.

        On July 1, 2011, we completed the acquisition of Broad Oak, which became a wholly-owned subsidiary of Laredo Petroleum, Inc. Broad Oak was formed in 2006 with financial support from its management and Warburg Pincus. On July 19, 2011, we changed the name of Broad Oak to Laredo Petroleum—Dallas, Inc.

        Laredo Petroleum Holdings, Inc. was incorporated on August 12, 2011 pursuant to the laws of the State of Delaware for purposes of the Corporate Reorganization and IPO. In the Corporate Reorganization on December 19, 2011, all of the outstanding preferred and certain series of the incentive equity interests in Laredo Petroleum, LLC were exchanged for shares of common stock of Laredo Petroleum Holdings, Inc. Laredo Petroleum Holdings, Inc. completed the IPO on December 20, 2011. Our business continues to be conducted through Laredo Petroleum, Inc., a wholly-owned subsidiary of Laredo Petroleum Holdings, Inc., and through Laredo Petroleum, Inc.'s subsidiaries.

        Laredo Petroleum, Inc. has three wholly-owned subsidiaries: Laredo Petroleum Texas, LLC, a Texas limited liability company formed in March 2007; Laredo Gas Services, LLC, a Delaware limited liability company formed in November 2007; and Laredo Petroleum—Dallas, Inc., a Delaware corporation formed in May 2006, formerly known as Broad Oak Energy, Inc.

        Laredo Petroleum, Inc. is the borrower under its senior secured credit facility as well as the issuer of the notes and the 2019 senior notes. Laredo Petroleum Holdings, Inc. and all of its subsidiaries (other than Laredo Petroleum, Inc.) are guarantors of the obligations under the senior secured credit facility, the notes and the 2019 senior notes.

        The following diagram indicates our current ownership structure.

Marketing and Major Customers

        We market the majority of production from properties we operate for both our account and the account of the other working interest owners in our operated properties. We sell substantially all of our production to a variety of purchasers under contracts ranging from one month to several years, all at market prices. We normally sell production to a relatively small number of customers, as is customary in the exploration, development and production business. However, based on the current demand for oil and natural gas and the availability of alternate purchasers, we believe that the loss of any one of our major purchasers would not have a material adverse effect on our financial condition and results of operations. For information regarding our customers that each accounted for 10% or more of our oil and natural gas revenues during the last three calendar years, see Note I in our audited consolidated financial statements included elsewhere in this prospectus. See "Risk Factors—Risks related to our business—The inability of our significant customers to meet their obligations to us may materially adversely affect our financial results" in the 2011 Annual Report incorporated by reference into this prospectus. See also "Certain Relationships and Related Party Transactions."

Title to Properties

        We believe that we have satisfactory title to all of our producing properties in accordance with generally accepted industry standards. As is customary in the industry, in the case of undeveloped properties, often cursory investigation of record title is made at the time of lease acquisition. Investigations are made before the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties. Individual properties may be subject to burdens that we believe do not materially interfere with the use or affect the value of the properties. Burdens on properties may include customary royalty interests, liens incident to operating agreements and for current taxes, obligations or duties under applicable laws, development obligations under natural gas leases, or net profits interests.

Oil and Natural Gas Leases

        The typical oil and natural gas lease agreement covering our properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on our properties generally range from 12.5% to 25%, resulting in a net revenue interest to us generally ranging from 87.5% to 75%. As of March 31, 2012, 45% of our leasehold acreage is held by production.

Seasonality

        Demand for oil and natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

Competition

        The oil and natural gas industry is intensely competitive, and we compete with other companies in our industry that have greater resources than we do, especially in our focus areas. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive natural gas properties and exploratory locations or define, evaluate, bid for and purchase a greater number of properties and locations than our financial or human resources permit and may be able to expend greater resources to attract and maintain industry personnel. In addition, these companies may have a greater ability to continue exploration activities during periods of low natural gas market prices. Our larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory locations and producing natural gas properties.

Hydraulic Fracturing

        We use hydraulic fracturing as a means to maximize the productivity of almost every well that we drill and complete. Hydraulic fracturing is a necessary part of the completion process for our producing properties in Texas and Oklahoma because our properties are dependent upon our ability to effectively fracture the producing formations in order to produce at economic rates. We are currently conducting hydraulic fracturing activity in the completion of both our vertical and horizontal wells in the Permian Basin and the Anadarko Granite Wash. While hydraulic fracturing is not required to maintain 45% of our leasehold acreage that is currently held by production from existing wells, it will be required in the future to develop the proved non-producing and proved undeveloped reserves associated with this acreage. Nearly all of our proved non-producing and proved undeveloped reserves associated with future drilling, recompletion, and refracture stimulation projects, or approximately 62% of our total estimated proved reserves as of December 31, 2011, require hydraulic fracturing.

        We have and continue to follow standard industry practices and applicable legal requirements. State and federal regulators (including the U.S. Bureau of Land Management on federal acreage) impose requirements on our operations designed to ensure protection of human health and the environment. These protective measures include setting surface casing at a depth sufficient to protect fresh water zones, and cementing the well to create a permanent isolating barrier between the casing pipe and surrounding geological formations. This well design effectively eliminates a pathway for the fracturing fluid to contact any aquifers during the hydraulic fracturing operations. For recompletions of existing wells, the production casing is pressure tested prior to perforating the new completion interval.

        Injection rates and pressures are monitored instantaneously and in real time at the surface during our hydraulic fracturing operations. Pressure is monitored on both the injection string and the immediate annulus to the injection string. Hydraulic fracturing operations would be shut down immediately if an abrupt change occurred to the injection pressure or annular pressure.

        Certain state regulations require disclosure of the components in the solutions used in hydraulic fracturing operations. More than 99% of the hydraulic fracturing fluids we use are made up of water and sand. The remainder of the constituents in the fracturing fluid are managed and used in accordance with applicable requirements.

        Hydraulic fracture stimulation requires the use of a significant volume of water. Upon flowback of the water, we dispose of it by discharge into approved disposal or injection wells, so as to minimize the potential for impact to nearby surface water. We currently do not discharge water to the surface.

        For information regarding existing and proposed governmental regulations regarding hydraulic fracturing and related environmental matters, please read "Business—Regulation of Environmental and Occupational Health and Safety Matters—Water and other waste discharges and spills." For related risks to our stockholders and noteholders, please read "Risk Factors—Risks related to our business—Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could prohibit projects or result in increased costs and additional operating restrictions or delays because of the significance of hydraulic fracturing in our business" in the 2011 Annual Report and "Risk Factors—Our business is subject to proposed federal legislation relating to hydraulic fracturing" in the Quarterly Report incorporated by reference into this prospectus.

Regulation of the Oil and Natural Gas Industry

        Our operations are substantially affected by federal, state and local laws and regulations. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which we own or operate producing oil and natural gas properties have statutory provisions regulating the exploration for and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of oil and natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

        Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the natural gas industry are regularly considered by Congress, the states, the United States Environmental Protection Agency ("EPA"), the Federal Energy Regulatory Commission and the courts. We cannot predict when or whether any such proposals may become effective.

        We believe we are in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered and such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impacts of compliance.

Regulation of production of oil and natural gas

        The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction. We own interests in properties located onshore in different U.S. states. These states regulate drilling and operating activities by requiring, among other things, permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws of these states also govern a number of environmental and conservation matters, including the handling and disposing or discharge of waste materials, the size of drilling and spacing units or proration units and the density of wells that may be drilled, unitization and pooling of oil and natural gas properties and establishment of maximum rates of production from oil and natural gas wells. Some states have the power to prorate production to the market demand for oil and natural gas. The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation of Environmental and Occupational Health and Safety Matters

        Our operations are subject to numerous stringent federal, state and local statutes and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment or occupational health and safety. Numerous governmental agencies, such as the EPA, issue regulations, which often require difficult and costly compliance measures the noncompliance with which carries substantial administrative, civil and criminal penalties and may result in injunctive obligations to remediate noncompliance. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines, govern the sourcing and disposal of water used in the drilling, completion and production process, limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas, require some form of remedial action to prevent or mitigate pollution from current or former operations such as plugging abandoned wells or closing earthen pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production. Certain of these laws and regulations impose strict and joint and several liability penalties that could impose liability upon us regardless of fault. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Changes in environmental laws and regulations occur frequently, and to the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business and prospects, as well as the oil and natural gas industry in general, could be materially adversely affected.

Hazardous substance and waste handling

        Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict and, in some cases, joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, referred to as CERCLA or the Superfund law, and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons deemed "responsible parties." These persons include current owners or operators of the site where a release of hazardous substances occurred, prior owners or operators that owned or operated the site at the time of the release or disposal of hazardous substances, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons. Despite the "petroleum exclusion" of Section 101(14) of CERCLA, which currently encompasses natural gas, we may nonetheless handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. In addition, we may have liability for releases of hazardous substances at our properties by prior owners or operators or other third parties. Finally, it is not uncommon for neighboring landowners and other third parties to file common law based claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

        The Oil Pollution Act of 1990 (the "OPA") is the primary federal law imposing oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. Under the OPA, strict, joint and several liability may be imposed on "responsible parties" for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters and natural resource damages, resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A "responsible party" includes the owner or operator of an onshore facility. The OPA establishes a liability limit for onshore facilities of $350 million. These liability limits may not apply if: a spill is caused by a party's gross negligence or willful misconduct; the spill resulted from violation of a federal safety, construction or operating regulation; or a party fails to report a spill or to cooperate fully in a clean-up. We are also subject to analogous state statutes that impose liabilities with respect to oil spills.

        We also generate solid wastes, including hazardous wastes, which are subject to the requirements of the Resource Conservation and Recovery Act, as amended ("RCRA"), and comparable state statutes. Although RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain petroleum production wastes are excluded from RCRA's hazardous waste regulations. It is possible, however, that these wastes, which could include wastes currently generated during our operations, will be designated as "hazardous wastes" in the future and, therefore, be subject to more rigorous and costly disposal requirements. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and gas exploration and production wastes as "hazardous wastes." Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses.

        We believe that we are in substantial compliance with the requirements of CERCLA, RCRA, OPA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations required under such laws and regulations. Although we believe that the current costs of managing our wastes as they are presently classified are reflected in our budget, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes.

Water and other waste discharges and spills

        The Federal Water Pollution Control Act, as amended, also known as the Clean Water Act, the Safe Drinking Water Act ("SDWA"), the OPA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other natural gas wastes, into federal and state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers. The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. The underground injection of fluids is subject to permitting and other requirements under state laws and regulation. Obtaining permits has the potential to delay the development of oil and natural gas projects. These same regulatory programs also limit the total volume of water that can be discharged, hence limiting the rate of development, and require us to incur compliance costs. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. Pursuant to these laws and regulations, we may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and the underground injection of fluids and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as "SPCC plans," in connection with on-site storage of significant quantities of oil. We maintain all required discharge permits necessary to conduct our operations, and we believe we are in substantial compliance with their terms.

        Hydraulic fracturing is a practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. Although hydraulic fracturing has historically been regulated by state oil and gas commissions, the EPA recently asserted federal regulatory authority over the process under the SDWA's Underground Injection Control ("UIC") Program. Under this assertion of authority, the EPA requires facilities to obtain permits to use diesel fuel in hydraulic fracturing operations, specifically in Class II wells, which are those wells injecting fluids associated with oil and natural gas production activities. The U.S. Energy Policy Act of 2005, which exempts hydraulic fracturing from regulation under the SDWA, prohibits the use of diesel fuel in the fracturing process without a UIC permit. On May 4, 2012, the EPA published a draft UIC Program permitting guidance for oil and gas hydraulic fracturing activities using diesel fuel. The guidance document is designed for use by EPA UIC permit writers, and describes how Class II regulations may be tailored to address the purported unique risks of diesel fuel injection during the hydraulic fracturing process. Although the EPA is not the permitting authority for UIC Class II programs in Texas, where we maintain acreage, the EPA is encouraging state programs to review and consider use of this permit guidance. The draft guidance is presently undergoing a 60-day public comment period. On November 3, 2011, the EPA released its Plan to Study the Potential Impacts of Hydraulic Fracturing on Drinking Water Resources. The study will include both analysis of existing data and investigative activities designed to generate future data. The EPA intends to release a first report on the results of this study in 2012 and an additional report in 2014 synthesizing the longer-term research projects. In addition, legislation is pending in Congress to repeal the hydraulic fracturing exemption from the SDWA, provide for federal regulation of hydraulic fracturing, and require public disclosure of the chemicals used in the fracturing process, and such legislation could be introduced in the current session of Congress. Finally, on October 20, 2011, the EPA announced its plan to propose federal pre-treatment standards for wastewater generated during the hydraulic fracturing process. Hydraulic fracturing stimulation requires the use of a significant volume of water with some resulting "flowback," as well as "produced water." The EPA asserts that this water may contain radioactive materials and other pollutants and, therefore, may deteriorate drinking water quality if not properly treated before discharge. The Clean Water Act prohibits the discharge of wastewater into federal or state waters. Thus, "flowback" and "produced water" must either be injected into permitted disposal wells, transported to public or private treatment facilities for treatment, or recycled. The EPA asserts that due to some contaminants in hydraulic fracturing wastewater, most treatment facilities are unable to treat the wastewater before introducing it into public waters. If adopted, the new pre-treatment rules will require shale gas operations to pre-treat wastewater before transferring it to treatment facilities. Proposed rules are expected in 2013 for coalbed methane and 2014 for shale gas. We cannot predict the impact that these standards may have on our business at this time, but these standards could have a material impact on our business, financial condition and results of operation.

        A committee of the House of Representatives also is conducting an investigation of hydraulic fracturing practices. Further, certain members of the Congress have called upon: (i) the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources; (ii) the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shales by means of hydraulic fracturing; and (iii) the U.S. Energy Information Administration to provide a better understanding of that agency's estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates.

        The Shale Gas Subcommittee of the Secretary of Energy Advisory Board released its final report on November 18, 2011, proposing strategies to implement the Subcommittee's August 11, 2011 recommendations to reduce the potential environmental impacts from shale gas production. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanism. The U.S. Department of Interior is developing proposed federal regulations to require the disclosure of the chemicals used in the fracturing process going on in public lands and will serve as a model for state regulation regarding the controversial process.

        Some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances or otherwise require the public disclosure of chemicals used in the hydraulic fracturing process. For example, pursuant to legislation adopted by the State of Texas in June 2011, the chemical components used in the hydraulic fracturing process, as well as the volume of water used, must be disclosed to the RRC and the public beginning February 1, 2012. In addition to state law, local land use restrictions, such as city ordinances, may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. Furthermore, on May 4, 2012, the United States Department of Interior issued a draft rule that seeks to require companies operating on federal and Indian lands to (i) publicly disclose the chemicals used in the hydraulic fracturing process; (ii) confirm its wells meet certain construction standards and (iii) establish site plans to manage flowback water.

        If these or any other new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to drill and produce from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. These developments, as well as new laws or regulations, could cause us to incur substantial compliance costs, and compliance or the consequences of failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the potential impact on our business that may arise if federal or state legislation governing hydraulic fracturing is enacted into law.

Air emissions

        The federal Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. On April 17, 2012, the EPA issued a final rule that subjects oil and natural gas production, processing, transmission, and storage operations to regulation under the New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants, or NESHAP, programs. The EPA's final rule includes NSPS standards for completions of hydraulically fractured wells and establishes specific new requirements for emissions from compressors, controllers, dehydrators, storage vessels, natural gas processing plants and certain other equipment. The final rule becomes effective 60 days after publication in the Federal Register; however, a number of the requirements will not take immediate effect. The final rule establishes a phase-in period to allow for the manufacture and distribution of required emissions reduction technology. During the first phase, ending December 31, 2014, owners and operators must either flare their emissions or use emissions reduction technology called "green completions" technologies already deployed at wells. On or after January 1, 2015, all newly fractured wells will be required to use green completions. Controls for certain storage vessels and pneumatic controllers may phase-in over one year beginning on the date the final rule is published in the Federal Register, while certain compressors, dehydrators and other equipment must comply with the final rule immediately or up to three years and 60 days after publication of the final rule, depending on the construction date and/or nature of the unit. We continue to evaluate the EPA's final rule, as it may require changes to our operations, including the installation of new emissions control equipment. These standards, as well as any future laws and their implementing regulations, may require us to obtain pre-approval for the expansion or modification of existing facilities or the construction of new facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions.

        We may be required to incur certain capital expenditures in the next few years for air pollution control equipment in connection with maintaining or obtaining operating permits addressing other air emission related issues, which may have a material adverse effect on our operations. Obtaining permits also has the potential to delay the development of oil and natural gas projects. We believe that we currently are in substantial compliance with all air emissions regulations and that we hold all necessary and valid construction and operating permits for our current operations.

Regulation of "greenhouse gas" emissions

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" ("GHGs") and including carbon dioxide and methane, may be contributing to warming of the earth's atmosphere and other climatic changes. In response to such studies, Congress has, from time to time, considered legislation to reduce emissions of GHGs. One bill approved by the House of Representatives in June 2009, known as the American Clean Energy and Security Act of 2009 would have required an 80% reduction in emissions of GHGs from sources within the U.S. between 2012 and 2050, but it was not approved by the U.S. Senate in the 2009-2010 legislative session. Congress is likely to continue to consider similar bills. Moreover, almost half of the states have already taken legal measures to reduce emissions of GHGs through the planned development of GHG emission inventories and/or regional GHG cap and trade programs or other mechanisms, although in recent years some states have scaled back their commitment to GHG initiatives. Most cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances corresponding with their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. Some states have enacted renewable portfolio standards, which require utilities to purchase a certain percentage of their energy from renewable fuel sources.

        In addition, in December 2009, the EPA determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In response to its endangerment finding, the EPA recently adopted two sets of rules regarding possible future regulation of GHG emissions under the Clean Air Act. The motor vehicle rule, which became effective in January 2011, purports to limit emissions of GHGs from motor vehicles manufactured in model years 2012-2016; however, it does not require immediate reductions in GHG emissions. A recent rulemaking proposal by the EPA and the Department of Transportation's National Highway Traffic Safety Administration seeks to expand the motor vehicle rule to include vehicles manufactured in model years 2017-2025. The EPA adopted the stationary source rule (or the "tailoring rule") in May 2010, and it also became effective January 2011, although it remains the subject of several pending lawsuits filed by industry groups. The tailoring rule establishes new GHG emissions thresholds that determine when stationary sources must obtain permits under the Prevention of Significant Deterioration, or PSD, and Title V programs of the Clean Air Act. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install best available control technology, or BACT, for those regulated pollutants that are emitted in certain quantities. Phase I of the tailoring rule, which became effective on January 2, 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their

GHG emissions. Phase II of the tailoring rule, which became effective on July 1, 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. Phase III of the tailoring rule, which is expected to go into effect in 2013, will seek to streamline the permitting process and permanently exclude smaller sources from the permitting process. Finally, in October 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA published a final rule expanding the GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. On March 27, 2012, the EPA issued a proposed rule establishing carbon pollution standards for new fossil-fuel-fired electric utility generating units. The proposed rule is undergoing the public comment process, which is expected to conclude on June 25, 2012. The EPA plans to implement GHG emissions standards for refineries in November 2012.

        The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory requirements. Any GHG emissions legislation or regulatory programs applicable to power plants or refineries could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations.

Occupational safety and health act

        We are also subject to the requirements of the federal Occupational Safety and Health Act, as amended ("OSHA") and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA's hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements.

National environmental policy act

        Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act ("NEPA"). NEPA requires federal agencies, including the Departments of Interior and Agriculture, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency prepares an environmental assessment to evaluate the potential direct, indirect and cumulative impacts of a proposed project. If impacts are considered significant, the agency will prepare a more detailed environmental impact study that is made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This environmental impact assessment process has the potential to delay the development of oil and natural gas projects. Authorizations under NEPA also are subject to protest, appeal or litigation, which can delay or halt projects.

Endangered species act

        The Endangered Species Act ("ESA") was established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species' habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We conduct operations on federal oil and natural gas leases in areas where certain species that are listed as threatened or endangered and where other species, such as the sage grouse, potentially could be listed as threatened or endangered under the ESA exist. The U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and may materially delay or prohibit land access for oil and natural gas development. If we were to have a portion of our leases designated as critical or suitable habitat, it could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas, which could adversely impact the value of our leases.

Summary

        In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue. We did not have any material capital or other non-recurring expenditures in connection with complying with environmental laws or environmental remediation matters in 2011 and the first three months of 2012, nor do we anticipate that such expenditures will be material in the remainder of 2012.

Employees

        As of May 31, 2012, we had 205 full-time employees. We also employed a total of 23 contract personnel who assist our full-time employees with respect to specific tasks and perform various field and other services. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We consider our relations with our employees to be satisfactory.

Our Offices

        Our executive offices are located at 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, and the phone number at this address is (918) 513-4570. We also own or lease field offices in Midland and Dallas, Texas. For additional information regarding our business properties and financial condition, please refer to the documents referenced in the section entitled "Where You Can Find More Information."

Legal Proceedings

        From time to time, we are subject to various legal proceedings arising in the ordinary course of business, including proceedings for which we have insurance coverage. As of the date hereof, we are not party to any material legal proceedings which we currently believe will have a material adverse effect on our business, financial position, results of operations or liquidity.

MANAGEMENT

Executive Officers and Directors

        The following tables set forth information regarding the individuals who are currently serving as our executive officers and directors. The respective age of each individual in the tables is as of June 15, 2012. There are no family relationships among any of our directors or executive officers.

Executive Officers

        The following table sets forth the name, age and position of our current executive officers. Each of the individuals listed in the table below holds the title stated below at each of the registrants.

Name	Age	Title
Randy A. Foutch	60	Chairman and Chief Executive Officer
Jerry Schuyler	57	President and Chief Operating Officer
W. Mark Womble	61	Senior Vice President and Chief Financial Officer
Patrick J. Curth	60	Senior Vice President—Exploration and Land
John E. Minton	63	Senior Vice President—Reservoir Engineering
Rodney S. Myers	58	Senior Vice President—Permian
Kenneth E. Dornblaser	57	Senior Vice President and General Counsel
Richard C. Buterbaugh	57	Senior Vice President—Investor Relations

Board of Directors of Laredo Petroleum, Inc.

        The board of directors of Laredo Petroleum, Inc. consists of a sole member. The following table sets forth the name, age and title of Laredo Petroleum, Inc.'s current director.

Name	Age	Title
Randy A. Foutch	60	Chief Executive Officer

Board of Directors of Laredo Petroleum Holdings, Inc.

        The board of directors of Laredo Petroleum Holdings, Inc. consists of ten members. The following table sets forth the name, age and title of such individuals.

Name	Age	Title
Randy A. Foutch	60	Chairman and Chief Executive Officer
Jerry Schuyler	57	President and Chief Operating Officer
Peter R. Kagan	44	Director
James R. Levy	36	Director
B.Z. (Bill) Parker	65	Director
Pamela S. Pierce	57	Director
Ambassador Francis Rooney	58	Director
Dr. Myles W. Scoggins	64	Director
Edmund P. Segner, III	58	Director
Donald D. Wolf	69	Director

Board of Directors of Laredo Petroleum—Dallas, Inc.

        The board of directors of Laredo Petroleum—Dallas, Inc. consists of a sole member. The following table sets for the name, age and title of Laredo Petroleum—Dallas, Inc.'s current director.

Name	Age	Title
Randy A. Foutch	60	Chief Executive Officer

Board of Managers of Laredo Gas Services, LLC

        The board of managers of Laredo Gas Services, LLC consists of three members. The following table sets forth the name, age and title of Laredo Gas Services LLC's current managers.

Name	Age	Title
Randy A. Foutch	60	Chief Executive Officer
Jerry Schuyler	57	President and Chief Operating Officer
W. Mark Womble	61	Senior Vice President and Chief Financial Officer

Board of Managers of Laredo Petroleum Texas, LLC

        The board of managers of Laredo Petroleum Texas, LLC consists of a sole member. The following table sets forth the name, age and title of Laredo Petroleum Texas, LLC's current manager.

Name	Age	Title
Randy A. Foutch	60	Chief Executive Officer

        Randy A. Foutch is our founder and has served as our Chairman and Chief Executive Officer since that time. He also served as our President from October 2006 to July 2008. Mr. Foutch has over 30 years of experience in the oil and gas industry. Prior to our formation, Mr. Foutch founded Latigo Petroleum, Inc. ("Latigo") in 2001 and served as its President and Chief Executive Officer until it was sold to Pogo Producing Co. in May 2006. Previous to Latigo, Mr. Foutch founded Lariat Petroleum, Inc. ("Lariat") in 1996 and served as its President until January 2001 when it was sold to Newfield Exploration, Inc. He is currently serving on the board of directors of Helmerich & Payne, Inc. and is also a member of its audit, governance and nominating and corporate committees. Mr. Foutch is also a member of the National Petroleum Council, America's Natural Gas Alliance and the Advisory Council of the Energy Institute at the University of Texas, Austin. From 2006 to August 2011, he served on the board of directors of Bill Barrett Corporation and from 2006 to 2008, on the board of directors of MacroSolve, Inc. Mr. Foutch also serves on several nonprofit and private industry boards. He holds a Bachelor of Science in Geology from the University of Texas and a Master of Science in Petroleum Engineering from the University of Houston.

        Mr. Foutch has been successful in founding other oil and gas companies and serves in director positions of various oil and gas companies. As a result, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies. Mr. Foutch also brings financial expertise to the board, including his experience in obtaining financing for startup oil and gas companies. For these reasons, we believe Mr. Foutch is qualified to serve as a director.

        Jerry R. Schuyler joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer. In July 2008, he was promoted to President and Chief Operating Officer and has served in that capacity since that time. He is also one of our directors. Prior to joining Laredo, he held various executive positions with Atlantic Richfield Company ("ARCO"), Dominion Exploration and

Production, Inc. and St. Mary Land & Exploration. While at St. Mary Land & Exploration from December 2003 to June 2007, he established their Houston and Midland offices and managed all exploration and production activities in the Gulf of Mexico, Gulf Coast and Permian areas. While at Dominion Exploration and Production, Inc. from March 2000 to July 2002, he managed all exploration and production activities in the Gulf Coast, Michigan and Appalachian areas. During his years with ARCO from 1977 to 1999, he held several key positions, such as Prudhoe Bay Field Manager, Manager of Worldwide Exploration and Production Planning and President of ARCO Middle East and Central Asia. Mr. Schuyler serves on several industry and college related boards of directors. He earned a Bachelor of Science degree in Petroleum Engineering from Montana Tech University and attended numerous graduate business courses at University of Houston.

        Mr. Schuyler has significant experience managing oil and gas operations and serving in executive positions for various exploration and production companies and extensive knowledge of the energy industry. For these reasons, we believe Mr. Schuyler is qualified to serve as a director.

        W. Mark Womble has served as our Chief Financial Officer and Senior Vice President since July 2007. Prior to joining Laredo, he was the Vice President and Chief Financial Officer of Latigo and served in this capacity from 2002 until the company was sold in May 2006. He then retired until joining Laredo in July 2007. Mr. Womble has more than 30 years of experience in the oil and natural gas industry and, throughout his career, has served as financial analyst, consultant and in several executive positions with multiple companies. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree in finance and accounting from West Texas State University in Canyon, Texas. Mr. Womble has informed Laredo of his intent to retire within the next 12 months.

        Patrick J. Curth has served as our Senior Vice President—Exploration and Land since October 2006. He has been involved in exploration and development projects in the Mid-Continent area for over three decades. Prior to joining Laredo, Mr. Curth joined Latigo in 2000 as Exploration Manager and served as Vice President—Exploration when Latigo was sold in May 2006. From 1997 to 2001, he was the Vice President—Exploration at Lariat. Mr. Curth holds a Bachelor of Arts in Geology from Windham College, a Masters Degree in Geological Sciences from the University of Wisconsin—Milwaukee and a second Masters Degree in Environmental Sciences from Oklahoma State University.

        John E. Minton joined Laredo in October 2007 as Vice President—Reservoir Engineering and became Senior Vice President—Reservoir Engineering in September 2009. Before joining Laredo, Mr. Minton served as Senior Vice President of Reservoir Engineering at Rockford II Energy Partners from July 2006 to October 2007. In 2003, he joined Latigo as a Senior Reservoir Engineer and later became Manager of Corporate Reservoir Engineering. He served in this position until the company was sold in May 2006. He joined Lariat in 2000 as a Senior Reservoir Engineer and stayed with its successor Newfield Exploration until early 2003 as a Senior Reservoir Engineer. Mr. Minton is a member of the Society of Petroleum Engineers and has been a Registered Professional Engineer in the state of Oklahoma since 1982. He graduated from the University of Oklahoma with a Bachelor of Science degree in Mechanical Engineering.

        Rodney S. Myers joined Laredo in November 2010 as Senior Vice President—Special Projects, and in September 2011 he assumed the newly created position of Senior Vice President—Permian. Immediately prior to joining Laredo, Mr. Myers came out of retirement in November 2009 to manage Sheridan Production Company's Mid-Continent District office in Tulsa, Oklahoma. Previously, from December 2002 until his retirement in May 2006, he served as the Senior Vice President and Chief Operating Officer of Latigo. Prior to Latigo, Mr. Myers spent over 13 years with Apache Corporation where he was Vice President for the Mid-Continent Region and Vice President of Production for its Central Region. Mr. Myers earned a Bachelor of Science degree in Petroleum Engineering from the University of Missouri at Rolla.

        Kenneth E. Dornblaser joined Laredo in June 2011 as Senior Vice President and General Counsel. Immediately prior to joining Laredo, Mr. Dornblaser was a shareholder in the Johnson & Jones law firm, which he co-founded in March 1994. Prior to co-founding Johnson & Jones, Mr. Dornblaser had been engaged in the private practice of law in Tulsa, Oklahoma, since 1980. Mr. Dornblaser graduated from Oklahoma State University with a B.S. degree in Accounting and the University of Oklahoma where he received his Juris Doctorate degree.

        Richard C. Buterbaugh joined Laredo in June 2012 as Senior Vice President—Investor Relations. From March 2007 to June 2011, he was Vice President—Investor Relations and Corporate Planning at Quicksilver Resources Inc. From November 1989 to August 2006, he was with Kerr-McGee Corp., most recently as Vice President of Corporate Planning and previously as Vice President of Investor Relations and Communications. After leaving Quicksilver Resources, Inc. and prior to joining Laredo, as well as after leaving Kerr-McGee Corp. and prior to joining Quicksilver Resources, Inc., he was a consultant for oil and gas finance and management projects. Mr. Buterbaugh has 35 years of corporate finance, planning and investor relations experience in the oil and gas industry. He holds a Bachelor of Science Degree in Accounting from the University of Colorado.

        Peter R. Kagan has served as one of our directors since July 2007. He has been with Warburg Pincus since 1997 where he leads the firm's investment activities in energy and natural resources. He is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a member of Warburg Pincus' Executive Management Group. Mr. Kagan is currently on the board of directors of Antero Resources LLC, Asian American Gas Limited (f/k/a China CBM Investment Holdings, Ltd.), Fairfield Energy Limited, MEG Energy Corp., Canbriam Energy Inc., Targa Resources Corp. and Targa Resources Partners L.P. He previously served on the board of directors of Broad Oak, Lariat and Latigo. Mr. Kagan received a Bachelor of Arts degree cum laude from Harvard College and Juris Doctorate and Master of Business Administration degrees with honors from the University of Chicago.

        Mr. Kagan has significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the board of directors. For these reasons, we believe Mr. Kagan is qualified to serve as a director.

        James R. Levy has served as one of our directors since May 2007. He joined Warburg Pincus in 2006 and focuses on investments in the energy industry. Prior to joining Warburg Pincus, he worked as an Associate at Kohlberg & Company, a middle market private equity investment firm, from 2002 to 2006, and as an Analyst and Associate at Wasserstein Perella & Co. from 1999 to 2002. Mr. Levy currently serves on the board of directors of EnStorage, Inc., a privately held energy storage system development company, and Suniva, Inc., a private company that manufactures solar cells for use in power generation, and Black Swan Energy Ltd, a privately held oil and gas exploration and production company. He is a former director of Broad Oak. Mr. Levy received a Bachelor of Arts in history from Yale University.

        Mr. Levy has significant experience with investments in the energy industry and currently serves on the boards of various energy companies. For these reasons, we believe Mr. Levy is qualified to serve as a director.

        B. Z. (Bill) Parker has served as one of our directors since May 2007. Mr. Parker joined Phillips Petroleum Company in 1970 where he held various engineering positions in exploration and production in the United States and abroad. He later served in numerous executive positions at Phillips Petroleum Company and in 2000, he was named Executive Vice President for Worldwide Production & Operations. He retired from Phillips Petroleum Company in this position in November 2002. Mr. Parker served on the board of Williams Partners GP from August 2005 to September 2010 where he also served as chairman of the conflicts and audit committees. He served on the board of directors of Latigo from January 2003 to May 2006 where he also served as chairman of the audit committee.

Mr. Parker is a member of the Society of Petroleum Engineers. He received a Bachelor of Science degree in petroleum engineering from the University of Oklahoma.

        Mr. Parker has over 40 years of experience in the oil and gas industry, having served in various engineering and executive positions for an exploration and production company and as a director and audit committee member for various energy companies. For these reasons, we believe Mr. Parker is qualified to serve as a director.

        Pamela S. Pierce has served as one of our directors since May 2007. She has been a partner at Ztown Investments, Inc. since 2005, focused on investments in domestic oil and natural gas non-working interests. She also serves on the Michael Baker, Inc. board of directors and Scientific Drilling International, Inc. board of directors. From 2002 to 2004, she was the President of Huber Energy, an operating company of J.M. Huber Corporation. From 2000 to 2002, she was the President and Chief Executive Officer of Houston-based Mirant Americas Energy Capital and Production Company. She has also held a variety of managerial positions with ARCO Oil and Gas Company, ARCO Alaska and Vastar Resources. She received a Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and a Master of Business Administration in Corporate Finance from the University of Dallas.

        Ms. Pierce is a highly experienced business executive with extensive knowledge of the energy industry. Her business acumen enhances the board of directors' discussions on all issues affecting us and her leadership insights contribute significantly to the board of directors' decision making process. For these reasons, we believe Ms. Pierce is qualified to serve as a director.

        Ambassador Francis Rooney has served as one of our directors since February 2010. He has been the Chief Executive Officer of Rooney Holdings, Inc. since 1984, and of Manhattan Construction Group, Tulsa, since 2008, which is engaged in road and bridge construction, civil works and building construction and construction management in the United States, Mexico and the Central America/Caribbean region. From 2005 through 2008, he served as the United States Ambassador to the Holy See, appointed by President George W. Bush. Ambassador Rooney currently serves on the boards of directors of Helmerich & Payne, Inc. and VETRA Energy Group, Bogota, Colombia. He is a member of the Board of Advisors of the Panama Canal Authority, Republic of Panama, the Board of the Florida Gulf Coast University Foundation, the INCAE Presidential Advisory Council and the Board of Visitors of the University of Oklahoma International Programs. Ambassador Rooney graduated from Georgetown University with a Bachelor of Arts and from Georgetown University Law Center with a Juris Doctorate. He is a member of the District of Columbia and Texas Bar Associations.

        Ambassador Rooney has broad business and financial experience and has served as a director of public and private energy companies. For these reasons, we believe Ambassador Rooney is qualified to serve as a director.

        Dr. Myles W. Scoggins has served as one of our directors since May 2012. In June 2006, Dr. Scoggins was appointed President of the Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in April 2004 after a 34-year career with Mobil Corporation and ExxonMobil Corporation, where he held senior executive positions in the upstream oil and gas business. From December 1999 to April 2004, he served as Executive Vice President of ExxonMobil Production Co. Prior to the merger of Mobil and Exxon in December 1999, he was President, International Exploration & Production and Global Exploration and an officer and member of the executive committee of Mobil Oil Corporation. He has been a member of the board of directors of Venoco, Inc., an oil and gas production company, since June 2007, Cobalt International Energy, an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa, since March 2010, QEP Resources, Inc., an independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States, since

July 2010 and currently serves as a member of the National Advisory Council of the United States Department of Energy's National Renewable Energy Laboratory. From February 2005 until June 2010, Dr. Scoggins was a member of the board of directors of Questar Corporation, a Rockies-based integrated natural gas company, and from March 2005 until August 2011, he was a member of the board of directors of Trico Marine Services, Inc., an integrated provider of subsea, trenching and marine support vessels and services. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa.

        Dr. Scoggins has nearly 40 years of experience in the oil and gas exploration and production industry with extensive industry and management experience and expertise, and has served in various senior executive and management positions in the upstream oil and gas business. For these reasons, we believe Dr. Scoggins is qualified to serve as a director.

        Edmund P. Segner, III joined our board of directors in August 2011. Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. ("EOG"), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG were President, Chief of Staff, and director from 1999 to 2007. From March 2003 through June 2007, he also served as the Principal Financial Officer of EOG. He has been a member of the board of directors of Bill Barrett Corporation, an oil and gas company primarily active in the Rocky Mountain region of the United States, since August 2009, and of Exterran Partners, L.P., a master limited partnership that provides natural gas contract operations services, since May 2009. From August 2009 until October 2011, Mr. Segner was a member of the board of directors of Seahawk Drilling, Inc., an offshore oil and natural gas drilling company. He also currently serves as a member of the board or as a trustee for several non-profit organizations. Mr. Segner graduated from Rice University with a Bachelor of Science degree in civil engineering and received an M.A. degree in economics from the University of Houston. He is a certified public accountant.

        Mr. Segner's service as President, Principal Financial Officer and director of publicly traded oil and gas exploration and development companies provides our board of directors with a strong operational, financial, accounting and strategic background and provides valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies. Mr. Segner also brings financial and accounting expertise to the board of directors, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a Principal Financial Officer, his supervision of principal financial officers and principal accounting officers, and his service on the audit committees of other companies. For these reasons, we believe Mr. Segner is qualified to serve as a director.

        Donald D. Wolf has served as one of our directors since February 2010. Mr. Wolf currently serves as the Chairman of the general partner of QR Energy, LP., which is a master limited partnership operated by Quantum Resources Management. He was the Chief Executive Officer of Quantum Resources Management from 2006 to 2009. He served as President and Chief Executive Officer of Aspect Energy, LLC from 2004 to 2006. Prior to joining Aspect, Mr. Wolf served as Chairman and Chief Executive Officer of Westport Resources Corporation from 1996 to 2004. He is currently a director of the general partner of MarkWest Energy Partners, L.P., Enduring Resources, LLC, Ute Energy, LLC, and Aspect Energy, LLC. Mr. Wolf graduated from Greenville College, Greenville, Illinois, with a Bachelor of Science in Business Administration.

        Mr. Wolf has had a diversified career in the oil and natural gas industry and has served in executive positions for various exploration and production companies. His extensive experience in the energy industry brings substantial experience and leadership skill to the board of directors. For these reasons, we believe Mr. Wolf is qualified to serve as a director.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis contains statements regarding our and our named executive officers' future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance.

Introduction

        The following compensation discussion and analysis describes the material elements of compensation for our named executive officers as determined by Laredo Petroleum Holdings, Inc.'s (and prior to the Corporate Reorganization, Laredo Petroleum, LLC's) compensation committee for 2011. In particular, this "Compensation Discussion and Analysis" (1) provides an overview of Laredo's historical and proposed compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the "Named executive officers" table, who we refer to in this "Compensation Discussion and Analysis" section as our "named executive officers."

Compensation highlights

        In connection with going public, Laredo Petroleum Holdings, Inc. developed and maintains compensation arrangements intended to optimize returns to shareholders and include best practice features, such as:

Feature	Explanation
Implemented market-based compensation strategy and objectives	Formalized compensation strategy which identifies the Laredo Petroleum Holdings, Inc.'s position for each pay element relative to the market
Established peer group of competitor companies	Following the IPO, developed a group of public companies similar in industry, size and expertise against which to compare executive compensation
Benchmarked executive compensation levels against competitive market	Compared compensation levels and practices to peer group and made adjustments accordingly
Adopted balanced approach to long-term incentives that includes objective performance measures	Implemented plan that includes restricted stock, stock options and performance units
Continued practice of not providing employment agreements	Historically, Laredo has not had employment agreements with executives
Did not provide tax gross-ups	Adopted change-in-control severance plan that does not provide for excise tax gross-ups
Conducted compensation risk assessment	Did not identify any compensation programs that promote excessive risk taking by executives
Established equity ownership guidelines	Adopted market competitive holding requirements expressed as a percentage of base salary
Designed incentive plans to qualify for a deduction under 162(m)	Stock options and performance unit awards were designed with the intent of qualifying for deductibility under 162(m)
Deemphasized indirect compensation for executives	Limited perquisites, retirement benefits, health and welfare benefits
Hired independent compensation consultant	The compensation committee independently engaged an outside advisor to assist in designing new compensation programs

Named executive officers

        For the 2011 fiscal year, our named executive officers were:

Name	Principal position
Randy A. Foutch	Chairman and Chief Executive Officer
W. Mark Womble	Senior Vice President and Chief Financial Officer
Jerry R. Schuyler	President and Chief Operating Officer
Patrick J. Curth	Senior Vice President—Exploration and Land
John E. Minton	Senior Vice President—Reservoir Engineering

        Messrs. Foutch and Womble are named executive officers by reason of their positions as the principal executive and financial officers of Laredo, and each of Messrs. Schuyler, Curth and Minton are named executive officers by reason of them being our three most highly compensated officers other than Messrs. Foutch and Womble. Each of the named executive officers is an employee of Laredo Petroleum, Inc., a wholly-owned subsidiary of Laredo Petroleum Holdings, Inc., and an officer of both Laredo Petroleum, Inc. and Laredo Petroleum Holdings, Inc.; however, each of the named executive officers is compensated by Laredo Petroleum, Inc., not Laredo Petroleum Holdings, Inc.

Administration of our compensation programs

        Our executive compensation program is overseen by the compensation committee. The purpose of the compensation committee is to oversee the administration of compensation programs for all our officers and employees and those of our subsidiaries, including Laredo Petroleum, Inc. Officer compensation is reviewed annually for possible adjustments by the compensation committee.

Compensation philosophy and objectives of our executive compensation program

        Since Laredo's inception in 2006, Laredo has sought to grow by focusing on the exploration and development of oil and natural gas in the Permian and Mid-Continent regions of the United States. Laredo's compensation philosophy has been primarily focused on recruiting and motivating individuals to help Laredo continue that growth. Laredo's executive compensation program is designed to attract, retain and motivate Laredo's highly qualified and committed personnel by compensating them with both long-term incentive compensation in the form of equity, and short-term cash compensation comprising salary and the possibility of annual bonuses.

        Prior to the IPO, although we attempted to keep our executive officers' total cash compensation at levels that we believed to be generally competitive with comparable positions of similar responsibility within our industry, Laredo did not employ a particular baseline position versus the market or particularized survey data for comparison or compensation-setting purposes. Laredo periodically assessed the competitiveness of the compensation packages for its executive officers and made appropriate adjustments to its program when it deemed necessary.

        In order to facilitate an effective transition into the new requirements we faced following consummation of the IPO in 2011, we have undertaken various reporting company preparedness initiatives to ensure the competiveness of our executive compensation programs and further align the interests of our executive officers and other employees with the long-term objectives of Laredo. In particular, we engaged a compensation consultant to review the compensation arrangements we provide to our executive officers, recommend prospective compensation changes and identify potential areas where our compensation programs could be more competitive as discussed under the heading "—Role of external advisors." Any adjustment to our executive officers' compensation requires the recommendation of the compensation committee and the approval of the board of directors.

Implementing our objectives

        Executive compensation decisions have historically been made on an annual basis by the compensation committee with input from Randy A. Foutch, our Chairman and Chief Executive Officer, Jerry R. Schuyler, our President and Chief Operating Officer, and W. Mark Womble, our Senior Vice President and Chief Financial Officer. Although the compensation committee considers the input received from these executive officers, compensation decisions are ultimately recommended by the compensation committee and approved by the board of directors.

        From time to time, Messrs. Foutch, Schuyler and Womble obtained and reviewed external market information to assess Laredo's ability to provide competitive compensation packages to its executive officers and recommended an adjustment to the compensation levels, when necessary. In making executive compensation recommendations, Messrs. Foutch, Schuyler and Womble considered the executive officers' performance during the year and Laredo's performance during the year. Moreover, an executive officer's expanded role at Laredo could also serve as a basis for adjustment. Specifically, Messrs. Foutch, Schuyler and Womble provided recommendations to the compensation committee regarding the compensation levels for Laredo's existing executive officers (including themselves) and its compensation program as a whole.

        While the compensation committee gave considerable weight to Messrs. Foutch, Schuyler and Womble's input on compensation matters, the board of directors, after considering the recommendations of the compensation committee, has the final decision-making authority on all officer compensation matters. No other executive officers have assumed a role in the evaluation, design or administration of our executive officer compensation program.

Role of external advisors

        In July 2011, the compensation committee engaged Cogent Compensation Partners, Inc. ("Cogent") to serve as its independent compensation advisor. Cogent did not provide any other services to Laredo that were not authorized by the compensation committee. The compensation committee's objective when engaging Cogent was to assess Laredo's level of competitiveness for executive-level talent and provide recommendations for attracting, motivating and retaining key employees in light of its transition into the new obligations Laredo faces as a SEC registrant. As part of its engagement, Cogent:

  •
  Collected and reviewed all relevant company information, including Laredo's historical executive compensation data and organizational structure, and conducted interviews with our executive officers and our institutional equity investor to gain insight into the vision, business strategy, culture and effectiveness of our current executive compensation program as well as expectations for the future;

  •
  With the feedback from the compensation committee and management, established a peer group of companies to use for executive compensation comparisons;

  •
  Developed a working compensation strategy upon which to base suggestions for going-forward program changes;

  •
  Developed a framework for annual and long-term incentive compensation programs;

  •
  Assessed the competitiveness of our compensation program's position relative to the market for our top executive officers and our stated compensation philosophy;

  •
  Assessed the competitiveness of our director compensation program relative to the market; and

  •
  Prepared a report of its analyses, findings and recommendations for our executive and director compensation programs.

        Cogent's report was presented to Laredo Petroleum, LLC's board of managers as a whole in August 2011. The report, which has since been updated as of January 1, 2012, was utilized by the compensation committee when making its recommendations to Laredo Petroleum, LLC's board of managers for the compensation programs and adjustments to the current programs that were made in 2011, as described below.

Competitive Benchmarking

        Cogent was engaged in part to assess the compensation levels of Laredo's executive officers relative to the market and Laredo's peer group of companies, as set forth below. Cogent used the following parameters when constructing the peer group for its assessment: (1) resource-focused exploration and production companies that are publicly traded, (2) companies with a good performance track record, (3) companies with a strong management team with technical expertise, and (4) companies with revenue between $100 million and $1 billion. Using these parameters and collaborating with Messrs. Foutch, Schuyler and Womble and members of the compensation committee, Cogent developed and recommended a 17-company, industry reference peer group (the "Cogent Peer Group"), which was recommended by the compensation committee and approved by Laredo Petroleum, LLC's board of managers. The Cogent Peer Group included the following companies:

• Berry Petroleum Company	• Forest Oil Corporation
• Bill Barrett Corporation	• LINN Energy LLC
• Brigham Exploration Company	• Oasis Petroleum Inc.
• Cabot Oil & Gas Corporation	• Quicksilver Resources, Inc.
• Carrizo Oil & Gas, Inc.	• Range Resources Corporation
• Comstock Resources, Inc.	• Sandridge Energy, Inc.
• Concho Resources Inc.	• SM Energy Company
• Continental Resources, Inc.	• Swift Energy Company
• EXCO Resources, Inc.

Market-based compensation strategy

        Due to the broad responsibilities of our executive officers and our prior status as a privately held company, comparing survey data to the job descriptions of our executive officers is sometimes difficult, although, as discussed above, our compensation objective is designed to be competitive with executives in comparable positions of similar responsibility within our industry.

        Given Cogent's engagement and their analysis, described under the heading "—Introduction—Role of external advisors," compensation program changes were adopted by Laredo Petroleum, LLC's board of managers so as to target base salary and annual incentive compensation around the market median, and long-term incentive compensation with the opportunity to earn between the median and upper quartile so that total direct compensation levels would be between the median and the upper quartile among the Cogent Peer Group. We believe that targeting this level of compensation helps us achieve our overall total rewards strategy and executive compensation objectives outlined above. The details of our ongoing compensation program, and adjustments thereto, are discussed more fully under "—Elements of Compensation."

Elements of Compensation

        Compensation of our executive officers has historically included the following key components:

  •
  Base salaries;

  •
  Annual cash bonus awards, based primarily on the overall company performance, with consideration also given to relative individual performance; and

  •
  Long-term equity-based incentive awards, based primarily on the relative contribution of various officer positions, with consideration given to relative individual performance and, with respect to performance units, consideration given to relative total stockholder return over a three-year period.

Base salaries

        Base salaries are designed to provide a fixed level of cash compensation for services rendered during the year. Base salaries are reviewed annually, at a minimum, but are not adjusted if the compensation committee believes that our executives are compensated at proper levels in light of either our internal performance or external market factors.

        In addition to providing a base salary that we believe is competitive with other, similarly situated, independent oil and gas exploration and production companies, we also consider internal pay equity factors to appropriately align each of our named executive officer's salary levels relative to the salary levels of our other officers so that it accurately reflects the officer's relative skills, responsibilities, experience and contributions to Laredo. To that end, annual salary adjustments are based on a subjective analysis of many individual factors, including the:

  •
  responsibilities of the officer;

  •
  scope, level of expertise and experience required for the officer's position;

  •
  strategic impact of the officer's position;

  •
  potential future contribution of the officer; and

  •
  actual performance of the officer during the year.

        In addition to the individual factors listed above, we also take into consideration our overall business performance and implementation of company objectives. While these factors generally provide context for making salary decisions, base salary decisions do not depend directly on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

        In February of 2011, the compensation committee approved a base salary increase of 3% for Messrs. Foutch, Womble, Schuyler and Curth and a 4% base salary increase for Mr. Minton due to Laredo's performance during 2010 and in order to provide the named executive officers with fixed compensation comparable to market levels for similarly situated executives in the industry.

        Later in 2011, after a review of Laredo's current compensation practices and survey of the Cogent Peer Group, a number of changes to base salary as well as annual and long-term incentive targets, that are intended to provide more typical public company base salary and incentive arrangements as compared to the Cogent Peer Group, were considered and adopted by the compensation committee. The compensation committee recommended that the following changes to base salaries be adopted:

Base salary

Name	Prior salary	Proposed salary
Randy A. Foutch	$466,800	$600,000
W. Mark Womble	$275,000	$350,000
Jerry R. Schuyler	$315,000	$375,000
Patrick J. Curth	$275,000	$330,000
John E. Minton	$230,000	$260,000	(1)

(1)
Due to a salary increase recommended by the compensation committee and approved by the board of directors in February of 2012, Mr. Minton's current salary is $275,000. The current salaries of Messrs. Foutch, Womble, Schuyler and Curth are as stated in the "Proposed salary" column.

        Based on these proposals, Laredo Petroleum, LLC's board of managers approved increases in the base salaries of Laredo's named executive officers as shown in the table above, effective as of September 1, 2011. The rationale for increasing base salaries was to adjust base salaries to approximately the median of the Cogent Peer Group, consistent with Laredo's compensation strategy. Cogent reported that prior to the adjustments, current base salaries of Laredo's named executive officers were approximately 82% of the market median. Other than with respect to Mr. Minton, base salary adjustments have not been made in 2012 for our named executive officers due to the adjustments made in late 2011 prior to the IPO.

Annual cash bonus awards

        Annual cash bonus awards are a key part of each named executive officer's annual compensation package. The compensation committee believes that cash bonuses are an appropriate way to further Laredo's goals of attracting, retaining and rewarding highly qualified and experienced officers. Cash bonuses are generally awarded annually following completion of the service year for which bonuses are payable and are based primarily on Laredo's performance for such service year, but consideration is also given to individual performance and specific contribution to Laredo's success and performance.

        For the 2011 fiscal year, annual cash bonuses were determined in two parts at the sole discretion of the compensation committee for ultimate approval by the board of directors. Consistent with the historical practices of Laredo, 50% of the cash bonus awards for each named executive officer was determined by the 2011 Bonus Performance Metric Results described below, while the remaining 50% was subjectively determined by the compensation committee, while considering input provided by Mr. Foutch regarding individual performance factors such as leadership, commitment, attitude, motivational effect, level of responsibility and overall contribution to Laredo's success (but excluding with respect to his own performance, which was solely determined by the compensation committee). Although our cash bonus program includes Laredo performance goals and objectives, our compensation committee has the ultimate discretion to recommend whether to award any, and the amount of, cash bonus awards, even if the Bonus Performance Metric Results satisfy the Bonus Performance Metric Targets.

        The 2011 Bonus Performance Metric Results consisted of the following performance metric categories and targets for Laredo (the targets reflected in Laredo's 2011 internal budget), with the percentile as recommended by the compensation committee and approved by the board of directors:

Performance metric	2011 targets	2011 results(1)	Relative weighting
Drilling Capital Efficiency for Proved Developed Producing Reserves ($/MBoe)	$18.22	$22.67	25%
Drilling Rate of Return (%)	20%	23%	20%
Production (MBoe)	6,766	6,962	15%
New Proved Developed Reserves (MBoe)	26,598	20,391	15%
Direct Lifting Cost ($/Boe)	$3.69	$4.06	10%
Finding Cost ($/Boe)	$15.89	$21.58	5%
General and Administrative Expenses	$5.37	$4.48	10%

(1)
Reflects the full year results for Laredo plus the results for Broad Oak starting July 1, 2011.

        The 50% non-metric subjective performance criteria is largely based on Laredo's overall accomplishments. For fiscal year 2011, the board of directors primarily looked to the following Laredo accomplishments in determining non-metric subjective performance:

  •
  Issuance of $350 million high-yield notes in January 2011 and $200 million additional notes in October 2011;

  •
  Acquisition of Broad Oak in July 2011 (described further in "Certain Relationships and Related Party Transactions—Acquisition of Broad Oak Energy, Inc.") and revised bank facility to finance the acquisition; and

  •
  Completion of the IPO in December 2011.

        The historical cash bonus target for all named executive officers was 100% of their respective annual base salary. Based on Laredo's 2011 accomplishments and the 2011 performance results, and after discussion with Messrs. Foutch, Schuyler and Womble, the compensation committee independently recommended, and the board of directors approved, (i) a 120% weighting of the non-metric performance criteria and (ii) an average payout of 95% of the cash bonus target. For the specific bonus amounts paid to each named executive officer, see the "Summary compensation table" contained herein.

        For the 2011 fiscal year, the performance metric categories included all of the 2010 performance metric categories and added a General and Administrative Expenses performance metric category. These particular metric categories were selected, in part, due to their prevalent use in modeling by the larger investment community. The relative weighting of the performance metric categories are reallocated each year as recommended by the compensation committee and approved by the board of directors.

        In addition to the changes in base salary described above, during 2011, Cogent also proposed setting annual incentive targets and long-term incentive targets as a percentage of base salary, and assumed (for purposes of the annual incentive plan) that Laredo Petroleum Holdings, Inc. adopt a more traditional performance-based annual bonus plan. The chart below shows the new target award levels for each named executive officer under the annual and long-term incentive programs.

Name	Annual incentive target	Long-term incentive target
Randy A. Foutch	100% of base salary	450% of base salary
W. Mark Womble	80%	275%
Jerry R. Schuyler	85%	275%
Patrick J. Curth	70%	275%
John E. Minton	60%	150%

        Based on these proposals, the compensation committee recommended, and the board of directors approved, an annual bonus program that provides for 50% of a named executive officer's annual incentive to be non-formulaic at the compensation committee's discretion, based on Laredo's performance relative to such factors as, without limitation, Adjusted EBITDA and cash flow amounts, relative total shareholder return, individual performance and such other factors as may be determined by the compensation committee to be appropriate, and 50% to be determined based upon pre-established performance criteria consisting of the following operational metrics: (i) drilling capital efficiency, (ii) drilling rate of return (on a well by well basis at pre-drill commodity prices and actual costs), (iii) production, (iv) new reserves, (v) direct lifting costs, (vi) finding costs (total exploration costs and development costs divided by the total proved reserves added during the year), and (vii) general and administrative expense.

        Target incentive levels for 2011 for each named executive officer are listed above. Award levels are calculated on a threshold level of 50% of target and a maximum of 200% of target. Threshold, target and maximum annual incentives have been set at the same level for our named executive officers for the 2012 fiscal year, except that Mr. Curth's annual incentive target was set at 75%, Mr. Minton's annual incentive target was set at 70% and Mr. Minton's long-term incentive target was increased to 200%.

Long-term plan-based incentive awards

        Our historical long-term plan-based incentive program was designed to provide our employees, including our named executive officers, with an incentive to focus on our long-term success and to act as a long-term retention tool by aligning the interests of our employees with those of our stockholders. In the past, Laredo granted restricted units in Laredo Petroleum, LLC to Laredo's named executive officers and certain independent directors as a means of providing them with long-term equity incentive compensation that may directly profit from any success Laredo achieves. In connection with the IPO and the Corporate Reorganization, these unvested restricted units were exchanged for shares of restricted common stock of Laredo Petroleum Holdings, Inc.

        In addition, in connection with the IPO in 2011, the compensation committee recommended and the board of directors adopted the Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan, or the "2011 Plan," which provides for performance awards, restricted stock, stock options and certain other equity-based compensation to eligible employees, directors and consultants. The 2011 Plan is further described below. Going forward, equity-based compensation will be awarded to our employees under the 2011 Plan.

        On February 3, 2012, the board of directors of Laredo Petroleum Holdings, Inc., upon recommendation by the compensation committee, granted restricted shares of our common stock to all employees, options to purchase shares of our common stock (the "Stock Options") to our officers and certain management level employees, and performance units (the "Performance Units") to our officers under the 2011 Plan. Following the philosophy that all employees should have an equity interest in Laredo Petroleum Holdings, Inc., all employees were granted restricted shares of our common stock. Stock Options were granted only to employees in certain management positions or above and Performance Units were granted only to employees with officer positions and above. For officers receiving all three plan-based awards, the relative mix of such awards was 25% restricted stock, 25% stock options and 50% performance units. This mix of awards was intended to provide a typical public company incentive arrangement as compared to the Cogent Peer Group.

        The restricted shares of our common stock are subject to forfeiture until vested. So long as the recipient of such shares is an employee of Laredo, the shares granted to each recipient will vest, and the transfer restrictions thereon will lapse, pursuant to the following schedule: (i) 33% of the shares will vest on the first anniversary of the grant date, (ii) an additional 33% of the shares will vest on the second anniversary of the grant date and (iii) the balance of the shares will vest on the third anniversary of the grant date. Each recipient will forfeit his or her unvested shares if the recipient's employment with Laredo is terminated by Laredo for any reason or if the recipient resigns (in either case, other than for death or disability). Laredo believes that this vesting schedule is comparable to those utilized by the Cogent Peer Group and will assist Laredo in attracting new talent and retaining existing personnel. Future grants of restricted shares of common stock will be made to new employees upon hire, based on their relative entry level into Laredo.

        The Stock Options are subject to the following vesting schedule: 25% will vest on the first anniversary of the date of the grant and incrementally 25% on each anniversary thereafter, so long as the optionee is an employee of Laredo. As with the restricted shares of its common stock, Laredo believes that this vesting schedule is comparable to those utilized by the Cogent Peer Group and will allow it to both attract new talent and retain existing personnel. The unvested portion of a Stock Option will expire upon termination of employment of the optionee, and the vested portion of a Stock Option will remain exercisable for (i) one year following termination of employment by reason of the optionee's death or disability or (ii) 90 days for any other reason, other than for cause. Both the unvested and vested (but unexercised) portion of a Stock Option will expire upon the termination of the optionee's employment by Laredo for cause. Unless sooner terminated, the Stock Option will expire if and to the extent it is not exercised within ten years from the date of the grant. Generally, grants of stock options will be made in the first quarter of each year.

        The Performance Units granted to each recipient are payable in cash based upon the achievement by Laredo Petroleum Holdings, Inc. over a performance period commencing on January 1, 2012 and ending on December 31, 2014 of performance goals established by the compensation committee. The amount of cash payable will be determined by multiplying the number of Performance Units granted by $100 and multiplying that product by the total shareholder return modifier ("TSR Modifier"), which is the percentage, if any, achieved by attainment of the following performance goals for the performance period, as certified by the administrator: (i) if total shareholder return ("TSR") measured against Laredo Petroleum Holdings, Inc.'s peer group is below the 40th percentile, the TSR Modifier is 0%, (ii) if the TSR measured against Laredo Petroleum Holdings, Inc.'s peer group is in the 40th percentile, the TSR Modifier is 50%, (iii) if the TSR measured against Laredo Petroleum Holdings, Inc.'s peer group is in the 60th percentile, the TSR Modifier is 100% and (iv) if the TSR measured against Laredo Petroleum Holdings, Inc.'s peer group is in the 80th percentile, the TSR Modifier is 200%, with 200% being the maximum and the compensation committee interpolating all points between the threshold and the maximum. TSR for Laredo Petroleum Holdings, Inc. and each of the peer companies is determined by dividing (i) the end average stock price plus dividends minus the start average stock price by (ii) the start average stock price, with the average stock price being the average closing stock price for the 30 trading days immediately preceding the beginning of each of the performance period and the maturity date, as reported on the stock exchange on which such shares are listed. Each recipient will forfeit his or her Performance Units if the recipient's employment with Laredo is terminated by Laredo for any reason or if the recipient resigns (in either case, other than for death or disability). If the employment is terminated due to death or disability, the recipient is entitled to receive a pro-rated Performance Unit. Generally, grants of performance units will be made in the first quarter of each year.

        The grants made to the named executive officers on February 3, 2012 are as follows:

Name	Restricted stock	Stock options	Performance units
Randy A. Foutch	31,780	62,868	13,500
Jerry R. Schuyler	12,138	24,012	5,156
W. Mark Womble	11,329	22,411	4,813
Patrick J. Curth	10,681	21,131	4,538
John E. Minton	6,474	12,806	2,750

Pay mix

        The charts set forth below demonstrate the allocation of base salary, target annual cash bonus and target long-term incentive awards of our Chief Executive Officer and other named executive officers as of December 31, 2011, following adjustments made to Laredo's compensation program during 2011.

Chief Executive Officer

Other named executive officers combined

Other benefits

•
Health and welfare benefits. Our named executive officers are eligible to participate in all of our employee health and welfare benefit plans on the same basis as other employees (subject to applicable law) to meet their health and welfare needs. These plans include medical and dental insurance, as well as medical and dependent care flexible spending accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

•
Retirement benefits. Our named executive officers also participate in our 401(k) defined contribution plan on the same basis as our other employees. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal government. We make matching contributions of up to 6% of an employee's compensation and may make additional discretionary contributions.

•
Perquisites. We believe that the total mix of compensation and benefits provided to our executive officers is currently competitive and, therefore, perquisites do not play a significant role in our executive officers' total compensation. Nevertheless, Laredo provides limited perquisites and benefits to its officers, including reimbursement for cell phone charges and monthly dues at a downtown lunch/dinner club.

•
Other benefits. As described in detail in "Certain Relationships and Related Party Transactions—Other Related Party Transactions," our board of directors has adopted an aircraft use policy for Mr. Foutch, whereby his personally owned aircraft can be used for business travel, subject to certain conditions. For safety reasons, we reimburse or pay for certain operational expenses, such as the training and certification expenses of Mr. Foutch and the cost of aircraft safety and mechanical inspections. These paid-for expenses, however, represent only a partial refund of the total costs and expenses of operating the aircraft. For further details, see the "Summary compensation table" below and "Certain Relationships and Related Party Transactions—Other Related Party Transactions."

Employment, Severance or Change in Control Agreements

        We do not currently maintain any employment agreements. On November 9, 2011, the board of directors adopted the Laredo Petroleum Holdings, Inc. Change in Control Executive Severance Plan, which provides severance payments and benefits to our named executive officers and eligible persons with the title of vice president and above, as determined by our compensation committee. The policy provides an eligible participant with a lump sum cash severance payment and continued health benefits in the event that the participant experiences a qualifying termination event within the one year period following the occurrence of a qualifying change in control event. In the event that an eligible executive's employment is terminated without cause or for good reason within the one-year period following the occurrence of a change in control, the executive would become entitled to receive 100% (in the case of our Chief Executive Officer, 300%, and in the case of our other named executive officers, 200%) of the executive's base salary and 100% of the executive's target bonus. In addition, the executive would receive company paid COBRA continuation coverage for up to twelve months following the date of termination. The policy contains a modified cutback provision whereby payments payable to an executive may be reduced if doing so would put the executive in a better off after-tax provision than if payments were not reduced and the executive became subject to excise taxes. Laredo believes that these severance levels are comparable to those utilized by the Cogent Peer Group.

Other Matters

Risk assessment

        The compensation committee and management have reviewed our compensation policies as generally applicable to our employees and believe that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

        Our compensation philosophy and culture support the use of base salary, cash bonuses and long-term incentive equity compensation that are generally uniform in design and operation throughout our organization and with all levels of employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

  •
  Our overall compensation levels are competitive with the market; and

  •
  Our compensation mix is balanced among (i) fixed components like base salary and benefits, (ii) cash bonuses and (iii) long-term incentive equity that reward our employees based on long-term overall financial performance, operational measures and individual performance.

        Furthermore, prior to the Corporate Reorganization we provided our officers the opportunity to invest in our equity, which all of our named executive officers did, and now we provide our officers with the opportunity to be awarded long-term incentive equity that continues to align their interests with those of our stockholders.

        In summary, because the compensation committee focuses on Laredo's performance, with only some consideration given to the specific individual performance of the employee when making compensation decisions, we believe our historical compensation programs did not, and our current compensation programs do not, encourage excessive and unnecessary risk taking by executive officers (or other employees). These programs were and are designed to encourage employees to remain focused on both our short and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. The compensation committee will continue to monitor all levels of compensation to attempt to ensure that no element of compensation encourages excessive and unnecessary risk-taking.

Equity ownership guidelines

        The compensation committee recommended and the board of directors approved stock ownership guidelines for directors and the executive management team in order to further align the interest of our directors and officers with those of our stockholders. Effective as of the consummation of the IPO, individuals have three years to reach the following stock ownership guidelines (as a multiple of base salary): (i) Chief Executive Officer: 5x, (ii) President and Chief Operating Officer: 3x, (iii) Senior Vice President: 2x, (iv) Vice President: 1x and (v) directors: $400,000 worth of Laredo Petroleum Holdings, Inc. stock. Stock actually owned, as well as stock awarded under restricted stock awards, is included for purposes of satisfying these guidelines. No stock potentially exercisable under stock options is included. As of March 23, 2012, each of the named executive officers, as well as Ambassador Rooney, Mr. Parker, Ms. Pierce and Mr. Wolf, have achieved the stock ownership guidelines.

Tax and accounting implications

        Internal Revenue Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, "grandfather" provisions may apply to certain compensation arrangements, including the 2011 Plan, that were entered into by a corporation before it was publicly held. In view of these grandfather provisions, we believe that Section 162(m) of the Internal Revenue Code will not limit our tax deductions for executive compensation for the first three fiscal years following the consummation of the IPO. Going forward, our policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m).

Summary Compensation

        The following table summarizes, with respect to our named executive officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2011 and 2010.

Summary compensation table

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)(3)	All other compensation ($)(4)		Total ($)
Randy A. Foutch,	2011	509,500	453,200	2,947,132	32,536	(5)	3,942,368
Chairman and Chief Executive Officer	2010	452,100	453,200	0	183,408	(5)	1,088,708
W. Mark Womble,	2011	299,000	267,000	533,780	17,954		1,117,734
Senior Vice President and Chief	2010	266,350	267,000	0	17,022		550,372
Financial Officer
Jerry R. Schuyler,	2011	338,862	305,900	933,280	17,022		1,595,064
President and Chief Operating Officer	2010	305,158	305,900	0	17,022		628,080
Patrick J. Curth,	2011	292,333	267,000	576,420	15,274		1,151,027
Senior Vice President—Exploration and	2010	266,350	267,000	0	17,022		550,372
Land
John E. Minton,	2011	238,875	235,000	246,560	17,953		738,388
Senior Vice President—Reservoir	2010	220,083	235,000	0	16,983		472,066
Engineering

(1)
Salary amounts in this table reflect the actual base salary payment earned in 2011 and 2010.

(2)
Laredo Petroleum, LLC awarded restricted unit awards to its named executive officers prior to the Corporate Reorganization and IPO, at which time the vested restricted unit awards were exchanged for shares of Laredo Petroleum Holdings, Inc.'s common stock and the unvested restricted unit awards were exchanged for restricted shares of Laredo Petroleum Holdings, Inc.'s common stock.

(3)
The amounts reported under "Stock awards" reflect the aggregate grant date fair value for restricted unit awards granted to Laredo Petroleum, LLC's named executive officers and later exchanged for restricted shares of Laredo Petroleum Holdings, Inc.'s common stock in connection with the Corporate Reorganization and IPO, calculated in accordance with FASB Accounting Standards Codification topic 718, Compensation—Unit Compensation. Prior to the Corporate Reorganization and IPO, the restricted units vested 20% on the grant date and 20% on each of the next four anniversaries of the grant date. Please refer to Note E to our audited consolidated financial statements included elsewhere in this prospectus for disclosures regarding fair value estimates of stock awards.

(4)
Includes the aggregate value of matching contributions to our 401(k) plan and the dollar value of life insurance coverage. The amounts of matching contributions to our 401(k) plan that our named executive officers received during 2011 are as follows: (a) Messrs. Foutch, Womble and Schuyler each received $14,700; (b) Mr. Curth received $12,745; and (c) Mr. Minton received $14,389.

(5)
During the years 2011 and 2010, $14,996 and $166,386, respectively, are the portions of expenses that were paid by us, which would otherwise have been paid by Mr. Foutch, for the use of his personally owned aircraft not directly related to Laredo's business. These payments represent only a partial refund of the total costs of flying the aircraft. For further details, please see "Certain Relationships and Related Party Transactions—Other Related Party Transactions."

Grants of Plan-Based Awards for the Year Ended December 31, 2011

        The following table provides information concerning each stock award, including the exchanged restricted unit awards (referred to in the table collectively as "stock awards") granted to our named executive officers under any plan that were transferred during the year ended December 31, 2011.

Grants of plan-based awards table for the year ended December 31, 2011

Name	Grant date	All other stock awards(1)	Grant date fair value of stock and option awards(2)
		(#)	($)
Randy A. Foutch	4/11/2011	35,924	327,600
	8/10/2011	101,815	2,619,532
W. Mark Womble	4/11/2011	6,501	59,280
	8/10/2011	18,445	474,500
Jerry R. Schuyler	4/11/2011	11,405	104,000
	8/10/2011	32,233	829,280
Patrick J. Curth	4/11/2011	7,013	63,960
	8/10/2011	19,915	512,460
John E. Minton	4/11/2011	3,022	27,560
	8/10/2011	8,516	219,000

(1)
Represents the shares of restricted common stock of Laredo Petroleum Holdings, Inc., for which unvested restricted unit awards of Laredo Petroleum, LLC granted during the year ended December 31, 2011 were exchanged in connection with the Corporate Reorganization and IPO. The restricted common stock awards noted have maintained the same vesting schedule as the initial restricted unit awards from which they were exchanged and vest 20% on the grant date and 20% on each of the next four anniversaries of the grant date.

(2)
Please refer to Note E to our audited consolidated financial statements included elsewhere in this prospectus for disclosures regarding fair value estimates of stock awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The following is a discussion of material factors necessary to an understanding of the information disclosed in the "Summary compensation table" and the "Grants of plan-based awards table for the year ended December 31, 2011" set forth above.

Restricted stock awards

        The stock awards reflected above in the "Grants of plan-based awards table for the year ended December 31, 2011" includes restricted units in Laredo Petroleum, LLC. These restricted units were intended to constitute "profits interests" in Laredo Petroleum, LLC that would participate solely in any future profits and distributions of Laredo Petroleum, LLC. In connection with the Corporate Reorganization and IPO, these unvested restricted units were exchanged for shares of our restricted common stock.

Base salary and cash bonus awards and equity awards in proportion to total compensation

        The following table sets forth the approximate percentage of each named executive officer's total compensation that Laredo paid in the form of (i) base salary and cash bonus awards and (ii) equity awards during fiscal year 2011 as set forth in the "Summary compensation table". We view the various components of compensation as related but distinct and emphasize "performance" by tying significant portions of total compensation to short- and long-term financial and strategic goals, currently in the form of base salaries, annual cash bonus awards and long-term plan-based incentive awards. Our compensation philosophy is designed to align the interests of our employees with those of our stockholders. While the current value of the cash compensation components outweighs the current value of the incentive-based grant of the restricted units, which unvested restricted units were exchanged in connection with the Corporate Reorganization and IPO into shares of our restricted common stock, this proportion does not reflect the concept that the future value of our equity is an incentive for the long-term success of Laredo. For more information regarding the restricted unit awards, see the "Grants of plan-based awards table for the year ended December 31, 2011" above. We also attempt to set each officer's base salary in line with comparable positions with our peers and to award an annual cash bonus based on the achievement of overall company strategic goals and each individual's relative contribution to those goals.

Name	Base salary and cash bonus awards as a percentage of total compensation	Equity awards as a percentage of total compensation
Randy A. Foutch	24%	75%
W. Mark Womble	51%	48%
Jerry R. Schuyler	40%	59%
Patrick J. Curth	49%	50%
John E. Minton	64%	33%

*
The remaining portions of the named executive officers' total compensation were attributable to all other compensation paid for 2011.

Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan

        The board of directors and stockholders adopted the Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan in 2011. The purpose of the 2011 Plan is to provide a means for Laredo to attract and retain key personnel and for Laredo's directors, officers, employees, consultants and advisors to acquire and maintain an equity interest in Laredo Petroleum Holdings, Inc., thereby strengthening their commitment to the welfare of Laredo and aligning their interests with those of Laredo Petroleum Holdings, Inc.'s stockholders. Under the 2011 Plan, awards of stock options, including both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units, stock bonus awards and Performance Units may be granted. Subject to adjustment for certain corporate events, 10 million shares is the maximum number of shares of our common stock authorized and reserved for issuance under the 2011 Plan.

        Eligibility.    Our employees, consultants and directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees, consultants and directors or those of our affiliated companies are eligible for awards, provided that incentive stock options may be granted only to employees. A written agreement between us and each participant will evidence the terms of each award granted under the 2011 Plan.

        Shares subject to the 2011 Plan.    The shares that may be issued pursuant to awards will be our common stock, $0.01 par value per share, and the maximum aggregate amount of common stock which may be issued upon exercise of all awards under the 2011 Plan, including incentive stock options, may not exceed 10 million shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. In addition, the maximum number of shares with respect to which stock options and/or stock appreciation rights may be granted to any participant in any one year period is limited to 10 million shares, the maximum number of shares with respect to which incentive stock options may be granted under the 2011 Plan may not exceed 10 million shares, no more than 10 million shares may be earned in respect of Performance Units denominated in shares granted to any single participant for a single calendar year during a performance period, or in the event that the Performance Unit is paid in cash, other securities, other awards or other property, no more than the fair market value of 10 million shares of common stock on the last day of the performance period to which the award related, and the maximum amount that can be paid to any single participant in one calendar year pursuant to a cash bonus award is $5 million, in each case, subject to adjustment for certain corporate events.

        If any award under the 2011 Plan expires or otherwise terminates, in whole or in part, without having been exercised in full, the common stock withheld from issuance under that award will become available for future issuance under the 2011 Plan. If shares issued under the 2011 Plan are reacquired by us pursuant to the terms of any forfeiture provision, those shares will become available for future awards under the 2011 Plan. Awards that can only be settled in cash will not be treated as shares of common stock granted for purposes of the 2011 Plan.

        Administration.    Our board of directors, or a committee of members of our board of directors appointed by our board of directors, may administer the 2011 Plan, and that administrator is referred to in this summary as the "administrator." Among other responsibilities, the administrator selects participants from among the eligible individuals, determines the number of shares of common stock that will be subject to each award and determines the terms and conditions of each award, including exercise price, methods of payment and vesting schedules. Our board of directors may amend or terminate the 2011 Plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements.

        Adjustments in capitalization.    Subject to the terms of an award agreement, if there is a specified type of change in our common stock, such as extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will be made to the various limits under, and the share terms of, the 2011 Plan and the awards granted thereunder, including the maximum number of shares reserved under the 2011 Plan, the maximum number of shares with respect to which any participant may be granted awards and the number, price or kind of shares of common stock or other consideration subject to awards to the extent necessary to preserve the economic intent of the award. In addition, subject to the terms of an award agreement, in the event of certain mergers, the sale of all or substantially all of our assets, our reorganization or liquidation, or our agreement to enter into any such transaction, the administrator may cancel outstanding awards and cause participants to receive, in cash, stock or a combination thereof, the value of the awards.

        Change in control.    In the event of a change in control, all options and stock appreciation rights subject to an award will become fully vested and immediately exercisable and any restricted period imposed upon restricted awards will expire immediately (including a waiver of applicable performance goals). Accelerated exercisability and lapse of restricted periods will, to the extent practicable, occur at a time which allows participants to participate in the change in control. In the event of a change of control, all incomplete performance periods will end, the administrator will determine the extent to which performance goals have been met, and such awards will be paid based upon the degree to which performance goals were achieved.

        Nontransferability.    In general, each award granted under the 2011 Plan may be exercisable only by a participant during the participant's lifetime or, if permissible under applicable law, by the participant's legal guardian or representative. Except in very limited circumstances, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us. However, the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

        Section 409A.    The provisions of the 2011 Plan and the awards granted under the 2011 Plan are intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code and the regulations thereunder so as to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information concerning restricted stock awards that had not vested for our named executive officers as of December 31, 2011.

Outstanding equity awards table as of December 31, 2011

Name	Shares not vested(1)(2)	Market value of shares not vested(3)
	(#)	($)
Randy A. Foutch	240,766	5,369,082
W. Mark Womble	48,134	1,073,338
Jerry R. Schuyler	85,256	1,901,209
Patrick J. Curth	47,765	1,065,160
John E. Minton	21,928	488,994

(1)
Represents the number of restricted shares of common stock of Laredo Petroleum Holdings, Inc., for which previously unvested restricted units in Laredo Petroleum, LLC were exchanged in connection with the Corporate Reorganization and IPO. As described below under "—Potential Payments upon Termination or Change in Control," the restricted stock awards may terminate upon the officer's termination of employment. Please see footnote 2 below for a description of the vesting schedule for the restricted stock awards that remained outstanding as of December 31, 2011.

(2)
The restricted stock awards noted above have maintained the same vesting schedule as the initial restricted unit awards for which they were exchanged in connection with the Corporate Reorganization and IPO and vest 20% on the grant date and 20% on each of the next four anniversaries of the grant date.

(3)
Market value is determined based on a market value of our common stock of $22.30, the closing price of our common stock on the New York Stock Exchange ("NYSE") on December 30, 2011, the last trading day of the year.

Registration Rights

        We are a party to a registration rights agreement pursuant to which we have granted certain registration rights to the members of Laredo Petroleum, LLC that received shares of our common stock in the Corporate Reorganization. Pursuant to the lock-up agreements, certain of these stockholders have agreed not to exercise those rights during the lock-up period following the IPO without the prior written consent of J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Stock Vested in Fiscal Year 2011

        The following table provides information concerning the vesting of stock awards, including the exchanged restricted unit awards (referred to in the table collectively as "stock awards"), during fiscal year 2011 on an aggregated basis with respect to each of our named executive officers.

Stock vested for the year ended December 31, 2011

	Stock awards
Name	Shares acquired on vesting(1)	Value realized on vesting(2)
	(#)	($)
Randy A. Foutch	237,064	2,239,716
W. Mark Womble	43,039	367,058
Jerry R. Schuyler	74,666	630,542
Patrick J. Curth	46,462	433,414
John E. Minton	18,055	149,732

(1)
Represents the number of vested shares of common stock in Laredo Petroleum Holdings, Inc., for which restricted unit awards in Laredo Petroleum, LLC that vested during the year ended December 31, 2011, were exchanged in connection with the Corporate Reorganization and IPO. There were no payroll taxes withheld from these awards.

(2)
The value realized upon vesting was calculated as the gross number of units in Laredo Petroleum, LLC (which were exchanged for shares of common stock of Laredo Petroleum Holdings, Inc. in connection with the Corporate Reorganization and IPO) that vested during the year, multiplied by the fair market value of the units at the time of vesting. Please refer to Note E to our audited consolidated financial statements included elsewhere in this prospectus for disclosures regarding fair value estimates of stock awards.

Pension Benefits

        We maintain a 401(k) Plan for our employees, including our named executive officers, but at this time we do not sponsor or maintain a pension plan for any of our employees.

Nonqualified Deferred Compensation

        We do not provide a deferred compensation plan for our employees at this time.

Potential Payments upon Termination or Change in Control

        As described above, we do not maintain individual employment agreements. The board of directors has adopted the Laredo Petroleum Holdings, Inc. Change in Control Executive Severance Plan, which provides severance payments and benefits to our named executive officers and eligible persons with the title of vice president and above, as determined by our compensation committee. The policy provides an eligible participant with a lump sum cash severance payment and continued health benefits in the event that the participant experiences a qualifying termination within the one year period following the occurrence of a qualifying change in control event. In the event that an eligible executive's employment is terminated without cause or for good reason within the one-year period following the occurrence of a change in control, the executive would become entitled to receive 100% (in the case of our Chief Executive Officer, 300%, and in the case of our other named executive officers, 200%) of the executive's base salary and 100% of the executive's target bonus. In addition, the executive would receive company paid COBRA continuation coverage for up to twelve months following the date of termination. The policy contains a modified cutback provision whereby payments payable to an executive may be reduced if doing so would put the executive in a better off after-tax provision than if payments were not reduced and the executive became subject to excise taxes. In order to be eligible for severance benefits under the policy, our named executive officers have executed a confidentiality, non-disparagement and non-solicitation agreement.

        In addition, each of the named executive officers has been awarded restricted units by Laredo Petroleum, LLC and the unvested restricted units were exchanged into shares of restricted stock in connection with the Corporate Reorganization and IPO. The terms of the restricted stock awards following the exchange are described below.

        The restricted stock may be affected by a named executive officer's termination of employment or the occurrence of certain corporate events. In the event of the termination of a named executive officer's employment by Laredo, with or without cause, or the named executive officer's resignation for any reason, the named executive officer will forfeit all restricted stock to us.

        If the named executive officer's employment with Laredo is terminated upon the death of the named executive officer or because the named executive officer is determined to be disabled by the board of directors, then all of his restricted stock will automatically vest. A named executive officer will be considered to have incurred a "disability" in the event of the officer's inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding 180 days during any 12-month period.

        In the event of a change of control, all restricted stock will become fully vested as of the date of the change of control, provided that the named executive officer remains employed by Laredo through the date of such change of control. For purposes of these restricted stock awards, a "change of control" generally means: (i) any person acquires beneficial ownership of our securities representing 40% or more of the combined voting power of our outstanding securities (provided, however, that if the surviving entity becomes a subsidiary of another entity, then the outstanding securities shall be deemed to refer to the outstanding securities of the parent entity), (ii) a majority of the members of the board of directors who were directors as of the date of the Corporate Reorganization no longer serve as directors; or (iii) the consummation of a merger or consolidation of our company with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent more than 40% of the combined voting power of our voting securities outstanding immediately after such merger or consolidation.

Potential Payments upon Termination or Change in Control Table for Fiscal Year 2011

        The information set forth in the table below is based on the assumption that the applicable triggering event under the Laredo Petroleum Holdings, Inc. Change in Control Executive Severance Plan or the applicable restricted stock agreement to which each named officer was a party occurred on December 31, 2011, the last business day of fiscal year 2011. Accordingly, the information reported in the table indicates the amount of cash severance and benefits that would be payable, and the value of restricted stock that would vest, by reason of a termination under the circumstances described above, or upon a change in control, and is our best estimation of our obligations to each named executive officer and will only be determinable with any certainty upon the occurrence of the applicable event. For purposes of determining the value of the accelerated vesting of restricted stock awards, the fair market value per share of our common stock was $22.30 on December 31, 2011.

Name	Termination without cause/for good reason outside of a change in control	Change in control (must be coupled with Termination without cause/for good reason)(1)	Change in control only	Termination for cause	Termination due to death or disability
Randy A. Foutch
Salary	$—	$1,800,000	$—	$—	$—
Bonus	—	600,000	—	—	—
Accelerated Equity(2)	—	5,369,082	5,369,082	—	5,369,082
Continued Medical	—	17,646	—	—	—

Total	$—	$7,786,728	$5,369,082	$—	$5,369,082

W. Mark Womble
Salary	$—	$700,000	$—	$—	$—
Bonus	—	280,000	—	—	—
Accelerated Equity(2)	—	1,073,388	1,073,388	—	1,073,388
Continued Medical	—	13,374	—	—	—

Total	$—	$2,066,762	$1,073,388	$—	$1,073,388

Jerry R. Schuyler
Salary	$—	$750,000	$—	$—	$—
Bonus	—	318,750	—	—	—
Accelerated Equity(2)	—	1,901,209	1,901,209	—	1,901,209
Continued Medical	—	17,646	—	—	—

Total	$—	$2,987,605	$1,901,209	$—	$1,901,209

Patrick J. Curth
Salary	$—	$650,000	$—	$—	$—
Bonus	—	231,000	—	—	—
Accelerated Equity(2)	—	1,065,160	1,065,160	—	1,065,160
Continued Medical	—	13,374	—	—	—

Total	$—	$1,969,534	$1,065,160	$—	$1,065,160

John E. Minton
Salary	$—	$520,000	$—	$—	$—
Bonus	—	156,000	—	—	—
Accelerated Equity(2)	—	488,994	488,994	—	488,994
Continued Medical	—	13,374	—	—	—

Total	$—	$1,178,368	$488,994	$—	$488,994

(1)
Our Change in Control Executive Severance Plan, which was applicable to each of the named executive officers at December 31, 2011, provides that in the event that during the twelve month period following a change in control the employment of a named executive officer is terminated by the employer without cause or by the named executive officer for good reason, then the named executive officer is entitled to 200% (300% in the case of Mr. Foutch) of such named executive officer's base salary and 100% of such named executive officer's targeted bonus, plus company paid COBRA continuation coverage for up to twelve months. In addition, the 2011 Plan provides that in the event of a change in control, the restricted period shall expire and restrictions applicable to outstanding restricted stock awards shall lapse and such awards shall become fully vested.

(2)
At December 31, 2011, the only form of equity awards held by the named executive officers consisted of restricted stock. The named executive officers' restricted stock awards provide that if the named executive officer's employment is terminated for any reason other than death or a determination of disability, then the named executive officer forfeits his unvested shares. In the event of termination by death or disability, all unvested shares automatically vest.

Compensation of Directors

        For the portion of the 2011 fiscal year prior to the IPO, the members of our board of directors (then as members of the board of managers of Laredo Petroleum, LLC) did not receive cash or equity compensation for their services as managers. The independent managers were eligible to receive restricted units under Laredo's long-term plan-based incentive program. However, the managers appointed by Warburg Pincus received no equity compensation for their services as managers. No restricted shares of Laredo Petroleum Holdings, Inc.'s common stock were awarded to directors in 2011 subsequent to the IPO.

        The following table summarizes, with respect to our non-employee directors, information relating to the compensation earned for services rendered as directors/managers during the fiscal year ended December 31, 2011.

Director compensation table for the year ended December 31, 2011

Name	Stock awards(1)	All other compensation	Total
	($)	($)	($)
Jeffrey Harris(2)	—	—	—
Peter R. Kagan	—	—	—
James R. Levy	—	—	—
B.Z. (Bill) Parker(3)	51,920	—	51,920
Pamela S. Pierce(3)	51,920	—	51,920
Ambassador Francis Rooney(4)	37,758	—	37,758
Donald D. Wolf(4)	37,758	—	37,758
Edmund P. Segner, III(5)	103,806	—	103,806

(1)
The amounts reported as "Stock awards" represent the grant date fair value of restricted unit awards granted to or in respect of Laredo's directors/managers during 2011 and which were exchanged for shares of common stock in Laredo Petroleum Holdings, Inc. in connection with the Corporate Reorganization and IPO. The fair value of the restricted unit awards was determined to be the same as the fair value of the common stock issued immediately before and after the Corporate Reorganization, which resulted in the aggregate grant date fair values of the restricted unit awards being carried forward as the basis in the restricted common stock issued in the Corporate Reorganization. See footnote 3 to the "Summary compensation table" for a description of the calculation of the grant date fair value for the restricted unit awards granted during 2011.

(2)
Mr. Harris, an affiliate of Warburg Pincus, retired from Laredo Petroleum, LLC's board of managers in August 2011.

(3)
At December 31, 2011, the director held 4,066 restricted shares of common stock in Laredo Petroleum Holdings, Inc.

(4)
At December 31, 2011, the director held 3,863 restricted shares of common stock in Laredo Petroleum Holdings, Inc.

(5)
At December 31, 2011, the director held 2,328 restricted shares of common stock in Laredo Petroleum Holdings, Inc.

        Based on a competitive review by Cogent of outside director compensation paid by our peers, the board of directors adopted the compensation arrangements described below, which will be paid to our outside directors for their service during 2012. However, the specific times at which such compensation will be paid have not yet been determined.

  •
  Annual Cash Retainer—$40,000 (directors can elect to have their cash retainer paid in the form of restricted stock)

  •
  Committee Chairman Fees—

  •
  Chairman of audit committee: $15,000/year paid in restricted stock

  •
  Chairman of compensation committee: $12,500/year paid in restricted stock

  •
  Chairman of other committees: $12,500/year paid in restricted stock

  •
  Annual Stock Grant—Equivalent value of $160,000 in restricted stock

        Directors who are also employees of Laredo will not receive any additional compensation for serving on our board of directors. Accordingly, the "Summary compensation table" reflects the total compensation received by Randy A. Foutch and Jerry R. Schuyler.

        Our independent directors may be reimbursed for their expenses to attend board meetings.

        On May 16, 2012, our non-employee directors were granted restricted shares of common stock of Laredo Petroleum Holdings, Inc. pursuant to the 2011 Plan. The restricted shares vest on the earlier to occur of (i) the day preceding the next annual meeting of stockholders of Laredo or (ii) May 16, 2013, subject to the director's continued service on the vesting date. The restricted shares will be forfeited if a director's service on the board of directors terminates for any reason. However, in the event that a director's service terminates due to his or her death or disability, the restricted shares will vest immediately. The directors generally have all rights as stockholders with respect to the restricted shares, including the right to vote the shares and receive dividends declared in respect of the shares, which will be held back and paid at the time the restricted shares vest.

Director	Number of Shares Granted
Peter R. Kagan	11,966
James R. Levy	11,966
B.Z. (Bill) Parker	12,440
Pamela S. Pierce	11,966
Ambassador Francis Rooney	12,361
Dr. Myles W. Scoggins	8,004
Edmund P. Segner, III	11,495
Donald D. Wolf	12,361

Securities Authorized for Issuance under 2011 Plan

        At December 31, 2011, a total of 10 million shares of common stock were authorized for issuance under the 2011 Plan. In the table below, we describe certain information about these shares and the

2011 Plan which provides for their authorization and issuance. You can find a description of the 2011 Plan under "—Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan."

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(1))
Equity compensation plan approved by security holders(1)	—	$—	10,000,000
Equity compensation plan not approved by security holders	—	—	—
Total	—	$—	—

(1)
The Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan became effective upon consummation of the IPO in December 2011. No awards were issued under the 2011 Plan in December 2011. See "—Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan" for more information.

Corporate Governance Matters

Board of Directors

        Our board of directors consists of ten members, including our Chief Executive Officer and our President and Chief Operating Officer. The board of directors reviewed the independence of our directors using the independence standards of the NYSE and based on this review, determined that Messrs. Kagan, Levy, Parker, Rooney, Scoggins, Segner, Wolf and Ms. Pierce are independent within the meaning of the NYSE listing standards currently in effect.

Audit committee

        The members of our audit committee are Messrs. Parker, Segner, Levy and Wolf. Our board of directors has determined that Messrs. Parker, Segner and Wolf are "independent" under the standards of the NYSE and SEC regulations. This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee oversees our compliance programs relating to legal and regulatory requirements. We are relying on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules permit us to have an audit committee that has one member that is independent upon the effectiveness of the registration statement for such offering, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter.

Compensation committee

        The members of the compensation committee are Messrs. Wolf, Rooney, Kagan and Ms. Pierce. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our compensation committee also administers our incentive compensation and benefit plans.

Nominating and governance committee

        The members of our nominating and governance committee are Messrs. Rooney, Parker, Segner, Wolf and Ms. Pierce. This committee identifies, evaluates and recommends qualified nominees to serve on our board of directors, develops and oversees our internal corporate governance processes and maintains a management succession plan.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the common stock of Laredo Petroleum, Inc. is owned by Laredo Petroleum Holdings, Inc. The following table sets forth certain information as of June 28, 2012 regarding the beneficial ownership of Laredo Petroleum Holdings, Inc.'s common stock by (1) beneficial owners of 5% or more of the common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

Name of person or identity of group	Number of shares		Percentage of class(1)
Warburg Pincus Private Equity IX, L.P.(2)	81,193,140		63.3%
Warburg Pincus Private Equity X O&G, L.P.(2)	20,690,977		16.1%
Randy A. Foutch(3)	1,488,594	(4)	1.2%
Jerry R. Schuyler	464,550		0.4%
W. Mark Womble	204,569		0.2%
Patrick J. Curth	273,612		0.2%
John E. Minton	111,087		0.1%
Peter R. Kagan(2)(5)	101,896,083		79.4%
James R. Levy	11,966		0.0%
B.Z. (Bill) Parker	75,764		0.1%
Pamela S. Pierce	84,217		0.1%
Francis Rooney	452,453	(6)	0.4%
Myles W. Scoggins	8,004		0.0%
Edmund P. Segner, III	14,405		0.0%
Donald D. Wolf	35,202	(7)	0.0%
Directors and executive officers as a group (16 persons)	3,342,642		2.6%

(1)
Based upon an aggregate of 128,307,736 shares outstanding as of June 28, 2012.

(2)
The stockholders are Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership, together with an affiliated partnership ("WP IX"), and Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership, together with an affiliated partnership ("WP O&G"). The total number of shares owned by WP IX includes 3,064,551 shares of common stock owned by WP IX Finance L.P., an affiliated Delaware limited partnership, or 2.4% of the common stock outstanding, and the total number of shares owned by WP O&G includes 641,420 shares of common stock owned by Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, or less than 1% of the common stock outstanding. Warburg Pincus IX, LLC, a New York limited liability company ("WPIX LLC"), an indirect subsidiary of Warburg Pincus & Co., a New York general partnership ("WP"), is the general partner of WP IX. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X GP") is the general partner of the WP O&G. Warburg Pincus X LLC, a Delaware limited liability company ("WP X LLC") is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners"), is the sole member of WPIX LLC and WP X LLC. WP is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX and WP O&G. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye, Landy and Kagan disclaim beneficial ownership of all shares of common stock held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(3)
Randy A. Foutch, our Chief Executive Officer and Chairman of the board of directors, is a limited partner of certain affiliates of Warburg Pincus.

(4)
Includes (i) 355,000 shares held equally among four family trusts, (ii) 500 shares held by Mr. Foutch's daughter and (iii) 529,989 shares held by Lariat Ranch LLC, an entity of which Mr. Foutch owns approximately 80% and has shared voting power.

(5)
Mr. Kagan, a director of Laredo Petroleum Holdings, Inc., is a partner of Warburg Pincus & Co. and a Managing Director and Member of Warburg Pincus LLC. Mr. Kagan may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the common stock owned by WP IX and WP O&G (as defined in footnote 2).

(6)
Includes 434,265 shares held by Rooney Capital LLC.

(7)
Includes 3,000 shares held by the Donald D. Wolf 2007 Irrevocable Trust.

        The address for all officers and directors is c/o Laredo Petroleum, Inc., 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Reorganization

        On December 19, 2011, pursuant to the terms of the Corporate Reorganization completed prior to the closing of the IPO, Laredo Petroleum Holdings, Inc. merged with and into Laredo Petroleum, LLC, with Laredo Petroleum Holdings, Inc. being the surviving entity. All of Laredo Petroleum, LLC's outstanding preferred equity units were exchanged for shares of Laredo Petroleum Holdings, Inc.'s common stock in accordance with the limited liability company agreement of Laredo Petroleum, LLC (the "LLC Agreement"). In addition, under the LLC Agreement and the restricted unit agreements, certain series of Laredo Petroleum, LLC's incentive equity units were also exchanged into Laredo Petroleum Holdings, Inc.'s common stock. To the extent any of such incentive units were subject to vesting requirements, the common stock issued in exchange therefor is also be subject to such requirements.

        The number of shares of common stock that the former unitholders of Laredo Petroleum, LLC received in the reorganization was determined by the value such holder would have received under the distribution provisions in the LLC Agreement upon a liquidation of Laredo Petroleum, LLC at a liquidation value determined by reference to the initial offering price. Laredo Petroleum Holdings, Inc. issued an aggregate of approximately 107,500,000 shares of common stock to the former unitholders of Laredo Petroleum, LLC in exchange for an aggregate of 215,236,554 equity units in Laredo Petroleum, LLC.

Acquisition of Broad Oak Energy, Inc.

        On July 1, 2011, we completed the acquisition of Broad Oak, with Broad Oak becoming a wholly-owned subsidiary of Laredo Petroleum, Inc., for a combination of equity and cash. Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership and the owner of the majority of Laredo Petroleum Holdings, Inc.'s stock, was a majority stockholder in Broad Oak and received approximately $611.2 million in the form of units in Laredo Petroleum, LLC in the transaction. We changed the name of Broad Oak to Laredo Petroleum—Dallas, Inc. on July 19, 2011. Messrs. Kagan and Levy, who are both members of Laredo Petroleum Holdings, Inc.'s board of directors, were also directors of Broad Oak.

Gas Gathering and Processing Arrangement with Targa

        Laredo has a gas gathering and processing arrangement with affiliates of Targa Resources, Inc. ("Targa"). Warburg Pincus Private Equity IX, L.P., a majority stockholder in Laredo Petroleum Holdings, Inc., and other Warburg Pincus affiliates hold investment interests in Targa. Mr. Kagan, one of Laredo Petroleum Holdings, Inc.'s directors, is on the board of directors of affiliates of Targa. Our net oil and gas sales to Targa were approximately $79.3 million for the year ended December 31, 2011 and approximately $19.4 million for the three months ended March 31, 2012.

Registration Rights

        On December 20, 2011, in connection with the closing of the IPO, Laredo Petroleum Holdings, Inc. entered into a registration rights agreement (the "Registration Rights Agreement") with affiliates of Warburg Pincus and the other former unitholders of Laredo Petroleum, LLC (together with Warburg Pincus, the "Holders"). The Registration Rights Agreement requires Laredo Petroleum Holdings, Inc. to file, within 30 days of receipt of a demand notice issued by Warburg Pincus, a registration statement with the SEC permitting the public offering of registrable securities. In addition, the Registration Rights Agreement grants the Holders the right to join Laredo Petroleum Holdings, Inc., or "piggyback", in certain circumstances, if Laredo Petroleum Holdings, Inc. is selling its common stock in an offering at any time after the initial public offering. The Registration Rights Agreement also includes customary provisions dealing with indemnification, contribution and allocation of expenses.

Other Related Party Transactions

        Our board of directors has adopted an aircraft use policy for our Chairman and Chief Executive Officer Randy A. Foutch, whereby his personally owned aircraft can be used for Laredo business travel, subject to certain conditions. Mr. Foutch travels extensively for company business, often on short notice and to areas that have limited access to direct commercial flights, so our board of directors has determined that the use of Mr. Foutch's aircraft is an efficient and cost-effective option that is beneficial to us. On occasion, other Laredo employees fly with Mr. Foutch when convenient or necessary on these business trips at no extra cost to us. Mr. Foutch's aircraft is owned by a family limited partnership that he controls. Although Mr. Foutch is a fully qualified pilot with a single pilot rating and has flown his aircraft solo for business while working for other companies in the past, we believe it is in our best interest to require the presence of a fully-licensed and qualified co-pilot and certain specified safety and mechanical inspections to assure the airworthiness of the aircraft. The expenses covered by us consist of the salary of the co-pilot and his out-of-pocket expenses on business trips, the training and certification expenses of Mr. Foutch and the co-pilot, and the cost of aircraft safety and mechanical inspections. In addition, we reimburse Mr. Foutch for the use of this aircraft for company business in an amount equal to the cost of a first class commercial airline ticket to such destination or the cost of a charter flight if commercial flights are not available to such destination. During 2011, we incurred approximately $14,996 in expenses for business trips pursuant to this policy. These payments represent only a partial refund of the total costs and expenses of flying the aircraft, including the additional fixed costs required to be incurred under the policy, and as a result Mr. Foutch incurs a loss each year on the aircraft. All amounts reimbursed to Mr. Foutch are approved by our Chief Financial Officer in accordance with the board of directors approved policy.

Procedures for Approval of Related Party Transactions

        Our board of directors has adopted a written related party transactions policy prior to the completion of the IPO. Pursuant to this policy, the audit committee reviews all material facts of all related party transactions and either approves or disapproves entry into the related party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the audit committee shall take into account, among other factors, the following: (1) whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the related person's interest in the transaction. Further, the policy requires that all related party transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. A copy of the policy is available on our website at www.laredopetro.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        Laredo Petroleum, Inc. is the borrower under the third amended and restated revolving credit facility, as amended ("senior secured credit facility"), with Wells Fargo Bank, N.A. as the administrative agent. As of June 28, 2012, we had no outstanding debt under the senior secured credit facility. Additionally, the senior secured credit facility provides for the issuance of letters of credit, limited in the aggregate to the lesser of $20 million and the total availability thereunder. At March 31, 2012, we had letters of credit outstanding totaling $0.03 million under the senior secured credit facility.

        The borrowing base under the senior secured credit facility is redetermined semi-annually on May 1 and November 1 of each year by the lenders, based on, among other things, the financial institutions' evaluation of our oil and natural gas reserves and currently is $785 million.

        Our obligations under the senior secured credit facility are secured by a first priority lien on substantially all oil and natural gas properties of Laredo Petroleum Holdings, Inc. and its subsidiaries (including Laredo Petroleum, Inc.) as well as a first priority pledge on all ownership interests in Laredo Petroleum, Inc. and its existing and future subsidiaries. Our obligations under the senior secured credit facility are guaranteed by Laredo Petroleum Holdings, Inc. and all of Laredo Petroleum, Inc.'s subsidiaries and may be guaranteed by any future subsidiaries.

        We have a choice of borrowing at an Adjusted Base Rate or in Eurodollars. Adjusted Base Rate loans will bear interest at the Adjusted Base Rate plus an applicable margin between 0.75% and 1.75% and Eurodollar loans will bear interest at the adjusted LIBOR rate plus an applicable margin between 1.75% and 2.75%. We are also required to pay an annual commitment fee on the unused portion of each bank's commitment of ranging from 0.375% to 0.5%.

        The senior secured credit facility contains various covenants that limit our ability to, among other things, incur indebtedness, make restricted payments, grant liens, consolidate or merge, dispose of certain assets, make certain investments, engage in transactions with affiliates and hedge transactions and make certain acquisitions.

        The senior secured credit facility also requires us to maintain the following financial ratios on a consolidated basis: (a) consolidated current assets to consolidated current liabilities of not less than 1.00 to 1.00 and (b) consolidated EBITDAX to the sum of (i) consolidated net interest expense plus (ii) letter of credit fees of not less than 2.50 to 1.00.

2019 Senior Notes

        On January 20, 2011 and October 19, 2011, Laredo Petroleum, Inc. issued $350 million principal amount and $200 million principal amount, respectively, of 9 1/2% senior notes due 2019, which we refer to as the 2019 senior notes. The 2019 senior notes will mature on February 15, 2019 and bear an interest rate of 9 1/2% per annum, payable semi-annually, in cash in arrears on February 15 and August 15 of each year. The 2019 senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Laredo Petroleum Holdings, Inc. and its subsidiaries (other than Laredo Petroleum, Inc.) (collectively, the "guarantors"). The 2019 senior notes were issued under and are governed by an indenture dated January 20, 2011, among Laredo Petroleum, Inc., Wells Fargo Bank, National Association, as trustee, and the guarantors. The indenture governing the 2019 senior notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, entering into transactions with affiliates and limitations on asset sales. Indebtedness under the 2019 senior notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

        Laredo Petroleum, Inc. may redeem all or a portion of the 2019 senior notes at any time on or after February 15, 2015, on not less than 30 or more than 60 days' prior notice in amounts of $2,000 or whole multiples of $1,000 in excess thereof, at the redemption prices (expressed as percentages of principal amount) of 104.750% for the twelve-month period beginning on February 15, 2015, 102.375% for the twelve-month period beginning on February 15, 2016 and 100.000% at any time after February 15, 2017, together with accrued and unpaid interest, if any, thereon to the applicable date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). In addition, before February 15, 2015, Laredo Petroleum, Inc. may redeem all or any part of the 2019 senior notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). Furthermore, before February 15, 2014, Laredo Petroleum, Inc. may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2019 senior notes (including the principal amount of any additional notes) with the net proceeds of a public or private equity offering at a redemption price of 109.500% of the principal amount of the 2019 senior notes, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), if at least 65% of the aggregate principal amount of the 2019 senior notes (including the principal amount of any additional notes) issued under the indenture remains outstanding immediately after such redemption and the redemption occurs no later than 180 days of the closing date of such equity offering. Laredo Petroleum, Inc. may also be required to make an offer to purchase the 2019 senior notes upon a change of control triggering event.

 DESCRIPTION OF THE NOTES

        The Issuer entered into an indenture dated as of April 27, 2012 (the "Base Indenture"), among the Issuer, the Parent Guarantor, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee") pursuant to which the Issuer may issue multiple series of debt securities from time to time. The old notes were issued, and the new notes will be issued, under the Base Indenture as amended and supplemented by a supplemental indenture dated as of April 27, 2012 (the "First Supplemented Indenture"), among the Issuer, the Parent Guarantor, the Subsidiary Guarantor and the Trustee, setting forth the specific terms of the notes. For purposes of this description, references to the "Indenture" mean the Base Indenture as so amended and supplemented by the First Supplemental Indenture. On April 27, 2012, we issued $500 million principal amount of notes under the Indenture. References to the "notes" in this "Description of the Notes" include both the outstanding old notes and the new notes offered hereby unless the context otherwise requires. References in this "Description of the Notes" to "Issue Date" mean April 27, 2012, the date on which the old notes were issued. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount. We may issue an unlimited principal amount of additional notes under the Indenture having identical terms and conditions as the notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes in compliance with the covenant described under the subheading "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock." Any Additional Notes will be part of the same series as the notes that will vote on all matters with the holders of the notes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the notes include the new notes and the old notes and any Additional Notes actually issued.

        This "Description of the Notes" is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description is only a summary, you should refer to these documents for a complete description of the obligations of the Issuer and the Guarantors and your rights. A copy of the Indenture has been filed as an exhibit to the registration statement of which the prospectus is a part.

        You will find the definitions of capitalized terms used in this "Description of the Notes" under the heading "—Certain Definitions." For purposes of this description, references to "the Company," "the Issuer," "we," "our" and "us" refer only to Laredo Petroleum, Inc., the issuer of the notes, and references to "the Parent Guarantor" refer only to Laredo Petroleum Holdings, Inc. and not to any of its subsidiaries.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders of the notes have rights under the Indenture, and all references to "holders" in this description are to registered holders of the notes.

        If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

        The notes:

  •
  will be general unsecured senior obligations of the Company;

  •
  will rank senior in right of payment to any future subordinated Indebtedness of the Company;

  •
  will rank equally in right of payment with all existing and future senior Indebtedness of the Company, including the 2019 Senior Notes; and

  •
  will be fully and unconditionally guaranteed by the Guarantors on a senior basis.

The Guarantees

        Each guarantee of the notes:

  •
  will be a general unsecured senior obligation of the Guarantor;

  •
  will rank senior in right of payment to any future subordinated Indebtedness of the Guarantor; and

  •
  will rank equally in right of payment with all existing and future senior Indebtedness of the Guarantor, including the 2019 Senior Notes.

        The notes and the related guarantees will be effectively junior in right of payment to all of the Company's and the Guarantors' existing and future secured indebtedness, including debt under the Senior Credit Agreement, to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to any existing and future indebtedness and other liabilities, including claims of trade creditors, of any Subsidiary of the Parent Guarantor that does not guarantee the notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. As of March 31, 2012, on a pro forma basis after giving effect the offering of the old notes on April 27, 2012 and the application of the net proceeds therefrom, the Company and the Guarantors would have had approximately $0 of secured indebtedness outstanding and would have been able to draw up to approximately $785 million of additional secured debt under the Senior Credit Agreement (giving effect to the increase in the borrowing base). The Indenture permits the Company and the Guarantors to incur additional Indebtedness, including secured Indebtedness.

Principal, Maturity and Interest

        The notes will mature on May 1, 2022, will be limited to an aggregate principal amount to $500 million and will be unsecured senior obligations of the Company. The Indenture provides for the issuance of an unlimited amount of Additional Notes having identical terms and conditions to the notes (in all respects other than the date of issuance, the issue price and at the option of the Company as to the payment of interest accruing prior to the issue date of such Additional Notes or as to the first payment of interest following the issue date of such Additional Notes), subject to compliance with the covenants contained in the Indenture. Such Additional Notes shall be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. For purposes of this "Description of the Notes," reference to the notes includes Additional Notes unless otherwise indicated. There can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

        Interest on the notes will accrue at the rate of 7 3/8% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on the first such date next following the date on which the exchange offer is consummated, to the Holders (as defined below) of record on the immediately preceding April 15 and October 15, as the case may be. Interest on the notes will accrue from the most recent date to which interest has been paid on the notes or, if no interest has been paid on the notes, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. The initial payment on the new notes will include all accrued and unpaid interest on the old notes exchanged therefor.

        If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made, without penalty, on the next succeeding business day with the same force and effect as if made on such interest payment date.

        The new notes issued in exchange for the old notes pursuant to the exchange offer will be considered part of the same series of notes, and all references herein to "notes" include the new notes unless otherwise indicated.

        The principal of and premium, if any, and interest on the notes will be payable and the notes will be exchangeable and transferable, at the office or agency of the paying agent and registrar maintained for such purposes or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register of Holders. The Company may change the paying agent and registrar without notice to the Holders. The registered holder of any note (a "Holder") will be treated as the owner for all purposes. Only registered Holders have rights under the Indenture. The notes will be issued only in registered form without coupons and only in denominations of $2,000 or whole multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        The old notes, the new notes and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.

        The notes will not be entitled to the benefit of any sinking fund.

Guarantees

        Each of (a) the Parent Guarantor and (b) the Parent Guarantor's existing direct and indirect domestic Restricted Subsidiaries (other than the Company) is a Guarantor. The payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior unsecured basis (the "Guarantees") by the Guarantors. In addition, if (a) any Person becomes a direct or indirect domestic Restricted Subsidiary, (b) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or (c) any other Restricted Subsidiary of the Parent Guarantor issues or guarantees any Indebtedness and, in the case of (a), (b) or (c), such Restricted Subsidiary is or becomes a guarantor or obligor in respect of any Indebtedness of the Parent Guarantor, the Company or any of the direct or indirect domestic Restricted Subsidiaries in an aggregate principal amount exceeding $5 million, the Parent Guarantor shall cause each such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the notes jointly and severally with any other Guarantors, fully and unconditionally, on a senior unsecured basis. See "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries." Non-Guarantor Restricted

Subsidiaries and Foreign Subsidiaries will not be required to issue a Guarantee under certain circumstances as described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries." As of the date of this prospectus, the Parent Guarantor has no Foreign Subsidiaries or Unrestricted Subsidiaries. The Guarantors as of the date of this prospectus are the Parent Guarantor, Laredo Petroleum—Dallas, Inc., Laredo Petroleum Texas, LLC and Laredo Gas Services, LLC.

        The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See "Risk Factors—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes." Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other non-paying Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor determined in accordance with GAAP.

        Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Parent Guarantor, the Company or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Consolidation, Merger and Sale of Assets."

        The Guarantee of a Subsidiary Guarantor will be released automatically:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) the Parent Guarantor, the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor complies with the covenant described under "—Certain Covenants—Asset Sales";

  (2)
  in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to one or more Persons that are not (either before or after giving effect to such transaction) the Parent Guarantor, the Company or a Restricted Subsidiary, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described under "—Certain Covenants—Asset Sales";

  (3)
  if the Parent Guarantor properly designates such Subsidiary Guarantor as a Non-Guarantor Restricted Subsidiary and such Restricted Subsidiary is not required at such time to issue a Guarantee of the notes pursuant to the covenant described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries";

  (4)
  if the Parent Guarantor properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

  (5)
  if a Subsidiary Guarantor under any Credit Facility is released from its guarantee issued pursuant to the terms of any Credit Facility of the Parent Guarantor, the Company or any direct or indirect Restricted Subsidiary, and such Subsidiary Guarantor is not an obligor under any Indebtedness of the Parent Guarantor, the Company or any domestic Restricted Subsidiary other than the notes in excess of $5 million in aggregate principal amount;

  (6)
  upon the liquidation or dissolution of such Subsidiary Guarantor; provided no Default or Event of Default has occurred and is continuing; or

  (7)
  if legal or covenant defeasance of the notes has been effected or the notes are discharged in accordance with the procedures described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge";

provided that any such release and discharge pursuant to clauses (1), (2), (3), (4), (5), (6) and (7) above shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Parent Guarantor, the Company and the domestic Restricted Subsidiaries (other than the notes) having an aggregate principal amount in excess of $5 million shall also terminate at such time.

        The Parent Guarantor will be released from its obligations under the Indenture and its Guarantee only if legal or covenant defeasance of the notes has been effected or the notes are discharged in accordance with the procedures described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge."

Optional Redemption

        On or after May 1, 2017, the Company may redeem all or a portion of the notes, on not less than 30 nor more than 60 days' prior notice, in amounts of $2,000 or whole multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date), if redeemed during the twelve month period beginning on May 1st of the years indicated below:

Year	Redemption Price
2017	103.688%
2018	102.458%
2019	101.229%
2020 and thereafter	100.000%

        In addition, at any time and from time to time prior to May 1, 2015, the Company may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 107.375% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the aggregate principal amount of notes (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must complete such redemption no later than 180 days after the closing of the related Equity Offering. Notice of any redemption pursuant to this paragraph may be given prior to the completion of the applicable Equity Offering, and any such redemption or notice may at the Company's discretion be subject to one or more conditions precedent including but not limited to completion of such Equity Offering. If any such conditions do not occur, the Company will provide prompt written notice to the Trustee rescinding such redemption, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice, the Trustee will promptly send a copy of such notice to the Holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

        If a Change of Control occurs at any time prior to May 1, 2013, the Company may, at its option, redeem all, but not less than all, of the notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 110.0% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the Company elects to exercise this redemption right, the Company must do so by mailing a redemption notice to each Holder at its registered address with a copy to the Trustee within 60 days following the Change of Control (or, at the Company's option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is mailed prior to the Change of Control. If the Change of Control does not occur, the Company will provide prompt written notice to the Trustee rescinding such redemption, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice, the Trustee will promptly send a copy of such notice to the Holders of the notes in the same manner in which the notice of redemption was given. If the Company exercises the Change of Control redemption right, the Company will not be required to make the Change of Control Offer described below under "—Change of Control" unless or until there is a default in payment of the redemption price.

        The notes may also be redeemed, in whole or in part, at any time or from time to time prior to May 1, 2017 at the option of the Company at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to any note on any applicable redemption date, the greater of: (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of such note at May 1, 2017 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through May 1, 2017, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

        "Treasury Rate" means, as of any redemption date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the redemption date to May 1, 2017; provided, however, that if the period from the redemption date to May 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the redemption date to May 1, 2017 and the United States Treasury securities that have a constant maturity closest to and less than the period from the redemption date to May 1, 2017 for which such yields are given, except that if the period from the redemption date to May 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date, deliver to the Trustee an officers' certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        Notices of optional redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date in connection with a legal or covenant defeasance of the notes or a satisfaction and discharge of the Indenture.

        If less than all of the notes are to be redeemed, the Trustee shall select the notes to be redeemed not more than 60 days prior to the redemption date, or otherwise in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not listed, on a pro rata basis (or in the case of Global Notes (as defined below), on as nearly a pro rata basis as is practicable, subject to the procedures of DTC or any other depositary), by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in amounts of $2,000 or whole multiples of $1,000 in excess thereof (subject to the procedures of DTC or any other depositary). Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the principal amount of that note that is to be redeemed. A replacement note in principal amount equal to the unredeemed portion of the old note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

        The notice of redemption with respect to the redemption described in the third paragraph under this "—Optional Redemption" need not set forth the Applicable Premium but only the manner of calculation thereof. The Company will notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation. Any redemption or notice of redemption may, at the Company's discretion, be subject to one or more conditions precedent and, in the case of redemption with the net proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

        In addition to the Company's right to redeem the notes as set forth above, the Company or its affiliates may from time to time purchase the notes in open-market transactions, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the consideration for which the notes offered hereby are being sold and could be for cash or other consideration.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

        If a Change of Control occurs, unless the Company has given (or, if a Change of Control occurs prior to May 1, 2013, within 60 days thereafter will have given) notice of redemption of all the notes as described under "—Optional Redemption," each Holder will have the right to require that the Company purchase all or any part (in amounts of $2,000 or whole multiples of $1,000 in excess thereof) of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer to purchase all of the notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date).

        Within 30 days after any Change of Control or, at the Company's option, prior to such Change of Control but after it is publicly announced, unless the Company has given (or, if a Change of Control occurs prior to May 1, 2013, within 60 days thereafter will have given) notice of redemption of all the notes as described under "—Optional Redemption," the Company must notify the Trustee and give written notice of the Change of Control to each Holder, by first class mail, postage prepaid, at his address appearing in the security register or otherwise in accordance with the procedures of DTC. The notice must state, among other things,

  •
  that a Change of Control has occurred or will occur and the date of such event;

  •
  the circumstances and relevant facts regarding such Change of Control;

  •
  the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

  •
  that any note not tendered will continue to accrue interest;

  •
  that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

        Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note to the paying agent for the notes at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Purchase Date. If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record at the close of business on the record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

        Any Change of Control Offer that is made prior to the occurrence of a Change of Control may at the Company's discretion be subject to one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due may give the Trustee and the Holders rights described under "—Events of Default."

        The indenture governing the 2019 Senior Notes provides that upon the occurrence of certain change-of-control events, each holder of the 2019 Senior Notes will have the right to require the Company to purchase all or any part of such holder's 2019 Senior Notes. In such event, the Company may not have available funds sufficient to pay the aggregate purchase price of the 2019 Senior Notes delivered by holders exercising such right. The failure of the Company to purchase the delivered 2019 Senior Notes or to pay the aggregate purchase price for such 2019 Senior Notes may result in the occurrence of a default under the indenture governing the 2019 Senior Notes.

        The Senior Credit Agreement provides that certain change-of-control events with respect to the Company would constitute a default thereunder, which could obligate the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. A default under the Senior Credit Agreement would result in a default under the Indenture if the lenders holding a certain percentage of the commitments thereunder accelerate the debt under the Senior Credit Agreement. Any future credit agreements or agreements relating to other indebtedness to which the Parent Guarantor or the Company becomes a party may contain similar restrictions and provisions.

In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the lenders holding a certain percentage of the commitments thereunder under those agreements to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's purchase of tendered notes may result in an Event of Default under the Indenture if the lenders under the Senior Credit Agreement accelerate Indebtedness under the Senior Credit Agreement in an aggregate principal amount in excess of $20 million. See "Risk Factors—We may not be able to repurchase the notes in certain circumstances."

        The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of "all or substantially all" of the assets of the Company, the Parent Guarantor and the Restricted Subsidiaries, taken as a whole. Thus, only asset dispositions constituting a "series of related transactions" are aggregated in determining whether a "change of control" arising from the sale of "substantially all" of the assets has taken place. Moreover, the term "all or substantially all" as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if Holders elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase. In addition, Holders may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company's Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture. You should note, however, that recent case law suggests that, in the event incumbent directors are replaced as a result of a contested election, the Company may nevertheless avoid triggering a Change of Control if the outgoing directors were to approve the new directors for purposes of such Change of Control clause.

        The existence of a Holder's right to require the Company to repurchase such Holder's notes upon a Change of Control may deter a third party from acquiring the Parent Guarantor or the Company in a transaction which constitutes a Change of Control.

        The provisions of the Indenture do not afford Holders the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with management or affiliates of the Parent Guarantor or the Company, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Parent Guarantor or the Company that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. A transaction involving the management or affiliates of the Parent Guarantor or the Company, or a transaction involving a recapitalization of the Parent Guarantor or the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

        The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        The Company will not be required to make a Change of Control Offer under the following circumstances: (1) upon a Change of Control, if the Parent Guarantor or a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the

Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for 100% of the aggregate principal amount of the outstanding notes has been (or, if a Change of Control occurs prior to May 1, 2013, within 60 days thereafter will have been) given pursuant to the Indenture as described under "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that upon consummation of a Change of Control Offer less than 10% of the aggregate principal amount of the notes (including Additional Notes) that were originally issued are held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the Holders of record on relevant record dates to receive interest due on an interest payment date.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such Change of Control.

Certain Covenants

Covenant Suspension

        If at any time (1) the notes are rated at least Baa3 by Moody's and at least BBB- by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Parent Guarantor, at least the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Parent Guarantor as a replacement agency); and (2) at such time no Event of Default shall have occurred and be continuing then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus (the "Suspended Covenants") will be suspended:

  (1)
  "—Certain Covenants—Asset Sales";

  (2)
  "—Certain Covenants—Restricted Payments";

  (3)
  "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (4)
  "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (5)
  clauses (1) and (3) described below under "—Certain Covenants—Sale and Leaseback Transactions";

  (6)
  clause (5) of the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets";

  (7)
  "—Certain Covenants—Transactions with Affiliates";

  (8)
  "—Certain Covenants—Unrestricted Subsidiaries"; and

  (9)
  "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries."

        During any period that the foregoing covenants have been suspended (each such period, a "Suspension Period"), the Parent Guarantor's Board of Directors may not designate any of its

Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described under "—Unrestricted Subsidiaries."

        Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (such date, a "Reversion Date").

        For purposes of calculating the amount available to be made as Restricted Payments under clause (a)(3) of the first paragraph of the covenant described under "—Restricted Payments," calculations under that clause will be made with reference to the date of the Restricted Payment, as set forth in that clause. Accordingly (x) Restricted Payments made during the Suspension Period that would not otherwise be permitted pursuant to any of clauses (b)(1) through (b)(14) of the covenant described under "—Restricted Payments" will reduce the amount available to be made as Restricted Payments under clause (a)(3) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment shall not be reduced to below zero solely as a result of such Restricted Payments but may be reduced to below zero as a result of negative cumulative Consolidated Net Income during the Suspension Period for purposes of clause (a)(3)(A) of such covenant and (y) the items specified in clauses (a)(3)(A) through (F) of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (a)(3) of such covenant. For purposes of the covenant described under "—Asset Sales," on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred or exist on the Reversion Date (or thereafter) under any Suspended Covenant, solely as a result of, or as a result of the continued existence on or after the Reversion Date of facts and circumstances arising from, any actions taken by the Parent Guarantor, the Company or any Restricted Subsidiaries thereof, or events occurring, or performance on or after the Reversion Date of any obligations arising from transactions which occurred, during the Suspension Period.

        The Indenture contains covenants including, among others, the following:

Incurrence of Indebtedness and Issuance of Disqualified Stock

        (a)   The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Debt and the issuance of Disqualified Stock or the issuance of Preferred Stock by the Company or a Restricted Subsidiary), unless such Indebtedness is incurred by the Parent Guarantor, the Company or any Guarantor and, in each case, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Parent Guarantor's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period would be equal to or greater than 2.25 to 1.0.

        (b)   Notwithstanding the foregoing, the Parent Guarantor, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Debt"):

  (1)
  Indebtedness of the Company or any Guarantor (whether as borrowers or guarantors) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $250 million and (y) the sum of $100 million and 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

  (2)
  Indebtedness of the Company or any Guarantor pursuant to the 2019 Senior Notes or the notes (excluding any Additional Notes and Exchange Notes issued in exchange therefor) and any Guarantee of the 2019 Senior Notes or the notes (excluding any Guarantees of Additional Notes and Exchange Notes issued in exchange therefor);

  (3)
  Indebtedness of the Company or any Guarantor outstanding on the Issue Date, and not otherwise referred to in this definition of "Permitted Debt";

  (4)
  intercompany Indebtedness between or among the Parent Guarantor, the Company and any Restricted Subsidiary; provided, however, that:

  (A)
  if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary other than a Guarantor, such Indebtedness must be either (x) expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company, or the Guarantees, in the case of a Guarantor, or (y) Capital Stock; and

  (B)
  any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Parent Guarantor, the Company or a Restricted Subsidiary (other than pursuant to a Credit Facility) and any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor, the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

  (5)
  guarantees by the Company or any Guarantor of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary that is permitted to be incurred under the Indenture;

  (6)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case incurred for the purpose of financing or Refinancing all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Parent Guarantor, the Company or any Restricted Subsidiary (together with improvements, additions, accessions and contractual rights relating primarily thereto), in an aggregate principal amount outstanding at any time pursuant to this clause (6) not to exceed the greater of (x) $25 million and (y) 2.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

  (7)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in connection with (A) one or more standby letters of credit issued by the Parent Guarantor, the Company or a Restricted Subsidiary in the ordinary course of business and (B) other self-insurance obligations, letters of credit, surety, bid, performance, appeal or similar bonds, bankers' acceptances, completion guarantees or similar instruments and any guarantees or letters of credit functioning as or supporting any of the foregoing instruments; provided that, in each case contemplated by this clause (7), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (A) and (B), such Indebtedness is not in connection with the borrowing of money;

  (8)
  Indebtedness of the Parent Guarantor, the Company or any Guarantor; provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the notes as described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge";

  (9)
  Permitted Refinancing Indebtedness of the Company or any Guarantor issued to Refinance any Indebtedness, including any Disqualified Stock, incurred pursuant to paragraph (a) of this covenant and clauses (2), (3), (11) and this clause (9) of this paragraph (b) of this definition of "Permitted Debt";

  (10)
  Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Parent Guarantor, the Company and the Restricted Subsidiaries;

  (11)
  Permitted Acquisition Indebtedness;

  (12)
  Cash Management Obligations of the Company or any Guarantor in an aggregate amount not to exceed $7.5 million outstanding at any one time;

  (13)
  Preferred Stock (other than Disqualified Stock) of the Parent Guarantor, the Company or any Restricted Subsidiary; and

  (14)
  Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (13) above, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (14) outstanding at any one time in the aggregate shall not exceed the greater of (x) $35 million and (y) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of "Permitted Debt" or is permitted to be incurred pursuant to the first paragraph of this covenant, the Company in its sole discretion may classify or reclassify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner (including by dividing and classifying such item of Indebtedness in more than one type of Indebtedness permitted under this covenant) that complies with this covenant; provided that Indebtedness under the Senior Credit Agreement, if any, which is in existence on the Issue Date shall be considered incurred under clause (1) of the second paragraph of this covenant, subject to any subsequent classification or reclassification or division permitted pursuant to this paragraph.

        Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

        Accrual of interest, accretion or amortization of original issue discount or accretion of principal as to a security issued at a discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness, and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133), each will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Parent Guarantor.

        For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor, the Company and the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of "Permitted Debt" and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

        For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

Restricted Payments

        (a)   The Parent Guarantor, will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly:

  (1)
  pay any dividend on, or make any distribution to holders of, any shares of the Parent Guarantor's Capital Stock (other than dividends or distributions payable solely to the Parent Guarantor, the Company or a Restricted Subsidiary or in shares of the Parent Guarantor's Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Parent Guarantor's Capital Stock or options, warrants or other rights to acquire such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Parent Guarantor and other than any acquisition or retirement for value from, or payment to, the Parent Guarantor, the Company or any Restricted Subsidiary;

  (3)
  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) Subordinated Indebtedness permitted under clause (4) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" or (y) Subordinated Indebtedness acquired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition for value;

  (4)
  pay any dividend or distribution on any Capital Stock of the Company or any Restricted Subsidiary to any Person (other than (i) to the Parent Guarantor, the Company or any Restricted Subsidiary or any Guarantor or (ii) dividends or distributions made by the Company or a Restricted Subsidiary on a pro rata basis to all stockholders of the Company or such Restricted Subsidiary); or

  (5)
  make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Parent Guarantor, whose determination shall be conclusive and evidenced by a board resolution), unless

  (1)
  immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

  (2)
  immediately after giving effect to such Restricted Payment on a pro forma basis, the Parent Guarantor or the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions described under paragraph (a) of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (3)
  after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (including any Designation Amounts not effected as Permitted Investments or Permitted Payments) declared or made after the Measurement Date does not exceed the sum of:

  (A)
  50% of the aggregate Consolidated Net Income of the Parent Guarantor accrued on a cumulative basis during the period beginning on the first day of the Parent Guarantor's fiscal quarter beginning on or immediately prior to the Measurement Date and ending on the last day of the Parent Guarantor's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

  (B)
  the aggregate Net Cash Proceeds, or the Fair Market Value of property (including any property received in any asset or other acquisition) other than cash, received after the Measurement Date by the Parent Guarantor either (i) as capital contributions in the form of common equity or other Qualified Capital Stock to the Parent Guarantor or (ii) from the issuance or sale (other than to the Company or any Restricted Subsidiary) of Qualified Capital Stock of the Parent Guarantor or any options, warrants or rights to purchase such Qualified Capital Stock of the Parent Guarantor (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

  (C)
  the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received after the Measurement Date by the Parent Guarantor (other than from the Company or any Restricted Subsidiary) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Parent Guarantor (and excluding the

      Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

    (D)
    the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received after the Measurement Date by the Parent Guarantor from the conversion or exchange, if any, of debt securities or Disqualified Stock or other Indebtedness of the Parent Guarantor, the Company or the Restricted Subsidiaries into or for Qualified Capital Stock of the Parent Guarantor plus, to the extent such debt securities or Disqualified Stock were issued after the Measurement Date, the aggregate of Net Cash Proceeds, or the Fair Market Value of property other than cash, received from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor, the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

    (E)
    (i) in the case of a net reduction in any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the Measurement Date resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or properties (including transfers as a result of merger or liquidation), in each case to the Parent Guarantor, the Company or to any Restricted Subsidiary from any Person (other than the Parent Guarantor, the Company or a Restricted Subsidiary), an amount (in each such case to the extent not included in Consolidated Net Income) equal to the amount received with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Parent Guarantor's interest in such Subsidiary at the time of such redesignation; and

    (F)
    any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

        (b)   Notwithstanding the foregoing, and in the case of clauses (2) through (9) and (11) through (14) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (14), together with the transactions expressly excluded from clauses (1), (2), (3) and (4) of paragraph (a) of this covenant, being referred to as a "Permitted Payment"):

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant, in which event such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this covenant;

  (2)
  the purchase, repurchase, redemption or other acquisition or retirement for value of any shares of any class of Capital Stock of the Parent Guarantor in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or in an amount not in excess of the Net Cash Proceeds of a substantially concurrent (i) contribution (other than from a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of or (ii) issuance and sale for cash (other than to the Company or a Restricted Subsidiary) of, other shares of Qualified Capital Stock of the Parent Guarantor; provided that the Net Cash Proceeds from such contribution or such issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

  (3)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge, or other acquisition or retirement for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of a substantially concurrent (i) contribution (other than from the Company or a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of, or (ii) issuance and sale for cash (other than to the Company or a Restricted Subsidiary) of, any Qualified Capital Stock of the Parent Guarantor; provided that the Net Cash Proceeds from such contribution or such issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

  (4)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge, refinancing, acquisition or retirement for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Stock) through the substantially concurrent issuance of Permitted Refinancing Indebtedness;

  (5)
  the purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement for value of Disqualified Stock of the Parent Guarantor in exchange for, or out of the Net Cash Proceeds of a substantially concurrent sale of, Disqualified Stock of the Parent Guarantor that, in each case, is permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (6)
  the repurchase, redemption, retirement or other acquisition for value of any Capital Stock of the Parent Guarantor held by any current or former officers, directors or employees of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees) pursuant to the terms of agreements (including employment agreements) or plans approved by the Parent Guarantor's Board of Directors; provided that the aggregate amount of such repurchases, redemptions, retirements and acquisitions pursuant to this clause (6) will not, in the aggregate, exceed $2 million per fiscal year (with unused amounts to be carried over to succeeding fiscal years); provided such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received after the Issue Date by the Parent Guarantor, the Company or any Restricted Subsidiary from the sale of Capital Stock of the Parent Guarantor (other than Disqualified Stock) to any such officers, directors or employees (provided such amounts are not included in clause (3)(B) of the definition of Restricted Payments) plus (b) the cash proceeds of key man life insurance policies received after the Issue Date by the Parent Guarantor, the Company and the Restricted Subsidiaries less (c) the amount of Permitted Payments previously effected by using amounts specified in the foregoing clauses (a) and (b);

  (7)
  loans and advances made to officers, directors or employees of the Parent Guarantor, the Company or any Restricted Subsidiary, in each case, as permitted by Section 402 of the Sarbanes Oxley Act of 2002 (to the extent applicable to the Parent Guarantor, the Company or such Restricted Subsidiary) and approved by the Board of Directors of the Parent Guarantor in an aggregate amount not to exceed $2 million outstanding at any one time, the proceeds of which are used solely (i) to purchase Qualified Capital Stock of the Parent Guarantor in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or

    (ii) to refinance loans or advances, together with accrued interest thereon, made pursuant to item (i) of this clause (7);

  (8)
  the purchase by the Parent Guarantor of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Parent Guarantor or otherwise;

  (9)
  dividends on Disqualified Stock issued after the Issue Date in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" if such dividends are included in the calculation of Consolidated Interest Expense;

  (10)
  the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the notes or a Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or prepayment offer required by the terms of such Indebtedness, but only if:

  (A)
  in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations described under "—Change of Control"; or

  (B)
  in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant described under "—Asset Sales";

  (11)
  the purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, convertible securities or other rights to acquire Capital Stock (including any such rights to acquire Capital Stock held by any current or former officers, directors or employees of the Parent Guarantor, the Company or any Restricted Subsidiary (or permitted transferees thereof)) if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof and any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock made in satisfaction of withholding tax obligations in connection with any exercise, conversion or exchange of stock options, warrants, convertible securities or other rights to acquire Capital Stock;

  (12)
  any payments to dissenting equityholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

  (13)
  any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; and

  (14)
  any payment or other transaction otherwise constituting a Restricted Payment that when combined with all other outstanding payments or other transactions pursuant to this clause (14) since the Issue Date are in an aggregate outstanding amount not exceeding $20 million.

        In determining whether any Restricted Payment (or payment or other transaction that, except for being a Permitted Payment, would constitute a Restricted Payment) is permitted by the foregoing covenant, the Company may allocate or re-allocate all or any portion of such Restricted Payment or other such transaction among clauses (1) through (14) of the preceding paragraph (b) or among such clauses and paragraph (a) of this covenant, including the second set of clauses (1), (2) and (3) thereof; provided that at the time of such allocation or re-allocation all such Restricted Payments and such other transactions or allocated portions thereof, all outstanding prior Restricted Payments and such other transactions, would be permitted under the various provisions of the foregoing covenant. The amount of all Restricted Payments and other such transactions (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment or other such transaction.

        A contribution or sale will be deemed to be "substantially concurrent" if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such contribution or sale.

Transactions with Affiliates

        The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, enter into any Transaction (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Parent Guarantor (other than the Parent Guarantor, the Company or a Restricted Subsidiary) involving aggregate consideration in excess of $2 million, unless such Transaction is entered into in good faith and

  (1)
  such Transaction is on terms that are not materially less favorable to the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable Transaction in arm's length dealings with a party that is not an Affiliate of the Company,

  (2)
  with respect to any Transaction involving aggregate value in excess of $10 million, the Company delivers an officers' certificate to the Trustee certifying that such Transaction complies with clause (1) above, and

  (3)
  with respect to any Transaction involving aggregate value in excess of $25 million, such Transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Guarantor;

  provided that this provision shall not apply to:

  (i)
  employee benefit arrangements with any officer or director of the Parent Guarantor, the Company or any Restricted Subsidiary and payments, issuances of securities or other transactions pursuant thereto, including under any employment or severance agreement, stock option or stock incentive plans, long term incentive plans, other compensation arrangements and customary insurance or indemnification arrangements with officers or directors of the Parent Guarantor, the Company or any Restricted Subsidiary, in each case either entered into in the ordinary course of business or approved by the Disinterested Directors of the Board of Directors of the Parent Guarantor,

  (ii)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor, such transactions are on terms not materially less favorable to the Parent Guarantor, the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Parent Guarantor,

  (iii)
  the payment of reasonable and customary compensation and fees to officers or directors of the Parent Guarantor, the Company or any Restricted Subsidiary who are not employees of the Parent Guarantor or any Affiliate of the Parent Guarantor,

  (iv)
  loans or advances to officers, directors and employees of the Parent Guarantor, the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $2 million outstanding at any one time,

  (v)
  any Restricted Payments or Permitted Payments made in compliance with the covenant described under "—Restricted Payments" or any Permitted Investments (other than Permitted Investments permitted pursuant to clauses (1)(iv) and (15) of the definition thereof (to the extent involving, prior to the making of such Permitted Investment, any Person other than the Parent Guarantor or a Subsidiary of the Parent Guarantor)),

  (vi)
  any Transaction undertaken pursuant to (a) any contracts or agreements in existence on the Issue Date (as in effect on the Issue Date) (b) any amendment or replacement of any such agreements or (c) any agreements entered into hereafter that are similar to any such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole, no less advantageous to the Parent Guarantor or the Company or no less favorable to the Holders in any material respect than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a) or (b), respectively,

  (vii)
  in the case of (1) contracts for (A) drilling or other oil-field services or supplies, (B) the sale, storage, gathering or transport of Hydrocarbons or (C) the lease or rental of office or storage space or (2) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Parent Guarantor, the Company or any Restricted Subsidiary and third parties or, if none of the Parent Guarantor, the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, on terms no less favorable than those available from third parties on an arm's length basis, as determined (i) in the case of contracts involving aggregate value of $50 million or less, by the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor or (ii) in the case of contracts involving aggregate value in excess of $50 million, by the Disinterested Directors of the Board of Directors of the Parent Guarantor,

  (viii)
  any Transaction with a Person that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Subsidiary, an equity interest in, or controls, such Person,

  (ix)
  any sale or other issuance of Qualified Capital Stock of the Parent Guarantor to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Parent Guarantor,

  (x)
  any Transaction between the Parent Guarantor, the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because one or more directors of such Person is also a director of the Parent Guarantor, the Company or a Restricted Subsidiary, on the other hand; provided that such director or directors abstain from voting as a director of the Parent Guarantor, the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the Transaction,

  (xi)
  indemnities of officers, directors and employees of the Parent Guarantor, the Company or any Restricted Subsidiary permitted by law, statutory provision or employment agreement or other arrangement entered into in the ordinary course of business by the Parent Guarantor, the Company or any Restricted Subsidiary,

  (xii)
  (a) guarantees by the Parent Guarantor, the Company or any Restricted Subsidiary of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the

    Parent Guarantor, the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries, and

  (xiii)
  any transaction in which the Parent Guarantor, the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent advisor stating that such transaction is fair to the Parent Guarantor, the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of this paragraph.

Liens

        The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, create or incur, in order to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any property or assets (including any intercompany notes) of the Parent Guarantor, the Company or any Restricted Subsidiary owned on the Issue Date or acquired after the Issue Date, or assign or convey, in order to secure any Indebtedness, any right to receive any income or profits therefrom, other than Permitted Liens, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the Indebtedness for so long as such Indebtedness is secured by such Lien.

        Notwithstanding the foregoing, any Lien securing the notes or a Guarantee granted pursuant to the immediately preceding paragraph shall be automatically and unconditionally released and discharged upon:

  (i)
  the release of all other Liens that resulted in the grant of such Lien to secure the notes or Guarantees pursuant to the preceding paragraph,

  (ii)
  any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien,

  (iii)
  any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Capital Stock held by the Parent Guarantor, the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien, or

  (iv)
  if such Lien secures a Guarantee, the release of such Guarantee in accordance with the Indenture.

Asset Sales

        (a)   The Parent Guarantor will not, and will not permit the Company or any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Parent Guarantor, the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale (such Fair Market Value to be determined on the date of contractually agreeing to effect such Asset Sale) and (ii) (A) at least 75% of the consideration paid to the Parent Guarantor, the Company or such Restricted Subsidiary from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties (including pursuant to Asset Swaps) or the assumption by the acquiring Person of Indebtedness or other liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary (other than liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary that are by their terms subordinated to the notes) as a result of which the Parent Guarantor, the Company and the remaining Restricted Subsidiaries are no longer liable for such liabilities (or in lieu of such absence of liability, the acquiring Person or its parent company agrees to indemnify and hold the Parent Guarantor, the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Parent Guarantor, the Company or such Restricted Subsidiary for the full amount of such liabilities and for so long as such liabilities remain outstanding unless such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into) ("Permitted Consideration") or (B) the Fair Market Value of all forms of such consideration other than Permitted Consideration since the Issue Date does not exceed in the aggregate 5% of the Adjusted Consolidated Net Tangible Assets of the Parent Guarantor determined at the time such Asset Sale is made.

        (b)   During the 365 days after the receipt by the Parent Guarantor, the Company or a Restricted Subsidiary of Net Available Cash from an Asset Sale, such Net Available Cash may be applied by the Parent Guarantor, the Company or such Restricted Subsidiary, to the extent the Parent Guarantor, the Company or such Restricted Subsidiary elects (or is required by the terms of any Pari Passu Indebtedness of the Parent Guarantor, the Company or a Restricted Subsidiary), to:

  (1)
  repay (or cash-collateralize) Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary under any Credit Facility (excluding (i) any Subordinated Indebtedness and (ii) any Indebtedness owed to the Company or an Affiliate of the Company);

  (2)
  reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Parent Guarantor, the Company or a Restricted Subsidiary with Net Available Cash received by the Parent Guarantor, the Company or another Restricted Subsidiary) or make capital expenditures in the Oil and Gas Business;

  (3)
  purchase notes;

  (4)
  purchase or repay on a permanent basis other Indebtedness (excluding (i) any Subordinated Indebtedness and (ii) any notes or other Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably redeem or purchase notes as described under "—Optional Redemption," through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all Holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

  (5)
  make any combination of payment, repayment, investment or reinvestment permitted by the foregoing clauses (1) through (4).

        The requirement of clause (b)(2) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Parent Guarantor, the Company or any Restricted Subsidiary within the time period specified in this paragraph (b) and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

        Pending the final application of any such Net Available Cash, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by the Indenture.

        (c)   Any Net Available Cash from an Asset Sale not applied in accordance with paragraph (b) above within 365 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess

Proceeds (the "Prepayment Offer") at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Asset Sale Purchase Date (as defined in paragraph (d) below) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the notes and such Pari Passu Indebtedness (based on principal amounts of notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered), and the aggregate principal amount of notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and reasonable and in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph (c) and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in paragraph (d) below in accordance with the Indenture, the Parent Guarantor, the Company or the Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The Company may satisfy the foregoing obligation with respect to any Excess Proceeds by making a Prepayment Offer prior to the expiration of the relevant 365 day period or with respect to Excess Proceeds of $25 million or less.

        (d)   Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make a Prepayment Offer pursuant to paragraph (c) above, send a written Prepayment Offer notice, by first class mail or otherwise in accordance with the procedures of DTC, to the Holders of the notes (the "Prepayment Offer Notice"), with a copy to the Trustee, accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

  (1)
  that the Company is offering to purchase notes pursuant to the provisions of the Indenture;

  (2)
  that any note (or any portion thereof) accepted for payment (and duly paid on the Asset Sale Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Asset Sale Purchase Date;

  (3)
  that any notes (or portions thereof) not properly tendered will continue to accrue interest;

  (4)
  the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Asset Sale Purchase Date");

  (5)
  the amount of Excess Proceeds available to purchase notes;

  (6)
  a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

  (7)
  all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

        (e)   The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of a majority in principal amount of the outstanding notes (including Additional Notes) until the Prepayment Offer is required to be made.

        If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record as of the close of business on such interest record date, and no additional interest will be paid to the Holder who tenders notes pursuant to the Prepayment Offer.

Issuances of Guarantees by Restricted Subsidiaries

        The Parent Guarantor will provide to the Trustee, on or prior to the 30th day after the date that any Restricted Subsidiary (which is not a Guarantor) becomes a guarantor or obligor in respect of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary in an aggregate principal amount exceeding $5 million, a supplemental indenture to the Indenture, executed by such Restricted Subsidiary, providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary's obligations under the notes and the Indenture to the same extent as that set forth in the Indenture, subject to such Restricted Subsidiary ceasing to be a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        Notwithstanding the foregoing (i) no Foreign Subsidiary shall be required to execute any such supplemental indenture unless such Foreign Subsidiary has guaranteed (or is otherwise an obligor of) other Indebtedness (including Indebtedness under a Credit Facility) of the Parent Guarantor, the Company or a Restricted Subsidiary that is not a Foreign Subsidiary in an aggregate principal amount exceeding $5 million, and (ii) no Restricted Subsidiary shall be required to execute any such supplemental indenture if the Consolidated Net Worth of such Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $5 million. To the extent the collective Consolidated Net Worth of the Parent Guarantor's Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $5 million, the Parent Guarantor shall cause, within 30 days after such date, one or more of such Non-Guarantor Restricted Subsidiaries to similarly execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary's obligations under the notes and the Indenture to the same extent as that set forth in the Indenture, such that the collective Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $5 million.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        (a)   The Parent Guarantor will not, and will not cause or permit the Company or any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to come into existence or become effective any consensual encumbrance or restriction on the ability of the Company or any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distribution on its Capital Stock to the Parent Guarantor, the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred

    Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make distributions on Capital Stock),

  (2)
  pay any Indebtedness owed to the Parent Guarantor, the Company or any other Restricted Subsidiary (it being understood that the subordination of Indebtedness owed to the Parent Guarantor, the Company or any Restricted Subsidiary to other Indebtedness owed by the Parent Guarantor, the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to pay such Indebtedness),

  (3)
  make loans or advances to the Parent Guarantor, the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by the Parent Guarantor, the Company or any Restricted Subsidiary to other Indebtedness incurred by the Parent Guarantor, the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

  (4)
  transfer any of its properties or assets to the Parent Guarantor, the Company or any other Restricted Subsidiary.

        (b)   However, paragraph (a) above will not prohibit any encumbrance or restriction created, existing or becoming effective under or by reason of:

  (1)
  any agreement (including the Senior Credit Agreement, the indenture governing the 2019 Senior Notes and the Indenture) in effect on the Issue Date;

  (2)
  any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to, or to the properties or assets of, the Parent Guarantor, the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

  (3)
  any agreement or instrument governing any Acquired Debt or other agreement of any entity merged into or consolidated with, or the assets of which are acquired by, the Parent Guarantor, the Company or any Restricted Subsidiary, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or subsidiaries of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

  (4)
  any applicable law or any requirement of any regulatory body;

  (5)
  customary restrictions and conditions contained in the security documents evidencing any Liens securing obligations or Indebtedness or agreements relating to Capital Lease Obligations (provided that such Liens are otherwise permitted to be incurred under the provisions of the covenant described under "—Liens" and such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant) that limit the right of the debtor or lessee to dispose of the assets subject to such Liens;

  (6)
  provisions restricting subletting or assignment of any lease governing a leasehold interest (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties) of the Parent Guarantor, the Company or any Restricted Subsidiary, or restrictions in licenses (including, without limitation, licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially impact the ability of the Company to permit payments on the notes when due as required by the terms of the Indenture;

  (7)
  agreements with respect to asset sales, including the sale or other disposition of all or substantially all the Capital Stock of a Restricted Subsidiary, permitted to be made under the provisions of the covenant described under "—Asset Sales" that limit the transfer of such assets or assets of such Restricted Subsidiary (or distribution on such Capital Stock) pending the closing of such sale;

  (8)
  shareholders', partnership, joint venture and similar agreements entered into in the ordinary course of business; provided that such encumbrances or restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, joint venture or other entity;

  (9)
  cash, Cash Equivalents or other deposits, or net worth requirements or similar requirements, imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business;

  (10)
  any Credit Facility or agreement governing Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary permitted to be incurred under the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that such encumbrances or restrictions are not materially more restrictive, taken as a whole, as determined by the Company in good faith, than those contained in the Senior Credit Agreement, in the indenture governing the 2019 Senior Notes or in the Indenture as in effect on the Issue Date;

  (11)
  restrictions of the nature described in clause (4) of the preceding paragraph (a) by reason of customary non-assignment provisions in Hydrocarbon purchase or sale or exchange contracts, agreements, licenses and leases entered into in the ordinary course of business;

  (12)
  Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

  (13)
  any Preferred Stock issued by the Company or a Restricted Subsidiary; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" and the terms of such Preferred Stock do not expressly restrict the ability of the Company or such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

  (14)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

  (15)
  encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Parent Guarantor, the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary in any manner material to the Parent Guarantor, the Company or any Restricted Subsidiary; and

  (16)
  any agreement, amendment, modification, restatement, extension, renewal, supplement, refunding, replacement or Refinancing that amends, modifies, restates, extends, renews, refunds, replaces or Refinances the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (15), or in this clause (16); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole, as determined by the Company in good faith, than those under or pursuant to the agreement so amended, modified, restated, extended, renewed, refunded, replaced or Refinanced.

Sale and Leaseback Transactions

        The Parent Guarantor will not, and will not permit the Company or any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that the Parent Guarantor, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)
  the Parent Guarantor, the Company or such Subsidiary could have incurred Indebtedness at the time of such Sale and Leaseback Transaction on a pro forma basis (on the assumption such transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to such transaction with the appropriate adjustments with respect to such transaction being included in such pro forma calculation) in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (2)
  the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

  (3)
  the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale in compliance with, the covenant described under "—Asset Sales."

Unrestricted Subsidiaries

        The Board of Directors of the Parent Guarantor may designate after the Issue Date any of its Subsidiaries (other than the Company) as an Unrestricted Subsidiary under the Indenture (a "Designation") only if:

          (a)   no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b)   (x) the Parent Guarantor would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of the covenant described under "—Restricted Payments" above or as a Permitted Payment or Permitted Investment in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Parent Guarantor's interest in such Subsidiary calculated in accordance with GAAP and (2) the Fair Market Value of the Parent Guarantor's interest in such Subsidiary as determined in good faith by the Parent Guarantor's Board of Directors, or (y) the Designation Amount is less than $1,000;

          (c)   such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary;

          (d)   such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; provided that an Unrestricted Subsidiary may provide a Guarantee for the notes; and

          (e)   such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Parent Guarantor, the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Guarantor, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

        In the event of any such Designation, the Parent Guarantor shall be deemed, for all purposes of the Indenture, to have made an Investment equal to the Designation Amount that, as designated by the Parent Guarantor, constitutes a Restricted Payment pursuant to paragraph (a) of the covenant described under "—Restricted Payments" or a Permitted Payment or Permitted Investment.

        The Indenture will also provide that the Parent Guarantor shall not and shall not cause or permit the Company or any Restricted Subsidiary to at any time:

          (a)   provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or enter into or become a party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary, the terms of which, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, in the good-faith judgment of the Board of Directors, are less favorable to the Parent Guarantor, the Company and the Restricted Subsidiaries than those that would be available in a comparable transaction in arm's length dealings with a party that is not an Affiliate of the Company; provided that this covenant shall not be deemed to prevent Permitted Investments, Restricted Payments or Permitted Payments in Unrestricted Subsidiaries that are otherwise allowed under the Indenture, or

          (b)   be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary (other than by pledge of the Capital Stock thereof).

        For purposes of the foregoing, the Designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Parent Guarantor will be classified as a Restricted Subsidiary.

        The Parent Guarantor may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a)   no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (b)   all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

          (c)   unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Debt), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Parent Guarantor or the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock."

        All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Parent Guarantor delivered to the Trustee certifying compliance with the foregoing provisions of this covenant.

Payments for Consent

        The Indenture provides that none of the Parent Guarantor, the Company nor any Restricted Subsidiary will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all Holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Parent Guarantor will furnish to Holders of notes or cause the Trustee to furnish to the Holders of notes or file with the Commission for public availability

          (1)   all quarterly and annual financial information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Parent Guarantor were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Parent Guarantor's independent auditors, which financial information shall be filed within (or prior to effectiveness of an exchange offer registration statement within 15 days after) the time period for such reports specified in the Commission's rules and regulations; and

          (2)   after effectiveness of an exchange offer registration statement, within the time periods specified in the Commission's rules and regulations, the information that would be required to be filed with the Commission in current reports on Form 8-K if the Parent Guarantor were required to file such reports;

provided, however, that, in the case of clause (1) or (2), if the last day of any such time period is not a business day, such information will be due on the next succeeding business day. All such information will be prepared in all material respects in accordance with all of the rules and regulations of the Commission applicable to such information.

        If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are "minor" within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable), then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent Guarantor, the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor.

        This covenant does not impose any duty on the Company or the Parent Guarantor under the Sarbanes Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

        The Parent Guarantor has agreed that, for so long as any of the notes remain outstanding and constitute "restricted securities" under Rule 144 and the Parent Guarantor is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        The Parent Guarantor will be deemed to have furnished to the Holders and to prospective investors the information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the fourth paragraph of this covenant if the Parent Guarantor has posted such reports or information on the Parent Guarantor or Company Website with access to current and prospective investors. For purposes of this covenant, the term "Parent Guarantor or Company Website" means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.laredopetro.com or such other address as the Parent Guarantor may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.

        Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers' certificates).

Consolidation, Merger and Sale of Assets

        Neither the Parent Guarantor nor the Company will, in any Transaction, (x) consolidate with or merge with or into any other Person or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, or (in the case of clause (y)) permit any of the Restricted Subsidiaries to enter into any Transaction, if such Transaction, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of (A) the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis to any other Person (other than the Company or one or more Restricted Subsidiaries) or of the Company and the Restricted Subsidiaries constituting Subsidiaries of the Company on a Consolidated basis to any other Person (other than one or more such Restricted Subsidiaries), unless at the time and after giving effect thereto:

          (1)   either (a) the Person (if other than the Parent Guarantor or the Company) formed by such consolidation or into which the Parent Guarantor or the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of such properties and assets (the "Surviving Entity") will be a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or (b) the Parent Guarantor or the Company will be the Surviving Entity;

          (2)   if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity, (a) the Surviving Entity (including if the Surviving Entity is the Parent Guarantor) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes, the Base Indenture (as it relates to the notes) and the First Supplemental Indenture and (b) if the Surviving Entity is a limited partnership, then a Subsidiary of the Surviving Entity that is a corporation or a limited liability company shall execute a supplemental indenture pursuant to which it shall become a co-obligor of the Surviving Entity's obligations under the notes, the Base Indenture (as it relates to the notes) and the First Supplemental Indenture;

          (3)   if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity, the Surviving Entity (including if the Surviving Entity is the Company) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Parent Guarantor under the First Supplemental Indenture and the Base Indenture (as it relates to the notes) and, if the Surviving Entity is not the Company or a Guarantor, under the Parent Guarantor's Guarantee of the notes;

          (4)   except in the case (a) a Restricted Subsidiary merges into, consolidates with or disposes of assets to the Company or the Parent Guarantor or (b) the Company or the Parent Guarantor merges into, consolidates with or disposes of assets to a Guarantor (or, in the case of the Parent Guarantor, the Company), immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Parent Guarantor, the Company or any Restricted Subsidiary which becomes the obligation of the Parent Guarantor, the Company or any Restricted Subsidiary as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

          (5)   except in the case (a) a Restricted Subsidiary merges into, consolidates with or disposes of assets to the Company or the Parent Guarantor or (b) the Company or the Parent Guarantor merges into, consolidates with or disposes of assets to a Guarantor (or, in the case of the Parent Guarantor, the Company), immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either (i) the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) could on the first day following such four-quarter period incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) would be at least as great as the Consolidated Fixed Charge Coverage for the Parent Guarantor immediately prior to such transactions;

          (6)   if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity, at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by a supplemental indenture confirmed that its Guarantee shall apply to the Surviving Entity's obligations under the First Supplemental Indenture, the Base Indenture (as it relates to the notes) and the notes;

          (7)   at the time of the transaction, if any of the property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary would thereupon become subject to any Lien, the provisions of the covenant described under "—Liens" are complied with; and

          (8)   at the time of the transaction, the Parent Guarantor or (if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) the Surviving Entity will have delivered, or caused to be delivered, to the Trustee an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the First Supplemental Indenture and the Base Indenture (as it relates to the notes).

        Except for any Subsidiary Guarantor whose Guarantee is to be released in accordance with the Indenture in connection with a transaction complying with the provisions of the Indenture as provided under the fourth paragraph under "—Guarantees," each Subsidiary Guarantor will not, and the Parent Guarantor and the Company will not permit a Subsidiary Guarantor to, in a Transaction, (x) consolidate with or merge with or into any other Person (other than the Parent Guarantor, the Company or any other Subsidiary Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than the Parent

Guarantor, the Company or any other Subsidiary Guarantor), unless at the time and after giving effect thereto:

          (1)   one of the following is true: (a) a Subsidiary Guarantor or the Parent Guarantor or the Company will be the continuing Person in the case of a consolidation or merger involving the Subsidiary Guarantor; or (b) the Person (if other than a Subsidiary Guarantor, the Parent Guarantor or the Company) formed by such consolidation or into which such Subsidiary Guarantor is merged or the Person (if other than a Subsidiary Guarantor, the Parent Guarantor or the Company) which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor (the "Surviving Guarantor Entity") will be a corporation, limited liability company, limited liability partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Guarantee of the notes, the Base Indenture (as it relates to the notes) and the First Supplemental Indenture, and such Guarantee of such Surviving Guarantor Entity and the Indenture will remain in full force and effect; or (c) the Transaction, at the time thereof, is an Asset Sale and is effected in compliance with the covenant described under "—Asset Sales," to the extent applicable thereto;

          (2)   immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

          (3)   at the time of the transaction the Parent Guarantor will have delivered, or caused to be delivered, to the Trustee an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture;

provided that this paragraph shall not apply to any Subsidiary Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with the First Supplemental Indenture and the Base Indenture (as it relates to the notes).

        In the event of any Transaction described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and (except in the case of a lease) the Company or such Guarantor, as the case may be, shall be discharged and released from all obligations and covenants under the Indenture and the notes or its Guarantee, as the case may be.

        Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction to realize tax or other benefits or converting the Company or any Guarantor to an entity that is, or is taxable for federal income tax purposes as, a corporation or a combination of the foregoing.

        An assumption of the Company's obligations under the notes and the Indenture by such successor Person, the addition of a co-obligor under the notes and the Indenture or an assumption of a Guarantor's obligations under its Guarantee by such successor Person might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to such beneficial owners. Beneficial owners of the notes should consult their own tax advisors regarding the tax consequences of any such assumption or addition of a co-obligor under the notes.

Events of Default

        Each of the following is an "Event of Default":

          (1)   there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

          (2)   there shall be a default in the payment of the principal of (or premium, if any, on) any note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

          (3)   (a) there shall be a default in the performance or breach of the provisions described under the first paragraph of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets," only as such relate to the Parent Guarantor or the Company (b) the Company shall have failed to make or consummate a Prepayment Offer in accordance with the provisions of the covenant described under "—Certain Covenants—Asset Sales" after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "—Change of Control" after the occurrence of a Change of Control, and, in the case of clause (b), after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes and, in the case of clauses (b) and (c), such default or breach shall continue for a period of 30 days;

          (4)   there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or (3) above) and such default or breach shall continue for a period of 60 days (or 120 days in relation to the covenant described under "—Certain Covenants—Reports") after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes;

          (5)   (a) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any other Significant Subsidiary then has outstanding Indebtedness in excess of $20 million when the same shall become due and payable in full and such default shall have continued after the giving of any applicable notice and the expiration of any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (5) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

          (6)   any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (7)   one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $20 million (excluding amounts covered by enforceable insurance policies issued by solvent insurance carriers), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any other Significant Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding in accordance with applicable law upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Parent Guarantor, the Company or any Significant Subsidiary.

        If an Event of Default (other than as specified in clause (8) of the prior paragraph with respect to the Parent Guarantor or the Company) shall occur and be continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) of the prior paragraph with respect to the Parent Guarantor or the Company occurs and is continuing, then all the notes shall ipso facto become due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder of notes. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of notes by appropriate judicial proceedings.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

          (a)   the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of, and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

          (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c)   all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

        No such rescission shall affect any subsequent default or impair any right consequent thereon.

        The Holders of a majority in aggregate principal amount of the notes outstanding may on behalf of the Holders of all outstanding notes waive any past default or Event of Default under the Indenture and its consequences, except a default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each Holder of notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note affected by such modification or amendment.

        If an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default shall have been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness shall have been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

        No Holder of any of the notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless such Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered satisfactory indemnity to, the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        The Parent Guarantor is required to notify the Trustee in writing within 30 days after it becomes aware of the occurrence and continuance of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period. The Parent Guarantor is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written certificate as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders of the notes unless such Holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders

        No director, officer, employee, member, limited partner or stockholder of the Parent Guarantor, the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Parent Guarantor, the Company or the Restricted Subsidiaries under the notes, the Indenture or the Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the notes and the Guarantees discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and the Guarantees, except for

          (1)   the rights of Holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes from Funds in Trust (as defined below) when such payments are due,

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and

          (4)   the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to their obligations under "—Change of Control" and under all of the covenants that are described under "—Certain Covenants" (other than the covenant described in the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets," except to the extent described below) and the operation of clauses (3) through (7) under "—Events of Default" and the limitations described in clause (3) of the first paragraph under "—Certain Covenants—Consolidation, Merger and Sale of Assets" ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance,

          (a)   the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the notes cash in United States dollars, U.S. Government Obligations, or a combination thereof ("Funds in Trust"), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or the applicable redemption date, if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on such redemption date);

          (b)   in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (c)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (d)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default of Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

          (e)   such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, any material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which the Company, any Guarantor or any Restricted Subsidiary is bound (other than the Indenture);

          (f)    the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor; and

          (g)   the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will, upon written request of the Company pursuant to an officers' certificate, be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture when:

          (a)   either

            (1)   all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or

            (2)   all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

          (b)   the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

          (c)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default of Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) and such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary of the Parent Guarantor is a party or by which the Company, any Guarantor or any Restricted Subsidiary of the Parent Guarantor is bound (other than the Indenture);

          (d)   the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor;

          (e)   the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with; and

          (f)    the Company has delivered irrevocable instructions to the Trustee to apply any deposited money described in clause (b) to the payment of the notes at Maturity, Stated Maturity or the redemption date, as the case may be.

Amendments and Waivers

        Modifications, waivers and amendments of the Indenture may be made by the Company, each Guarantor, if any, any other obligor under the notes, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that no such modification, waiver or amendment may, without the consent of the Holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   amend, change or modify, (a) after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, in accordance with the covenant described under "—Certain Covenants—Asset Sales," the obligation of the Company, to make such Prepayment Offer or (b) the obligation of the Company, after the occurrence of a Change of Control, to make a Change of Control Offer in accordance with "—Change of Control";

          (3)   reduce the percentage in principal amount of such outstanding notes, the consent of whose Holders is required for any such amendment or supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of the Indenture;

          (4)   modify any of the provisions of the Indenture requiring the consent of Holders or relating to the waiver by Holders of past defaults or relating to the waiver by Holders of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each such note affected thereby;

          (5)   voluntarily release, other than in accordance with the Indenture, the Guarantee of any Guarantor; or

          (6)   amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

        Notwithstanding the foregoing, without the consent of any Holders of the notes, the Company, any Guarantor, any other obligor under the notes and the Trustee may modify, supplement or amend the Indenture:

          (1)   to evidence the succession of another Person to the Company, a Guarantor or any other obligor under the notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the notes and in any Guarantee in accordance with the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets";

          (2)   to add to the covenants of the Company, any Guarantor or any other obligor under the notes for the benefit of the Holders of the notes, to add Events of Default or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the notes, as applicable, in the Indenture, in the notes or in any Guarantee;

          (3)   to cure any ambiguity, omission or mistake, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee;

          (4)   to make any provision with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that such provisions shall not adversely affect the interest of the Holders of the notes in any material respect;

          (5)   to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the notes and/or obligations under the Indenture;

          (6)   to release a Guarantor as provided in the Indenture;

          (7)   to evidence and provide for the acceptance of the appointment of a successor Trustee under the Indenture and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

          (8)   to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the notes as additional security for the payment and performance of the Company's or any Guarantor's obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

          (9)   to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

          (10) to comply with the rules of any applicable securities depositary;

          (11) to provide for uncertificated notes in addition to or in place of certificated notes;

          (12) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (13) to conform the text of the Indenture, the notes or the Guarantees to any provision of the "Description of the Notes" contained in the offering memorandum for the issuance of the old notes; or

          (14) to provide for the reorganization of the Parent Guarantor or the Company as any other form of entity in accordance with the fourth paragraph of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets."

        The Holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption "Amendments and Waivers."

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Transfer and Exchange

        A Holder of notes may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder of notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of notes to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Governing Law

        The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        Wells Fargo Bank, National Association, the Trustee under the Indenture, is the agent and registrar for the notes.

        The Indenture contains certain limitations provided in the Trust Indenture Act on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or any Guarantor; provided that if it acquires any conflicting interest as defined in Trust Indenture Act it must either eliminate such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions and the rights of the Trustee. The Indenture provides that if an Event of Default occurs (which has not been cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care in their exercise of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        The new notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the "Global Notes").

        The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

        The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form ("Definitive Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Definitive Notes."

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          1.     upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

          2.     ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Definitive Notes and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered

Holder under the Indenture. Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          1.     any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          2.     any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Definitive Notes, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Definitive Notes

        A Global Note is exchangeable for Definitive Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

          1.     DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fail to appoint a successor depositary within 90 days; or

          2.     there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Definitive Notes.

        Beneficial interests in a Global Note may also be exchanged for Definitive Notes in the other limited circumstances permitted by the Indenture, including if an Affiliate of ours acquires such interests. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Definitive Notes for Global Notes

        Definitive Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Indenture.

Same-Day Settlement and Payment

        The Indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Definitive Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Definitive Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        "2019 Senior Notes" means the Issuer's 9 1/2% Senior Notes due 2019 in the aggregate principal amount of $550,000,000 outstanding on the date of this prospectus.

        "Acquired Debt" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

        "Additional Assets" means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary, (iv) Permitted Business Investments, (v) capital expenditures by the Parent Guarantor, the Company or a Restricted Subsidiary in the Oil and Gas Business or (vi) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (vi), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

  (a)
  the sum of

  (i)
  discounted future net revenues from proved oil and gas reserves of the Parent Guarantor, the Company and the Restricted Subsidiaries calculated in accordance with Commission guidelines before any state or federal income taxes, as estimated by the Parent Guarantor in a reserve report prepared as of the end of the Parent Guarantor's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year-end), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis in accordance with Commission guidelines, in the case of the foregoing clauses (1) through (4) utilizing the prices and costs calculated in accordance with Commission guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Parent Guarantor were year-end; provided, however, that in the case of each of the determinations made pursuant to the foregoing clauses (1) through (4), such increases and decreases shall be as estimated by the Parent Guarantor's petroleum engineers,

    (ii)
    the capitalized costs that are attributable to Oil and Gas Properties of the Parent Guarantor, the Company and the Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Parent Guarantor's books and records as of a date no earlier than the date of the Parent Guarantor's latest available annual or quarterly financial statements,

    (iii)
    the Net Working Capital of the Parent Guarantor, the Company and the Restricted Subsidiaries on a date no earlier than the date of the Parent Guarantor's latest annual or quarterly financial statements, and

    (iv)
    the greater of (1) the net book value of other tangible assets of the Parent Guarantor, the Company and the Restricted Subsidiaries as of a date no earlier than the date of the Parent Guarantor's latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, as of a date no earlier than the date of the Parent Guarantor's latest audited financial statements; provided that, if no such appraisal has been obtained, the Parent Guarantor shall not be required to obtain such an appraisal and only clause (a)(iv)(1) of this definition shall apply, minus (b) the sum of

    (i)
    Minority Interests,

    (ii)
    any net gas balancing liabilities of the Parent Guarantor, the Company and the Restricted Subsidiaries, as reflected in the Parent Guarantor's latest annual or quarterly balance sheet, to the extent not deducted in calculating Net Working Capital of the Parent Guarantor in accordance with clause (a)(iii) of this definition,

    (iii)
    to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (but utilizing prices and costs calculated in accordance with Commission guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Parent Guarantor were year-end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Parent Guarantor, the Company and the Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

    (iv)
    the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Parent Guarantor, the Company and the Restricted Subsidiaries with respect to Dollar Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If the Parent Guarantor changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Parent Guarantor were still using the full cost method of accounting.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition (including, without limitation, by way of merger or consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

          (1)   any Capital Stock of the Company or any Restricted Subsidiary (other than directors qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2)   all or substantially all of the properties and assets of any division or line of business of the Parent Guarantor, the Company or any Restricted Subsidiary; or

          (3)   any other properties and assets of the Parent Guarantor, the Company or any Restricted Subsidiary other than in the ordinary course of business.

        For the purposes of this definition, the term Asset Sale shall not include:

          (A)  any disposition (including by way of a merger or consolidation) that is governed by the provisions of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets,"

          (B)  any disposition that is by the Parent Guarantor to the Company, by the Company to the Parent Guarantor, by the Parent Guarantor or the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Parent Guarantor, the Company or any other Restricted Subsidiary in accordance with the terms of the Indenture,

          (C)  any disposition that would be (i) a Restricted Payment that would be permitted to be made as a Restricted Payment, or (ii) a Permitted Investment or a Permitted Payment,

          (D)  the disposition of Cash Equivalents, inventory, accounts receivable, surplus or obsolete equipment or other similar property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment),

          (E)  the abandonment, assignment, lease, sublease or farm-out of Oil and Gas Properties, or the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business,

          (F)  the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person,

          (G)  any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the Property that is subject thereto,

          (H)  the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property,

          (I)   an Asset Swap,

          (J)   the creation or incurrence of any Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Lien,

          (K)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

          (L)  any disposition of assets or Capital Stock (in any Transaction) the Fair Market Value of which, when combined with the Fair Market Value at the time of disposition of all other such dispositions in the same Transaction effected pursuant to this clause (L), in the aggregate, does not exceed $5.0 million,

          (M) the sale or other disposition (whether or not in the ordinary course of business) of Oil and Gas Properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves,

          (N)  any sale of equity interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, or

          (O)  the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 120 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Parent Guarantor, the Company or any Restricted Subsidiary and another Person; provided, that any cash received must be applied in accordance with the covenant described under "—Certain Covenants—Asset Sale" as if the Asset Swap were an Asset Sale.

        "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Board of Directors" means:

  (A)
  with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board;

  (B)
  with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

  (C)
  with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same the manager or board of managers or managing member or members or any controlling committee thereof; and

  (D)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" of any Person means any obligation of such Person under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests in such Person whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests in such Person (if a limited liability company), any other interest or participation that confers on any other Person the right to receive a share of the overall profits and losses of, or distributions of assets of, such Person, including any Preferred Stock, and any rights, warrants or options exercisable for, exchangeable for or convertible into such Capital Stock in any such case other than debt securities exercisable for, exchangeable for or convertible into Capital Stock.

        "Cash Equivalents" means

  (1)
  any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least "A" (or the equivalent thereof) from either S&P or Moody's,

  (3)
  deposits, time deposit accounts, certificates of deposit, money market deposits, overnight bank deposits or acceptances of any financial institution having capital and surplus in excess of $100 million and whose senior unsecured debt either (a) is rated at least "A-2" by S&P or at least "P-2" by Moody's, or (b) has a Thompson Bank Watch Rating of "B" or better,

  (4)
  commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated in one of the two highest ratings categories by S&P or Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments,

  (5)
  repurchase agreements and reverse repurchase agreements relating to Indebtedness of a type described in clause (1), (2) or (3) above that are entered into with a financial institution described in clause (3) above and mature within 365 days from the date of acquisition,

  (6)
  money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5), and

  (7)
  marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively, and in each case maturing within 24 months after the date of the creation thereof.

        "Cash Management Obligations" means, with respect to the Company or any Guarantor, any obligations of such Person to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or purchase of all or substantially all its assets) (measured by voting power rather than the number of shares);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period (or, if later, the Issue Date) constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Parent Guarantor was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period (or, if later, the Issue Date) or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

  (3)
  the Parent Guarantor sells, assigns, conveys, transfers, leases or otherwise disposes (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

  (4)
  the Parent Guarantor or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution (unless, in the case of the Company, the Parent Guarantor assumes all of the obligations of the Company under the Indenture) other than in a transaction which complies with the provisions of the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets"; or

  (5)
  the Parent Guarantor ceases to beneficially own (defined as specified above) in the aggregate, directly or indirectly, 100% of the Voting Stock of the Company (measured by voting power rather than the number of shares).

Notwithstanding the preceding, a conversion of the Parent Guarantor, the Company or any Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the "persons" (as that term is used in Section 13(d)(3) of the Exchange Act) who "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time) the Capital Stock of the Parent Guarantor immediately prior to such transactions continue to "beneficially own" in the aggregate more than 50% of the Voting Stock of such entity (measured by voting power rather than the number of shares), or continue to "beneficially own" sufficient equity interests in such entity to elect a majority of its directors, managers, trustees or other Persons serving in a similar capacity for such entity, and, in either case no Person, other than one or more Permitted Holders, "beneficially owns" more than 50% of the Voting Stock of such entity (measured by voting power rather than the number of shares).

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

        "Commodity Agreements" means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements (including, without limitation, swaps, caps, floors, collars, options and similar agreements) or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries for the purpose of protecting, on a net basis, against price risks, basis risks or other risks encountered in the Oil and Gas Business.

        "Company" means Laredo Petroleum, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter Company shall mean such successor Person.

        "Consolidated Fixed Charge Coverage Ratio" of the Parent Guarantor means, for any period, the ratio of

  (a)
  without duplication, the sum of Consolidated Net Income (Loss) and, in each case to the extent deducted (and not added back) in computing Consolidated Net Income (Loss) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such four fiscal quarters, less all non-cash items increasing Consolidated Net Income for such four fiscal quarters, in each case, of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, to

  (b)
  without duplication, Consolidated Interest Expense of the Parent Guarantor for such four fiscal quarters;

provided, however, that:

  (1)
  if the Parent Guarantor, the Company or any Restricted Subsidiary:

  (A)
  has incurred any Indebtedness since the beginning of such period that remains outstanding on the relevant date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such determination will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such Credit Facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such determination; provided that, in each case, such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility as provided in clause (B)); or

  (B)
  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated Net Income (Loss) and Consolidated Interest

      Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

  (2)
  if, since the beginning of such period, the Parent Guarantor, the Company or any Restricted Subsidiary has made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, the Consolidated Net Income for such period will be reduced by an amount equal to the Consolidated Net Income (Loss) (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated Net Income (Loss) (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor, the Company and the continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Guarantor, the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)
  if, since the beginning of such period, the Parent Guarantor, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent Guarantor, the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

  (4)
  if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor, the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Parent Guarantor, the Company or a Restricted Subsidiary during such period, Consolidated Net Income (Loss) and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets had occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Net Income (Loss), including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission); and provided further that

  (1)
  in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the average rate in effect for the period had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof) and (B) bearing an interest rate (x) at the option of the Parent Guarantor, the Company or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Parent Guarantor, the Company or such Restricted Subsidiary or (y) that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate, shall be calculated based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Guarantor, the Company or such Restricted Subsidiary may designate, and

  (2)
  in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving Credit Facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

        "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise or other taxes accounted for as income taxes in accordance with GAAP) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

        "Consolidated Interest Expense" of the Parent Guarantor means, without duplication, for any period, the sum of

  (a)
  the interest expense, less interest income, of the Parent Guarantor, the Company and the Restricted Subsidiaries for such period, on a Consolidated basis, whether paid or accrued, including, to the extent not included in such interest expense and without duplication, with respect to such Person and its Restricted Subsidiary for such period,

  (1)
  amortization of debt discount (excluding amortization of capitalized debt issuance costs) (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense),

  (2)
  the net cash costs associated with Interest Rate Agreements (including amortization of fees and discounts); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income,

  (3)
  the interest portion of any deferred payment obligation,

  (4)
  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

  (5)
  accrued interest, plus

  (b)
  (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, and (2) all interest expense that has been capitalized, plus

  (c)
  the interest expense under any Guaranteed Debt of the Parent Guarantor, the Company and any Restricted Subsidiary or Indebtedness secured by a Lien on assets of the Parent

    Guarantor, the Company and any Restricted Subsidiary, to the extent not included under any other clause hereof, but only to the extent such Guarantee becomes payable by the Parent Guarantor, the Company or the Restricted Subsidiaries or such Lien becomes subject to foreclosure, plus

  (d)
  dividend payments of the Parent Guarantor with respect to Disqualified Stock and of the Company or any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of such Person or payable to the Parent Guarantor, the Company or any Restricted Subsidiary),

minus, to the extent included above, any interest attributable to Dollar Denominated Production Payments.

        "Consolidated Net Income (Loss)" of the Parent Guarantor means, for any period, the Consolidated net income (or loss) of the Parent Guarantor, the Company and the Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

  (1)
  all extraordinary gains or losses (together with related provisions for taxes) (less all fees and expenses relating thereto),

  (2)
  the portion of net income (or loss) of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis allocable to Minority Interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that, in the case of net income, cash dividends or distributions have not actually been received, or, in the case of net loss, cash has been contributed to fund such loss, by the Parent Guarantor, the Company or one of the Parent Guarantor's Consolidated Restricted Subsidiaries,

  (3)
  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

  (4)
  gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of the Oil and Gas Business (excluding, without limitation, from the calculation of Consolidated Net Income (Loss), dispositions pursuant to Sale and Leaseback Transactions, but not excluding from such calculation transactions such as farm outs, sales of leasehold inventory, sales of undivided interests in drilling prospects, and sales or licenses of seismic data or other geological or geophysical data or interpretations thereof),

  (5)
  the net income of the Company or any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by the Company or such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company or such Restricted Subsidiary or its stockholders,

  (6)
  any write downs or impairments of assets (including goodwill) on or related to Hydrocarbon properties or other non-current assets, under applicable GAAP or Commission guidelines,

  (7)
  any cumulative effect of a change in accounting principles,

  (8)
  any unrealized non-cash gains or losses on charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements, including those resulting from the application of SFAS 133,

  (9)
  any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards, and

  (10)
  all deferred financing costs or other financial recapitalization charges written off, and premiums or penalties paid, in connection with any early extinguishment of Indebtedness.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

  (1)
  the Consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date; plus

  (2)
  the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

        "Consolidated Non-cash Charges" of the Parent Guarantor means, for any period, the aggregate depreciation, depletion, amortization, impairment and exploration and abandonment expense and other non-cash charges of the Parent Guarantor, the Company and the Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge (other than a charge for future obligations with respect to the abandonment or retirement of assets) that requires an accrual or reserve for cash charges for any future period).

        "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would be consolidated with those of such Person, in accordance with GAAP; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "Consolidated" shall have a similar meaning.

        "Credit Facility" means, with respect to the Parent Guarantor, the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Agreement) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or other financial assets), letters of credit, commercial paper facilities, debt issuances or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced, in whole or in part and from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Parent Guarantor who does not have any material direct or indirect financial interest (other than as a shareholder or employee of the Parent Guarantor) in or with respect to such transaction or series of related transactions.

        "Disqualified Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the date that is the earlier of (a) the date 91 days after the date on which no notes are outstanding and (b) the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such date (other than, in any case, upon a change of control of or sale of assets by the Parent Guarantor in circumstances where the Holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such date at the option of the holder thereof; provided that only the portion of Capital Stock which is mandatorily redeemable is so redeemable or so convertible or exchangeable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

        "Dollar Denominated Production Payment" means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Equity Investor" means each of (i) Warburg Pincus Private Equity IX, L.P., (ii) Warburg Pincus Private Equity X O&G, L.P. and (iii) Warburg Pincus X Partners, L.P.

        "Equity Offering" means an underwritten public offering or nonpublic, unregistered or private placement of Qualified Capital Stock of the Parent Guarantor or any contribution to capital of the Parent Guarantor in respect of Qualified Capital Stock of the Parent Guarantor.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Exchanged Properties" means Additional Assets received by the Parent Guarantor, the Company or a Restricted Subsidiary in a substantially concurrent purchase and sale, trade or exchange as a portion of the total consideration for other properties or assets.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20 million shall be determined by the Board of Directors of the Parent Guarantor acting in good faith, which determination will be conclusive for all purposes under the Indenture, in which event it shall be evidenced by a resolution of the Board of Directors of the Parent Guarantor, and any lesser Fair Market Value shall be determined by the principal financial officer or principal accounting officer of the Parent Guarantor acting in good faith, which determination will be conclusive for all purposes under the Indenture.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Parent Guarantor that (x) is not organized under the laws of the United States of America or any state thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratio computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

        "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

  (1)
  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

  (2)
  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,

  (3)
  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

  (4)
  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance, or

  (5)
  otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock of the guarantor.

        "Guarantor" means (i) the Parent Guarantor and (ii) any Subsidiary of the Parent Guarantor that is a guarantor of the notes, including any Person that is required after the Issue Date to execute a guarantee of the notes pursuant to the covenant described under "—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries," until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided, however, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, all gas resulting from the in-situ combustion of coal or lignite, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  (a) all indebtedness of such Person (i) for borrowed money or (ii) for the deferred purchase price of property or services, excluding any Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business, and (b) all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1)(a), (2), (3) or (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit),

  (2)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3)
  all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business,

  (4)
  all obligations under or in respect of Currency Agreements and Interest Rate Agreements of such Person (the amount of any such obligations to be equal at any time to the net termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

  (5)
  all Capital Lease Obligations of such Person,

  (6)
  the Attributable Indebtedness related to any Sale and Leaseback Transaction,

  (7)
  all Indebtedness referred to in clauses (1) through (6) above of other Persons, to the extent the payment of such Indebtedness is secured by any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

  (8)
  all Guaranteed Debt of such Person,

  (9)
  all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price, and

  (10)
  Preferred Stock of the Company or any Restricted Subsidiary or any Subsidiary Guarantor, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

if and to the extent (solely in the case of the obligations specified in clauses (1)(a)(ii), (3) and (5)) such obligations would appear as liabilities upon the Consolidated balance sheet of such Person in accordance with GAAP; provided, however, that the following shall in any event not constitute "Indebtedness":

          (a)   any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

          (b)   accrued current liabilities and Trade Accounts Payable arising in the ordinary course of business;

          (c)   any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

          (d)   in connection with the acquisition or disposition of any business, assets or Capital Stock of the Parent Guarantor, the Company or a Restricted Subsidiary, any obligations arising from agreements of the Parent Guarantor, the Company or any Restricted Subsidiary providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations (including earnouts) based on a final financial statement or performance of acquired or disposed of assets or similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Parent Guarantor, the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with such acquisition or disposition;

          (e)   oil or natural gas balancing obligations or liabilities incurred in the ordinary course of business;

          (f)    any obligation in respect of any Commodity Agreement;

          (g)   any unrealized losses or charges in respect of Currency Agreements, Commodity Agreements or Interest Rate Agreements (including those resulting from the application of ASC 815);

          (h)   any obligations in respect of (i) bid, performance, completion, surety, appeal and similar bonds, (ii) obligations in respect of bankers acceptances, (iii) insurance obligations or bonds and other similar bonds and obligations and (iv) any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (i), (ii), (iii) or (iv) of this clause (h), are incurred in the ordinary course of the business of the Parent Guarantor, the Company and the Restricted Subsidiaries and do not relate to obligations for borrowed money;

          (i)    any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers' acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Parent Guarantor, the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Parent Guarantor, the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

          (j)    any obligations under Currency Agreements and Interest Rate Agreements; provided, that such agreements are entered into for bona fide hedging purposes of the Parent Guarantor, the Company or the Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Parent Guarantor, the Company or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements are not entered into for speculative purposes;

          (k)   any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

          (l)    all contracts and other obligations, agreements, instruments or arrangements described in clauses (iii), (iv), (v) and (vi) of the definition of "Oil and Gas Liens" and clause (j) of the definition of "Permitted Lien"; and

          (m)  Production Payments and Reserve Sales.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Parent Guarantor, the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Parent Guarantor, the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the merger or asset acquisition, as the case may be.

        The "amount" or "principal amount" of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

          (1)   the "amount" or "principal amount" of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

          (2)   the "amount" or "principal amount" of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

          (3)   the "amount" or "principal amount" of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

          (4)   the "amount" or "principal amount" of all other contingent obligations shall be the maximum liability at such date of such Person.

        "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the notes, according to the respective terms thereof.

        "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

        "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to such Person or any payment for property or services for the account or use of such Person), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. "Investment" shall exclude, as to any Person, direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on such Person's balance sheet, endorsements for collection or deposit arising in the ordinary course of business, any debt or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Parent Guarantor, the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Parent Guarantor will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Parent Guarantor's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in clause (a) of the covenant described under "—Certain Covenants—Restricted Payments." The amount of the investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment.

        "Investment Grade Rating" means at least BBB-, in the case of S&P (or at least its equivalent under any successor rating categories of S&P), at least Baa3, in the case of Moody's (or at least its equivalent under any successor rating categories of Moody's), or, if either such entity ceases to make its rating on the notes publicly available for reasons outside the Parent Guarantor's control, at least the equivalent in respect of the rating categories of any Rating Agency substituted for S&P or Moody's in accordance with the definition of "Rating Agencies."

        "Issue Date" means the original issue date of the old notes (excluding, for such purposes, Additional Notes or new notes) under the Indenture.

        "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. Notwithstanding any other provisions of the Indenture, references herein to Liens permitted to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to permit Liens to exist upon any improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Liquid Securities" means securities that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and as to which the Parent Guarantor, the Company or any Restricted Subsidiary is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the foregoing requirements shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Parent Guarantor, the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the covenant described under "—Certain Covenants—Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

        "Maturity" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Asset Sale Purchase Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Prepayment Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

        "Measurement Date" means January 20, 2011, the original issue date of the 2019 Senior Notes.

        "Minority Interest" means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Parent Guarantor, the Company or a Restricted Subsidiary.

        "Moody's" means Moody's Investors Service, Inc. (or any successor to the rating agency business thereof).

        "Net Available Cash" from an Asset Sale or Sale and Leaseback Transaction means cash proceeds received therefrom (including any (i) cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and (ii) net proceeds from the sale or disposition of any Liquid Securities, in each case, only as and when received and excluding (x) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other liabilities of the Parent Guarantor, the Company or a Restricted Subsidiary and (y) except to the extent subsequently converted to cash or Cash Equivalents, Liquid Securities, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of:

          (a)   all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale and Leaseback Transaction;

          (b)   all payments made on any Indebtedness, Currency Agreement, Commodity Agreement or Interest Rate Agreement which is secured by any assets subject to such Asset Sale or Sale and Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale and Leaseback Transaction; provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder;

          (c)   all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale and Leaseback Transaction;

          (d)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale and Leaseback Transaction and retained by the Parent Guarantor, the Company or any Restricted Subsidiary after such Asset Sale or Sale and Leaseback Transaction; and

          (e)   all relocation expenses as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided that, if any consideration for an Asset Sale or Sale and Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, or as a reserve in accordance with GAAP, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Parent Guarantor, the Company or the Restricted Subsidiaries from escrow or is released from such reserve.

        "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in the covenant described under "—Certain Covenants—Restricted Payments," the aggregate proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor, the Company or any Restricted Subsidiary), net of (a) attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or (b) taxes paid or payable or required to be accrued as a liability under GAAP as a result thereof.

        "Net Working Capital" means (i) all current assets of the Parent Guarantor, the Company and the Restricted Subsidiaries, less (ii) all current liabilities of the Parent Guarantor, the Company and the Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in Consolidated financial statements of the Parent Guarantor prepared in accordance with GAAP; provided that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Interest Rate Agreements and hedging arrangements constituting Permitted Debt or commodity price risk management activities arising in the ordinary course of the Oil and Gas Business; (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock or other equity based awards; and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment or asset retirement liabilities.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary and is designated by the Parent Guarantor as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Board of Directors of the Parent Guarantor.

        "Oil and Gas Business" means the business of exploiting, exploring for, developing, acquiring, operating, servicing, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting Hydrocarbons, Hydrocarbon properties or Hydrocarbon assets and other related energy businesses and activities arising from, relating to or necessary, ancillary, complementary or incidental to the foregoing.

        "Oil and Gas Liens" means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; (v) Liens on pipelines or pipeline facilities that arise by operation of law; and (vi) Liens on, or related to, properties and assets of the Parent Guarantor and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, marketing, refining or storage, abandonment or operation thereof.

        "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

        "Parent Guarantor" means Laredo Petroleum Holdings, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Parent Guarantor" shall mean such successor Person.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the notes or a Guarantee, as the case may be.

        "Pari Passu Offer" means an offer by the Company or a Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the Indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

        "Permitted Acquisition Indebtedness" means Indebtedness (including Disqualified Stock) of the Parent Guarantor, the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

  (1)
  of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

  (2)
  of a Person that was merged or consolidated with or into the Parent Guarantor, the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger or consolidation;

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Parent Guarantor, the Company or a Restricted Subsidiary, as applicable, immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation),

  (a)
  the Restricted Subsidiary, the Parent Guarantor or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock," or

  (b)
  the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor would be no smaller than the Consolidated Fixed Charge Coverage Ratio for the Parent Guarantor immediately prior to such transaction.

        "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, or of a nature that is or shall have become customary in, the Oil and Gas Business as a means of engaging therein through agreements, transactions, properties, interests or arrangements that permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (i) ownership interests in Hydrocarbon properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; (ii) entry into and Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies), working interests, royalty interests, mineral leases, production sharing agreements, production sales and marketing agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor, the Company or any Restricted Subsidiary, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, or other similar or customary agreements, transactions, properties, interests or arrangements, Asset Swaps, and exchanges of properties of the Parent Guarantor, the Company or the Restricted Subsidiaries for other properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Board of Directors of the Parent Guarantor with third parties, excluding, however, Investments in corporations or Unrestricted Subsidiaries that are Permitted Investments; (iii) capital expenditures, including, without limitation, acquisitions of properties that are related or incidental to, or used or useful in connection with, the Oil and Gas Business or other business activities that are not prohibited by the terms of the Indenture, and interests therein; and (iv) Investments of operating funds on behalf of co-owners of properties used in the Oil and Gas Business of the Parent Guarantor, the Company or the Subsidiaries pursuant to joint operating agreements.

        "Permitted Holder" means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to the third to last paragraph under "—Change of Control" is not required to be) made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investment" means:

  (1)
  Investments by the Parent Guarantor, the Company or any Restricted Subsidiary in (i) the Parent Guarantor, (ii) the Company, (iii) any Restricted Subsidiary or (iv) any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor, the Company or any Restricted Subsidiary;

  (2)
  Indebtedness of the Parent Guarantor, the Company or a Restricted Subsidiary described under clauses (4) and (5) of the definition of "Permitted Debt";

  (3)
  repurchases of or other Investments in any of the notes or Guarantees;

  (4)
  cash and Cash Equivalents;

  (5)
  Investments in property, plants and equipment used in the ordinary course of business and Permitted Business Investments;

  (6)
  Investments acquired by the Parent Guarantor, the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the covenant described under "—Certain Covenants—Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant;

  (7)
  Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other transfers of cash or other assets in respect of such Investments;

  (8)
  Investments acquired in exchange for the issuance of, or out of the Net Cash Proceeds of the substantially concurrent (a) contribution (other than from the Company or a Restricted Subsidiary) to the equity capital of the Parent Guarantor in respect of, or (b) sale (other than to the Company or a Restricted Subsidiary) of, Qualified Capital Stock of the Parent Guarantor;

  (9)
  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

  (10)
  relocation allowances for, and loans or advances to, officers, directors or employees of the Parent Guarantor, the Company or the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Parent Guarantor, the Company and the Restricted Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding at any one time of not more than $2 million;

  (11)
  receivables owing to the Parent Guarantor, the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor, the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, commission, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investments received in good faith in settlement of litigation, arbitration or other disputes (including pursuant to any workout, restructuring, recapitalization or bankruptcy or insolvency proceedings) with Persons who are not Affiliates, or compromise or resolution of, or upon satisfaction of judgments with respect to receivables or other obligations that were obtained in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure or title transfer by the Parent Guarantor, the Company or any Restricted Subsidiary with respect to a secured Investment in default;

  (14)
  any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (15)
  Investments in a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Parent Guarantor, the Company or a Restricted Subsidiary in accordance with the covenant described under "—Certain Covenants—Consolidation, Merger and Sale of Assets" to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

  (16)
  Investments in any units of any oil and gas royalty trust;

  (17)
  Guarantees of Indebtedness permitted under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (18)
  Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

  (19)
  advances and prepayments for asset purchases in the ordinary course of business in the Oil and Gas Business of the Parent Guarantor, the Company or any Restricted Subsidiary;

  (20)
  any other Investment the amount of which, when combined with the aggregate amount of all other outstanding Investments made pursuant to this clause (20), does not exceed the greater of (x) $20 million and (y) 1.0% of Adjusted Consolidated Net Tangible Assets determined at the time the Investment is made; provided that, if any Investment is made in a Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person later becomes a Restricted Subsidiary, such Investment shall be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary; and

  (21)
  guarantees received with respect to any Permitted Investment listed above.

        In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment, without regard to subsequent changes in value or writeups, writedowns or writeoffs.

        With respect to any Investment, the Parent Guarantor may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

        "Permitted Lien" means:

  (a)
  any Lien existing as of the Issue Date to the extent and in the manner such Liens are securing Indebtedness or obligations existing on the Issue Date;

  (b)
  any Lien securing Indebtedness under the Senior Credit Facility or any other Credit Facility permitted to be incurred under the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (c)
  any Lien securing the notes, the Guarantees and other obligations arising under the Indenture;

  (d)
  Liens securing Permitted Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (1) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (2) do not extend to or cover any property or assets of the Parent Guarantor, the Company or any Restricted Subsidiary not securing the Indebtedness so Refinanced;

  (e)
  any Lien arising by reason of:

  (1)
  any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (2)
  taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

  (3)
  security made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security or similar legislation;

  (4)
  good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

    (5)
    survey exceptions, zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Parent Guarantor, the Company or the Restricted Subsidiaries or the value of such property for the purpose of such business;

    (6)
    deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

    (7)
    operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business, to the extent such Liens relate only to the tangible property of the lessee which is located on such property, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (8)
    Indebtedness or other obligations of the Parent Guarantor, the Company or a Restricted Subsidiary owing to the Parent Guarantor, the Company or a Restricted Subsidiary; or

    (9)
    normal depository or cash-management arrangements with banks;

  (f)
  any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Parent Guarantor, the Company or the Restricted Subsidiaries; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Parent Guarantor, the Company or a Restricted Subsidiary;

  (g)
  any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Parent Guarantor, the Company or the Restricted Subsidiaries and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

  (h)
  any Lien securing Indebtedness permitted to be incurred pursuant to clause (7) of the definition of "Permitted Debt," so long as none of such Indebtedness constitutes debt for borrowed money;

  (i)
  any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred or assumed in accordance with the Indenture solely in connection with the acquisition, construction, improvement or development of real or personal, moveable or immovable property; provided that such Liens only extend to such property so acquired, constructed, improved or developed (together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)), such Indebtedness secured by such Lien shall either (x) be in an amount not in excess of the original purchase price or the original cost of such property so acquired, constructed, improved or developed or (y) be with recourse solely to such assets, in the case of clause (x) or (y), together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof), the incurrence of such Indebtedness is permitted by the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" and such Lien is incurred not more than 360 days after the later of the acquisition or completion of construction, improvement or development of the property subject to such Lien;

  (j)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor, the Company or the Restricted Subsidiaries;

  (k)
  (1) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary or such merger or consolidation; provided, further that any such Lien may not extend to any other property owned by the Parent Guarantor, the Company or any Restricted Subsidiary and assets fixed or appurtenant thereto; and (2) Liens on property, assets or shares of Capital Stock existing at the time of acquisition thereof by the Parent Guarantor, the Company or any Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired;

  (l)
  Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;

  (m)
  Liens on the Capital Stock of any Unrestricted Subsidiary owned by the Parent Guarantor, the Company or any Restricted Subsidiary to the extent securing Indebtedness of such Unrestricted Subsidiary;

  (n)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent Guarantor, the Company and the Restricted Subsidiaries in the ordinary course of business;

  (o)
  Liens upon specific items of inventory, receivables or other goods or proceeds of the Parent Guarantor, the Company or any Restricted Subsidiary securing such Person's obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (p)
  Liens securing any insurance premium financing under customary terms and conditions; provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

  (q)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent Guarantor, the Company or any Restricted Subsidiary on deposit with or in possession of any such bank;

  (r)
  Liens arising under the Indenture in favor of the Trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, including the indenture governing the 2019 Senior Notes; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

  (s)
  Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "—Certain Covenants—Restricted Payments";

  (t)
  any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (s) so long as no additional collateral is granted as security thereby; and

  (u)
  in addition to the items referred to in clauses (a) through (t) above, any Lien of the Parent Guarantor, the Company or any Restricted Subsidiary to secure Indebtedness the amount of which, when combined with the outstanding amount of all other Indebtedness secured by Liens incurred pursuant to this clause (u), does not exceed $15 million.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof).

        Notwithstanding anything in clauses (a) through (u) of this definition, the term Permitted Liens does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than (i) Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 90 days after, the acquisition of the properties or assets that are subject thereto and (ii) Volumetric Production Payments that constitute Asset Sales.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary issued in a Refinancing of other Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; and

          (3)   if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or such Guarantee, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced or shall be Capital Stock of the obligor on the Indebtedness being Refinanced.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

        "Production Payments" means, collectively, Dollar Denominated Production Payments and Volumetric Production Payments.

        "Production Payments and Reserve Sales" means the grant or transfer by the Parent Guarantor, the Company or a Restricted Subsidiary to any Person of a bonus, rental payment, royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Parent Guarantor, the Company or a Restricted Subsidiary.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

        "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Parent Guarantor, the Company or any Restricted Subsidiary that are acquired, constructed, improved or developed by the Parent Guarantor, the Company or any Restricted Subsidiary at any time after the Issue Date; provided that

          (1)   the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into no later than 360 days after the acquisition or completion of the construction, improvements or development of such assets and shall at all times be confined solely to the assets so acquired, constructed, improved or developed (together with improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)),

          (2)   at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of improvements, additions, accessions and contractual rights relating primarily thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

          (3)   either (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into (except as specified in clause (2)) exceed 100% of the purchase price to the Parent Guarantor, the Company or a Restricted Subsidiary, as the case may be, of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired (together with, in the case of clause (A) or (B), any improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)).

        "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

        "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Parent Guarantor, which will be substituted for S&P or Moody's or both, as the case may be.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue an Indebtedness in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Party" means:

          (1)   any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Equity Investor; or

          (2)   any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of any one or more Equity Investors or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

        "Restricted Subsidiary" means any Subsidiary of the Parent Guarantor (other than the Company) that has not been designated by the Board of Directors of the Parent Guarantor by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to a Designation (not subject to a subsequent Revocation) in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "S&P" means Standard and Poor's Ratings Services (or any successor to the rating agency business thereof).

        "Sale and Leaseback Transaction" means, with respect to the Parent Guarantor, the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Parent Guarantor, the Company or any Restricted Subsidiary of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Parent Guarantor, the Company or any Restricted Subsidiary to such Person.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Senior Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of July 1, 2011, by and among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Societe Generale, Union Bank, N.A. and BMO Harris Financing, Inc., as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Joint Lead Arrangers, and the financial institutions party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements (whether by the same or any other agent, lender or group of lenders), supplementations or other modifications of the foregoing) together with the related documents thereto (including, without limitation, any guarantee agreements and security documents).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the Issue Date.

        "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

        "Subsidiary" with respect to any Person, means any (i) corporation, association or other business entity (other than a partnership) of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantor" means any Guarantor other than the Parent Guarantor.

        "Trade Accounts Payable" means (a) accounts payable or other obligations of the Parent Guarantor, the Company or any Restricted Subsidiary created or assumed by the Parent Guarantor, the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

        "Transaction" means any transaction; provided that, if such transaction is part of a series of related transactions, "Transaction" refers to such related transactions as a whole.

        "Unrestricted Subsidiary" means any Subsidiary of the Parent Guarantor (other than the Company) designated (or deemed designated) as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "Unrestricted Subsidiary Indebtedness" means Indebtedness of any Unrestricted Subsidiary

          (1)   as to which none of the Parent Guarantor, the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Parent Guarantor, the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except to the extent of Capital Stock of such Unrestricted Subsidiary pledged as contemplated by clause (m) of the definition of "Permitted Lien" and for Guaranteed Debt of the Parent Guarantor, the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Parent Guarantor shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and

          (2)   which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Parent Guarantor, the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the notes.

        "U.S. Government Obligations" means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

        "Volumetric Production Payment" means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the members of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Parent Guarantor or another Wholly Owned Restricted Subsidiary (other than directors' qualifying shares).

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        The following general discussion summarizes certain material U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to this exchange offer and of the ownership and sale or other disposition of notes by the original beneficial owners of the old notes (referred to herein as "holders") who exchange old notes for new notes in this exchange offer and who hold the notes as capital assets (generally, property held for investment).

        This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), regulations of the Treasury Department ("Treasury Regulations"), Internal Revenue Service (the "IRS") rulings and pronouncements, and judicial decisions now in effect. These authorities are subject to change or differing interpretations (possibly on a retroactive basis), so as to result in U.S. federal income tax consequences different from those set forth below. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer or of the ownership and sale or other disposition of notes which are different from those discussed below or that a contrary position taken by the IRS would not be sustained by a court.

        This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the ownership and sale or other disposition of notes by a particular holder in light of such holder's specific circumstances. It does not describe any tax consequences arising out of the tax laws of any state, local or non-U.S. jurisdiction, any estate or gift tax consequences, any consequences arising under the newly enacted Medicare tax on certain investment income or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

  •
  tax-exempt entities (including individual retirement accounts and tax-deferred accounts);

  •
  banks, thrifts and other financial institutions;

  •
  regulated investment companies and real estate investment trusts and their shareholders;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  insurance companies;

  •
  persons that hold notes as part of a "straddle," a "hedge" or a "conversion transaction" or other risk reduction transaction or a "constructive sale" or "wash sale";

  •
  persons liable for alternative minimum tax;

  •
  certain United States expatriates;

  •
  U.S. holders (defined below) that have a "functional currency" other than the U.S. dollar;

  •
  pass-through entities for U.S. federal income tax purposes (e.g., partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or investors who hold the notes through such pass-through entities;

  •
  passive foreign investment companies and controlled foreign corporations and shareholders of such corporations; or

  •
  holders that acquire the notes for a price other than their issue price.

        If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you should consult with your tax advisor regarding the tax consequences of the exchange of old notes for new notes pursuant to this exchange offer and of owning and selling or otherwise disposing of notes.

        You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

Certain Additional Payments

        Certain debt instruments that provide for one or more contingent payments are subject to Treasury Regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the contingencies that could give rise to an additional payment on the debt instrument in excess of stated interest or principal are remote or incidental (considered individually and in the aggregate). In certain circumstances (see the discussion of "Description of the Notes") we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote. Accordingly, we will not treat the notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein. In any event, if we actually make any such payment, the timing, amount and character of a holder's income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof.

U.S. Holders

        A "U.S. holder" is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity subject to tax as a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or that validly elected under applicable U.S. Treasury Regulations to continue to be treated as a U.S. person.

Exchange of an Old Note for a New Note Pursuant to the Exchange Offer

        Because the new notes will not differ materially in kind or extent from the old notes, the exchange will not constitute a taxable event for U.S. federal income tax purposes. Rather, the new notes will be treated as a continuation of the old notes. Consequently, (i) you will recognize no gain or loss upon receipt of a new note, (ii) your holding period for the new note will include your holding period for the old note exchanged therefor, and (iii) your basis in the new note will be the same as your basis in the old note exchanged therefor immediately before the exchange.

Taxation of Interest

        Interest on the new notes is generally taxable to you as ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of Notes

        You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note (but not including the exchange of an old note for a new note in connection with this exchange offer). The amount of your gain or loss equals the difference between (i) the sum of the amount of cash plus the fair market value of all other property you receive for the note (to the extent such amount does not represent payment of accrued but unpaid interest, which will be taxable as ordinary income in the manner described above), and (ii) your tax basis in the note. Your initial tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year. Long-term capital gains of individuals and other non-corporate U.S. holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information reporting may apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, and backup withholding generally will apply to such amounts unless you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Non-U.S. Holders

        This discussion applies to you if you are a "non-U.S. holder." You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes and are for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

        Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange of an Old Note for a New Note Pursuant to the Exchange Offer

        The tax consequences of the exchange offer to Non-U.S. holders are the same as described above under the heading "—U.S. Holders—Exchange of an Old Note for a New Note Pursuant to the Exchange Offer."

Income and Withholding Tax on Payments on the New Notes

        Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that:

  •
  you are not:

  •
  an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

  •
  a controlled foreign corporation for U.S. federal income tax purposes related (directly, indirectly or constructively) to us through sufficient stock ownership (as provided in the Code); or

  •
  a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

  •
  such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

  •
  we or our paying agent receives:

  •
  from you, a properly completed Form W-8BEN (or other applicable form) signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined in the Code); or

  •
  from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on your behalf, certification under penalties of perjury that such a Form W-8BEN (or other applicable form) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8BEN (or other applicable form) must be attached to such certification.

        The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described above. In addition, special rules may apply to holders who hold notes through "qualified intermediaries" within the meaning of U.S. federal income tax laws.

        If interest on a note is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, such interest is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. holders generally (and, if you are a corporate non-U.S. holder, such income may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to withholding of U.S. federal income tax so long as you provide the applicable withholding agent with a properly completed Form W-8ECI (or other applicable form), signed under penalties of perjury.

        A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes, unless such non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefits of an applicable income tax treaty.

        NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or Other Disposition of Notes

        Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States;

  •
  in the case of an amount which is attributable to interest, you do not meet the conditions for exemption from U.S. federal income or withholding tax, as described above; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the third bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources, including gain from such disposition, exceed your capital losses allocable to U.S. sources recognized in the same taxable year as the disposition, even though you are not considered a resident of the United States under the Code.

Information Reporting and Backup Withholding

        Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you and information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Backup withholding generally will not apply to payments of interest and principal on a note if you duly provide a certification as to your non-U.S. status, or you otherwise establish an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that you are a United States person.

        Payment of the proceeds on the sale or other disposition of a note by you within the United States or conducted through certain U.S.-related intermediaries generally will not be subject to information reporting requirements and backup withholding provided you properly certify under penalties of perjury as to your non-U.S. status and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Legislation Involving Payments to Certain Foreign Entities

        Effective for payments made after December 31, 2013 (in the case of interest payments) and December 31, 2014 (in the case of disposition proceeds), we or our paying agent (in its capacity as such) are required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our obligations is required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Payments with respect to debt obligations that were outstanding on March 18, 2012 are not subject to these rules; however, proposed regulations not yet in effect would, if adopted, extend this grandfathering date to January 1, 2013. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the notes.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

 PLAN OF DISTRIBUTION

        You may transfer new notes issued under the exchange offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of old notes or such new notes in violation of the provisions of the Securities Act;

  •
  you are not our "affiliate" (within the meaning of Rule 405 under the Securities Act); and

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Purpose and Effect of the Exchange Offer" and "Exchange Offer—Procedures for Tendering—Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the date of this prospectus (or such shorter period during which exchanging broker-dealer or initial purchaser is required by law to deliver a prospectus). Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

        We have agreed to pay all expenses incident to the exchange offer other than transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes offered in this exchange offer will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside counsel.

EXPERTS

        The consolidated financial statements of Laredo Petroleum Holdings, Inc. as of December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

        The estimates of our proved reserves as of December 31, 2011, 2010 and 2009 included in this prospectus are based on a reserve report prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

        Laredo Petroleum Holdings, Inc. files annual, quarterly and other reports and other information with the SEC. You may read and copy any document Laredo Petroleum Holdings, Inc. files (including the documents incorporated by reference into this prospectus) at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Laredo Petroleum Holdings, Inc.'s SEC filings are also available at the SEC's website at www.sec.gov.

        Laredo Petroleum Holdings, Inc.'s common stock is listed on the New York Stock Exchange under the symbol "LPI." Laredo Petroleum Holdings, Inc.'s reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, NY 10005.

        The SEC allows us to incorporate by reference information that Laredo Petroleum Holdings, Inc. files with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information that we incorporate by reference is an integral part of this prospectus, and references to "this prospectus" include the documents (or portions of documents) incorporated by reference into this prospectus. Any future filings Laredo Petroleum Holdings, Inc. makes with the SEC prior to the completion of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are deemed to be "filed" with the SEC, are also incorporated by reference into this prospectus. Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any filing by Laredo Petroleum Holdings, Inc. with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (other than information furnished rather than filed):

  •
  Laredo Petroleum Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Laredo Petroleum Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

  •
  Laredo Petroleum Holdings, Inc.'s Current Reports on Form 8-K filed January 19, 2012, February 9, 2012, March 21, 2012, April 16, 2012, April 25, 2012, April 30, 2012, May 10, 2012, May 22, 2012 and June 14, 2012.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Laredo Petroleum, Inc.
Attention: Investor Relations
15 W. Sixth Street, Suite 1800
Tulsa, Oklahoma 74119
(918) 513-4570

        We also make available free of charge on our internet website at www.laredopetro.com Laredo Petroleum Holdings, Inc.'s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on our website is not part of this prospectus.

        You should rely only on such information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

ANNEX A:
LETTER OF TRANSMITTAL
TO TENDER
OLD 7 3/8% SENIOR NOTES DUE 2022
OF
LAREDO PETROLEUM, INC.
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED JUNE 29, 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON JULY 31, 2012 (THE "EXPIRATION DATE"), UNLESS
THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

        The Exchange Agent for the Exchange Offer is Wells Fargo Bank, N.A. and its contact information is as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations MAC N9303—121 PO Box 1517 Minneapolis, MN 55480	Corporate Trust Operations MAC N9303—121 Sixth & Marquette Avenue Minneapolis, MN 55479	12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402
By Facsimile (for Eligible Institutions Only): (612) 667-6282
For Information or Confirmation by Telephone: (800) 344-5128

        If you wish to exchange old 7 3/8% Senior Notes due 2022 for an equal aggregate principal amount of new 7 3/8% Senior Notes due 2022 pursuant to the Exchange Offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

        We refer you to the Prospectus, dated June 29, 2012 (the "Prospectus"), of Laredo Petroleum, Inc. (the "Issuer"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Issuer's offer (the "Exchange Offer") to exchange its 7 3/8% Senior Notes due 2022 (the "new notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7 3/8% Senior Notes due 2022 (the "old notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent in writing of any extension and each registered holder of the old notes of any extension via a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" (an "Agent's Message") to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an Agent's Message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your old notes; and

  •
  you agree to be bound by the terms of this Letter of Transmittal.

        BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

 PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

        3.     You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

        4.     By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holder's business and any such holder is not participating in, and has no arrangement with any other person to participate in, the distribution of such new notes.

        5.     By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

          (a)   the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

          (b)   you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

          (c)   you are not an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer and its subsidiaries;

          (d)   if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes; and

          (e)   if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

        You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of April 27, 2012 (the "Registration Rights Agreement"), by and among the Issuer, the several guarantors named therein, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 15 W. Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, Attention: Senior Vice President and Chief Financial Officer. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

        6.     If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

        7.     If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

 INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.
Book-Entry Confirmations.

  Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of old notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an Agent's Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.
Partial Tenders.

  Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.
Validity of Tenders.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.
Waiver of Conditions.

  The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.
No Conditional Tender.

  No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.
Request for Assistance or Additional Copies.

  Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.
Withdrawal.

  Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "Exchange Offer—Withdrawal of Tenders."

8.
No Guarantee of Late Delivery.

  There is no procedure for guarantee of late delivery in the Exchange Offer.

  IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

ANNEX B: GLOSSARY OF OIL AND NATURAL GAS TERMS

        The terms defined in this section are used throughout this prospectus:

        "2D"—Method for collecting, processing and interpreting seismic data in two dimensions.

        "3D"—Method for collecting, processing, and interpreting seismic data in three dimensions.

        "Basin"—A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

        "Bbl"—One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or natural gas liquids.

        "BOE"—One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil.

        "BOE/D"—BOE per day.

        "Btu"—British thermal unit.

        "Completion"—The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        "DD&A"—Depreciation, depletion, amortization and accretion.

        "Developed acreage"—The number of acres that are allocated or assignable to productive wells or wells capable of production.

        "Development well"—A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry hole"—A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        "Exploratory well"—A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

        "Field"—An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

        "Formation"—A layer of rock which has distinct characteristics that differs from nearby rock.

        "Gross acres" or "gross wells"—The total acres or wells, as the case may be, in which a working interest is owned.

        "HBP"—Held by production.

        "Horizon"—A term used to denote a surface in or of rock, or a distinctive layer of rock that might be represented by a reflection in seismic data.

        "Horizontal drilling"—A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

        "Identified potential drilling locations"—Locations specifically identified by management as an estimation of our multi-year drilling activities based on evaluation of applicable geologic, seismic, engineering, production and reserves data on contiguous acreage and geologic formations. The availability of local infrastructure, drilling support assets and other factors as management may deem relevant, such as spacing requirements, easement restrictions and state and local regulations, are considered in determining such locations. The drilling locations on which we actually drill wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors.

        "Liquids"—Describes oil, condensate and natural gas liquids.

        "MBbl"—One thousand barrels of crude oil, condensate or natural gas liquids.

        "MBOE"—One thousand BOE.

        "MBOE/D"—MBOE per day.

        "Mcf"—One thousand cubic feet of natural gas.

        "MMBOE"—One million barrels of oil equivalent.

        "MMBtu"—One million British thermal units.

        "MMcf"—One million cubic feet of natural gas.

        "Natural gas liquid"—Components of natural gas that are separated from the gas state in the form of liquids, which include propane, butanes and ethane, among others.

        "Net acres"—The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

        "NYMEX"—The New York Mercantile Exchange.

        "Productive well"—A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        "Proved developed non-producing reserves ("PDNP")"—Developed non-producing reserves.

        "Proved developed reserves ("PDP")"—Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        "Proved reserves"—The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

        "Proved undeveloped reserves ("PUD")"—Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        "Recompletion"—The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        "Reservoir"—A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        "Residue natural gas"—Natural gas remaining after natural gas liquids extraction.

        "Spacing"—The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

        "Standardized measure"—Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

        "Two stream"—Production or reserve volumes of oil and wet natural gas, where the natural gas liquids have not been removed from the natural gas stream and the economic value of the natural gas liquids is included in the wellhead natural gas price.

        "Undeveloped acreage"—Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

        "Unit"—The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

        "Wellbore"—The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

        "Wellhead natural gas"—Natural gas produced at or near the well.

        "Working interest"—The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

Laredo Petroleum Holdings, Inc.

Consolidated balance sheets

(in thousands, except units and share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$12,212	$28,002
Accounts receivable, net	88,936	74,135
Derivative financial instruments	17,246	13,281
Deferred income taxes	6,408	5,202
Other current assets	8,521	2,318

Total current assets	133,323	122,938

Property and equipment:
Oil and natural gas properties, full cost method:
Proved properties	2,305,565	2,083,015
Unproved properties not being amortized	119,203	117,195
Pipeline and gas gathering assets	59,995	58,136
Other fixed assets	19,994	16,948

	2,504,757	2,275,294
Less accumulated depreciation, depletion, amortization and impairment	948,308	896,785

Net property and equipment	1,556,449	1,378,509

Deferred income taxes	74,413	90,376
Derivative financial instruments	6,042	6,510
Deferred loan costs, net	22,397	23,457
Other assets, net	5,858	5,862

Total assets	$1,798,482	$1,627,652

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$73,925	$46,007
Undistributed revenue and royalties	30,751	26,844
Accrued capital expenditures	67,419	91,022
Accrued compensation and benefits	5,572	11,270
Derivative financial instruments	5,230	4,187
Accrued interest payable	6,989	20,112
Other current liabilities	16,062	14,919

Total current liabilities	205,948	214,361

Long-term debt	781,913	636,961
Derivative financial instruments	7,021	2,415
Asset retirement obligations	13,706	12,568
Other noncurrent liabilities	1,399	1,334

Total liabilities	1,009,987	867,639

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, and 128,147,837 and 127,617,391 issued, net of treasury, at March 31, 2012 and December 31, 2011, respectively	1,281	1,276
Additional paid-in capital	953,617	951,375
Accumulated deficit	(166,399)	(192,634)
Treasury stock, at cost, 7,609 common shares at March 31, 2012 and December 31, 2011	(4)	(4)

Total stockholders' equity	788,495	760,013

Total liabilities and stockholders' equity	$1,798,482	$1,627,652

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Consolidated statements of operations

(in thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenues:
Oil and natural gas sales	$148,951	$105,769
Natural gas transportation and treating	1,397	1,342

Total revenues	150,348	107,111
Costs and expenses:
Lease operating expenses	14,984	7,918
Production and ad valorem taxes	8,919	7,102
Natural gas transportation and treating	300	552
Drilling and production	1,438	296
General and administrative	15,284	8,929
Stock-based compensation	2,247	319
Accretion of asset retirement obligations	264	149
Depreciation, depletion and amortization	51,523	32,478
Impairment expense	—	206

Total costs and expenses	94,959	57,949

Operating income	55,389	49,162

Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	594	(28,034)
Interest rate derivatives, net	(323)	(118)
Interest expense	(14,684)	(10,516)
Interest and other income	16	36
Write-off of deferred loan costs	—	(3,246)
Loss on disposal of assets	—	(17)

Non-operating expense, net	(14,397)	(41,895)

Income before income taxes	40,992	7,267

Income tax expense:
Deferred	(14,757)	(2,597)

Total income tax expense	(14,757)	(2,597)

Net income	$26,235	$4,670

Net income per common share:
Basic	$0.21
Diluted	$0.20
Weighted average common shares outstanding:
Basic	126,803
Diluted	127,981

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Consolidated statement of stockholders' equity

(in thousands)

(Unaudited)

				Treasury Stock (at cost)
	Common Stock
			Additional paid-in capital			Accumulated deficit
	Shares	Amount		Shares	Amount		Total
Balance, December 31, 2011	127,617	$1,276	$951,375	8	$(4)	$(192,634)	$760,013
Restricted stock awards	605	6	(6)	—	—	—	—
Restricted stock forfeitures	(75)	(1)	1	—	—	—	—
Stock-based compensation	—	—	2,247	—	—	—	2,247
Net income	—	—	—	—	—	26,235	26,235

Balance, March 31, 2012	128,147	$1,281	$953,617	8	$(4)	$(166,399)	$788,495

The accompanying notes are an integral part of this consolidated financial statement.

Laredo Petroleum Holdings, Inc.

Consolidated statements of cash flows

(in thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$26,235	$4,670
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	14,757	2,597
Depreciation, depletion and amortization	51,523	32,478
Impairment expense	—	206
Non-cash stock-based compensation	2,247	319
Accretion of asset retirement obligations	264	149
Unrealized loss on derivative financial instruments, net	3,334	27,504
Premiums paid for derivative financial instruments	(1,332)	(491)
Amortization of premiums paid for derivative financial instruments	150	107
Amortization of deferred loan costs	1,060	949
Write-off of deferred loan costs	—	3,246
Amortization of October 2011 Notes premium	(49)	—
Amortization of other assets	4	5
Loss on disposal of assets	—	17
(Increase) decrease in accounts receivable	(14,801)	(8,899)
(Increase) decrease in other current assets	(6,203)	(856)
Increase (decrease) in accounts payable	27,918	10,673
Increase (decrease) in undistributed revenues and royalties	3,907	3,994
Increase (decrease) in accrued compensation and benefits	(5,698)	(6,020)
Increase (decrease) in other accrued liabilities	(12,319)	5,363
Increase (decrease) in other noncurrent liabilities	405	(23)

Net cash provided by operating activities	91,402	75,988

Cash flows from investing activities:
Capital expenditures:
Oil and natural gas properties	(247,280)	(187,576)
Pipeline and gas gathering assets	(3,859)	(3,424)
Other fixed assets	(1,053)	(1,374)
Proceeds from other fixed asset disposals	—	14

Net cash used in investing activities	(252,192)	(192,360)

Cash flows from financing activities:
Borrowings on revolving credit facilities	145,000	38,600
Payments on revolving credit facilities	—	(177,500)
Payments on term loan	—	(100,000)
Issuance of 2019 Notes	—	350,000
Payments for loan costs	—	(10,210)

Net cash provided by financing activities	145,000	100,890

Net decrease in cash and cash equivalents	(15,790)	(15,482)
Cash and cash equivalents, beginning of period	28,002	31,235

Cash and cash equivalents, end of period	$12,212	$15,753

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest, net of $379 and zero, respectively, of capitalized interest	$26,726	$3,691

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements

(Unaudited)

A—Organization

        Laredo Petroleum Holdings, Inc. ("Laredo Holdings") together with its subsidiaries, is an independent energy company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States. Laredo Holdings was incorporated pursuant to the laws of the State of Delaware on August 12, 2011 for the purposes of a Corporate Reorganization (as defined below) and the initial public offering of its common stock (the "IPO") on December 20, 2011. As a holding company, Laredo Holdings' management operations are conducted through its wholly-owned subsidiary, Laredo Petroleum, Inc. ("Laredo"), a Delaware corporation, and Laredo's subsidiaries, Laredo Petroleum Texas, LLC ("Laredo Texas"), a Texas limited liability company, Laredo Gas Services, LLC ("Laredo Gas"), a Delaware limited liability company, and Laredo Petroleum—Dallas, Inc. ("Laredo Dallas"), a Delaware corporation.

        On July 1, 2011, Laredo Petroleum, LLC ("Laredo LLC"), a Delaware limited liability company, and Laredo completed the acquisition of Broad Oak Energy, Inc., a Delaware corporation ("Broad Oak"), for a combination of equity and cash. Prior to the acquisition, Broad Oak was owned by its management and Warburg Pincus Private Equity, L.P. ("Warburg Pincus IX"). On July 19, 2011, Broad Oak's name was changed to Laredo Petroleum—Dallas Inc.

        On December 19, 2011, immediately prior to the IPO, Laredo LLC merged with and into Laredo Holdings, with Laredo Holdings being the surviving entity. Warburg Pincus IX and other affiliates of Warburg Pincus LLC were majority owners of Laredo LLC and are of Laredo Holdings. The preferred units and certain series of restricted units of Laredo LLC were exchanged into shares of common stock of Laredo Holdings based on the pre-offering equity value of such units (the "Corporate Reorganization"). The common stock has one vote per share and a par value of $0.01 per share.

        In these notes, the "Company," when used in the present tense, prospectively or for historical periods since December 19, 2011, refers to Laredo Holdings, Laredo and its subsidiaries collectively, and for historical periods prior to December 19, 2011 refers to Laredo LLC, Laredo and its subsidiaries collectively, unless the context indicates otherwise.

B—Basis of presentation and significant accounting policies

1.    Basis of presentation

        The accompanying consolidated financial statements were derived from the historical accounting records of the Company and reflect the historical financial position, results of operations and cash flows for the periods described herein. The Broad Oak acquisition discussed in Note A was accounted for in a manner similar to a pooling of interests and the historical financial statements present the assets and liabilities of Laredo Holdings and its subsidiaries and Broad Oak at historical carrying values and their operations as if they were consolidated for all periods presented. All material intercompany transactions and account balances have been eliminated in the consolidation of accounts. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company operates oil and natural gas properties as one business segment, which explores, develops and produces oil and natural gas.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

        The accompanying consolidated financial statements have not been audited by the Company's independent registered public accounting firm, except that the consolidated balance sheet at December 31, 2011 is derived from the Company's audited consolidated financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all necessary adjustments to present fairly the Company's financial position at March 31, 2012 and the results of its operations and cash flows for the three months ended March 31, 2012 and 2011. All such adjustments are of a normal recurring nature.

        Certain disclosures have been condensed or omitted from these unaudited consolidated financial statements. Accordingly, these consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

2.    Use of estimates in the preparation of interim consolidated financial statements

        The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ from these estimates. The interim results reflected in the unaudited consolidated financial statements are not necessarily indicative of the results that may be expected for other interim periods or for the full year.

        Significant estimates include, but are not limited to, estimates of the Company's reserves of oil and natural gas, future cash flows from oil and natural gas properties, depreciation, depletion and amortization, asset retirement obligations, stock-based compensation, deferred income taxes and fair values of commodity, interest rate derivatives and commodity deferred premiums. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management's best judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets and volatile equity and energy markets have combined to increase the uncertainty inherent in such estimates and assumptions. Management believes its estimates and assumptions to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any changes in estimates resulting from future changes in the economic environment will be reflected in the financial statements in future periods.

3.    Accounts receivable

        The Company sells oil and natural gas to various customers and participates with other parties in the drilling, completion and operation of oil and natural gas wells. Joint interest and oil and natural gas sales receivables related to these operations are generally unsecured. Accounts receivable for joint interest billings are recorded as amounts billed to customers less an allowance for doubtful accounts. Amounts are considered past due after 30 days. The Company determines joint interest operations accounts receivable allowances based on management's assessment of the creditworthiness of the joint

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

interest owners and as the operator in the majority of its wells the ability to realize the receivables through netting of anticipated future production revenues. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and national economic data. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote.

        Accounts receivable consist of the following components as of March 31, 2012 and December 31, 2011:

(in thousands)	March 31, 2012	December 31, 2011
Oil and natural gas sales	$53,102	$49,434
Joint operations(1)	35,279	24,190
Other	555	511

Total, net	$88,936	$74,135

(1)
Accounts receivable for joint operations are presented net of an allowance for doubtful accounts of approximately $0.1 million at each of March 31, 2012 and December 31, 2011.

4.    Derivative financial instruments

        The Company uses derivative financial instruments to reduce exposure to fluctuations in the prices of oil and natural gas. By removing a significant portion of the price volatility associated with future production, the Company expects to mitigate, but not eliminate, the potential effects of variability in cash flows from operations due to fluctuations in commodity prices. These transactions are primarily in the form of collars, swaps, puts and basis swaps. In addition, the Company enters into derivative contracts in the form of interest rate derivatives to minimize the effects of fluctuations in interest rates.

        Derivative instruments are recorded at fair value and are included on the consolidated balance sheets as assets or liabilities. The Company netted the fair value of derivative instruments by counterparty in the accompanying consolidated balance sheets where the right of offset exists. The Company determines the fair value of its derivative financial instruments utilizing pricing models for significantly similar instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

        The Company's derivatives were not designated as hedges for financial statement purposes for any of the periods presented. Accordingly, the changes in fair value are recognized in the consolidated statements of operations in the period of change. Realized and unrealized gains and losses on derivatives are included in cash flows from operating activities (see Note F).

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

5.    Other current assets and liabilities

        Other current assets consist of the following components as of March 31, 2012 and December 31, 2011:

(in thousands)	March 31, 2012	December 31, 2011
Prepaid expenses	$8,380	$2,131
Materials and supplies	141	187

Total other current assets	$8,521	$2,318

        Other current liabilities consist of the following components as of March 31, 2012 and December 31, 2011:

(in thousands)	March 31, 2012	December 31, 2011
Lease operating expense accrual	$4,868	$5,297
Prepaid drilling liability	3,549	2,378
Production taxes payable	1,359	1,493
Current portion of asset retirement obligations	480	506
Other accrued liabilities	5,806	5,245

Total other current liabilities	$16,062	$14,919

6.    Property and equipment

        The following table sets forth the Company's property and equipment:

(in thousands)	March 31, 2012	December 31, 2011
Proved oil and gas properties	$2,305,565	$2,083,015
Less accumulated depletion and impairment	934,599	884,533

Proved oil and gas properties, net	1,370,966	1,198,482
Unproved oil and gas properties not being amortized	119,203	117,195
Pipeline and gas gathering assets	59,995	58,136
Less accumulated depreciation	7,128	6,394

Pipeline and gas gathering assets, net	52,867	51,742
Other fixed assets	19,994	16,948
Less accumulated depreciation and amortization	6,581	5,858

Other fixed assets, net	13,413	11,090

Total property and equipment, net	$1,556,449	$1,378,509

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

        For the three months ended March 31, 2012 and 2011, depletion expense was $19.65 per barrel of oil equivalent ("BOE") and $16.59 per BOE, respectively.

7.    Deferred loan costs

        Loan origination fees are stated at cost, net of amortization, which are amortized over the life of the respective debt agreements on a basis that represents the effective interest method. The Company capitalized zero and $10.2 million of deferred loan costs in the three months ended March 31, 2012 and 2011, respectively. The Company had total deferred loan costs of $22.4 million and $23.5 million, net of accumulated amortization of $5.5 million and $4.4 million, as of March 31, 2012 and December 31, 2011, respectively.

        During the three months ended March 31, 2011, the Company wrote off approximately $3.2 million in deferred loan costs as a result of the retirement of debt and changes in the borrowing base of the Senior Secured Credit Facility (as defined in Note C). No deferred loan costs were written off in the three months ended March 31, 2012.

        Future amortization expense of deferred loan costs at March 31, 2012 is as follows:

(in thousands)
Remaining 2012	$3,180
2013	4,240
2014	4,240
2015	4,240
2016	2,993
Thereafter	3,504

Total	$22,397

8.    Asset retirement obligations

        Asset retirement obligations associated with the retirement of tangible long-lived assets are recognized as a liability in the period in which they are incurred and become determinable. The associated asset retirement costs are part of the carrying amount of the long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related long-lived asset is charged to expense through the depletion of the asset. Changes in the liability due to the passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense. See Note G for fair value disclosures related to the Company's asset retirement obligations.

        The Company is obligated by contractual and regulatory requirements to remove certain pipeline and gas gathering assets and perform other remediation of the sites where such pipeline and gas gathering assets are located upon the retirement of those assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. The Company will record an asset retirement obligation for pipeline and gas gathering assets in the periods in which settlement dates are reasonably determinable.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

        The following reconciles the Company's asset retirement obligations liability as of March 31, 2012 and December 31, 2011:

(in thousands)	March 31, 2012	December 31, 2011
Liability at beginning of period	$13,074	$8,278
Liabilities added due to acquisitions, drilling and other	874	1,519
Accretion expense	264	616
Liabilities settled upon plugging and abandonment	(26)	(340)
Revision of estimates	—	3,001

Liability at end of period	$14,186	$13,074

9.    Fair value measurements

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, undistributed revenue and royalties, and other accrued liabilities approximate their fair values. See Note C for fair value disclosures related to the Company's debt obligations. The Company carries its derivative financial instruments at fair value. See Note F and Note G for details regarding the fair value of the Company's derivative financial instruments.

10.    Compensation awards

        For stock-based compensation awards, compensation expense is recognized in "Stock-based compensation" in the Company's consolidated statements of operations over the awards' vesting periods based on their grant date fair value. The Company utilizes the closing stock price on the date of grant to determine the fair value of service vesting restricted stock awards and a Black-Scholes pricing model to determine the fair values of service vesting restricted stock option awards. See Note D for further discussion of the restricted stock awards and restricted stock option awards.

        For performance unit awards issued to management with a combination of market and service vesting criteria, a third-party prepared Monte Carlo simulation is utilized in order to determine the fair value. These awards are accounted for as liability awards as they will be settled in cash. The liability is included in "Other noncurrent liabilities" in the March 31, 2012 consolidated balance sheet. Compensation expense for these awards amounted to $0.5 million in the three months ended March 31, 2012 and is recognized in "General and administrative" in the Company's consolidated statements of operations.

11.    Impairment of long-lived assets

        Impairment losses are recorded on property and equipment used in operations and other long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset. During the three months ended March 31, 2011, the Company recorded a $0.2 million write-down of materials and supplies.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

B—Basis of presentation and significant accounting policies (Continued)

Other than the aforementioned write-down, for the three months ended March 31, 2012 and 2011, the Company did not record any additional impairment to property and equipment used in operations or other long-lived assets.

12.    Environmental

        The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no materially significant liabilities of this nature existed at March 31, 2012 or December 31, 2011.

13.    Related party transactions

        The following table summarizes the net oil and natural gas sales (oil and natural gas sales less production taxes) received from the Company's related party and included in the consolidated statements of operations for the periods presented:

	Three months ended March 31,
(in thousands)	2012	2011
Net oil and natural gas sales(1)	$19,390	$15,440

        The following table summarizes the amounts included in oil and natural gas sales receivable in the consolidated balance sheets for the periods presented:

(in thousands)	March 31, 2012	December 31, 2011
Oil and natural gas sales receivable(1)	$5,592	$6,845

(1)
The Company has a gas gathering and processing arrangement with affiliates of Targa Resources, Inc. ("Targa"). Warburg Pincus IX, a majority stockholder of Laredo Holdings, and other affiliates of Warburg Pincus LLC hold investment interests in Targa. One of Laredo Holdings' directors is on the board of directors of affiliates of Targa.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

C—Debt

1.    Interest expense

        The following amounts have been incurred and charged to interest expense for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
(in thousands)	2012	2011
Cash payments for interest	$27,105	$3,691
Amortization of deferred loan costs and other adjustments	1,081	1,050
Change in accrued interest	(13,123)	5,775

Interest costs incurred	15,063	10,516
Less capitalized interest	(379)	—

Total interest expense	$14,684	$10,516

        The following table presents the weighted average interest rates and the weighted average outstanding debt balances for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012		2011
(in thousands except for percentages)	Weighted Average Principal	Weighted Average Interest Rate(3)	Weighted Average Principal	Weighted Average Interest Rate(3)
Senior Secured Credit Facility	$167,198	0.55%	$177,500	0.20%
9 1/2% 2019 Notes	550,000	2.37%	350,000	1.85%
Term Loan(1)	—	—	100,000	0.51%
Broad Oak Credit Facility(2)	—	—	58,363	3.29%

(1)
Laredo's Second Lien Term Loan Agreement was entered into on July 7, 2010 and was paid-in-full and terminated on January 20, 2011.

(2)
The Broad Oak revolving credit facility was paid-in-full and terminated on July 1, 2011.

(3)
Interest rates presented are annual rates which have been prorated to reflect the portion of the year for which they have been applied.

2.    2019 Notes

        On January 20, 2011, Laredo completed an offering of $350 million 9 1/2% Senior Notes due 2019 (the "January Notes") and on October 19, 2011, Laredo completed an offering of an additional $200 million 9 1/2% Senior Notes due 2019 (the "October 2011 Notes" and together with the January Notes, the "2019 Notes"). The 2019 Notes will mature on February 15, 2019 and bear an interest rate of 9.5% per annum payable semi-annually, in cash, in arrears on February 15 and August 15 of each year. The 2019 Notes are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis, by Laredo Holdings and (other than Laredo) its subsidiaries (collectively, the "Guarantors").

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

C—Debt (Continued)

        In connection with the issuance of the 2019 Notes, Laredo and the Guarantors entered into registration rights agreements with the initial purchasers of the 2019 Notes, pursuant to which Laredo and the Guarantors agreed to file with the Securities and Exchange Commission ("SEC") and use commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the 2019 Notes for substantially identical notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) registered under the Securities Act of 1933, as amended (the "Securities Act"). The offer to exchange the 2019 Notes for substantially identical notes registered under the Securities Act was consummated on January 13, 2012.

3.    Senior secured credit facility

        Laredo's $1.0 billion revolving Third Amended and Restated Credit Agreement (as amended, the "Senior Secured Credit Facility"), which matures July 1, 2016, had a borrowing base of $712.5 million with $230.0 million outstanding and was subject to an interest rate of approximately 2.25% at March 31, 2012. The Senior Secured Credit Facility contains both financial and non-financial covenants and the Company was in compliance with these covenants at March 31, 2012.

        Additionally, the Senior Secured Credit Facility provides for the issuance of letters of credit, limited to the lesser of total capacity or $20.0 million. At March 31, 2012, Laredo had one letter of credit outstanding totaling $0.03 million under the Senior Secured Credit Facility.

        Subsequent to March 31, 2012, the Senior Secured Credit Facility was amended to allow for the issuance of an additional $500 million in aggregate principal amount of senior unsecured notes. The Company paid down the Senior Secured Credit Facility using the proceeds from the offering of the 2022 Notes (as defined below) and the borrowing base increased to $785.0 million pursuant to an amendment to the Senior Secured Credit Facility. See Note N for additional discussion of the 2022 Notes offering and the borrowing base increase.

4.    Fair value of debt

        The Company has not elected to account for its debt instruments at fair value. The following table presents the carrying amount and fair value of the Company's debt instruments at March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
(in thousands)	Carrying value	Fair value	Carrying value	Fair value
2019 Notes(1)	$551,913	$599,500	$551,961	$585,750
Senior Secured Credit Facility	230,000	229,994	85,000	84,893

Total value of debt	$781,913	$829,494	$636,961	$670,643

(1)
The carrying value of the 2019 Notes includes the October 2011 Notes unamortized bond premium of approximately $1.9 million and $2.0 million as of March 31, 2012 and December 31, 2011, respectively.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

C—Debt (Continued)

        At March 31, 2012 and December 31, 2011, the fair value of the debt outstanding on the 2019 Notes was determined using the March 31, 2012 and December 31, 2011 quoted market price (Level 1), respectively, and the fair value of the outstanding debt on the Senior Secured Credit Facility was estimated utilizing pricing models for similar instruments (Level 2). See Note G for information about fair value hierarchy levels.

D—Stock-based compensation

        In November 2011, the Board of Directors of Laredo Holdings and its stockholders approved a Long-Term Incentive Plan (the "LTIP"), which provides for the granting of incentive awards in the form of stock options, restricted stock awards and other awards. The LTIP provides for the issuance of 10.0 million shares.

        The Company recognizes the fair value of stock-based payments to employees and directors as a charge against earnings. The Company recognizes stock-based payment expense over the requisite service period. Laredo Holdings' stock-based payment awards are accounted for as equity instruments. Stock-based compensation is included in "Stock-based compensation" in the consolidated statements of operations.

Restricted stock awards

        All restricted shares are treated as issued and outstanding in the accompanying consolidated financial statements. See Note K for additional information regarding the treatment of restricted shares for purposes of calculating net income per share. If an employee terminates employment prior to the restriction lapse date, the awarded shares are forfeited and cancelled and are no longer considered issued and outstanding. Restricted stock awards converted in the Corporate Reorganization vested 20% at the grant date and then vest 20% annually thereafter. The restricted stock awards granted under the LTIP vest 33%, 33% and 34% per year beginning on the first anniversary date of the grant. The following table reflects the outstanding restricted stock awards for the three months ended March 31, 2012:

(in thousands, except for weighted-average grant date fair values)	Restricted stock awards	Weighted-average grant date fair value
Outstanding at December 31, 2011	911	$1.14
Granted	605	24.12
Forfeited	(75)	14.12
Vested	(144)	0.44

Outstanding at March 31, 2012	1,297	$11.15

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

D—Stock-based compensation (Continued)

Restricted stock option awards

        Restricted stock options granted under the LTIP vest and are exercisable in four equal installments on each of the first four anniversaries of the date of the grant. The following table reflects the stock option award activity for the three months ended March 31, 2012:

(in thousands, except for grant date fair values)	Restricted stock option awards	Weighted-average exercise price (per option)	Weighted-average contractual term (years)
Outstanding at December 31, 2011	—	$—	—
Granted	603	24.11	10
Forfeited	(50)	24.11	10

Outstanding at March 31, 2012	553	$24.11	10

Vested and exercisable at end of period	—

        The Company used the Black-Scholes option pricing model to determine the fair value of restricted stock options and is recognizing the associated expense on a straight-line basis over the four year requisite service period of the awards. Determining the fair value of equity-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, and the associated volatility.

        The assumptions used to estimate the fair value of options granted on February 3, 2012 are as follows:

Risk-free interest rate(1)	1.07%
Expected option life(2)	6.01
Expected volatility(3)	60.18%
Fair value per option	$13.36

(1)
U.S. Treasury yields as of the grant date were utilized for the risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option.

(2)
As the Company has no historical exercise history, expected option life assumptions were developed using the simplified method in accordance with GAAP.

(3)
The Company utilized a peer historical look-back, weighted with the Company's own volatility since the IPO, to develop the expected volatility.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

E—Income taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        The Company is subject to corporate income taxes and the Texas margin tax. Income tax expense for the three months ended March 31, 2012 and 2011 consisted of the following:

	Three months ended March 31,
(in thousands)	2012	2011
Current taxes
Federal	$—	$—
State	—	—
Deferred taxes
Federal	(13,792)	(2,274)
State	(965)	(323)

Income tax expense	$(14,757)	$(2,597)

        Income tax expense differed from amounts computed by applying the federal income tax rate of 34% to pre-tax loss from operations as a result of the following:

	Three months ended March 31,
(in thousands)	2012	2011
Income tax expense computed by applying the statutory rate	$(13,937)	$(2,471)
State income tax, net of federal tax benefit and increase in valuation allowance	(505)	289
Income from non-taxable entity	—	10
Non-deductible compensation	(380)	(100)
Change in valuation allowance	(1)	191
Other items	66	(516)

Income tax expense	$(14,757)	$(2,597)

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

E—Income taxes (Continued)

        Significant components of the Company's deferred tax assets as of March 31, 2012 and December 31, 2011 are as follows:

(in thousands)	March 31, 2012	December 31, 2011
Derivative financial instruments	$4,208	$3,551
Oil and natural gas properties and equipment	(108,528)	(87,138)
Net operating loss carry-forward	185,563	180,740
Other	228	(926)

	81,471	96,227
Valuation allowance	(650)	(649)

Net deferred tax asset	$80,821	$95,578

        Net deferred tax assets and liabilities were classified in the consolidated balance sheets as follows:

(in thousands)	March 31, 2012	December 31, 2011
Deferred tax asset	$80,821	$95,578
Deferred tax liability	—	—

Net deferred tax assets	$80,821	$95,578

        The Company had federal net operating loss carry-forwards totaling approximately $526.1 million and state net operating loss carry-forwards totaling approximately $173.8 million at March 31, 2012. These carry-forwards begin expiring in 2026. The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. At March 31, 2012, a $0.6 million valuation allowance has been recorded against the state of Louisiana deferred tax asset and a $0.03 million valuation allowance has been recorded against the Company's charitable contribution carry-forward. The Company believes the federal and state of Oklahoma net operating loss carry-forwards are fully realizable. The Company considered all available evidence, both positive and negative, in determining whether, based on the weight of that evidence, a valuation allowance was needed. Such consideration included estimated future projected earnings based on existing reserves and projected future cash flows from its oil and natural gas reserves (including the timing of those cash flows), the reversal of deferred tax liabilities recorded at March 31, 2012 and the Company's ability to capitalize intangible drilling costs, rather than expensing these costs, in order to prevent an operating loss carry-forward from expiring unused.

        The Company's income tax returns for the years 2008 through 2010 remain open and subject to examination by federal tax authorities and/or the tax authorities in Oklahoma, Texas and Louisiana which are the jurisdictions where the Company has or had operations. Additionally, the statute of limitations for examination of federal net operating loss carryovers typically does not begin to run until the year the attribute is utilized in a tax return. In evaluating its current tax positions in order to identify any material uncertain tax positions, the Company developed a policy in identifying uncertain tax positions that considers support for each tax position, industry standards, tax return disclosures and

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

E—Income taxes (Continued)

schedules, and the significance of each position. The Company had no material adjustments to its unrecognized tax benefits during the three months ended March 31, 2012.

F—Derivative financial instruments

1. Commodity derivatives

        The Company engages in derivative transactions such as collars, swaps, puts and basis swaps to hedge price risks due to unfavorable changes in oil and natural gas prices related to its oil and natural gas production. As of March 31, 2012, the Company had 52 open derivative contracts with financial institutions, none of which were designated as hedges, which extend from April 2012 to December 2015. The contracts are recorded at fair value on the balance sheet and any realized and unrealized gains and losses are recognized in current year earnings.

        Each collar transaction has an established price floor and ceiling. When the settlement price is below the price floor established by these collars, the Company receives an amount from its counterparty equal to the difference between the settlement price and the price floor multiplied by the hedged contract volume. When the settlement price is above the price ceiling established by these collars, the Company pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the hedged contract volume.

        Each swap or put transaction has an established fixed price. When the settlement price is above the fixed price, the Company pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume. When the settlement price is below the fixed price, the counterparty pays the Company an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume.

        Each basis swap transaction has an established fixed differential between the NYMEX gas futures and West Texas WAHA ("WAHA") index gas price. When the NYMEX futures settlement price less the fixed WAHA differential is greater than the actual WAHA price, the difference multiplied by the hedged contract volume is paid to the Company by the counterparty. When the difference between the NYMEX futures settlement price less the fixed WAHA differential is less than the actual WAHA price, the Company pays the counterparty an amount equal to the difference multiplied by the hedged contract volume.

        During the three months ended March 31, 2012, the Company entered into additional commodity contracts to hedge a portion of its estimated future production. The following table summarizes

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

F—Derivative financial instruments (Continued)

information about these additional commodity derivative contracts. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Aggregate volumes	Swap price	Floor price	Ceiling price	Contract period
Oil (volumes in Bbls):
Price collar	270,000	—	$90.00	$126.50	April 2012 - December 2012
Price collar	240,000	—	$90.00	$118.35	January 2013 - December 2013
Price collar	198,000	—	$70.00	$140.00	January 2014 - December 2014
Put	360,000	—	$75.00	—	January 2014 - December 2014
Price collar	252,000	—	$75.00	$135.00	January 2015 - December 2015
Put	360,000	—	$75.00	—	January 2015 - December 2015
Natural gas (volumes in MMBtu):
Swap	700,000	$2.72	—	—	April 2012 - October 2012
Price collar	700,000	—	$3.25	$3.90	April 2013 - October 2013

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

F—Derivative financial instruments (Continued)

        The following table summarizes open positions as of March 31, 2012, and represents, as of such date, derivatives in place through December 31, 2015, on annual production volumes:

	Remaining year 2012	Year 2013	Year 2014	Year 2015
Oil Positions:
Puts:
Hedged volume (Bbls)	504,000	1,080,000	360,000	360,000
Weighted average price ($/Bbl)	$65.79	$65.00	$75.00	$75.00
Swaps:
Hedged volume (Bbls)	549,000	600,000	—	—
Weighted average price ($/Bbl)	$93.52	$96.32	$—	$—
Collars:
Hedged volume (Bbls)	904,500	768,000	726,000	252,000
Weighted average floor price ($/Bbl)	$79.50	$79.38	$75.45	$75.00
Weighted average ceiling price ($/Bbl)	$118.09	$121.67	$129.09	$135.00
Natural Gas Positions:
Puts:
Hedged volume (MMBtu)	3,240,000	6,600,000	—	—
Weighted average price ($/MMBtu)	$5.38	$4.00	$—	$—
Swaps:
Hedged volume (MMBtu)	1,960,000	—	—	—
Weighted average price ($/MMBtu)	$4.92	$—	$—	$—
Collars:
Hedged volume (MMBtu)	5,850,000	7,300,000	6,960,000	—
Weighted average floor price ($/MMBtu)	$4.12	$3.93	$4.00	$—
Weighted average ceiling price ($/MMBtu)	$5.79	$6.75	$7.03	$—
Basis swaps:
Hedged volume (MMBtu)	2,160,000	1,200,000	—	—
Weighted average price ($/MMBtu)	$0.31	$0.33	$—	$—

        The natural gas derivatives are settled based on NYMEX gas futures, the Northern Natural Gas Co. Demarcation price or the Panhandle Eastern Pipe Line spot price of natural gas for the calculation period. The oil derivatives are settled based on the month's average daily NYMEX price of West Texas Intermediate Light Sweet Crude Oil. Each basis swap transaction is settled based on the differential between the NYMEX gas futures and WAHA index gas price.

2. Interest rate derivatives

        The Company is exposed to market risk for changes in interest rates related to its Senior Secured Credit Facility. Interest rate derivative agreements are used to manage a portion of the exposure related to changing interest rates by converting floating-rate debt to fixed-rate debt. If LIBOR is lower than the fixed rate in the contract, the Company is required to pay the counterparties the difference, and conversely, the counterparties are required to pay the Company if LIBOR is higher than the fixed rate in the contract. The Company did not designate the interest rate derivatives as cash flow hedges; therefore, the changes in fair value of these instruments are recorded in current earnings.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

F—Derivative financial instruments (Continued)

        The following presents the settlement terms of the interest rate derivatives at March 31, 2012:

(in thousands except rate data)	Year 2012	Year 2013	Expiration date
Notional amount	$110,000	—
Fixed rate	3.41%	—	June 5, 2012
Notional amount	$30,000	—
Fixed rate	1.60%	—	June 5, 2012
Notional amount	$20,000	—
Fixed rate	1.35%	—	June 5, 2012
Notional amount	$50,000	$50,000
Fixed rate	1.11%	1.11%	September 13, 2013
Notional amount	$50,000	$50,000
Cap rate	3.00%	3.00%	September 13, 2013

Total	$260,000	$100,000

3. Balance sheet presentation

        The Company's oil and natural gas commodity derivatives and interest rate derivatives are presented on a net basis in "Derivative financial instruments" in the consolidated balance sheets.

        The following summarizes the fair value of derivatives outstanding on a gross basis as of:

(in thousands)	March 31, 2012	December 31, 2011
Assets:
Commodity derivatives:
Oil derivatives	$15,081	$16,026
Natural gas derivatives	42,594	34,019
Interest rate derivatives	2	11

	$57,677	$50,056

Liabilities:
Commodity derivatives:
Oil derivatives(1)	$39,341	$28,044
Natural gas derivatives(2)	6,098	6,832
Interest rate derivatives	1,201	1,991

	$46,640	$36,867

(1)
The oil derivatives fair value is presented net of deferred premium liability of $18.4 million and $13.4 million at March 31, 2012 and December 31, 2011, respectively.

(2)
The natural gas derivatives fair value is presented net of deferred premium liability of $4.7 million and $5.4 million at March 31, 2012 and December 31, 2011, respectively.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

F—Derivative financial instruments (Continued)

        By using derivative instruments to economically hedge exposures to changes in commodity prices and interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company's counterparties are participants in the Senior Secured Credit Facility which is secured by the Company's oil and natural gas reserves; therefore, the Company is not required to post any collateral. The Company does not require collateral from its counterparties. The Company minimizes the credit risk in derivative instruments by: (i) limiting its exposure to any single counterparty; (ii) entering into derivative instruments only with counterparties that are also lenders in the Senior Secured Credit Facility and meet the Company's minimum credit quality standard, or have a guarantee from an affiliate that meets the Company's minimum credit quality standard; and (iii) monitoring the creditworthiness of the Company's counterparties on an ongoing basis. In accordance with the Company's standard practice, its commodity and interest rate derivatives are subject to counterparty netting under agreements governing such derivatives and, therefore, the risk of such loss is somewhat mitigated at March 31, 2012.

4. Gain (loss) on derivatives

        Gains and losses on derivatives are reported on the consolidated statements of operations in the respective "Realized and unrealized gain (loss)" amounts. Realized gains (losses), represent amounts related to the settlement of derivative instruments, and for commodity derivatives, are aligned with the underlying production. Unrealized gains (losses) represent the change in fair value of the derivative instruments and are non-cash items.

        The following represents the Company's reported gains and losses on derivative instruments for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
(in thousands)	2012	2011
Realized gains (losses):
Commodity derivatives	$4,708	$653
Interest rate derivatives	(1,103)	(1,301)

	3,605	(648)
Unrealized gains (losses):
Commodity derivatives	(4,114)	(28,687)
Interest rate derivatives	780	1,183

	(3,334)	(27,504)
Total gains (losses):
Commodity derivatives	594	(28,034)
Interest rate derivatives	(323)	(118)

	$271	$(28,152)

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

G—Fair value measurements

        The Company accounts for its oil and natural gas commodity and interest rate derivatives at fair value (see Note F). The fair value of derivative financial instruments is determined utilizing pricing models for similar instruments. The models use a variety of techniques to arrive at fair value, including quotes and pricing analysis. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

        The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

        Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1—	Assets and liabilities recorded at fair value for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—
Assets and liabilities recorded at fair value for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the price risk management instrument, can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.
Level 3—
Assets and liabilities recorded at fair value for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs that are not corroborated by market data. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

        When the inputs used to measure fair value fall within different levels of the hierarchy in a liquid environment, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company conducts a review of fair value hierarchy classifications on an annual basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Transfers between fair value hierarchy levels are recognized and reported in the period in which the transfer occurred. No transfers between fair value hierarchy levels occurred during the three months ended March 31, 2012 and 2011.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

G—Fair value measurements (Continued)

Fair value measurement on a recurring basis

        The following presents the Company's fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at March 31, 2012 and December 31, 2011.

(in thousands)	Level 1	Level 2	Level 3	Total fair value
As of March 31, 2012:
Commodity derivatives	$—	$35,297	$—	$35,297
Deferred premiums	—	—	(23,061)	(23,061)
Interest rate derivatives	—	(1,199)	—	(1,199)

Total	$—	$34,098	$(23,061)	$11,037

(in thousands)	Level 1	Level 2	Level 3	Total fair value
As of December 31, 2011:
Commodity derivatives	$—	$34,037	$—	$34,037
Deferred premiums	—	—	(18,868)	(18,868)
Interest rate derivatives	—	(1,980)	—	(1,980)

Total	$—	$32,057	$(18,868)	$13,189

        These items are included in "Derivative financial instruments" on the consolidated balance sheets. Significant Level 2 assumptions associated with the calculation of discounted cash flows used in the "mark-to-market" analysis of commodity derivatives include the NYMEX natural gas and crude oil prices, appropriate risk adjusted discount rates and other relevant data. Significant Level 2 assumptions associated with the calculation of discounted cash flows used in the "mark-to-market" analysis of interest rate swaps include the interest rate curves, appropriate risk adjusted discount rates and other relevant data.

        The Company's deferred premiums associated with its commodity derivative contracts are categorized in Level 3, as the Company utilizes a net present value calculation to determine the valuation. They are considered to be measured on a recurring basis as the derivative contracts they derive from on are measured on a recurring basis. As commodity derivative contracts containing deferred premiums are entered into, the Company discounts the associated deferred premium to its net present value at the contract trade date, using the Senior Secured Credit Facility rate at the trade date (historical input rates range from 2.06% to 3.56%) and then amortizing the change in net present value into interest expense over the period from trade until the final settlement date at the end of the contract. After this initial valuation the net present value of each deferred premium is not adjusted, therefore significant increases (decreases) in the Senior Secured Credit Facility rate would result in a significantly lower (higher) fair value measurement for each new deal containing a deferred premium entered into, however the valuation for the deals already recorded would remain unaffected. While the Company believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates; therefore on a quarterly basis, the valuation is compared to counterparty valuations and third party valuation of the deferred premiums

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

G—Fair value measurements (Continued)

for reasonableness. A summary of the changes in assets classified as Level 3 measurements for the three months ended March 31, 2012 and 2011 are as follows:

(in thousands)	Derivative option contracts	Deferred premiums
Balance of Level 3 at December 31, 2011(1)	$—	$(18,868)
Realized and unrealized gains included in earnings	—	—
Amortization of deferred premiums	—	(150)
Total purchases and settlements:
Purchases	—	(5,375)
Settlements	—	1,332

Balance of Level 3 at March 31, 2012	$—	$(23,061)

Change in unrealized losses attributed to earnings relating to derivatives still held at March 31, 2012	$—	$—

(in thousands)	Derivative option contracts	Deferred premiums
Balance of Level 3 at December 31, 2010	$20,026	$(12,495)
Realized and unrealized losses included in earnings	(7,109)	—
Amortization of deferred premiums	—	(107)
Total purchases and settlements:
Purchases	(61)	—
Settlements	—	21

Balance of Level 3 at March 31, 2011	$12,856	$(12,581)

Change in unrealized gains attributed to earnings relating to derivatives still held at March 31, 2011	$(8,668)	$—

(1)
The Company transferred the commodity derivative option contracts out of Level 3 during the year ended December 31, 2011 due to the Company's ability to utilize transparent forward price curves and volatilities published and available through independent third party vendors. As a result, the Company transferred positions from Level 3 to Level 2 as the significant inputs used to calculate the fair value are all observable.

Fair value measurement on a nonrecurring basis

        The Company accounts for additions to its asset retirement obligation (see Note B.8) and impairment of long-lived assets (see Note B.11), if any, at fair value on a nonrecurring basis in accordance with GAAP. For purposes of fair value measurement, it was determined that the impairment of long-lived assets and the additions to the asset retirement obligation are classified as

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

G—Fair value measurements (Continued)

Level 3 based on the use of internally developed cash flow models. No impairments of long-lived assets were recorded in the three months ended March 31, 2012.

        Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including, in addition to those noted above, the ultimate settlement of these amounts, the ultimate timing of such settlement, and changes in legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing asset retirement obligation liability, a corresponding adjustment will be made to the asset balance.

        Asset retirement obligations.    The accounting policies for asset retirement obligations are discussed in Note B.8, including a reconciliation of the Company's asset retirement obligation. The fair value of additions to the asset retirement obligation liability is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on Company experience; (ii) estimated remaining life per well based on the reserve life per well; (iii) future inflation factors; and (iv) the Company's average credit adjusted risk free rate.

        Impairment of oil and natural gas properties.    The accounting policies for impairment of oil and natural gas properties are discussed in the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. Significant inputs included in the calculation of discounted cash flows used in the impairment analysis include the Company's estimate of operating and development costs, anticipated production of proved reserves and other relevant data.

H—Credit risk

        The Company's oil and natural gas sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. The Company's joint operations accounts receivable are from a number of oil and natural gas companies, partnerships, individuals and others who own interests in the properties operated by the Company. Management believes that any credit risk imposed by a concentration in the oil and natural gas industry is offset by the creditworthiness of the Company's customer base and industry partners. The Company routinely assesses the recoverability of all material trade and other receivables to determine collectability.

        The Company uses derivative instruments to hedge its exposure to oil and natural gas price volatility and its exposure to interest rate risk associated with the Senior Secured Credit Facility. These transactions expose the Company to potential credit risk from its counterparties. In accordance with the Company's standard practice, its derivative instruments are subject to counterparty netting under agreements governing such derivatives and therefore, the credit risk associated with its derivative counterparties is somewhat mitigated. See Note F for additional information regarding the Company's derivative instruments.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

I—Commitments and contingencies

1.    Lease commitments

        The Company leases equipment and office space under operating leases expiring on various dates through 2016. Minimum annual lease commitments at March 31, 2012 and for the calendar years following are:

(in thousands)
Remaining 2012	$1,064
2013	1,448
2014	1,102
2015	731
2016	282

Total	$4,627

        The following table presents rent expense for the three months ended March 31, 2012 and 2011, respectively.

	Three months ended March 31,
(in thousands)	2012	2011
Rent expense	$307	$283

        The Company's office space lease agreements contain scheduled escalation in lease payments during the term of the lease. In accordance with GAAP, the Company records rent expense on a straight-line basis and a deferred lease liability for the difference between the straight-line amount and the actual amounts of the lease payments.

2.    Litigation

        The Company may be involved in legal proceedings or is subject to industry rulings that could bring rise to claims in the ordinary course of business. The Company has concluded that the likelihood is remote that the ultimate resolution of any pending litigation or pending claims will be material or have a material adverse effect on the Company's business, financial position, results of operations or liquidity.

3.    Drilling contracts

        The Company has committed to several short-term drilling contracts with various third parties in order to complete its various drilling projects. The contracts contain an early termination clause that requires the Company to pay significant penalties to the third party should the Company cease drilling efforts. These penalties could significantly impact the Company's financial statements upon contract termination. These commitments are not recorded in the accompanying consolidated balance sheets. Future commitments as of March 31, 2012 are $27.2 million. Management does not anticipate canceling any drilling contracts or discontinuing drilling efforts in 2012.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

I—Commitments and contingencies (Continued)

4.    Federal and state regulations

        Oil and natural gas exploration, production and related operations are subject to extensive federal and state laws, rules and regulations. Failure to comply with these laws, rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the cost of doing business and affects profitability. The Company believes that it is in compliance with currently applicable state and federal regulations and these regulations will not have a material adverse impact on the financial position or results of operations of the Company. Because these rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with these regulations.

J—Defined contribution plans

        The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees at the date of hire. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal government. The Company makes matching contributions of up to 6% of an employee's compensation and may make additional discretionary contributions for eligible employees. Employees are 100% vested in the employer contributions upon receipt.

        The following table presents total contributions to the plans for the three months ended March 31, 2012 and 2011.

	Three months ended March 31,
(in thousands)	2012	2011
Contributions	$317	$529

K—Income per share

        Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted net income per share reflects the potential dilution of non-vested restricted stock awards. The effect of the Company's outstanding options to purchase 553,282 shares of common stock at $24.11 per share were excluded from the calculation of diluted earnings per share for the three months ended March 31, 2012 because the exercise price of those options was greater than the average market price during the period, and therefore the inclusion of these outstanding options would have been anti-dilutive. The following is the calculation of basic and

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

K—Income per share (Continued)

diluted weighted average shares outstanding and net income per share for the three months ended March 31, 2012:

(in thousands, except for per share data)	Three months ended March 31, 2012
Income (numerator):
Net income—basic and diluted	$26,235
Weighted average shares (denominator):
Weighted average shares—basic	126,803
Non-vested restricted stock	1,178

Weighted average shares—diluted	127,981

Net income per share:
Basic	$0.21
Diluted	$0.20

L—Recently issued accounting standards

        In December 2011, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2011-11, Disclosures about Offsetting Assets and Liabilities, to improve reporting and transparency of offsetting (netting) assets and liabilities and the related effects on the financial statements. This ASU is effective for fiscal years and interim periods within those years beginning on or after January 1, 2013. The Company does not expect the adoption of this ASU to have a material effect on its consolidated financial statements.

M—Subsidiary guarantees

        Laredo Holdings and all of Laredo's wholly-owned subsidiaries (Laredo Gas, Laredo Texas and Laredo Dallas, collectively, the "Subsidiary Guarantors") have fully and unconditionally guaranteed the 2019 Notes, the 2022 Notes (see Note N) and the Senior Secured Credit Facility. In accordance with practices accepted by the SEC, Laredo has prepared condensed consolidating financial statements in order to quantify the assets, results of operations and cash flows of such subsidiaries as subsidiary guarantors. The following condensed consolidating balance sheets as of March 31, 2012 and December 31, 2011, and condensed consolidating statements of operations and condensed consolidating statements of cash flows each for the three months ended March 31, 2012 and 2011, present financial information for Laredo Holdings as the parent of Laredo on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for Laredo on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for the Subsidiary Guarantors on a stand-alone basis (carrying any investment in subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a condensed consolidated basis. All deferred income taxes are recorded on Laredo's statements of financial position, as Laredo's subsidiaries are flow-through entities for income tax purposes. Prior to the Broad Oak acquisition on July 1, 2011, both Laredo and Laredo Dallas were separate taxable entities and deferred income taxes for the Company are recorded separately. The Subsidiary Guarantors are not restricted from making distributions to Laredo.

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

M—Subsidiary guarantees (Continued)

Condensed consolidating balance sheet
March 31, 2012

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Accounts receivable	$—	$64,370	$24,566	$—	$88,936
Other current assets	—	44,201	186	—	44,387
Total oil and natural gas properties, net	—	883,612	606,557	—	1,490,169
Total pipeline and gas gathering assets, net	—	—	52,867	—	52,867
Total other fixed assets, net	—	10,546	2,867	—	13,413
Investment in subsidiaries	942,944	583,393	—	(1,526,337)	—
Total other long-term assets	—	108,710	—	—	108,710

Total assets	$942,944	$1,694,832	$687,043	$(1,526,337)	$1,798,482

Accounts payable	$1	$50,066	$23,858	$—	$73,925
Other current liabilities	—	96,938	35,085	—	132,023
Other long-term liabilities	—	14,042	8,084	—	22,126
Long-term debt	—	781,913	—	—	781,913
Stockholders' equity	942,943	751,873	620,016	(1,526,337)	788,495

Total liabilities and stockholders' equity	$942,944	$1,694,832	$687,043	$(1,526,337)	$1,798,482

Condensed consolidating balance sheet
December 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Accounts receivable	$—	$53,006	$21,129	$—	$74,135
Other current assets	54,921	20,599	204	(26,921)	48,803
Total oil and natural gas properties, net	—	780,152	535,525	—	1,315,677
Total pipeline and gas gathering assets, net	—	—	51,742	—	51,742
Total other fixed assets, net	—	10,321	769	—	11,090
Investment in subsidiaries	888,043	554,901	—	(1,442,944)	—
Total other long-term assets	—	126,205	—	—	126,205

Total assets	$942,964	$1,545,184	$609,369	$(1,469,865)	$1,627,652

Accounts payable	$1	$58,729	$14,198	$(26,921)	$46,007
Other current liabilities	—	130,990	37,364	—	168,354
Other long-term liabilities	—	8,779	7,538	—	16,317
Long-term debt	—	636,961	—	—	636,961
Stockholders' equity	942,963	709,725	550,269	(1,442,944)	760,013

Total liabilities and stockholders' equity	$942,964	$1,545,184	$609,369	$(1,469,865)	$1,627,652

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

M—Subsidiary guarantees (Continued)

Condensed consolidating statement of operations
For the three months ended March 31, 2012

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Total operating revenues	$—	$75,766	$76,833	$(2,251)	$150,348
Total operating costs and expenses	19	61,613	35,578	(2,251)	94,959

Income (loss) from operations	(19)	14,153	41,255	—	55,389
Interest income and expense, net	—	(14,668)	—	—	(14,668)
Other, net	—	271	—	—	271

Income (loss) from operations before income tax	(19)	(244)	41,255	—	40,992
Income tax expense	—	(14,757)	—	—	(14,757)

Net income (loss)	$(19)	$(15,001)	$41,255	$—	$26,235

Condensed consolidating statement of operations
For the three months ended March 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Total operating revenues	$—	$42,524	$66,161	$(1,574)	$107,111
Total operating costs and expenses	7	31,539	27,977	(1,574)	57,949

Income (loss) from operations	(7)	10,985	38,184	—	49,162
Interest income and expense, net	36	(7,949)	(2,567)	—	(10,480)
Other, net	—	(8,809)	(22,606)	—	(31,415)

Income from operations before income tax	29	(5,773)	13,011	—	7,267
Income tax benefit (expense)	—	987	(3,584)	—	(2,597)

Net income (loss)	$29	$(4,786)	$9,427	$—	$4,670

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

M—Subsidiary guarantees (Continued)

Condensed consolidating statement of cash flows
For the three months ended March 31, 2012

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Net cash flows provided by (used in) operating activities	$(19)	$(2,559)	$67,059	$26,921	$91,402
Net cash flows provided by (used in) investing activities	(54,902)	(130,289)	(67,001)	—	(252,192)
Net cash flows provided by financing activities	—	145,000	—	—	145,000

Net increase (decrease) in cash and cash equivalents	(54,921)	12,152	58	26,921	(15,790)
Cash and cash equivalents at beginning of period	54,921	—	2	(26,921)	28,002

Cash and cash equivalents at end of period	$—	$12,152	$60	$—	$12,212

Condensed consolidating statement of cash flows
For the three months ended March 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Net cash flows provided by operating activities	$29	$25,966	$46,238	$3,755	$75,988
Net cash flows used in investing activities	(19,033)	(89,216)	(84,111)	—	(192,360)
Net cash flows provided by financing activities	—	63,250	37,640	—	100,890

Net decrease in cash and cash equivalents	(19,004)	—	(233)	3,755	(15,482)
Cash and cash equivalents at beginning of period	38,652	—	6,489	(13,906)	31,235

Cash and cash equivalents at end of period	$19,648	$—	$6,256	$(10,151)	$15,753

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

N—Subsequent events

1.    Amendments to and additional borrowings from the senior secured credit facility

        On April 5, 2012, the Company borrowed $50.0 million under the Senior Secured Credit Facility, resulting in an outstanding balance of $280.0 million. As described below, the Senior Secured Credit Facility was paid in full with a portion of the proceeds of the 2022 Notes offering on April 27, 2012.

        On April 24, 2012, the Company entered into the Third Amendment to the Senior Secured Credit Facility. This amendment increased the Company's ability to issue senior notes to an aggregate principal amount of $1.05 billion. Effective contemporaneously with the issuance of the 2022 Notes on April 27, 2012, the Company entered into the Fourth Amendment to the Senior Secured Credit Facility which increased the facility capacity to $2.0 billion and increased the borrowing base to $785.0 million.

2.    2022 Notes

        On April 27, 2012, Laredo completed an offering of $500 million in aggregate principal amount of 7 3/8% senior unsecured notes due 2022 (the "2022 Notes"). The 2022 Notes will mature on May 1, 2022 and bear an interest rate of 7 3/8% per annum, payable semi-annually, in cash in arrears on May 1 and November 1 of each year, commencing November 1, 2012. The 2022 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Laredo Holdings and the Subsidiary Guarantors. The net proceeds from the 2022 Notes offering (i) were used to pay in full $280.0 million outstanding under the Senior Secured Credit Facility, and (ii) will be used for general working capital purposes.

        The 2022 Notes were issued under and are governed by an indenture and supplement thereto, each dated April 27, 2012 (collectively, the "2012 Indenture"), among Laredo, Wells Fargo Bank, National Association, as trustee, and the Guarantors. The 2012 Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, entering into transactions with affiliates and limitations on asset sales. Indebtedness under the 2022 Notes may be accelerated in certain circumstances upon an event of default as set forth in the 2012 Indenture.

        Laredo will have the option to redeem the 2022 Notes, in whole or in part, at any time on or after May 1, 2017, at the redemption prices (expressed as percentages of principal amount) of 103.688% for the twelve-month period beginning on May 1, 2017, 102.458% for the twelve-month period beginning on May 1, 2018, 101.229% for the twelve-month period beginning on May 1, 2019 and 100.000% for the twelve-month period beginning on May 1, 2020 and at any time thereafter, together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before May 1, 2017, Laredo may redeem all or any part of the 2022 Notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. Furthermore, before May 1, 2015, Laredo may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2022 Notes with the net proceeds of a public or private equity offering at a redemption price of 107.375% of the principal amount of the 2022 Notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the 2022 Notes issued under the 2012 Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. Laredo may also be required to make an offer to purchase the

Laredo Petroleum Holdings, Inc.

Condensed notes to the consolidated financial statements (Continued)

(Unaudited)

N—Subsequent events (Continued)

2022 Notes upon a change of control triggering event. In addition, if a change of control occurs prior to May 1, 2013, Laredo may redeem all, but not less than all, of the notes at a redemption price equal to 110% of the principal amount of the 2022 Notes redeemed, plus any accrued and unpaid interest, if any, to the date of redemption.

        In connection with the issuance of the 2022 Notes, Laredo and the Guarantors entered into a registration rights agreement with the initial purchasers of the 2022 Notes on April 27, 2012, pursuant to which Laredo and the Guarantors have agreed to file with the SEC and use commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the 2022 Notes for substantially identical notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) that are registered under the Securities Act, so as to permit the exchange offer to be consummated by the 365th day after April 27, 2012. Under specified circumstances, Laredo and the Guarantors have also agreed to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the 2022 Notes. Laredo will be obligated to pay additional interest if it fails to comply with their obligations to register the 2022 Notes within the specified time periods.

3.    New derivative contracts

        Subsequent to March 31, 2012, the Company entered into the following new commodity contracts, with approximately $2.0 million in deferred premiums associated:

	Aggregate volumes	Swap price	Floor price	Ceiling price	Contract period
Oil (volumes in Bbls):
Put	180,000	—	$75.00	—	January 2014 - December 2014
Put	96,000	—	$75.00	—	January 2015 - December 2015

O—Supplementary Information

1.    Costs incurred in oil and natural gas property acquisition, exploration and development activities(1)

        Costs incurred in the acquisition and development of oil and natural gas assets are presented below for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
(in thousands)	2012	2011
Property acquisition costs:
Proved	$—	$—
Unproved	—	—
Exploration	29,467	8,895
Development costs	195,091	151,643

Total costs incurred	$224,558	$160,538

(1)
The costs incurred for oil and natural gas producing activities include $0.9 million and $0.3 million in asset retirement obligations for the three months ended March 31, 2012 and 2011, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Laredo Petroleum Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Laredo Petroleum Holdings, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders' equity/unit holders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laredo Petroleum Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 20, 2012

Laredo Petroleum Holdings, Inc.

Consolidated balance sheets

December 31, 2011 and 2010

(in thousands, except units and share data)

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$28,002	$31,235
Accounts receivable, net	74,135	43,939
Derivative financial instruments	13,281	8,376
Deferred income taxes	5,202	11,229
Other current assets	2,318	5,637

Total current assets	122,938	100,416

Property and equipment:
Oil and natural gas properties, full cost method:
Proved properties	2,083,015	1,379,885
Unproved properties not being amortized	117,195	96,515
Pipeline and gas gathering assets	58,136	43,271
Other fixed assets	16,948	10,869

	2,275,294	1,530,540
Less accumulated depreciation, depletion, amortization and impairment	896,785	720,647

Net property and equipment	1,378,509	809,893

Deferred income taxes	90,376	143,723
Derivative financial instruments	6,510	1,804
Deferred loan costs, net	23,457	10,353
Other assets, net	5,862	1,971

Total assets	$1,627,652	$1,068,160

Liabilities and stockholders' equity/unit holders' equity
Current liabilities:
Accounts payable	$46,007	$41,338
Undistributed revenue and royalties	26,844	10,664
Accrued capital expenditures	91,022	65,900
Accrued compensation and benefits	11,270	8,778
Derivative financial instruments	4,187	11,978
Accrued interest payable	20,112	1,542
Other current liabilities	14,919	10,043

Total current liabilities	214,361	150,243

Long-term debt	636,961	491,600
Derivative financial instruments	2,415	5,987
Asset retirement obligations	12,568	7,547
Other noncurrent liabilities	1,334	1,684

Total liabilities	867,639	657,061

Unit holders' equity:
Preferred units, zero and 99,870,000 units issued at December 31, 2011 and 2010, respectively	—	549,187
Restricted units, zero and 31,432,000 units issued at December 31, 2011 and 2010, respectively	—	4,504
Other equity interests	—	155,596
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero outstanding at December 31, 2011 and 2010	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, and 127,617,391 and zero outstanding at December 31, 2011 and 2010, respectively	1,276	—
Additional paid-in capital	951,375	—
Accumulated deficit	(192,634)	(298,188)
Less treasury stock, at cost, 7,609 and zero common shares at December 31, 2011 and 2010, respectively	(4)	—

Total stockholders' equity/unit holders' equity	760,013	411,099

Total liabilities and stockholders' equity/unit holders' equity	$1,627,652	$1,068,160

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Consolidated statements of operations

For the years ended December 31, 2011, 2010 and 2009

(in thousands, except for per share data)

	2011	2010	2009
Revenues:
Oil and natural gas sales	$506,255	$239,783	$94,347
Natural gas transportation and treating	4,015	2,217	2,227

Total revenues	510,270	242,000	96,574
Costs and expenses:
Lease operating expenses	43,306	21,684	12,531
Production and ad valorem taxes	31,982	15,699	6,129
Natural gas transportation and treating	977	2,501	1,416
Drilling rig fees	—	—	1,606
Drilling and production	3,817	340	758
General and administrative	44,953	29,651	21,164
Equity and stock-based compensation	6,111	1,257	1,419
Accretion of asset retirement obligations	616	475	406
Depreciation, depletion and amortization	176,366	97,411	58,005
Impairment expense	243	—	246,669

Total costs and expenses	308,371	169,018	350,103

Operating income (loss)	201,899	72,982	(253,529)

Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	21,047	11,190	5,744
Interest rate derivatives, net	(1,311)	(5,375)	(3,394)
Interest expense	(50,580)	(18,482)	(7,464)
Interest and other income	108	151	227
Write-off of deferred loan costs	(6,195)	—	—
Loss on disposal of assets	(40)	(30)	(85)

Non-operating expense, net	(36,971)	(12,546)	(4,972)

Income (loss) before income taxes	164,928	60,436	(258,501)

Income tax (expense) benefit:
Deferred	(59,374)	25,812	74,006

Total income tax (expense) benefit, net	(59,374)	25,812	74,006

Net income (loss)	$105,554	$86,248	$(184,495)

Pro forma net income per common share:
Basic	$0.98
Diluted	$0.98
Pro forma weighted average common shares outstanding:
Basic	107,187
Diluted	108,099

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Consolidated statements of stockholders' equity/unit holders' equity

For the years ended December 31, 2011, 2010 and 2009

(in thousands)

											Treasury Stock (at cost)
	Series A		BOE Preferred		Restricted Units			Common Stock
										Additional paid-in capital			Other equity interests	Accumulated deficit
	Units	Amount	Units	Amount	Units	Amount	Treasury Units	Shares	Amount		Shares	Amount			Total
Balance, December 31, 2008	76,000	$399,820	—	$—	16,537	$1,864	$—	—	$—	$—	—	$—	$116,621	$(199,941)	$318,364
Issuance of equity interests	20,000	125,000	—	—	—	—	—	—	—	—	—	—	29,581	—	154,581
Purchase of equity interests	—	—	—	—	—	—	(300)	—	—	—	—	—	(632)	—	(932)
Cancellation of Series A Units	(48)	(120)	—	—	—	—	300	—	—	—	—	—	—	—	180
Equity-based compensation	—	—	—	—	10,694	1,419	—	—	—	—	—	—	—	—	1,419
Purchase of restricted units	—	—	—	—	—	—	(10)	—	—	—	—	—	—	—	(10)
Cancellation of restricted units	—	—	—	—	(272)	(10)	10	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(184,495)	(184,495)

Balance, December 31, 2009	95,952	524,700	—	—	26,959	3,273	—	—	—	—	—	—	145,570	(384,436)	289,107

Issuance of equity interests	4,000	25,000	—	—	—	—	—	—	—	—	—	—	10,000	—	35,000
Purchase of equity interests	—	—	—	—	—	—	(513)	—	—	—	—	—	—	—	(513)
Cancellation of Series A Units	(82)	(513)	—	—	—	—	513	—	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	6,286	1,231	—	—	—	—	—	—	26	—	1,257
Cancellation of restricted units	—	—	—	—	(1,813)	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	86,248	86,248

Balance, December 31, 2010	99,870	549,187	—	—	31,432	4,504	—	—	—	—	—	—	155,596	(298,188)	411,099

Purchase of equity interests	—	—	—	—	—	—	(125)	—	—	—	—	—	—	—	(125)
Cancellation of Series A Units	(20)	(125)	—	—	—	—	125	—	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	9,859	5,829	—	—	—	—	—	—	132	—	5,961
Purchase of restricted units	—	—	—	—	—	—	(38)	—	—	—	—	—	—	—	(38)
Cancellation of restricted units	—	—	—	—	(1,389)	(37)	38	—	—	—	—	—	—	—	1
Broad Oak Transaction	—	—	88,986	73,765	—	—	—	—	—	—	—	—	(155,728)	—	(81,963)
Common shares issued upon Corporate Reorganization	(99,850)	(549,062)	(88,986)	(73,765)	(39,902)	(10,296)	—	107,500	1,075	632,048	—	—	—	—	—
Common shares issued at initial public offering, net of offering costs	—	—	—	—	—	—	—	20,125	201	319,177	—	—	—	—	319,378
Stock-based compensation	—	—	—	—	—	—	—	—	—	150	—	—	—	—	150
Shares repurchased	—	—	—	—	—	—	—	(8)	—	—	8	(4)	—	—	(4)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	105,554	105,554

Balance, December 31, 2011	—	$—	—	$—	—	$—	$—	127,617	$1,276	$951,375	8	$(4)	$—	$(192,634)	$760,013

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Consolidated statements of cash flows

For the years ended December 31, 2011, 2010 and 2009

(in thousands)

	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$105,554	$86,248	$(184,495)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	59,374	(25,812)	(74,006)
Depreciation, depletion and amortization	176,366	97,411	58,005
Impairment expense	243	—	246,669
Non-cash equity and stock-based compensation	6,111	1,257	1,419
Accretion of asset retirement obligations	616	475	406
Unrealized (gain) loss on derivative financial instruments, net	(20,890)	11,648	46,003
Premiums paid for derivative financial instruments	(555)	(5,397)	(6,283)
Amortization of premiums paid for derivative financial instruments	471	155	—
Bad debt expense	—	—	91
Amortization of deferred loan costs	3,871	2,132	546
Write-off of deferred loan costs	6,195	—	—
Amortization of October Notes premium	(39)	—	—
Amortization of other assets	19	19	9
Loss on disposal of assets	40	30	85
(Increase) decrease in accounts receivable	(30,196)	(23,299)	22,062
(Increase) decrease in other assets	(833)	(2,331)	6,092
Increase (decrease) in accounts payable	(3,825)	5,711	(6,753)
Increase (decrease) in undistributed revenues and royalties	16,180	735	1,905
Increase (decrease) in accrued compensation and benefits	2,492	5,621	(3,188)
Increase (decrease) in other accrued liabilities	23,031	2,457	3,781
Increase (decrease) in deferred lease liabilities	(149)	(17)	321

Net cash provided by operating activities	344,076	157,043	112,669

Cash flows from investing activities:
Restricted cash	—	—	2,201
Capital expenditures:
Oil and natural gas properties	(687,062)	(454,161)	(340,636)
Pipeline and gas gathering assets	(13,368)	(4,277)	(19,995)
Other fixed assets	(6,413)	(2,198)	(3,071)
Proceeds from other fixed asset disposals	56	89	168

Net cash used in investing activities	(706,787)	(460,547)	(361,333)

Cash flows from financing activities:
Broad Oak Transaction	(81,963)	—	—
Borrowings on revolving credit facilities	790,100	250,300	114,400
Payments on revolving credit facilities	(1,096,700)	(105,800)	(15,900)
Borrowings on term loan	—	100,000	—
Payments on term loan	(100,000)	—	—
Issuance of 2019 Notes	552,000	—	—
Proceeds from initial public offering, net	319,378	—	—
Proceeds from issuance of equity interests, net	—	10,000	29,580
Purchase of equity interests and units, net	(164)	(513)	(762)
Purchase of treasury stock	(3)	—	—
Capital contributions	—	75,000	125,000
Payments for loan costs	(23,170)	(9,235)	(2,179)

Net cash provided by financing activities	359,478	319,752	250,139

Net increase (decrease) increase in cash and cash equivalents	(3,233)	16,248	1,475
Cash and cash equivalents, beginning of year	31,235	14,987	13,512

Cash and cash equivalents, end of year	$28,002	$31,235	$14,987

Non-cash financing activities:
Capital contributions receivable	$—	$—	$50,000
Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$31,157	$15,223	$7,096

The accompanying notes are an integral part of these consolidated financial statements.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements

December 31, 2011, 2010 and 2009

A—Organization

        Laredo Petroleum Holdings, Inc. ("Laredo Holdings") was incorporated pursuant to the laws of the State of Delaware on August 12, 2011 for the purposes of a Corporate Reorganization (as defined below) and the initial public offering of its common stock (the "IPO"). As a holding company, Laredo Holdings' management operations are conducted through its wholly-owned subsidiary, Laredo Petroleum, Inc. ("Laredo"), a Delaware corporation, and Laredo's subsidiaries, Laredo Petroleum Texas, LLC ("Laredo Texas"), a Texas limited liability company, Laredo Gas Services, LLC ("Laredo Gas"), a Delaware limited liability company, and Laredo Petroleum—Dallas, Inc. ("Laredo Dallas"), a Delaware corporation.

        Laredo was incorporated on October 10, 2006, for the purpose of acquiring, developing and operating oil and natural gas producing properties on its behalf and on the behalf of others. On October 20, 2006, Laredo entered into a consulting agreement with Warburg Pincus Private Equity IX, L.P. ("Warburg Pincus IX") under which Laredo, as an independent contractor, agreed to pursue and develop acquisition and investment opportunities in the oil and natural gas industry for the benefit of Warburg Pincus IX and certain of its affiliates (collectively, the "Warburg Pincus Partnerships").

        In May 2007, Warburg Pincus IX and certain members of Laredo's management contributed their common stock in Laredo to Laredo Petroleum, LLC ("Laredo LLC"), a Delaware limited liability company, and Laredo became a wholly-owned subsidiary of Laredo LLC. The consulting agreement between Laredo and Warburg Pincus IX was consequently terminated. Laredo LLC was focused on the exploration, development and acquisition of oil and natural gas in the Mid-Continent and Permian regions of the United States.

        Broad Oak Energy, Inc. ("Broad Oak"), a Delaware corporation, was formed on May 11, 2006, and was engaged in the acquisition, exploration, development and production of oil and natural gas in the southwestern United States. Immediately upon formation, Broad Oak entered into a stock purchase agreement with Warburg Pincus IX and Broad Oak management.

        On July 1, 2011, Laredo LLC and Laredo completed the acquisition of Broad Oak, which became a wholly-owned subsidiary of Laredo. In connection with the transaction, Laredo LLC issued: (i) approximately 86.5 million preferred equity units to Warburg Pincus IX and its affiliate in exchange for the convertible preferred stock previously held in Broad Oak; and (ii) approximately 2.4 million preferred equity units to Broad Oak's management and directors in exchange for certain of the vested common stock and convertible preferred stock previously held in Broad Oak. In addition, Laredo paid approximately $82 million in cash for certain Broad Oak vested common stock, convertible preferred stock and all outstanding and vested Broad Oak options that certain Broad Oak directors, management and employees elected to sell. All unvested shares of Broad Oak common stock and unvested Broad Oak options were cancelled. Immediately following the consummation of this transaction, Laredo LLC assigned 100% of its ownership interest in Broad Oak to Laredo as a contribution to capital (the transactions described in this paragraph are collectively, the "Broad Oak Transaction"). On July 19, 2011, Broad Oak's name was changed to Laredo Petroleum—Dallas, Inc.

        Laredo LLC and Broad Oak were commonly controlled by Warburg Pincus Partnerships, and as such the Broad Oak Transaction was accounted for in a manner similar to a pooling of interests. As a result, the accompanying historical financial statements give retrospective effect to the Broad Oak

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

A—Organization (Continued)

Transaction, whereby the assets and liabilities of Laredo LLC and its subsidiaries and Broad Oak are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods. The consolidated equity statement presents Broad Oak's historical equity as "Other equity interests," all of which was exchanged for either (i) equity in Laredo LLC through BOE Preferred Units or (ii) cash in the Broad Oak Transaction.

        Prior to the IPO, Laredo LLC merged with and into Laredo Holdings on December 19, 2011, with Laredo Holdings being the surviving entity, and the three classes of preferred units of Laredo LLC, namely the (i) Series A-1, (ii) Series A-2 and (iii) BOE Preferred Units (collectively, the "Preferred Units") and certain series of restricted units of Laredo LLC were exchanged into shares of common stock of Laredo Holdings based on the pre-offering equity value of such units in a corporate reorganization (the "Corporate Reorganization"). This resulted in the Preferred Units and the restricted units being exchanged into 104,079,546 and 3,420,454 shares of common stock of Laredo Holdings, respectively, or 107,500,000 shares of common stock in the aggregate. The 107,500,000 shares of common stock included 912,137 restricted shares issued to management and employees in exchange for unvested units in the Corporate Reorganization and 7,405 treasury shares held by Laredo Holdings. The conversion of the Preferred Units and the restricted units resulted in fractional shares of Laredo Holdings issued to each respective unit holder, which aggregated to 204 shares of common stock. Laredo Holdings then purchased all fractional shares based on the offering price of $17.00 per share, these shares are held as treasury stock. After the fractional share purchase and treasury stock transaction, 106,580,353 vested shares and 912,038 unvested shares were outstanding at the completion of the Corporate Reorganization. The common stock has one vote per share and a par value of $0.01 per share.

        Laredo Holdings completed the IPO of 20,125,000 of its shares of common stock on December 20, 2011, which included 2,625,000 shares of common stock issued pursuant to the over-allotment option exercised by the underwriters of the IPO. The net proceeds from the sale of 20,125,000 shares of common stock, after underwriting discounts and commissions and offering expenses, was $319.4 million.

        In these notes, the "Company," when used in the present tense, prospectively or for historical periods since December 19, 2011, refers to Laredo Holdings, Laredo and its subsidiaries collectively, and for historical periods prior to December 19, 2011 refers to Laredo LLC, Laredo and its subsidiaries collectively, unless the context indicates otherwise.

B—Basis of presentation and significant accounting policies

1.    Basis of presentation

        The accompanying consolidated financial statements were derived from the historical accounting records of the Company and reflect the historical financial position, results of operations and cash flows for the periods described herein. As discussed in Note A, the Broad Oak Transaction was accounted for in a manner similar to a pooling of interests and the historical financial statements present the assets and liabilities of Laredo Holdings and subsidiaries and Broad Oak at historical carrying values and their operations as if they were consolidated for all periods presented. All material intercompany transactions and account balances have been eliminated in the consolidation of accounts. The accompanying consolidated financial statements have been prepared in accordance with accounting

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

principles generally accepted in the United States of America ("GAAP"). The Company operates oil and natural gas properties as one business segment, which explores, develops and produces oil and natural gas.

2.    Use of estimates in the preparation of consolidated financial statements

        The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ from these estimates.

        Significant estimates include, but are not limited to, estimates of the Company's reserves of oil and natural gas, future cash flows from oil and natural gas properties, depreciation, depletion and amortization, asset retirement obligations, equity and stock-based compensation, deferred income taxes and fair values of commodity and interest rate derivatives. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management's best judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets and volatile equity and energy markets have consolidated to increase the uncertainty inherent in such estimates and assumptions. Management believes its estimates and assumptions to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any changes in estimates resulting from future changes in the economic environment will be reflected in the financial statements in future periods.

3.    Reclassifications

        Certain immaterial amounts in the accompanying consolidated financial statements have been reclassified to conform to the 2011 presentation. These reclassifications had no impact to previously reported net income or losses, total stockholders'/unit holders' equity or cash flows.

4.    Cash and cash equivalents

        The Company maintains cash and cash equivalents in bank deposit accounts and money market funds that may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts. The Company defines cash and cash equivalents to include cash on hand, cash in bank accounts and highly liquid investments with original maturities of three months or less.

5.    Accounts receivable

        The Company sells oil and natural gas to various customers and participates with other parties in the drilling, completion and operation of oil and natural gas wells. Joint interest and oil and natural gas

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

sales receivables related to these operations are generally unsecured. Accounts receivable for joint interest billings are recorded as amounts billed to customers less an allowance for doubtful accounts. Amounts are considered past due after 30 days. The Company determines joint interest operations accounts receivable allowances based on management's assessment of the creditworthiness of the joint interest owners and the Company's ability to realize the receivables through netting of anticipated future production revenues. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and national economic data. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote.

        Accounts receivable consist of the following components as of December 31:

(in thousands)	2011	2010
Oil and natural gas sales	$49,434	$31,773
Joint operations(1)	24,190	12,031
Other	511	135

Total, net	$74,135	$43,939

(1)
Accounts receivable for joint operations are presented net of an allowance for doubtful accounts of approximately $0.1 million at December 31, 2011 and 2010, respectively.

6.    Derivative financial instruments

        The Company uses derivative financial instruments to reduce exposure to fluctuations in the prices of oil and natural gas. By removing a significant portion of the price volatility associated with future production, the Company expects to mitigate, but not eliminate, the potential effects of variability in cash flows from operations due to fluctuations in commodity prices. These transactions are primarily in the form of swaps, basis swaps, puts and collars. In addition, the Company enters into derivative contracts in the form of interest rate derivatives to minimize the effects of fluctuations in interest rates.

        Derivative instruments are recorded at fair value and are included on the consolidated balance sheets as assets or liabilities. The Company netted the fair value of derivative instruments by counterparty in the accompanying consolidated balance sheets where the right of offset exists. The Company determines the fair value of its derivative financial instruments utilizing pricing models for significantly similar instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

        The Company's derivatives at December 31, 2011, 2010 or 2009 were not designated as hedges for financial statement purposes. Accordingly, the changes in fair value are recognized in the consolidated statement of operations in the period of change. Realized and unrealized gains and losses on derivatives are included in cash flows from operating activities (see Note G).

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

7.    Other current assets and liabilities

        Other current assets consist of the following components as of December 31:

(in thousands)	2011	2010
Prepaid expenses	$2,131	$1,483
Materials and supplies	187	4,154

Total other current assets	$2,318	$5,637

        Other current liabilities at consist of the following components as of December 31:

(in thousands)	2011	2010
Lease operating expense accrual	$5,297	$2,913
Prepaid drilling liability	2,378	1,896
Production taxes payable	1,493	1,378
Current portion of asset retirement obligations	506	731
Other accrued liabilities	5,245	3,125

Total other current liabilities	$14,919	$10,043

8.    Materials and supplies

        Materials and supplies, which are included in current assets and other assets, are comprised of equipment used in developing oil and natural gas properties. They are carried at the lower of cost or market using the average cost method. On a regular basis, the Company reviews quantities of materials and supplies on hand and records a provision for excess or obsolete materials and supplies, if necessary.

        During the year ended December 31, 2011, the Company reduced materials and supplies by approximately $0.2 million in order to reflect the balance at the lower of cost or market. Although management believes it has established adequate allowances, it is possible that additional losses on materials and supplies could occur in future periods. The Company determined a lower of cost or market adjustment was not necessary for materials and supplies at December 31, 2010.

9.    Oil and natural gas properties

        The Company uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and natural gas are capitalized and amortized on a composite units of production method based on proved oil and natural gas reserves. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals and other costs related to such activities. Costs, including related employee costs, associated with production and general corporate activities are expensed in the period incurred. Sales of oil and natural gas properties, whether or not being amortized currently, are accounted for as adjustments of

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

        The Company computes the provision for depletion of oil and natural gas properties using the units of production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related carrying costs are excluded from the amortization base until the properties associated with these costs are evaluated. Approximately $117.2 million and $96.5 million of such costs were excluded from the amortization base at December 31, 2011 and 2010, respectively. The amortization base includes estimated future development costs and dismantlement, restoration and abandonment costs, net of estimated salvage values. Total accumulated depletion for oil and natural gas properties was $884.5 million and $713.1 million for the years ended December 31, 2011 and 2010, respectively. Depletion expense for oil and natural gas properties was $171.5 million, $93.8 million and $55.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Impairment expense was $245.9 million for the year ended December 31, 2009. There were no impairments recorded for years ended December 31, 2011 and 2010. Depletion per barrel of oil equivalent for the Company's oil and natural gas properties was $19.82, $18.00 and $15.54 for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company excludes the costs directly associated with acquisition and evaluation of unproved properties from the depletion calculation until it is determined whether or not proved reserves can be assigned to the properties. These properties are assessed at least quarterly to ascertain whether impairment has occurred. Such costs are transferred into the amortization base on an ongoing basis as projects are evaluated and proved reserves established or impairment is determined.

        The Company assesses all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value. The assessment includes consideration of the following factors, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activity, the assignment of proved reserves, and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.

        The full cost ceiling is based principally on the estimated future net cash flows from oil and natural gas properties discounted at 10%. Full cost companies are required to use the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices were defined by contractual arrangements, to calculate the discounted future revenues. In the event the unamortized cost of oil and natural gas properties being amortized exceeds the full cost ceiling, as defined by the Securities and Exchange Commission ("SEC"), the excess is charged to expense in the period during which such excess occurs. Once incurred, a write-down of oil and natural gas properties is not reversible.

        At December 31, 2011, the full cost ceiling value of the Company's reserves was calculated based on the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2011 of $3.99 per MMBtu for natural gas, adjusted by area for energy content, transportation fees, and regional price differentials by area, and the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2011 of $92.71 per barrel for oil,

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

adjusted by area for energy content, transportation fees, and regional price differentials by area. Using these prices, the Company's net book value of oil and natural gas properties did not exceed the full cost ceiling amount at December 31, 2011. Changes in production rates, levels of reserves, future development costs, and other factors will determine the Company's actual full cost ceiling test calculation and impairment analyses in future periods.

        At December 31, 2010, the full cost ceiling value of the Company's reserves was calculated based on the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2010 of $4.15 per MMBtu for natural gas, adjusted by area for energy content, transportation fees, and regional price differentials by area, and the unweighted arithmetic average first-day-of-the-month price for the 12-months ended December 31, 2010 of $75.96 per barrel for oil, adjusted by area for energy content, transportation fees, and regional price differentials by area. Using these prices, the Company's net book value of oil and natural gas properties did not exceed the full cost ceiling amount at December 31, 2010.

        At December 31, 2009, the full cost ceiling value of the Company's reserves was calculated based on the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period ended December 31, 2009 price of $3.15 per MMBtu for natural gas, adjusted by lease for energy content, transportation fees, and regional price differentials, on the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period ended December 31, 2009 price of $57.04 per barrel for oil, adjusted by lease for quality, transportation fees, and regional price differentials. Using these prices, the Company's net book value of oil and natural gas properties at December 31, 2009, exceeded the full cost ceiling amount. As a result, the Company recorded a non-cash full cost ceiling impairment of $245.9 million before income taxes and $159.8 million after taxes.

10.    Pipeline and gas gathering assets

        Pipeline and gas gathering assets are recorded at cost, net of accumulated depletion, depreciation and amortization ("DD&A"), and consist of gathering assets and related equipment. Depreciation of assets is provided using the shorter of the lease term or the straight-line method based on estimated useful lives of twenty years, as applicable. Expenditures for major renewals or betterments, which extend the useful lives of existing fixed assets, are capitalized and depreciated. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized in "Non-operating income (expense)" in the consolidated statements of operations. DD&A expense for pipeline and gathering assets was $2.5 million, $2.0 million and $1.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. Pipeline and gathering assets consist of the following as of December 31:

(in thousands)	2011	2010
Pipeline and gas gathering assets	$58,136	$43,271
Less accumulated depreciation and amortization	6,394	3,928

Total, net	$51,742	$39,343

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

11.    Other fixed assets

        Other fixed assets are recorded at cost net of accumulated depreciation and amortization and consist of furniture and fixtures, vehicles, leasehold improvements and computer hardware and software. Depreciation of other fixed assets is provided using the shorter of the lease term or the straight-line method based on estimated useful lives of three to ten years, as applicable. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases. Expenditures for major renewals or betterments, which extend the useful lives of existing fixed assets, are capitalized and depreciated. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized in "Non-operating income (expense)" in the consolidated statements of operations. DD&A expense for other fixed assets was $2.4 million, $1.6 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Other property and equipment fixed assets consist of the following as of December 31:

(in thousands)	2011	2010
Computer hardware and software	$6,206	$4,677
Leasehold improvements	1,847	1,781
Drilling service assets	5,742	1,985
Vehicles	1,279	1,022
Furniture and fixtures	1,021	673
Production equipment	255	219
Other	598	512

	16,948	10,869
Less accumulated depreciation and amortization	5,858	3,601

Total, net	$11,090	$7,268

12.    Environmental

        The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no materially significant liabilities of this nature existed at December 31, 2011 or 2010.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

13.    Deferred loan costs

        Loan origination fees are stated at cost, net of amortization, which are amortized over the life of the respective debt agreements on a basis that represents the effective interest method. The Company capitalized $23.2 million and $10.1 million of deferred loan costs in 2011 and 2010, respectively. The Company had total deferred loan costs of $23.5 million and $10.4 million, net of accumulated amortization of $4.4 million and $2.8 million, as of December 31, 2011 and 2010, respectively.

        During the year ended December 31, 2011, the Company wrote-off $6.2 million in deferred loan costs as a result of the early retirement of the Term Loan (as defined below), the early retirement of the Broad Oak Credit Facility (as defined below) and changes in the borrowing base under the $1.0 billion revolving Senior Secured Credit Facility (as defined below).

        Future amortization expense of deferred loan costs at December 31, 2011 is as follows:

(in thousands)
2012	$4,240
2013	4,240
2014	4,240
2015	4,240
2016	2,993
Thereafter	3,504

Total	$23,457

14.    Other assets and other noncurrent liabilities

        Other assets consist of the following components as of December 31:

(in thousands)	2011	2010
Materials and supplies	$5,797	$1,886
Other assets, net	65	85

Total other assets	$5,862	$1,971

        Other noncurrent liabilities consist of the following components as of December 31:

(in thousands)	2011	2010
Gas imbalances	$935	$1,093
Deferred lease liability	399	591

Total other noncurrent liabilities	$1,334	$1,684

15.    Asset retirement obligations

        Asset retirement obligations associated with the retirement of tangible long-lived assets, are recognized as a liability in the period in which they are incurred and become determinable. The

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

associated asset retirement costs are part of the carrying amount of the long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related long-lived asset is charged to expense through the depletion of the asset. Changes in the liability due to the passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense. See Note H for fair value disclosures related to the Company's asset retirement obligations.

        The Company is obligated by contractual and regulatory requirements to remove certain pipeline and gas gathering assets and perform other remediation of the sites where such pipeline and gas gathering assets are located upon the retirement of those assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. The Company will record an asset retirement obligation for pipeline and gas gathering assets in the periods in which settlement dates are reasonably determinable.

        The following reconciles the Company's asset retirement obligations liability as of December 31:

(in thousands)	2011	2010
Liability at beginning of year	$8,278	$5,845
Liabilities added due to acquisitions, drilling, and other	1,519	1,291
Liabilities removed due to sale of wells	—	(34)
Accretion expense	616	475
Liabilities settled upon plugging and abandonment	(340)	(1,250)
Revision of estimates	3,001	1,951

Liability at end of year	$13,074	$8,278

16.    Fair value measurements

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, undistributed revenue and royalties, and other accrued liabilities approximate their fair values. See Note C for fair value disclosures related to the Company's debt obligations. The Company carries its derivative financial instruments at fair value. See Note G and Note H for details about the fair value of the Company's derivative financial instruments.

17.    Treasury stock

        The Company accounts for treasury stock at cost. See Note A for discussion of the Company's treasury stock transactions.

18.    Revenue recognition

        Oil and natural gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of oil and natural gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the volumes produced. Under the sales method, when a working interest owner has overproduced in excess of its share of remaining estimated reserves, the overproduced party recognizes the excessive gas imbalance as a liability. If the underproduced working interest owner determines that an overproduced

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

partner's share of remaining net reserves is insufficient to settle the imbalance, the underproduced owner recognizes a receivable, net of any allowance from the overproduced working interest owner.

        The following tables reflect the Company's natural gas imbalance positions as of December 31:

(dollars in thousands)	2011	2010
Natural gas imbalance current receivable (included in "Accounts receivable—Oil and natural gas sales")	$22	$174
Underproduced positions (Mcf)	6,312	43,720
Natural gas imbalance current liability (included in "Other current liabilities")	$32	$15
Overproduced positions (Mcf)	9,049	3,839
Natural gas imbalance long-term liability (included in "Other noncurrent liabilities")	$935	$1,093
Overproduced positions (Mcf)	264,808	275,201

	For the years ended December 31,
(dollars in thousands)	2011	2010	2009
Value of net (overproduced) underproduced positions arising during the period increasing oil and natural gas sales	$(10)	$25	$(311)
Net overproduced (underproduced) positions arising during the period (Mcf)	32,353	(12,772)	63,229

19.    General and administrative expense

        The Company receives fees for the operation of jointly-owned oil and natural gas properties and records such reimbursements as a reduction of general and administrative expenses.

        The following amounts have been recorded for the years ended December 31, 2011, 2010 and 2009:

	For the years ended December 31,
(in thousands)	2011	2010	2009
Fees received for the operation of jointly-owned oil and natural gas properties	$2,241	$1,497	$1,273

20.    Equity and stock-based awards

        Prior to the Corporate Reorganization on December 19, 2011, the Company recognized equity-based awards as a charge against earnings over the requisite service period, in an amount equal to the fair value of equity-based awards granted to employees and directors. The fair value of the equity-based awards was computed at the date of grant. Refer to Note E and Note O for further information regarding the Company's equity-based awards/stock-based awards.

        For stock-based compensation equity awards, compensation expense is recognized in the Company's financial statements over the awards' vesting periods based on their grant date fair value. The Company utilizes the closing stock price on the date of grant to determine the fair value of service vesting restricted stock awards.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

B—Basis of presentation and significant accounting policies (Continued)

21.    Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carry-forwards. Under this method, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. On a quarterly basis, management evaluates the need for and adequacy of valuation allowances based on the expected realizability of the deferred tax assets and adjusts the amount of such allowances, if necessary. Additionally, the Company has not recorded any reserves for uncertain tax positions. See Note F for detail of amounts recorded in the consolidated financial statements.

22.    Impairment of long-lived assets

        Impairment losses are recorded on property and equipment used in operations and other long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset. See Note B.8 for disclosure of the 2011 write-down of materials and supplies and Note B.9 for disclosure of the 2009 non-cash full cost ceiling impairment. Other than the aforementioned write-downs, for the years ended December 31, 2011, 2010 and 2009, the Company did not record any additional impairment to property and equipment used in operations or other long-lived assets.

23.    Related party transactions

        The following table summarizes the net oil and natural gas sales (oil and natural gas sales less production taxes) received from the Company's related party and included in the consolidated statements of operation for the periods presented:

	For the years ended December 31,
(in thousands)	2011	2010	2009
Net oil and natural gas sales(1)	$79,300	$35,000	$7,288

        The following table summarizes the amounts included all in oil and natural gas sales receivable in the consolidated balance sheets for the periods presented:

	At December 31,
(in thousands)	2011	2010
Oil and natural gas sales receivable(1)	$6,845	$4,435

(1)
The Company has a gas gathering and processing arrangement with affiliates of Targa Resources, Inc, ("Targa"). Warburg Pincus IX, a majority equityholder in the Company, and other Warburg Pincus affiliates hold investment interests in Targa. One of Laredo Holdings' directors is on the board of directors of affiliates of Targa.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

C—Debt

1.    Interest expense

        The following amounts have been incurred and charged to interest expense for the years ended December 31, 2011, 2010 and 2009:

	For the years ended December 31,
(in thousands)	2011	2010	2009
Cash payments for interest	$31,157	$15,223	$7,096
Amortization of deferred loan costs and other adjustments	4,231	2,256	493
Accrued interest related to the October Notes(1)	(3,378)	—	—
Change in accrued interest	18,570	1,003	(125)

Total interest expense	$50,580	$18,482	$7,464

(1)
As part of the October 19, 2011 offering of $200 million additional senior unsecured notes (further explained below), Laredo received $3.4 million in interest from the initial notes purchasers, which represents the interest on such notes that accrued from August 15, 2011 to October 19, 2011, the date of the issuance of the notes. This accrued interest was paid to the holders of such notes by Laredo on February 15, 2012.

        The following table presents the weighted average interest rates and the weighted average outstanding debt balances for the years ended December 31, 2011, 2010 and 2009:

	Years ended December 31,
	2011		2010		2009
(in thousands except for percentages)	Weighted Average Principal	Weighted Average Interest Rate	Weighted Average Principal	Weighted Average Interest Rate	Weighted Average Principal	Weighted Average Interest Rate
Senior Secured Credit Facility	$299,502	2.07%	$180,788	3.38%	$154,011	3.67%
2019 Notes	392,319	8.98%	—	—	—	—
Term Loan(1)	100,000	0.51%	100,000	4.49%	—	—
Broad Oak Credit Facility(2)	122,904	3.07%	123,782	4.27%	27,657	4.65%

(1)
The Term Loan was entered into on July 7, 2010 and was paid-in-full and terminated on January 20, 2011.

(2)
The Broad Oak Credit Facility was paid-in-full and terminated on July 1, 2011 in conjunction with the Broad Oak Transaction.

2.    2019 Notes

        On January 20, 2011, Laredo completed an offering of $350 million 9 1/2% Senior Notes due 2019 (the "January Notes"). The January Notes will mature on February 15, 2019 and bear an interest rate of 9.5% per annum payable semi-annually, in cash, in arrears on February 15 and August 15 of each year, commencing August 15, 2011. The January Notes are fully and unconditionally guaranteed, jointly

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

C—Debt (Continued)

and severally, on a senior unsecured basis by Laredo Holdings and (other than Laredo) its subsidiaries (collectively, the "Guarantors"). The net proceeds from the January Notes were used (i) to repay and retire $100 million outstanding under Laredo's Second Lien Term Loan Agreement (the "Term Loan"), (ii) to pay in full $177.5 million outstanding under Laredo's revolving Second Amended and Restated Senior Secured Credit Facility Agreement (the "Senior Secured Credit Facility"), and (iii) for general working capital purposes.

        On October 19, 2011 Laredo completed an offering of an additional $200 million 9 1/2% Senior Notes due 2019 (the "October Notes" and together with the January Notes, the "2019 Notes"), at a price of 101% of par. The October Notes were issued under the same Indenture (defined below) as the January Notes and are part of the same series as the January Notes. As such, the October Notes will mature on February 15, 2019 and bear an interest rate of 9.5% per annum payable semi-annually, in cash, in arrears on February 15 and August 15 of each year, commencing February 15, 2012. Interest accrued on the October Notes beginning August 15, 2011. The October Notes are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis by the Guarantors. The net proceeds from the October Notes were used to pay down $200 million of the loan amounts outstanding under the Senior Secured Credit Facility. At December 31, 2011, the carrying amount of the October Notes was approximately $202.0 million which includes a bond premium of approximately $2.0 million. The bond premium is being amortized into interest expense over the life of the 2019 Notes on a basis that represents the effective interest method.

        The 2019 Notes were issued under and are governed by an indenture dated January 20, 2011 (as supplemented, the "Indenture") among Laredo, Wells Fargo Bank, National Association, as trustee, and the Guarantors. The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, the undertaking of transactions with Laredo's unrestricted affiliates and limitations on asset sales. Indebtedness under the 2019 Notes may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

        Laredo will have the option to redeem the 2019 Notes, in whole or in part, at any time on or after February 15, 2015, at the redemption prices (expressed as percentages of principal amount) of 104.750% for the twelve-month period beginning on February 15, 2015, 102.375% for the twelve-month period beginning on February 15, 2016 and 100.000% for the twelve-month period beginning on February 15, 2017 and at any time thereafter, together with accrued and unpaid interest, if any, to the date of redemption. In addition, before February 15, 2015, Laredo may redeem all or any part of the 2019 Notes at a redemption price equal to the sum of the principal amount thereof, plus a make-whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. Furthermore, before February 15, 2014, Laredo may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2019 Notes with the net proceeds of a public or private equity offering at a redemption price of 109.500% of the principal amount of 2019 Notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the 2019 Notes issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. Laredo may also be required to make an offer to purchase the 2019 Notes upon a change of control triggering event.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

C—Debt (Continued)

        In connection with the issuance of the 2019 Notes, (i) Laredo and the Guarantors party thereto entered into a registration rights agreement with the initial purchasers of the January Notes on January 20, 2011 and (ii) Laredo and the Guarantors party thereto entered into a registration rights agreement with the initial purchasers of the October Notes on October 19, 2011 pursuant to which, in each case, Laredo and the Guarantors agreed to file with the SEC and use commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the 2019 Notes for substantially identical notes (other than with respect to restrictions on transfer or to any increase in annual interest rate) registered under the Securities Act of 1933, as amended (the "Securities Act"), so as to permit the exchange offer to be consummated by the 365th day after January 20, 2011. The offer to exchange the 2019 Notes for substantially identical notes registered under the Securities Act was consummated on January 13, 2012.

3.    Senior secured credit facility

        As previously described in Note A, on July 1, 2011, Laredo LLC and Laredo consummated a transaction by which Broad Oak became a wholly-owned subsidiary of Laredo. The cash portion of the transaction was funded under an amendment and restatement to the Senior Secured Credit Facility. Under this third amendment and restatement, the Senior Secured Credit Facility's capacity increased to $1.0 billion, with a borrowing base of $712.5 million, at December 31, 2011. At December 31, 2011, $85.0 million was outstanding. The borrowing base is subject to a semi-annual redetermination based on the financial institutions' evaluation of the Company's oil and natural gas reserves. The amendment lengthened the term of the Senior Secured Credit Facility, making it available to July 1, 2016, at which time the outstanding balance will be due. As defined in the Senior Secured Credit Facility, (i) the Adjusted Base Rate advances under the facility bear interest payable quarterly at an Adjusted Base Rate plus applicable margin and (ii) the Eurodollar advances under the facility bear interest, at our election, at the end of one-month, two-month, three-month, six-month or, to the extent available, twelve-month interest periods (and in the case of six-month and twelve-month interest periods, every three months prior to the end of such interest period) at an Adjusted London Interbank Offered Rate plus an applicable margin, based on the ratio of outstanding revolving credit to the conforming base rate. Laredo is also required to pay an annual commitment fee on the unused portion of the bank's commitment of 0.375% to 0.5%.

        The Senior Secured Credit Facility is secured by a first priority lien on Laredo and the Guarantor's assets and stock, including oil and natural gas properties, constituting at least 80% of the present value of the Company's proved reserves. Further, the Company is subject to various financial and non-financial ratios on a consolidated basis, including a current ratio at the end of each calendar quarter, of not less than 1.00 to 1.00. As defined by the Senior Secured Credit Facility, the current ratio represents the ratio of current assets to current liabilities, inclusive of available capacity and exclusive of current balances associated with derivative positions. Additionally, at the end of each calendar quarter, the Company must maintain a ratio of its consolidated net income (a) plus each of the following; (i) any provision for (or less any benefit from) income or franchise taxes; (ii) consolidated net interest expense; (iii) depreciation, depletion and amortization expense; (iv) exploration expenses; and (v) other noncash charges, and (b) minus all non-cash income ("EBITDAX"), as defined in the Senior Secured Credit Facility, to the sum of net interest expense plus letter of credit fees of not less than 2.50 to 1.00, in each case for the four quarters then ending. The

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

C—Debt (Continued)

Senior Secured Credit Facility contains both financial and non-financial covenants and the Company was in compliance with these covenants at December 31, 2011 and 2010.

        Additionally, the Senior Secured Credit Facility provides for the issuance of letters of credit, limited to the lesser of total capacity or $20.0 million. At December 31, 2011, Laredo had one letter of credit outstanding totaling $0.03 million under the Senior Secured Credit Facility.

4.    Retirement of term loan

        In January 2011, Laredo paid in full its $100.0 million outstanding balance under the Term Loan, dated July 7, 2010, between Laredo and certain financial institutions, using a portion of the proceeds from its January Notes and retired the loan. The Term Loan was subject to an interest rate of 9.25% prior to its pay-off and subsequent retirement.

5.    Retirement of Broad Oak credit facility

        At July 1, 2011, Broad Oak had a $600.0 million revolving credit facility under its Seventh Amendment to the Credit Agreement (the "Broad Oak Credit Facility"), dated April 11, 2008, between Broad Oak and certain financial institutions. As of June 30, 2011, the Broad Oak Credit Facility had a borrowing base of $375 million with $265.4 million outstanding. As of December 31, 2010, the borrowing was $250 million with $214.1 million outstanding. The borrowing base was subject to a semi-annual redetermination based on the financial institutions' evaluation of Broad Oak's oil and natural gas reserves. The Broad Oak Credit Facility was available to Broad Oak until April 2013, at which time the outstanding balance would have been due. As defined in the Broad Oak Credit Facility, the Adjusted Base Rate Advances and Eurodollar Advances bore interest payable quarterly at an Adjusted Base Rate or Adjusted LIBOR plus an applicable margin based on the ratio of outstanding revolving credit to the conforming borrowing base. Broad Oak was also required to pay a quarterly commitment fee of 0.5% on the unused portion of the bank's commitment.

        The Broad Oak Credit Facility was secured by a first priority lien on Broad Oak's oil and natural gas properties. Further, Broad Oak was subject to various financial and non-financial ratios, including a current ratio at the end of each calendar quarter, of not less than 1.00 to 1.00. As defined by the Broad Oak Credit Facility, the current ratio represented the ratio of current assets to current liabilities, inclusive of available capacity and exclusive of current balances associated with non-cash derivative positions. Additionally, at the end of each calendar quarter, Broad Oak had to maintain a ratio of debt to "Consolidated EBITDAX" of not more than 3.50 to 1.00, based on the quarter then ended annualized. "Consolidated EBITDAX" is defined as consolidated net income plus the sum of (i) income or franchise taxes; (ii) consolidated net interest expense; (iii) depreciation, depletion and amortization expense; (iv) any non-cash losses or charges on any derivative positions; (v) other noncash charges; and (vi) costs associated with oil and natural gas capital expenditures that are expensed rather than capitalized, less, to the extent included in the calculation of Consolidated Net Income (as defined in the Broad Oak Credit Facility), the sum of (A) the income of any person (other than wholly owned subsidiaries of such person) unless such income is received by such person in a cash distribution; (B) gains for losses from sales or other dispositions of assets (other than hydrocarbons produced in the normal course of business); (C) any non-cash gains on any hedge agreement resulting from the requirements of Accounting Standards Codification 815, Derivatives and Hedging, for that period;

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

C—Debt (Continued)

(D) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses; and (E) costs and expenses associated with, and attributable to, oil and natural gas capital expenditures that are expensed rather than capitalized. The Broad Oak Credit Facility contained both financial and non-financial covenants and Broad Oak was in compliance with these covenants at December 31, 2010.

        Additionally, the Broad Oak Credit Facility provided for the issuance of letters of credit, limited to the total capacity. At December 31, 2010, Broad Oak had no letters of credit outstanding.

        On July 1, 2011, Laredo paid the Broad Oak Credit Facility in full and the facility was terminated. Upon consummation of the acquisition of Broad Oak, Broad Oak was added as a guarantor under the Senior Secured Credit Facility and the 2019 Notes and its name was changed to Laredo Petroleum—Dallas, Inc. on July 19, 2011.

6.    Fair value of debt

        The following table presents the carrying amount and fair value of the Company's debt instruments at December 31, 2011 and 2010:

	December 31, 2011		December 31, 2010
(in thousands)	Carrying value	Fair value	Carrying value	Fair value
2019 Notes(1)	$551,961	$585,750	$—	$—
Credit Facilities(2)	85,000	84,893	391,600	392,097
Term Loan	—	—	100,000	100,707

Total value of debt	$636,961	$670,643	$491,600	$492,804

(1)
The carrying value of the 2019 Notes includes the October Notes unamortized bond premium of approximately $2.0 million as of December 31, 2011.

(2)
December 31, 2010 values include the Broad Oak Credit Facility.

        At December 31, 2011 the fair value of the debt outstanding on the 2019 Notes was determined using the December 31, 2011 quoted market price. For December 31, 2011, the fair value of the outstanding debt on the Laredo Senior Secured Credit Facility and for December 31, 2010, the fair value of the outstanding debt on the Laredo Senior Secured Credit Facility, the Broad Oak Credit Facility and the Term Loan was estimated utilizing pricing models for similar instruments.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

D—Owners' equity

        In the Corporate Reorganization, the Series A-1 Units, Series A-2 Units, BOE Preferred Units, Series B-1 Units, Series B-2 Units, Series D Units, Series F Units, Series G Units and BOE Incentive Units of Laredo LLC were exchanged into shares of common stock of Laredo Holdings based on the pre-offering equity value of such units. This resulted in the Series A-1 Units, Series A-2 Units and BOE Preferred Units being exchanged for 32,469,452; 21,011,572; and 50,598,522 shares of Laredo Holdings common stock, respectively, and the Series B Units, Series B-2 Units, Series D Units, Series F Units, Series G Units and BOE Incentive Units being exchanged for 2,029,425; 300,269; 666,857; 303,673; 66,333; and 53,897 shares of Laredo Holdings common stock, respectively, or 107,500,000 shares of common stock in the aggregate. The shares of common stock have one vote per share and a par value of $0.01 per share. The exchange of the units had no effect on the book value of stockholders' equity/unit holders' equity.

Preferred units

        Prior to the Corporate Reorganization, the Laredo LLC Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") provided for the issuance of three classes of preferred units, (i) Series A-1, (ii) Series A-2 and (iii) BOE Preferred Units. First, the LLC Agreement authorized a total of 60.0 million Series A-1 Units of Laredo LLC for total consideration of $300 million, consisting of approximately $294.9 million from Warburg Pincus IX and $5.1 million from certain members of Laredo LLC's management team and Board of Managers. This portion was fully funded as of December 31, 2009. Second, the LLC Agreement provided for a total of 48.0 million Series A-2 Units of Laredo LLC for total consideration of $300 million, initially consisting of approximately $288.5 million from Warburg Pincus Private Equity X O&G, L.P. ("Warburg Pincus X"), $9.2 million from Warburg Pincus X Partners, L.P. ("Warburg Pincus X Partners") and $2.3 million from certain members of Laredo LLC's management team and Board of Managers. Third, the LLC Agreement authorized a total of 89.0 million BOE Preferred Units, all of which were issued and outstanding at September 30, 2011, for total consideration of $670.1 million, consisting of approximately $611.2 million from Warburg Pincus IX, $40.6 million from WP IX Finance LP and $18.4 million from Broad Oak's management team.

        The Series A-1 and A-2 Units, (collectively the "Series A Units") and the BOE Preferred Units, had a liquidation preference amount equal to the total capital then invested, plus a 7% cumulative return, compounded quarterly. The holders of the Series A Units and BOE Preferred Units received the accumulated preferred return upon the consummation of the qualified public offering, as defined in the LLC Agreement. Prior to the IPO, approximately $1,219.2 million had been contributed to Laredo LLC, net of Series A Unit repurchases by Laredo LLC. Of this total, approximately $906.0 million was contributed by Warburg Pincus IX, $238.4 million by Warburg Pincus X, $40.6 million by WP IX Finance LP, $7.6 million by Warburg Pincus X Partners, $18.4 million by the former Broad Oak management team and former directors and $8.2 million by certain members of Laredo LLC's management and Board of Managers.

Restricted units

        Prior to the Corporate Reorganization, Laredo LLC was authorized to issue up to 16,923,077 Series B Units, up to 8,791,209 Series C Units, up to 13,538,462 Series D Units up to 7,032,967

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

D—Owners' equity (Continued)

Series E Units, up to 5,538,542 Series F Units, up to 4,299,635 Series G Units and up to 1,245,195 BOE Incentive Units under restricted unit agreements (collectively, the "Restricted Units"). The Series B Units were divided into two unit series, B-1 Units and B-2 Units. The Series B-1 Units had an initial threshold value of $0 and the Series B-2 Units had an initial threshold value of $1.25. The Series C Units had an initial threshold value of $10.00, the Series D Units, Series F Units, and Series G Units had an initial threshold value of $1.25, the Series E Units had an initial threshold value of $13.75, and the BOE Incentive Units have an initial threshold value of $0.

        The table below summarizes the activity relating to the Restricted Units by series prior to the Corporate Reorganization on December 19, 2011:

(in thousands)	Series B units	Series C units	Series D units	Series E units	Series F units	Series G units	Series BOE Incentive units	Total units
BALANCE, December 31, 2008	8,757	7,780	—	—	—	—	—	16,537
Issuance of restricted units	54	—	4,644	5,996	—	—	—	10,694
Cancellation of restricted units	(113)	(100)	(49)	(10)	—	—	—	(272)

BALANCE, December 31, 2009	8,698	7,680	4,595	5,986	—	—	—	26,959
Issuance of restricted units	—	—	5,530	756	—	—	—	6,286
Cancellation of restricted units	(700)	(420)	(513)	(180)	—	—	—	(1,813)

BALANCE, December 31, 2010	7,998	7,260	9,612	6,562	—	—	—	31,432
Issuance of restricted units	—	—	2,356	170	5,370	1,197	766	9,859
Cancellation of restricted units	(376)	(370)	(275)	(120)	(18)	(140)	(90)	(1,389)

BALANCE, December 19, 2011	7,622	6,890	11,693	6,612	5,352	1,057	676	39,902

E—Equity and stock-based compensation

Restricted Stock Awards

        As part of the Corporate Reorganization, vested Restricted Units were exchanged for 2,500,807 shares of common stock of Laredo Holdings and unvested Restricted Units were exchanged for 912,038 restricted stock awards of Laredo Holdings. In accordance with GAAP, it was determined that the fair value of the unit awards immediately prior to the conversion was equal to the fair value of the shares of common stock immediately after the conversion and as such, the basis in the former unvested Restricted Units was carried over to the unvested shares of common stock of Laredo Holdings. Therefore, the exchange of Restricted Units for common stock of Laredo Holdings resulted in no incremental compensation costs. The restricted stock awards are subject to the same vesting and forfeiture as the unvested Restricted Units they exchanged for.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

E—Equity and stock-based compensation (Continued)

        The following table reflects the outstanding restricted stock awards following the Corporate Reorganization as of December 31, 2011:

(in thousands, except for grant date fair values)	Restricted stock awards	Weighted-average grant date fair value
Outstanding at December 19, 2011	—	$—
Exchanged	912	1.14
Vested	(1)	1.11

Outstanding at December 31, 2011	911	$1.14

        In November 2011, the Board of Directors of Laredo Holdings and its stockholder approved a Long-Term Incentive Plan (the "LTIP"), which provides for the granting of incentive awards in the form of stock options, restricted stock awards and other awards. The LTIP provides for the issuance of 10.0 million shares. No awards or shares were outstanding under the LTIP as of December 31, 2011. See Note O for discussion of the February 2012 issuance of restricted stock, stock option awards and other awards.

        The term "equity-based" refers to awards in the form of Restricted Units of Laredo LLC prior to December 19, 2011. The term "stock-based" refers to the unvested Restricted Units exchanged for restricted stock awards of Laredo Holdings. The Company recognizes the fair value of equity and stock-based payments to employees and directors as a charge against earnings. The Company recognizes equity and stock-based payment expense over the requisite service period. Laredo LLC's equity-based awards were and Laredo Holdings' stock-based payment awards are accounted for as equity instruments. Equity and stock-based compensation are included in "Equity and stock-based compensation" in the consolidated statements of operations.

        The following table presents equity-based compensation for the year ended December 31, 2011, 2010 and 2009, respectively.

	For the years ended December 31,
(in thousands)	2011	2010	2009
Equity-based compensation until December 19, 2011	$5,961	$1,257	$1,419
Stock-based compensation from December 19, 2011 to December 31, 2011	150	—	—

Total equity and stock-based compensation	$6,111	$1,257	$1,419

        For the year ended December 31, 2011, the estimated market value of equity-based compensation for Restricted Units and stock-based compensation for the restricted stock awards the Restricted Units were exchanged for were estimated based on a valuation prepared by the Company's third-party valuation firm. The estimated market value was calculated at the end of each calendar quarter and the estimated market value of the Company was applied to each Series B-1, B-2, C, D, E, F, G and BOE Incentive Units granted during the current calendar quarter. The method of allocation was based on first determining the enterprise value using the market approach and the income approach and then

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

E—Equity and stock-based compensation (Continued)

weighting the indicated value to arrive at the fair value of the unit grants. The allocation of total equity remaining after giving effect to the preference amounts based upon the Preferred Units of the Company and the issued units' initial threshold value, as defined in the LLC Agreement was then determined by a valuation model taking into account the facts and circumstances that exist at the preceding quarter end and was allocated to each series of Restricted Units. Although the fair value of the unit grants were determined in accordance with GAAP, that value may not be indicative of the fair value observed in a market transaction between a willing buyer and a willing seller.

        For the year ended December 31, 2010, the fair value of equity-based compensation for Restricted Units was estimated based on the Company's estimated market value. The Company calculated the estimated market value at the end of each calendar quarter and then applied the calculated value to each Series B-1, B-2, C, D and E Units granted during the current calendar quarter. The Company's determination of the fair value for Series B-1, B-2, C, D and E Units was calculated based on the value of the Company's proved reserves using published market prices held flat after year five and then applying the following present value factors to the cash flows for proved reserves: 8% to proved developed properties, 15% to proved developed nonproducing properties and 20% to proved undeveloped properties. The aggregate calculated values were then adjusted by the net value of the Company's other non-oil and natural gas assets and liabilities to arrive at a net asset value. The net asset value was then adjusted for equity capital invested and the corresponding 7% preference amount to arrive at our net equity value. The net value was then allocated to each class of outstanding units, based upon unit sharing ratios and unit threshold values to arrive at the fair market value for each respective award. Although the fair value of the unit grants was determined in accordance with GAAP, that value may not be indicative of the fair value observed in a market transaction between a willing buyer and a willing seller.

        Prior to the Corporate Reorganization, Laredo LLC was authorized to issue equity incentive awards in the form of Restricted Units. Unvested Restricted Units could not be sold, transferred or assigned. The fair value of the Restricted Units was measured based upon the estimated market price of the underlying member units as of the date of grant. The Restricted Units were subject to the following vesting terms: 20% at the grant date and 20% annually thereafter. The fair value of the Restricted Units in excess of the amounts paid by the employee, which is zero, was amortized to expense over its applicable requisite service period using the straight-line method. In the event of a termination of employment for cause, all Restricted Units, including unvested Restricted Units and vested Restricted Units, and all rights arising from such Restricted Units and from being a holder thereof, were forfeited. In the event of a termination of employment without cause or a resignation, all unvested Restricted Units and all rights arising from such Restricted Units and from being a holder thereof, were forfeited. For a period of one year from the date of termination of employment, in the event of a termination of employment for cause, the Company could elect to redeem the Series A Units and BOE Preferred Units at a price per unit equal to the lesser of the fair market value or original purchase price. In the event of a termination without cause or a resignation, the Company could elect to redeem the Series A Units and BOE Preferred Units and vested Restricted Units at a price equal to the fair market value.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

E—Equity and stock-based compensation (Continued)

        The tables below summarize activity relating to the unvested Restricted Units prior to the Corporate Reorganization on December 19, 2011:

(in thousands, except grant date fair values)	Series B-1	Weighted average fair value	Series B-2	Weighted average fair value	Series C	Weighted average fair value	Series D	Weighted average fair value
Outstanding at December 31, 2008	4,221	$0.34	1,975	$2.16	5,581	$—	—	$—
Granted	—	$—	54	$—	—	$—	4,644	$—
Vested	(1,242)	$0.26	(502)	$2.12	(1,536)	$—	(930)	$—
Forfeited	(80)	$1.75	(14)	$2.23	(80)	$—	(43)	$—

Outstanding at December 31, 2009	2,899	$0.33	1,513	$2.10	3,965	$—	3,671	$—
Granted	—	$—	—	$—	—	$—	5,530	$—
Vested	(1,055)	$0.27	(483)	$2.12	(1,416)	$—	(1,983)	$—
Forfeited	(425)	$0.64	(88)	$2.17	(420)	$—	(473)	$—

Outstanding at December 31, 2010	1,419	$0.36	942	$2.10	2,129	$—	6,745	$—
Granted	—	$—	—	$—	—	$—	2,256	$0.67
Vested	(1,043)	$0.24	(453)	$2.13	(1,346)	$—	(2,345)	$0.13
Forfeited	(10)	$0.35	(17)	$—	—	$—	(78)	$0.05

Outstanding at December 19, 2011	366	$0.68	472	$2.08	783	$—	6,578	$0.18

(in thousands, except grant date fair values)	Series E	Weighted average fair value	Series F	Weighted average fair value	Series G	Weighted average fair value	BOE Incentive	Weighted average fair value
Outstanding at December 31, 2008	—	$—	—	$—	—	$—	—	$—
Granted	5,996	$—	—	$—	—	$—	—	$—
Vested	(1,199)	$—	—	$—	—	$—	—	$—
Forfeited	(8)	$—	—	$—	—	$—	—	$—

Outstanding at December 31, 2009	4,789	$—	—	$—	—	$—	—	$—
Granted	756	$—	—	$—	—	$—	—	$—
Vested	(1,349)	$—	—	$—	—	$—	—	$—
Forfeited	(180)	$—	—	$—	—	$—	—	$—

Outstanding at December 31, 2010	4,016	$—	—	$—	—	$—	—	$—
Granted	170	$0.05	5,340	$1.46	1,197	$5.12	766	$3.36
Vested	(1,322)	$—	(1,068)	$1.34	(219)	$5.12	(140)	$3.37
Forfeited	(2)	$—	(14)	$1.46	(140)	$5.12	(90)	$3.36

Outstanding at December 19, 2011	2,862	$—	4,258	$1.46	838	$5.12	536	$3.37

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

E—Equity and stock-based compensation (Continued)

        For the years ended December 31, 2011, 2010 and 2009, respectively, unrecognized equity and stock-based compensation expense related to restricted stock awards/unvested Restricted Units was $13.0 million, $2.1 million and $3.7 million. That cost is expected to be recognized over a weighted average period of 1.5 years.

        A summary of weighted average grant date fair values and intrinsic values of Restricted Units that vested during the period ended December 19, 2011 (prior to the Corporate Reorganization) and the year ended December 31, 2010 are as follows:

(in thousands, except weighted average grant date fair values)	December 19, 2011	December 31, 2010
B-1 Units:
Weighted average grant date fair value	$0.24	$0.27
Total intrinsic value of units vested	$2,736	$431
B-2 Units:
Weighted average grant date fair value	$2.13	$2.12
Total intrinsic value of units vested	$965	$—
C Units:
Weighted average grant date fair value	$—	$—
Total intrinsic value of units vested	$236	$—
D Units:
Weighted average grant date fair value	$0.13	$—
Total intrinsic value of units vested	$1,038	$—
E Units:
Weighted average grant date fair value	$—	$—
Total intrinsic value of units vested	$14	$—
F Units:
Weighted average grant date fair value	$1.34	$—
Total intrinsic value of units vested	$1,558	$—
G Units:
Weighted average grant date fair value	$5.12	$—
Total intrinsic value of units vested	$1,123	$—
BOE Incentive Units:
Weighted average grant date fair value	$3.37	$—
Total intrinsic value of units vested	$472	$—

F—Income taxes

        Income taxes in these financial statements are generally presented on a "consolidated" basis. However, in light of the historic ownership structure of the Company, U.S. tax laws do not allow tax losses of one entity to offset income and losses of another entity until after the consummation of the Broad Oak Transaction on July 1, 2011. As such, the financial accounting for the income tax consequences of each taxable entity is calculated separately for all periods prior to July 1, 2011.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

F—Income taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        As previously discussed in Note A, Laredo LLC merged into Laredo Holdings on December 19, 2011, and accordingly Laredo Holdings will file a consolidated return for the period December 19, 2011 through December 31, 2011. Prior to the Corporate Reorganization, Laredo LLC's subsidiaries were subject to corporate income taxes. Laredo Holdings and its subsidiaries are subject to corporate income taxes. In addition, the Company is subject to the Texas margin tax. Income tax (expense) benefit for the years ended December 31, 2011, 2010 and 2009 consisted of the following:

(in thousands)	2011	2010	2009
Current taxes
Federal	$—	$—	$—
State	—	—	—
Deferred taxes
Federal	(58,727)	27,345	69,046
State	(647)	(1,533)	4,960

Income tax (expense) benefit	$(59,374)	$25,812	$74,006

        Income tax (expense) benefit differed from amounts computed by applying the federal income tax rate of 34% to pre-tax loss from operations as a result of the following:

(in thousands)	2011	2010	2009
Income tax (expense) benefit computed by applying the statutory rate	$(56,076)	$(20,548)	$87,891
State income tax, net of federal tax benefit and increase in valuation allowance	(2,530)	(1,118)	3,110
Income from non-taxable entity	30	48	61
Non-deductible compensation	(2,078)	(418)	(482)
Valuation allowance	660	47,888	(16,476)
Other items	620	(40)	(98)

Income tax (expense) benefit	$(59,374)	$25,812	$74,006

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

F—Income taxes (Continued)

        Significant components of the Company's deferred tax assets as of December 31 are as follows:

(in thousands)	2011	2010
Derivative financial instruments	$3,551	$10,862
Oil and natural gas properties and equipment	(87,138)	(59,854)
Net operating loss carry-forward	180,740	207,427
Other	(926)	(2,174)

	96,227	156,261
Valuation allowance	(649)	(1,309)

Net deferred tax asset	$95,578	$154,952

        Net deferred tax assets and liabilities were classified in the consolidated balance sheets as follows:

(in thousands)	2011	2010
Deferred tax asset	$95,578	$154,952
Deferred tax liability	—	—

Net deferred tax assets	$95,578	$154,952

        The Company had federal net operating loss carry-forwards totaling approximately $511.5 million and state net operating loss carry-forwards totaling approximately $167.6 million at December 31, 2011. These carry-forwards begin expiring in 2026. The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. At December 31, 2011, a $0.6 million valuation allowance has been recorded against the state of Louisiana deferred tax asset and a $0.02 million valuation allowance has been recorded against the Company's charitable contribution carry-forward. The Company believes the federal and state of Oklahoma net operating loss carry-forwards are fully realizable. The Company considered all available evidence, both positive and negative, in determining whether, based on the weight of that evidence, a valuation allowance was needed. Such consideration included estimated future projected earnings based on existing reserves and projected future cash flows from its oil and natural gas reserves (including the timing of those cash flows), the reversal of deferred tax liabilities recorded at December 31, 2011 and the Company's ability to capitalize intangible drilling costs, rather than expensing these costs, in order to prevent an operating loss carry-forward from expiring unused.

        The Company's income tax returns for the years 2008 through 2010 remain open and subject to examination by federal tax authorities and/or the tax authorities in Oklahoma, Texas and Louisiana which are the jurisdictions where the Company has or had operations. Additionally, the statute of limitations for examination of federal net operating loss carryovers typically does not begin to run until the year the attribute is utilized in a tax return. In evaluating its current tax positions in order to identify any material uncertain tax positions, the Company developed a policy in identifying uncertain tax positions that considers support for each tax position, industry standards, tax return disclosures and schedules, and the significance of each position. The Company had no material adjustments to its unrecognized tax benefits during the year ended December 31, 2011.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

G—Derivative financial instruments

1.    Commodity derivatives

        The Company engages in derivative transactions such as collars, swaps, puts and basis swaps to hedge price risks due to unfavorable changes in oil and natural gas prices related to its oil and natural gas production. As of December 31, 2011, the Company had 44 open derivative contracts with financial institutions, none of which were designated as hedges, which extend from January 2012 to December 2014. The contracts are recorded at fair value on the balance sheet and any realized and unrealized gains and losses are recognized in current year earnings.

        Each collar transaction has an established price floor and ceiling. When the settlement price is below the price floor established by these collars, the Company receives an amount from its counterparty equal to the difference between the settlement price and the price floor multiplied by the hedged contract volume. When the settlement price is above the price ceiling established by these collars, the Company pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the hedged contract volume.

        Each swap or put transaction has an established fixed price. When the settlement price is above the fixed price, the Company pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume. When the settlement price is below the fixed price, the counterparty pays the Company an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume.

        Each basis swap transaction has an established fixed differential between the NYMEX gas futures and West Texas WAHA ("WAHA") index gas price. When the NYMEX futures settlement price less the fixed WAHA differential is greater than the actual WAHA price, the difference multiplied by the hedged contract volume is paid to the Company by the counterparty. When the difference between the NYMEX futures settlement price less the fixed WAHA differential is less than the actual WAHA price, the Company pays the counterparty an amount equal to the difference multiplied by the hedged contract volume.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

G—Derivative financial instruments (Continued)

        During the year ended December 31, 2011, the Company entered into additional commodity contracts to hedge a portion of its estimated future production. The following table summarizes information about these additional commodity derivative contracts. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Aggregate volumes	Swap price	Floor price	Ceiling price	Contract period
Oil (volumes in Bbls):
Swap	100,000	$101.00	$—	$—	March 2011 - December 2011
Price collar	160,000	$—	$85.00	$125.00	March 2011 - December 2011
Swap	90,000	$100.10	$—	$—	April 2011 - December 2011
Price collar	80,000	$—	$95.00	$125.70	May 2011 - December 2011
Price collar	120,000	$—	$85.00	$125.00	January 2012 - December 2012
Price collar	348,000	$—	$75.00	$125.00	January 2012 - December 2012
Swap	120,000	$99.75	$—	$—	January 2012 - December 2012
Swap	120,000	$101.10	$—	$—	January 2012 - December 2012
Swap	120,000	$100.06	$—	$—	January 2012 - December 2012
Price collar	312,000	$—	$75.00	$125.00	January 2013 - December 2013
Swap	120,000	$99.10	$—	$—	January 2013 - December 2013
Swap	120,000	$100.02	$—	$—	January 2013 - December 2013
Swap	120,000	$102.50	$—	$—	January 2013 - December 2013
Price collar	96,000	$—	$85.00	$125.00	January 2013 - December 2013
Price collar	264,000	$—	$80.00	$125.00	January 2014 - December 2014
Price collar	264,000	$—	$75.00	$125.00	January 2014 - December 2014
Natural gas (volumes in MMBtu):
Basis swap	500,000	$0.26	$—	$—	March 2011 - December 2011
Swap	350,000	$4.75	$—	$—	June 2011 - December 2011
Price collar	3,480,000	$—	$4.00	$7.05	January 2014 - December 2014
Price collar	3,480,000	$—	$4.00	$7.00	January 2014 - December 2014

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

G—Derivative financial instruments (Continued)

        The following table summarizes open positions as of December 31, 2011, and represents, as of such date, derivatives in place through December 31, 2014, on annual production volumes:

	Year 2012	Year 2013	Year 2014
Oil Positions:
Puts:
Hedged volume (Bbls)	672,000	1,080,000	—
Weighted average price ($/Bbl)	$65.79	$65.00	$—
Swaps:
Hedged volume (Bbls)	732,000	600,000	—
Weighted average price ($/Bbl)	$93.52	$96.32	$—
Collars:
Hedged volume (Bbls)	846,000	528,000	528,000
Weighted average floor price ($/Bbl)	$75.04	$74.55	$77.50
Weighted average ceiling price ($/Bbl)	$114.50	$123.18	$125.00
Natural Gas Positions:
Puts:
Hedged volume (MMBtu)	4,320,000	6,600,000	—
Weighted average price ($/MMBtu)	$5.38	$4.00	$—
Swaps:
Hedged volume (MMBtu)	1,680,000	—	—
Weighted average price ($/MMBtu)	$6.14	$—	$—
Collars:
Hedged volume (MMBtu)	7,800,000	6,600,000	6,960,000
Weighted average floor price ($/MMBtu)	$4.12	$4.00	$4.00
Weighted average ceiling price ($/MMBtu)	$5.79	$7.05	$7.03
Basis swaps:
Hedged volume (MMBtu)	2,880,000	1,200,000	—
Weighted average price ($/MMBtu)	$0.31	$0.33	$—

        The natural gas derivatives are settled based on NYMEX gas futures, the Northern Natural Gas Co. Demarcation price or the Panhandle Eastern Pipe Line spot price of natural gas for the calculation period. The oil derivatives are settled based on the month's average daily NYMEX price of West Texas Intermediate Light Sweet Crude Oil. Each basis swap transaction is settled based on the differential between the NYMEX gas futures and WAHA index gas price.

2.    Interest rate derivatives

        The Company is exposed to market risk for changes in interest rates related to its Senior Secured Credit Facility. Interest rate derivative agreements are used to manage a portion of the exposure related to changing interest rates by converting floating-rate debt to fixed-rate debt. If LIBOR is lower than the fixed rate in the contract, the Company is required to pay the counterparties the difference, and conversely, the counterparties are required to pay the Company if LIBOR is higher than the fixed rate in the contract. For the interest rate cap below, the Company paid a premium of $0.2 million in

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

G—Derivative financial instruments (Continued)

2010 upon entering into the agreement. The Company did not designate the interest rate derivatives as cash flow hedges; therefore, the changes in fair value of these instruments are recorded in current earnings.

        The following presents the settlement terms of the interest rate derivatives at December 31, 2011:

(in thousands except rate data)	Year 2012	Year 2013
Notional amount	$110,000	—
Fixed rate	3.41%	—
Notional amount	$30,000	—
Fixed rate	1.60%	—
Notional amount	$20,000	—
Fixed rate	1.35%	—
Notional amount	$50,000	$50,000
Fixed rate	1.11%	1.11%
Notional amount	$50,000	$50,000
Cap rate	3.00%	3.00%

Total	$260,000	$100,000

3.    Balance sheet presentation

        The Company's oil and natural gas commodity derivatives and interest rate derivatives are presented on a net basis in "Derivative financial instruments" in the consolidated balance sheets.

        The following summarizes the fair value of derivatives outstanding on a gross basis as of:

	December 31,
(in thousands)	2011	2010
Assets:
Commodity derivatives:
Oil derivatives	$16,026	$8,398
Natural gas derivatives	34,019	22,035
Interest rate derivatives	11	248

	$50,056	$30,681

Liabilities:
Commodity derivatives:
Oil derivatives(1)	$28,044	$23,405
Natural gas derivatives(2)	6,832	9,271
Interest rate derivatives	1,991	5,790

	$36,867	$38,466

(1)
The oil derivatives fair value is presented net of deferred premium liability of $13.4 million and $7.6 million at December 31, 2011 and 2010, respectively.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

G—Derivative financial instruments (Continued)

(2)
The natural gas derivatives fair value is presented net of deferred premium liability of $5.4 million and $4.9 million at December 31, 2011 and 2010, respectively.

        By using derivative instruments to economically hedge exposures to changes in commodity prices and interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company's counterparties are participants in its Senior Secured Credit Facility (as described in Note C) which is secured by the Company's oil and natural gas reserves; therefore, the Company is not required to post any collateral. The Company does not require collateral from its counterparties. The Company minimizes the credit risk in derivative instruments by: (i) limiting its exposure to any single counterparty; (ii) entering into derivative instruments only with counterparties that are also lenders in the Company's Senior Secured Credit Facility and meet the Company's minimum credit quality standard, or have a guarantee from an affiliate that meets the Company's minimum credit quality standard; and (iii) monitoring the creditworthiness of the Company's counterparties on an ongoing basis. In accordance with the Company's standard practice, its commodity and interest rate derivatives are subject to counterparty netting under agreements governing such derivatives and, therefore, the risk of such loss is somewhat mitigated at December 31, 2011.

4.    Gain (loss) on derivatives

        Gains and losses on derivatives are reported on the consolidated statements of operations in the respective "Realized and unrealized gain (loss)" amounts. Realized gains (losses), represent amounts related to the settlement of derivative instruments, and for commodity derivatives, are aligned with the underlying production. Unrealized gains (losses) represent the change in fair value of the derivative instruments and are non-cash items.

        The following represents the Company's reported gains and losses on derivative instruments for the years ended December 31, 2011, 2010 and 2009:

	Years ended December 31,
(in thousands)	2011	2010	2009
Realized gains (losses):
Commodity derivatives	$3,719	$22,701	$52,117
Interest rate derivatives	(4,873)	(5,238)	(3,764)

	(1,154)	17,463	48,353
Unrealized gains (losses):
Commodity derivatives	17,328	(11,511)	(46,373)
Interest rate derivatives	3,562	(137)	370

	20,890	(11,648)	(46,003)
Total gains (losses):
Commodity derivatives	21,047	11,190	5,744
Interest rate derivatives	(1,311)	(5,375)	(3,394)

	$19,736	$5,815	$2,350

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

H—Fair value measurements

        The Company accounts for its oil and natural gas commodity and interest rate derivatives at fair value (see Note G). The fair value of derivative financial instruments is determined utilizing pricing models for similar instruments. The models use a variety of techniques to arrive at fair value, including quotes and pricing analysis. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

        The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

        Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1—	Assets and liabilities recorded at fair value for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—
Assets and liabilities recorded at fair value for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the price risk management instrument, can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.
Level 3—
Assets and liabilities recorded at fair value for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs that are not corroborated by market data. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

        When the inputs used to measure fair value fall within different levels of the hierarchy in a liquid environment, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company conducts a review of fair value hierarchy classifications on an annual basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities.

Fair value measurement on a recurring basis

        The following presents the Company's fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010. These items are included in "Derivative financial instruments" on the consolidated balance sheets. Significant Level 2 assumptions associated with the calculation of discounted cash flows used in the "mark-to-market" analysis include the

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

H—Fair value measurements (Continued)

NYMEX natural gas and crude oil prices, appropriate risk adjusted discount rates and other relevant data.

(in thousands)	Level 1	Level 2	Level 3	Total fair value
As of December 31, 2011:
Commodity derivatives	$—	$34,037	$—	$34,037
Deferred premiums	—	—	(18,868)	(18,868)
Interest rate derivatives	—	(1,980)	—	(1,980)

Total	$—	$32,057	$(18,868)	$13,189

(in thousands)	Level 1	Level 2	Level 3	Total fair value
As of December 31, 2010:
Commodity derivatives	$—	$(9,774)	$20,026	$10,252
Deferred premiums	—	—	(12,495)	(12,495)
Interest rate derivatives	—	(5,542)	—	(5,542)

Total	$—	$(15,316)	$7,531	$(7,785)

        A summary of the changes in assets classified as Level 3 measurements for the years ended December 31, 2011 and 2010 are as follows:

(in thousands)	Derivative option contracts	Deferred premiums
Balance of Level 3 at December 31, 2010	$20,026	$(12,495)
Realized and unrealized gains included in earnings	5,323	—
Amortization of deferred premiums	—	(471)
Total purchases and settlements:
Purchases	—	(5,988)
Settlements	—	86
Transfers out of Level 3(1)(2)	(25,349)	—

Balance of Level 3 at December 31, 2011	$—	$(18,868)

Change in unrealized losses attributed to earnings relating to derivatives still held at December 31, 2010	$—	$—

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

H—Fair value measurements (Continued)

(in thousands)	Derivative option contracts	Deferred premiums
Balance of Level 3 at December 31, 2009	$14,610	$(3,524)
Realized and unrealized losses included in earnings	(1,965)	—
Amortization of deferred premiums	—	(116)
Total purchases and settlements:
Purchases	7,381	(8,855)
Settlements	—	—

Balance of Level 3 at December 31, 2010	$20,026	$(12,495)

Change in unrealized gains attributed to earnings relating to derivatives still held at December 31, 2010	$2,392	$—

(1)
Transfers out of Level 3 during the year ended December 31, 2011, were attributable to the Company's ability to utilize transparent forward price curves and volatilities published and available through independent third party vendors. As a result, the Company transferred positions from Level 3 to Level 2 as the significant inputs used to calculate the fair value are all observable.

(2)
The Company's policy is to recognize transfers in and out as of the actual date of the event or change in circumstances that caused the transfer.

Fair value measurement on a nonrecurring basis

        The Company accounts for additions to its asset retirement obligation (see Note B.15) and impairment of long-lived assets (see Note B.22), if any, at fair value on a nonrecurring basis in accordance with GAAP. For purposes of fair value measurement, it was determined that the impairment of long-lived assets and the additions to the asset retirement obligation are classified as Level 3 based on the use of internally developed cash flow models. No impairments of long-lived assets were recorded in 2011.

        Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including, in addition to those noted above, the ultimate settlement of these amounts, the ultimate timing of such settlement, and changes in legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing asset retirement obligation liability, a corresponding adjustment will be made to the asset balance.

        Asset retirement obligations.    The accounting policies for asset retirement obligations are discussed in Note B.15, including a reconciliation of the Company's asset retirement obligation. The fair value of additions to the asset retirement obligation liability is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on Company experience; (ii) estimated remaining life per well based on the reserve life per well; (iii) future inflation factors; and (iv) the Company's average credit adjusted risk free rate.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

H—Fair value measurements (Continued)

        Impairment of oil and natural gas properties.    The accounting policies for impairment of oil and natural gas properties are discussed in Note B.9. Significant inputs included in the calculation of discounted cash flows used in the impairment analysis include the Company's estimate of operating and development costs, anticipated production of proved reserves and other relevant data.

I—Credit risk

        The Company's oil and natural gas sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. The Company's joint operations accounts receivable are from a number of oil and natural gas companies, partnerships, individuals and others who own interests in the properties operated by the Company. Management believes that any credit risk imposed by a concentration in the oil and natural gas industry is offset by the creditworthiness of the Company's customer base and industry partners. The Company routinely assesses the recoverability of all material trade and other receivables to determine collectability.

        The Company uses derivative instruments to hedge its exposure to oil and natural gas price volatility and its exposure to interest rate risk associated with the credit facilities (as described in Note C). These transactions expose the Company to potential credit risk from its counterparties. In accordance with the Company's standard practice, its derivative instruments are subject to counterparty netting under agreements governing such derivatives and therefore, the credit risk associated with its derivative counterparties is somewhat mitigated. See Note G for additional information regarding the Company's derivative instruments.

        For the year ended December 31, 2011, the Company had three customers that accounted for 36.1%, 16.2% and 12.9% of total revenues, with the same three customers accounting for 31.6%, 13.9% and 15.9% and another customer accounting for 11.0% of oil and natural gas sales accounts receivable as of December 31, 2011. For the year ended December 31, 2010, the Company had three customers that accounted for 33.1%, 19.0%, and 14.5% of total revenues, with the same three customers accounting for 41.3%, 16.2%, and 14.0% of oil and natural gas sales accounts receivable as of December 31, 2010. For the year ended December 31, 2009, the Company had three customers that accounted for 35.8%, 13.7% and 11.7% of total revenues, with two of these customers accounting for 42.7% and 16.9% of oil and natural gas sales accounts receivable as of December 31, 2009.

        For the year ended December 31, 2011, three partners' joint operations accounts receivable accounted for 30.4%, 17.4% and 16.1% of the Company's total joint operations accounts receivable. For the year ended December 31, 2010, two partners' joint operations accounts receivable accounted for 76.5% and 11.4% of the Company's total joint operations accounts receivable.

        The Company's cash balances are insured by the FDIC up to $250,000 per bank. The Company had a cash balance on deposit with a certain bank in the credit facilities bank group at December 31, 2011, which exceeded the balance insured by the FDIC in the amount of $54.7 million. Management believes that the risk of loss is mitigated by the bank's reputation and financial position.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

J—Commitments and contingencies

1.    Lease commitments

        The Company leases equipment and office space under operating leases expiring on various dates through 2016. Minimum annual lease commitments at December 31, 2011, and for the calendar years following are:

(in thousands)
2012	$1,413
2013	1,448
2014	1,102
2015	731
2016	282

Total	$4,976

        The following table presents rent expense for the years ended December 31, 2011, 2010 and 2009, respectively.

	For the years ended December 31,
(in thousands)	2011	2010	2009
Rent expense	$1,175	$946	$822

        The Company's office space lease agreements contain scheduled escalation in lease payments during the term of the lease. In accordance with GAAP, the Company records rent expense on a straight-line basis and a deferred lease liability for the difference between the straight-line amount and the actual amounts of the lease payments.

2.    Litigation

        The Company may be involved in legal proceedings or is subject to industry rulings that could bring rise to claims in the ordinary course of business. The Company has concluded that the likelihood is remote that the ultimate resolution of any pending litigation or pending claims will be material or have a material adverse effect on the Company's business, financial position, results of operations or liquidity.

3.    Drilling contracts

        The Company has committed to several short-term drilling contracts with various third parties in order to complete its various drilling projects. The contracts contain an early termination clause that requires the Company to pay significant penalties to the third party should the Company cease drilling efforts. These penalties could significantly impact the Company's financial statements upon contract termination. These commitments are not recorded in the accompanying consolidated balance sheets. Future commitments as of December 31, 2011 are $9.6 million. As a result of these commitments $1.6 million in stacked rig fees were incurred in 2009. No stacked rig fees were incurred in 2011 or 2010. Management does not anticipate canceling any drilling contracts or discontinuing drilling efforts in 2012.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

J—Commitments and contingencies (Continued)

4.    Federal and state regulations

        Oil and natural gas exploration, production and related operations are subject to extensive federal and state laws, rules and regulations. Failure to comply with these laws, rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the cost of doing business and affects profitability. The Company believes that it is in compliance with currently applicable state and federal regulations and these regulations will not have a material adverse impact on the financial position or results of operations of the Company. Because these rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with these regulations.

K—Defined contribution plans

        Laredo sponsors a 401(k) defined contribution plan for the benefit of substantially all employees at the date of hire. As part of the Broad Oak Transaction, Laredo began funding the former Broad Oak sponsored plan on July, 1, 2011. The former Broad Oak plan is substantially identical to the Laredo sponsored plan. The plans allow eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal government. Laredo makes matching contributions of up to 6% of an employee's compensation and may make additional discretionary contributions for eligible employees. Employees are 100% vested in the employer contributions upon receipt. The two plans merged on January 1, 2012.

        The following table presents total contributions to the plans for the years ended December 31, 2011, 2010 and 2009.

(in thousands)	2011	2010	2009
Contributions	$1,651	$1,201	$1,099

L—Pro forma income per share

        Pro forma weighted average shares outstanding used in the computation of pro forma basic and diluted income per share attributable to shareholders has been computed taking into account (1) the conversion ratio at the time of the Corporate Reorganization of all Preferred Units and certain Restricted Units into shares of Laredo Holdings common stock as if the conversion occurred as of the beginning of the year and (2) the 20,125,000 shares of common stock issued by the Company in the IPO.

        Basic net income per share is computed by dividing net income by the pro forma weighted-average number of shares outstanding for the period. Diluted net income per share reflects the potential

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

L—Pro forma income per share (Continued)

dilution of non-vested restricted stock awards. The following is the calculation of basic and diluted weighted average shares outstanding and net income per share for the year ended December 31, 2011:

(in thousands, except for per share data)	Year ended December 31, 2011
Income (numerator):
Net income—basic and diluted	$105,554
Pro forma weighted average shares (denominator):
Pro forma weighted average shares—basic	107,187
Non-vested restricted stock	912

Pro forma weighted average shares—diluted	108,099
Pro forma net income per share:
Basic	$0.98
Diluted	$0.98

M—Recently issued accounting standards

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which provides a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards. This new guidance changes some fair value measurement principles and disclosure requirements, but does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The update is effective for annual periods beginning after December 15, 2011 and the Company does not expect the adoption of this ASU to have a material effect on the consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, to improve reporting and transparency of offsetting (netting) assets and liabilities and the related effects on the financial statements. This ASU is effective for fiscal years and interim periods within those years beginning on or after January 1, 2013. The Company does not expect the adoption of this ASU to have a material effect on the consolidated financial statements.

N—Subsidiary guarantees

        Pursuant to the terms of the Corporate Reorganization that was completed on December 19, 2011, immediately prior to the closing of the IPO, Laredo LLC was merged with and into Laredo Holdings, with Laredo Holdings surviving the merger. Laredo Holdings and all of Laredo's wholly-owned subsidiaries (Laredo Gas, Laredo Texas and Laredo Dallas, collectively, the "Subsidiary Guarantors") have fully and unconditionally guaranteed the 2019 Notes and the Senior Secured Credit Facility (see Note C). In accordance with practices accepted by the SEC, Laredo has prepared condensed consolidating financial statements in order to quantify the assets, results of operations and cash flows of such subsidiaries as subsidiary guarantors. The following condensed consolidating balance sheets as of December 31, 2011 and 2010, and condensed consolidating statements of operations and condensed

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

N—Subsidiary guarantees (Continued)

consolidating statements of cash flows each for the years ended December 31, 2011, 2010 and 2009, present financial information for Laredo Holdings or Laredo LLC, as applicable, as the parent of Laredo on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for Laredo on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for the Subsidiary Guarantors on a stand-alone basis (carrying any investment in subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a condensed consolidated basis. All deferred income taxes are recorded on Laredo's statements of financial position, as Laredo's subsidiaries are flow-through entities for income tax purposes. Prior to the Broad Oak Transaction on July 1, 2011, both Laredo and Laredo Dallas were separate taxable entities and deferred income taxes for the Company are recorded separately. The Subsidiary Guarantors are not restricted from making distributions to Laredo.

Condensed consolidating balance sheet
December 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Accounts receivable	$—	$53,006	$21,129	$—	$74,135
Other current assets	54,921	20,599	204	(26,921)	48,803
Total oil and natural gas properties, net	—	780,152	535,525	—	1,315,677
Total pipeline and gas gathering assets, net	—	—	51,742	—	51,742
Total other fixed assets, net	—	10,321	769	—	11,090
Investment in subsidiaries	888,043	554,901	—	(1,442,944)	—
Total other long-term assets	—	126,205	—	—	126,205

Total assets	$942,964	$1,545,184	$609,369	$(1,469,865)	$1,627,652

Accounts payable	$1	$58,729	$14,198	$(26,921)	$46,007
Other current liabilities	—	130,990	37,364	—	168,354
Other long-term liabilities	—	8,779	7,538	—	16,317
Long-term debt	—	636,961	—	—	636,961
Owners' equity	942,963	709,725	550,269	(1,442,944)	760,013

Total liabilities and owners' equity	$942,964	$1,545,184	$609,369	$(1,469,865)	$1,627,652

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

N—Subsidiary guarantees (Continued)

Condensed consolidating balance sheet
December 31, 2010

(in thousands)	Laredo LLC	Laredo	Subsidiary Guarantors	Intercompany eliminations	Total
Accounts receivable, net	$—	$24,168	$19,771	$—	$43,939
Other current assets	38,652	21,391	10,340	(13,906)	56,477
Total oil and natural gas properties, net	—	430,242	333,040	—	763,282
Total pipeline and gas gathering assets, net	—	—	39,343	—	39,343
Total other fixed assets, net	—	6,915	353	—	7,268
Investment in subsidiaries	511,208	114,881	—	(626,089)	—
Total other long-term assets	—	129,799	28,052	—	157,851

Total assets	$549,860	$727,396	$430,899	$(639,995)	$1,068,160

Accounts payable	$1	$42,311	$12,932	$(13,906)	$41,338
Other current liabilities	—	64,675	44,230	—	108,905
Other long-term liabilities	—	6,602	8,616	—	15,218
Long-term debt	—	277,500	214,100	—	491,600
Owner's equity	549,859	336,308	151,021	(626,089)	411,099

Total liabilities and owners' equity	$549,860	$727,396	$430,899	$(639,995)	$1,068,160

Condensed consolidating statement of operations
For the year ended December 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Total operating revenues	$—	$237,194	$280,349	$(7,273)	$510,270
Total operating costs and expenses	8	173,638	141,998	(7,273)	308,371

Income (loss) from operations	(8)	63,556	138,351	—	201,899
Interest income (expense), net	96	(45,470)	(5,098)	—	(50,472)
Other, net	—	10,492	3,009	—	13,501

Income from operations before income tax	88	28,578	136,262	—	164,928
Income tax expense	—	(37,974)	(21,400)	—	(59,374)

Net income (loss)	$88	$(9,396)	$114,862	$—	$105,554

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

N—Subsidiary guarantees (Continued)

Condensed consolidating statement of operations
For the year ended December 31, 2010

(in thousands)	Laredo LLC	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Total operating revenues	$—	$93,580	$152,373	$(3,953)	$242,000
Total operating costs and expenses	7	91,620	81,344	(3,953)	169,018

Income (loss) from operations	(7)	1,960	71,029	—	72,982
Interest income (expense), net	150	(11,911)	(6,570)	—	(18,331)
Other, net	—	13,808	(8,023)	—	5,785

Income from operations before income tax	143	3,857	56,436	—	60,436
Income tax (expense) benefit	—	(2,234)	28,046	—	25,812

Net income	$143	$1,623	$84,482	$—	$86,248

Condensed consolidating statement of operations
For the year ended December 31, 2009

(in thousands)	Laredo LLC	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Total operating revenues	$—	$60,684	$38,956	$(3,066)	$96,574
Total operating costs and expenses	7	244,252	108,910	(3,066)	350,103

Loss from operations	(7)	(183,568)	(69,954)	—	(253,529)
Interest income (expense), net	185	(6,032)	(1,394)	—	(7,241)
Other, net	—	8,316	(6,047)	—	2,269

Income (loss) from operations before income tax	178	(181,284)	(77,395)	—	(258,501)
Income tax benefit	—	74,006	—	—	74,006

Net income (loss)	$178	$(107,278)	$(77,395)	$—	$(184,495)

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

N—Subsidiary guarantees (Continued)

Condensed consolidating statement of cash flows
For the year ended December 31, 2011

(in thousands)	Laredo Holdings	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Net cash flows provided by operating activities	$89	$150,002	$207,000	$(13,015)	$344,076
Net cash flows provided by (used in) investing activities	(303,194)	(408,412)	4,819	—	(706,787)
Net cash flows provided by (used in) financing activities	319,374	258,410	(218,306)	—	359,478

Net increase (decrease) in cash and cash equivalents	16,269	—	(6,487)	(13,015)	(3,233)
Cash and cash equivalents at beginning of period	38,652	—	6,489	(13,906)	31,235

Cash and cash equivalents at end of period	$54,921	$—	$2	$(26,921)	$28,002

Condensed consolidating statement of cash flows
For the year ended December 31, 2010

(in thousands)	Laredo LLC	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Net cash flows provided by operating activities	$143	$63,887	$103,218	$(10,205)	$157,043
Net cash flows used in investing activities	(52,900)	(132,564)	(275,083)	—	(460,547)
Net cash flows provided by financing activities	74,487	68,677	176,588	—	319,752

Net increase in cash and cash equivalents	21,730	—	4,723	(10,205)	16,248
Cash and cash equivalents at beginning of period	16,922	—	1,766	(3,701)	14,987

Cash and cash equivalents at end of period	$38,652	$—	$6,489	$(13,906)	$31,235

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

N—Subsidiary guarantees (Continued)

Condensed consolidating statement of cash flows
For the year ended December 31, 2009

(in thousands)	Laredo LLC	Laredo	Subsidiary Guarantors	Intercompany eliminations	Consolidated company
Net cash flows provided by operating activities	$178	$88,896	$22,094	$1,501	$112,669
Net cash flows used in investing activities	(122,701)	(162,704)	(75,928)	—	(361,333)
Net cash flows provided by financing activities	124,700	73,808	51,631	—	250,139

Net increase (decrease) in cash and cash equivalents	2,177	—	(2,203)	1,501	1,475
Cash and cash equivalents at beginning of period	14,745	—	3,969	(5,202)	13,512

Cash and cash equivalents at end of period	$16,922	$—	$1,766	$(3,701)	$14,987

O—Subsequent events

1.    Additional borrowing

        On January 9, February 9 and March 5, 2012, the Company borrowed $40.0 million, $55.0 million and $50.0 million, respectively, under the Senior Secured Credit Facility. The outstanding balance under the Senior Secured Credit Facility was approximately $230.0 million at March 19, 2012.

2.    New derivative contracts

        Subsequent to December 31, 2011, the Company entered into the following new commodity contracts, with approximately $1.3 million in deferred premiums associated:

	Aggregate volumes	Swap price	Floor price	Ceiling price	Contract period
Oil (volumes in Bbls):
Price collar	270,000	—	$90.00	$126.50	April 2012 - December 2012
Price collar	240,000	—	$90.00	$118.35	January 2013 - December 2013
Price collar	198,000	—	$70.00	$140.00	January 2014 - December 2014
Price collar	252,000	—	$75.00	$135.00	January 2015 - December 2015
Natural gas (volumes in MMBtu):
Swap	700,000	$2.72	—	—	April 2012 - October 2012
Price collar	700,000	—	$3.25	$3.90	April 2013 - October 2013

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

O—Subsequent events (Continued)

3.    Restricted stock awards and other compensation

        On February 3, 2012, the Company granted 593,939 restricted stock awards with service vesting criteria, 602,948 stock options with service vesting criteria and 49,244 performance awards with a combination of market and service vesting criteria under the LTIP and related award agreements. For stock-based compensation equity awards, compensation expense will be recognized in the Company's financial statements over the awards' vesting periods based on their grant date fair value. The Company will utilize (i) the closing stock price on the date of grant of $24.11 to determine the fair value of service vesting restricted stock awards and options and (ii) a probability analysis to determine the fair value of performance awards with a combination of market and service vesting criteria.

        In accordance with the LTIP and restricted stock agreement, the restricted stock awards are subject to a three year vesting schedule, with one third vesting each year. Upon termination with or without cause all unvested shares granted and all rights arising from such shares are forfeited. In the event of the death or disability of the holder, all unvested awards shall automatically become vested.

        In accordance with the LTIP and stock option agreement, the options granted will become exercisable in accordance with the following schedule based upon the number of full years of the optionee's continuous employment or service with the Company, following February 3, 2012:

Full years of continuous employment	Incremental percentage of option exercisable	Cumulative percentage of option exercisable
Less than one	0%	0%
One	25%	25%
Two	25%	50%
Three	25%	75%
Four	25%	100%

        No shares of common stock may be purchased unless the optionee has remained in the continuous employment of the Company through February 2, 2013. Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten years from the grant date. The unvested portion of an option will expire upon termination of employment of the optionee, and the vested portion of such option will remain exercisable for (A) one year following termination of employment by death, but not later than the option expiration or (B) 90 days following termination of employment or service with cause, but not later than the expiration of the option period. The unvested and the unexercised vested portion of the option will expire upon termination of employment for cause.

        In accordance with the LTIP and the performance compensation award agreement, the performance awards have a value of $100.00. The performance units will be payable, if at all, in cash, based upon the achievement by the Company of certain performance goals, over a three year period. In the event of termination with or without cause, the performance awards are forfeited. In the event of the grantee's death or disability, the grantee is eligible for a pro-rated award.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures

1.    Costs incurred in oil and natural gas property acquisition, exploration and development activities

        Costs incurred in the acquisition and development of oil and natural gas assets are presented below for the years ended December 31:

(in thousands)	2011	2010	2009
Property acquisition costs:
Proved	$—	$—	$—
Unproved	—	—	—
Exploration	62,888	87,576	53,708
Development costs	660,922	414,870	273,856

Total costs incurred	$723,810	$502,446	$327,564

2.    Capitalized oil and natural gas costs

        Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion, amortization and impairment are presented below as of December 31:

(in thousands)	2011	2010	2009
Capitalized costs:
Proved properties	$2,083,015	$1,379,885	$881,106
Unproved properties	117,195	96,515	92,847

	2,200,210	1,476,400	973,953
Less accumulated depreciation, depletion, amortization and impairment	884,533	713,118	620,537

Net capitalized costs	$1,315,677	$763,282	$353,416

        The following table shows a summary of the oil and natural gas property costs not being amortized at December 31, 2011, by year in which such costs were incurred:

(in thousands)	2011	2010	2009	2008 and prior	Total
Unproved properties	$67,641	$24,099	$5,772	$19,683	$117,195

        Unproved properties, which are not subject to amortization, are not individually significant and consist primarily of lease acquisition costs. The evaluation process associated with these properties has not been completed and therefore, the Company is unable to estimate when these costs will be included in the amortization calculation.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures (Continued)

3.    Results of oil and natural gas producing activities

        The results of operations of oil and natural gas producing activities (excluding corporate overhead and interest costs) are presented below as of December 31:

(in thousands)	2011	2010	2009
Revenues:
Oil and natural gas sales	$506,255	$239,783	$94,347
Production costs:
Lease operating expenses	43,306	21,684	12,531
Production and ad valorem taxes	31,982	15,699	6,129

	75,288	37,383	18,660
Other costs:
Depreciation, depletion, amortization and impairment	171,517	93,815	301,279
Accretion of asset retirement obligation	616	475	406
Income tax expense (benefit)	93,180	39,223	(67,637)

Results of operations	$165,654	$68,887	$(158,361)

4.    Net proved oil and natural gas reserves—(unaudited)

        Ryder Scott Company, L.P., our independent reserve engineers ("Ryder Scott"), estimated 100% of our proved reserves at December 31, 2011 and 2010. Ryder Scott also estimated the proved reserves for the legacy Laredo properties as of December 31, 2009. Ryder Scott did not perform evaluations of the Broad Oak properties as of December 31, 2009. Our estimates of the combined proved reserves at December 31, 2009 are a combination of the Ryder Scott reports on the legacy Laredo properties and Laredo's internal proved reserve estimates of the Broad Oak properties. Based upon such reserve estimates we calculated for Broad Oak, we believe the legacy Laredo properties represented 92% of such combined proved reserves at year end 2009. In accordance with SEC regulations, reserves at December 31, 2011, 2010 and 2009 were estimated using the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Our reserves are reported in two streams; crude oil and natural gas. The economic value of the natural gas liquids in our natural gas is included in the wellhead natural gas price. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates may change as future information becomes available.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures (Continued)

        An analysis of the change in estimated quantities of oil and natural gas reserves, all of which are located within the United States, for the years ended December 31, is as follows:

	Year ended December 31, 2011
	Gas (MMcf)	Oil (MBbls)	MBOE
Proved developed and undeveloped reserves:
Beginning of year	550,278	44,847	136,560
Revisions of previous estimates	(47,296)	(1,124)	(9,006)
Extensions, discoveries and other additions	129,846	15,912	37,553
Purchases of minerals in place	—	—	—
Production	(31,711)	(3,368)	(8,654)

End of year	601,117	56,267	156,453

Proved developed reserves:
Beginning of year	194,481	12,420	44,833
End of year	248,598	21,762	63,195
Proved undeveloped reserves:
Beginning of year	355,797	32,427	91,727
End of year	352,519	34,505	93,258

	Year ended December 31, 2010
	Gas (MMcf)	Oil (MBbls)	MBOE
Proved developed and undeveloped reserves:
Beginning of year	279,549	5,928	52,519
Revisions of previous estimates	(14,619)	326	(2,110)
Extensions, discoveries and other additions	306,729	40,241	91,363
Purchases of minerals in place	—	—	—
Production	(21,381)	(1,648)	(5,212)

End of year	550,278	44,847	136,560

Proved developed reserves:
Beginning of year	135,204	2,905	25,439
End of year	194,481	12,420	44,833
Proved undeveloped reserves:
Beginning of year	144,345	3,023	27,080
End of year	355,797	32,427	91,727

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures (Continued)

	Year ended December 31, 2009
	Gas (MMcf)	Oil (MBbls)	MBOE
Proved developed and undeveloped reserves:
Beginning of year	244,051	3,508	44,183
Revisions of previous estimates	(51,823)	(785)	(9,423)
Extensions, discoveries and other additions	105,623	3,718	21,322
Purchases of minerals in place	—	—	—
Production	(18,302)	(513)	(3,563)

End of year	279,549	5,928	52,519

Proved developed reserves:
Beginning of year	107,175	1,506	19,368
End of year	135,204	2,905	25,439
Proved undeveloped reserves:
Beginning of year	136,876	2,002	24,815
End of year	144,345	3,023	27,080

        The tables above include changes in estimated quantities of oil and natural gas reserves shown in MBbl equivalents ("MBOE") calculated using a conversion rate of six MMcf per one MBbl.

        For the year ended December 31, 2011, the Company's negative revision of 9,006 MBOE of previous estimated quantities is primarily due to the removing of uneconomic proved undeveloped locations, due to increased capital cost. Extensions, discoveries and other additions of 37,553 MBOE during the year ended December 31, 2011, consist of 14,709 MBOE primarily from the drilling of new wells during the year and 22,844 MBOE from new proved undeveloped locations added during the year, which increased the Company's proved reserves. The latter consists of 15,009 MBOE attributable to 155 locations in our Permian Basin play and 7,835 MBOE attributable to 47 locations in our Anadarko Granite Wash play. The oil and natural gas reference prices used in computing our reserves as of December 31, 2011 were $92.71 per barrel and $3.99 per MMBtu before price differentials.

        For the year ended December 31, 2010, the Company's negative revision of 2,110 MBOE of previous estimated quantities is primarily due to uneconomic proved undeveloped locations. Extensions, discoveries and other additions of 91,363 MBOE during the year ended December 31, 2010, consist of 20,533 MBOE primarily from the drilling of new wells during the year and 70,830 MBOE from new proved undeveloped locations added during the year, which increased the Company's proved reserves, the latter of which consists of 63,444 MBOE attributable to 957 vertical locations in our Permian Basin play, 7,002 MBOE attributable to 53 vertical locations in our Anadarko Granite Wash play and 384 MBOE attributable to 8 locations in other areas. The oil and natural gas reference prices used in computing our reserves as of December 31, 2010 were $75.96 per barrel and $4.15 per MMBtu before price differentials.

        For the year ended December 31, 2009, the Company's negative revision of previous estimated quantities is composed of a 7,708 MBOE revision due to the decrease in oil and natural gas prices at December 31, 2009 and a decrease of 1,715 MBOE for performance revisions. Extensions, discoveries and other additions of 21,322 MBOE during the year ended December 31, 2009, consist of 8,866 MBOE

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures (Continued)

primarily from the drilling of new wells during the year and 12,456 MBOE from new proved undeveloped locations added during the year, which increased the Company's proved reserves. The oil and natural gas reference prices used in computing our reserves as of December 31, 2009 were $57.04 per barrel and $3.15 per MMBtu before price differentials.

5.    Standardized measure of discounted future net cash flows—(unaudited)

        The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

        The estimates of future cash flows and future production and development costs as of December 31, 2011, 2010 and 2009 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of the Company's and Broad Oak's oil and natural gas properties. Reference prices used, before differentials were applied were $3.99, $4.15, and $3.15 per MMBtu and $92.71, $75.96 and $57.04 per Bbl of oil for December 31, 2011, 2010 and 2009, respectively. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows at December 31:

(in thousands)	2011	2010	2009
Future cash inflows	$8,856,906	$6,597,739	$1,369,593
Future production costs	(2,562,237)	(2,057,681)	(431,240)
Future development costs	(1,959,818)	(1,715,836)	(318,074)
Future income tax expenses	(999,185)	(602,551)	—

Future net cash flows	3,335,666	2,221,671	620,279
10% discount for estimated timing of cash flows	(1,934,807)	(1,351,689)	(352,664)

Standardized measure of discounted future net cash flows	$1,400,859	$869,982	$267,615

        In the foregoing determination of future cash inflows, sales prices used for gas and oil for December 31, 2011, 2010 and 2009 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, transportation fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

P—Supplemental oil and natural gas disclosures (Continued)

shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

        It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

        Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

(in thousands)	2011	2010	2009
Standardized measure of discounted future net cash flows, beginning of year	$869,982	$267,615	$222,371
Changes in the year resulting from:
Sales, less production costs	(430,967)	(202,400)	(75,687)
Revisions of previous quantity estimates	(70,021)	(15,080)	(48,209)
Extensions, discoveries and other additions	529,041	788,090	127,704
Net change in prices and production costs	566,034	214,308	(40,062)
Changes in estimated future development costs	(163,399)	(62,386)	12,062
Previously estimated development costs incurred during the period	207,818	20,082	41,620
Purchases of minerals in place	—	—	—
Accretion of discount	106,170	26,762	24,302
Net change in income taxes	(176,165)	(191,714)	20,648
Timing differences and other	(37,634)	24,705	(17,134)

Standardized measure of discounted future net cash flows, end of year	$1,400,859	$869,982	$267,615

        Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.

Laredo Petroleum Holdings, Inc.

Notes to the consolidated financial statements (Continued)

December 31, 2011, 2010 and 2009

Q—Supplemental quarterly financial data (unaudited)

        The Company's results of operations by quarter for the years ended December 31, 2011 and 2010 are as follows:

	Year ended December 31, 2011
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$107,111	$131,727	$132,460	$138,972
Operating income	49,162	58,471	54,603	39,663
Net income	4,670	41,072	58,246	1,566
Pro forma net income per common share:
Basic				$0.01
Diluted				$0.01

	Year ended December 31, 2010
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$46,993	$49,930	$60,135	$84,942
Operating income	17,390	9,640	19,379	26,573
Net income	23,923	10,602	16,633	35,090